                      CINERGI PICTURES ENTERTAINMENT INC.

                                 2308 BROADWAY

                         SANTA MONICA, CALIFORNIA 90404


                                December 1, 1997


Dear Stockholder:

    You are cordially invited to attend a Special Meeting (the "Special Meeting") of Stockholders of Cinergi Pictures Entertainment Inc. (the "Company") to be held on Tuesday, December 23, 1997 at 10:00 a.m. local time, at 2308 Broadway, Santa Monica, California. At the Special Meeting you will be asked:

    1. To consider and vote upon a proposal (the "Asset Sale Proposal") to approve the sale of substantially all of the Company's assets, including substantially all of the Company's film library, pursuant to two agreements: (i) a Purchase and Sale Agreement dated April 3, 1997, as amended (the "Library Sale Agreement"), between the Company, its primary subsidiary and Walt Disney Pictures and Television and (ii) an Assignment Agreement dated as of July 14, 1997, as amended (the "Assignment Agreement), between the Company, its primary subsidiary and Twentieth Century Fox Film Corporation (collectively, the "Asset Sales"); and

    2. To consider and vote upon a proposal (the "Merger Proposal") to approve an Agreement of Merger, dated as of September 2, 1997, as amended (the "Merger Agreement"), providing for the merger ("Merger") of CPEI Acquisition, Inc. ("Buyer"), a Delaware corporation, with and into the Company. Buyer is wholly owned by Andrew G. Vajna ("Vajna"), Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and Valdina Corporation N.V. ("Valdina"), a corporation indirectly beneficially owned by Mr. Vajna. Pursuant to the Merger, shares of Company common stock, par value $.01 per share (other than shares owned by Vajna, Valdina and shares as to which statutory dissenter's rights are perfected), will be converted into the right to receive $2.52 in cash (which has been adjusted upwards from an original price of $2.30). Although the Merger Agreement provides for potential further upward adjustments to the merger consideration, the Company does not presently believe that there is a significant likelihood of any such further upward adjustments.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS APPROVED THE ASSET SALES. THE BOARD BELIEVES THAT THE TERMS OF THE ASSET SALES ARE FAIR TO, EXPEDIENT AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ASSET SALE PROPOSAL. THE BOARD (EXCLUDING MR. VAJNA, WHO ABSTAINED FROM THE VOTE) HAS ALSO UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, BASED IN PART UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD (THE "SPECIAL COMMITTEE") CONSISTING OF ONE DIRECTOR NOT EMPLOYED BY OR OTHERWISE AFFILIATED WITH THE COMPANY. THE BOARD, BASED IN PART ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY (OTHER THAN MR. VAJNA AND VALDINA), AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

    Stockholders of record who comply with the procedures specified in Section 262 ("Section 262") of the Delaware General Corporation Law, which are described in the accompanying Proxy Statement, have the right to dissent from the Merger and to have their shares of common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as determined by such Court in lieu of the merger consideration otherwise payable pursuant to the Merger Agreement. The text of Section 262 is attached as Appendix D to the accompanying Proxy Statement.

    Enclosed is a Notice of Special Meeting of Stockholders and a Proxy Statement, which contains detailed information concerning the Asset Sales and Merger. Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully. Your vote is important. We request that, as soon as possible, you mark, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. Facsimile copies of the proxy, properly completed and duly executed, will also be accepted at (213) 553-9738. A stockholder who executes and returns a proxy has the power to revoke it at any time before it is voted by providing written notice thereof to the Secretary of the Company, by submitting a subsequent proxy, or by voting in person at the Special Meeting. The giving of a proxy does not affect a stockholder's right to attend and vote in person at the Special Meeting. A stockholder's presence at the Special Meeting, without further action, however, will not itself revoke the stockholder's proxy.

    Thank you for your consideration and continued support.

                                          Sincerely,

                                          Warren Braverman

                                          CHIEF OPERATING OFFICER, CHIEF
                                          FINANCIAL

                                          OFFICER AND EXECUTIVE VICE PRESIDENT

                                      (ii)

                      CINERGI PICTURES ENTERTAINMENT INC.

                                 2308 BROADWAY

                             SANTA MONICA, CA 90404

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 23, 1997

    NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the Stockholders of Cinergi Pictures Entertainment Inc. (the "Company") will be held on Tuesday, December 23, 1997, at 10:00 a.m. local time, at 2308 Broadway, Santa Monica, California, for the following purposes:

    1. To consider and act upon a proposal (the "Asset Sale Proposal") to approve the sale of substantially all of the Company's assets, including the sale of substantially all of the Company's film library (the "Asset Sales"), pursuant to (i) that certain Purchase and Sale Agreement dated April 3, 1997, as amended (the "Library Sale Agreement"), between the Company, its primary subsidiary and Walt Disney Pictures and Television ("Disney" is used herein to refer to Walt Disney Pictures and Television and/or its affiliates, including The Walt Disney Company, as applicable) and (ii) that certain Assignment Agreement dated as of July 14, 1997, as amended (the "Assignment Agreement"), between the Company, its primary subsidiary and Twentieth Century Fox Film Corporation. Pursuant to the Library Sale Agreement, the Company has agreed to sell to Disney substantially all of the films in the Company's motion picture library and certain other assets in exchange for, among other things, the cancellation of Disney's equity interest in the Company (555,556 shares of common stock and a warrant to purchase 150,000 shares at $9.00 per share), the cancellation of outstanding loans from Disney to the Company (approximately $40,387,000 in principal and accrued interest as of November 15, 1997), and the assumption by Disney of certain specified obligations and liabilities of the Company. Pursuant to the Assignment Agreement, the Company has agreed to sell to Twentieth Century Fox Film Corporation the Company's rights in Die Hard With A Vengeance in exchange for $11,250,000 in cash.


    2. To consider and act upon a proposal (the "Merger Proposal") to approve an Agreement of Merger, dated as of September 2, 1997, as amended (the "Merger Agreement"), among Andrew G. Vajna ("Vajna"), Chairman of the Board of Directors, President and Chief Executive Officer of the Company, Valdina Corporation N.V. ("Valdina"), a corporation organized under the laws of the Netherlands Antilles, CPEI Acquisition, Inc. ("Buyer"), a Delaware corporation wholly owned by Vajna and Valdina, and the Company providing for a merger pursuant to which Buyer will be merged with and into the Company and the Company will become wholly owned by Vajna and Valdina (the "Merger"). Pursuant to the Merger, shares of Company common stock, par value $.01 per share (other than shares owned by Vajna, Valdina and shares as to which statutory dissenters' rights are perfected), will be converted into the right to receive $2.52 in cash (which has been adjusted upwards from an original price of $2.30 and which is subject to potential further upward adjustment as provided in the Merger Agreement). Valdina is indirectly beneficially owned by Vajna.


    3. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS APPROVED THE ASSET SALES. THE BOARD BELIEVES THAT THE TERMS OF THE ASSET SALES ARE FAIR TO, EXPEDIENT AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ASSET SALE PROPOSAL. THE BOARD (EXCLUDING MR. VAJNA, WHO ABSTAINED FROM THE VOTE) HAS ALSO UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, BASED IN PART ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD (THE "SPECIAL COMMITTEE") CONSISTING OF ONE DIRECTOR NOT EMPLOYED BY OR OTHERWISE AFFILIATED WITH THE COMPANY.

                                     (iii)

THE BOARD, BASED IN PART ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY (OTHER THAN VAJNA AND VALDINA), AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

    The Board has fixed the close of business on November 7, 1997 (the "Record Date") as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

    EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. FACSIMILE COPIES OF THE PROXY, PROPERLY COMPLETED AND DULY EXECUTED, WILL ALSO BE ACCEPTED AT (213) 553-9738. A COMPANY STOCKHOLDER WHO EXECUTES AND RETURNS A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE IT IS VOTED, BY PROVIDING WRITTEN NOTICE THEREOF TO THE SECRETARY OF THE COMPANY OR BY SUBMITTING A SUBSEQUENT PROXY OR BY VOTING IN PERSON AT THE COMPANY MEETING. THE GIVING OF A PROXY DOES NOT AFFECT A STOCKHOLDER'S RIGHT TO ATTEND AND VOTE IN PERSON AT THE MEETING. A STOCKHOLDER'S PRESENCE AT THE MEETING, WITHOUT FURTHER ACTION, HOWEVER, WILL NOT ITSELF REVOKE THE STOCKHOLDER'S PROXY.

                                          By Order of the Board of Directors,

                                          Erick Feitshans,

                                          SECRETARY


December 1, 1997


                                      (iv)

                                PROXY STATEMENT

                                      FOR


                      CINERGI PICTURES ENTERTAINMENT INC.


                        SPECIAL MEETING OF STOCKHOLDERS

                               DECEMBER 23, 1997

                                  INTRODUCTION


    This Proxy Statement of Cinergi Pictures Entertainment Inc., a Delaware corporation (the "Company"), is being furnished to stockholders of the Company ("Stockholders") in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at a special meeting of Stockholders (the "Special Meeting") to be held on Tuesday, December 23, 1997, at 10:00 a.m. local time, at 2308 Broadway, Santa Monica, California, and any postponement or adjournment thereof.


    The Stockholders will be asked to consider and act upon a proposal (the "Asset Sale Proposal") to approve a sale of substantially all the Company's assets, including substantially all of the Company's film library, pursuant to
(i) that certain Purchase and Sale Agreement dated April 3, 1997, as amended (the "Library Sale Agreement"), between the Company, its primary subsidiary and Walt Disney Pictures and Television ("Disney" is used herein to refer to Walt Disney Pictures and Television and/or its affiliates, including The Walt Disney Company, as applicable) and (ii) that certain Assignment Agreement dated as of July 14, 1997, as amended (the "Assignment Agreement"), between the Company, its primary subsidiary and Twentieth Century Fox Film Corporation ("Fox").


    Pursuant to the terms of the Library Sale Agreement, the Company will sell to Disney substantially all of the films in the Company's motion picture library and certain other assets (referred to herein as the "Film Library Sale"). The film library being sold to Disney includes primarily all of the Company's rights (except certain minimum guarantee payments) to the following eleven motion pictures: MEDICINE MAN; TOMBSTONE; RENAISSANCE MAN; COLOR OF NIGHT; JUDGE DREDD; THE SCARLET LETTER; NIXON; EVITA (excluding soundtrack rights); AMANDA; THE SHADOW CONSPIRACY; and AN ALAN SMITHEE FILM. In consideration for the assets being sold to Disney, Disney has agreed to relinquish its equity interest in the Company (555,556 shares of common stock (with an aggregate market value of approximately $1,076,390 based on the closing price of the Company's common stock, par value $.01 per share ("Company Common Stock"), on April 3, 1997, the date of the Library Sale Agreement) and a warrant to purchase 150,000 shares of common stock at a price of $9.00 per share) and cancel its outstanding loans to the Company (approximately $40,387,000 as of November 15, 1997). In addition, Disney has agreed to assume with respect to the films and rights therein being sold to Disney (the "Film Library"), all residuals and participation obligations (other than certain guild obligations arising from or related to the production of the films in the Film Library), as well as all scheduled obligations relating to the Company's existing exploitation agreements. Upon consummation of the Film Library Sale, the Company's twenty-five film domestic distribution arrangement with Disney, under which the Company has delivered nine films, will be terminated. The Company currently expects to consummate the Film Library Sale, subject to Stockholder approval and the satisfaction or waiver of all conditions set forth in the Library Sale Agreement, as soon as practicable after the Special Meeting. Although the Film Library Sale does not include the Company's rights ("Soundtrack Rights") in the soundtrack to EVITA (the "EVITA Soundtrack"), the Company has accepted a separate offer from Disney to purchase the Soundtrack Rights for $1,500,000 in cash in a transaction conditioned upon and anticipated to be consummated concurrently with the Film Library Sale (the "Soundtrack Sale").


    Pursuant to the Assignment Agreement, the Company has agreed to sell to Fox the Company's rights in DIE HARD WITH A VENGEANCE in exchange for $11,250,000 in cash. The Company currently expects to consummate this transaction, subject to Stockholder approval and the satisfaction or waiver of all conditions set forth in the Assignment Agreement, concurrently with the consummation of the Film Library Sale.


          THIS PROXY STATEMENT IS DATED DECEMBER 1, 1997, AND IS FIRST
           BEING DISTRIBUTED TO THE STOCKHOLDERS ON DECEMBER 1, 1997.

    THE BOARD, WHICH HAS APPROVED THE ASSET SALES, BELIEVES THAT THE TERMS OF THE ASSET SALES ARE FAIR TO, EXPEDIENT AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ASSET SALE PROPOSAL.


    The Stockholders will also be asked to consider and act upon a proposal to approve the Agreement of Merger, dated as of September 2, 1997, as amended (the "Merger Agreement"), among Andrew G. Vajna, Chairman of the Board, President and Chief Executive Officer of the Company ("Vajna"), Valdina Corporation N.V. ("Valdina"), CPEI Acquisition, Inc. ("Buyer"), a Delaware corporation wholly owned by Vajna and Valdina, and the Company providing for a merger pursuant to which Buyer will be merged with and into the Company and the Company will become wholly owned by Vajna and Valdina (the "Merger"). Valdina, a corporation organized under the laws of The Netherlands Antilles is indirectly beneficially owned by Vajna (see "CERTAIN INFORMATION REGARDING THE COMPANY--Principal Stockholders of the Company").


    Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share ("Share") of Company Common Stock (other than Shares owned by Vajna or Valdina, treasury Shares, or Shares as to which statutory dissenters' rights are perfected) will be converted into the right to receive $2.52 in cash (the "Purchase Price"), which has been adjusted upwards from an original price of $2.30 (the "Original Purchase Price") and which is subject to potential further upward adjustment as provided in the Merger Agreement (as it may be further adjusted, the "Adjusted Purchase Price"). Although the Merger Agreement provides for potential further upward adjustments to the Purchase Price, the Company does not presently believe that there is a significant likelihood of any such further upward adjustments. The Company currently expects to consummate the Merger, subject to Stockholder approval and the satisfaction or waiver of all conditions set forth in the Merger Agreement (including, without limitation, consummation of the transactions contemplated by the Library Sale Agreement and the Assignment Agreement), as soon as practicable after the Special Meeting. The term "Merger Consideration" as used herein means the Purchase Price or Adjusted Purchase Price, as the case may be.

    The Company has established a toll-free telephone number which Stockholders may use to call D.F. King & Co., Inc. ("D.F. King"), the Company's proxy solicitation agent, to obtain the current dollar amount of the Merger Consideration on a per Share basis. The toll-free number is (800) 628-8510. In addition, the Company and Vajna will issue a press release no later than five business days prior to the Special Meeting, setting forth the exact dollar amount of the final Adjusted Purchase Price. Facsimile copies of the enclosed proxy, properly completed and duly executed, will be accepted at (213) 553-9738, including after announcement of the final Adjusted Purchase Price. A Stockholder who executes and returns a proxy has the power to revoke it at any time before it is exercised at the Special Meeting (including after announcement of the final Adjusted Purchase Price) by delivering written notice thereof to the Secretary of the Company, by duly executing and submitting a subsequent proxy, or by voting in person at the Special Meeting. The giving of a proxy does not affect a Stockholder's right to attend and vote in person at the Special Meeting. A Stockholder's presence at the Special Meeting, without further action, however, will not itself revoke the Stockholder's proxy.

    THE BOARD (EXCLUDING MR. VAJNA, WHO ABSTAINED FROM THE VOTE) HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, BASED IN PART UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD CONSISTING OF ONE DIRECTOR NOT EMPLOYED OR OTHERWISE AFFILIATED WITH THE COMPANY (THE "SPECIAL COMMITTEE"). THE BOARD, BASED IN PART ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS (OTHER THAN VAJNA AND VALDINA) AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

    Neither the Special Committee nor the Board sought or received a fairness opinion in connection with their consideration of the Merger. Both the Special Committee and the Board believed that, (i) in light of the sale of substantially all of the assets of the Company either as a result of arms' length negotiations or independent bidding, (ii) in light of the financial expertise of the sole member of the Special Committee, as well as Jefferson Capital Group, Ltd. ("Jefferson Capital"), an investment banking concern which has acted as the Company's financial advisor in connection with the Asset Sales and the Merger, and (iii) given that the Company's assets at the time of the Merger will consist primarily of cash, the possible benefit of a fairness opinion would be marginal and the significant expense thereof would not be justified and, therefore, the obtaining of a fairness opinion would not be in the best interests of the Stockholders.

    The sole member of the Special Committee is Gregory R. Paul. Mr. Paul is not an employee of, and is not otherwise affiliated with, the Company. Mr. Paul is a Managing Director of BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company, and has specialized since 1985 in the financing of media and entertainment companies. Although Dianne Caplan Lebovits and R. Timothy O'Donnell are also non-employee directors of the Company, the Board determined that in light of certain relationships between such persons and the Company, it would not be appropriate for such persons to serve on the Special Committee. Ms. Lebovits is the former General Counsel, Secretary, and an Executive Vice President of the Company, having served in such capacities from March 1990 through August 1996 when she returned to private legal practice. Mr. O'Donnell is the President and majority stockholder of the Company's financial advisor, Jefferson Capital, which is receiving certain fees in connection with the Asset Sales and the Merger, including fees contingent upon consummation of the Asset Sales and the Merger.

    In accordance with the Delaware General Corporation Law (the "DGCL"), approval of each of the Asset Sale Proposal and the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Shares. As of November 7, 1997 (the "Record Date") members of the Board, including Vajna, owned an aggregate of 6,836,318 Shares (including Shares owned by Valdina), or approximately 50.8% of the Shares outstanding on the Record Date. Pursuant to the terms of the Library Sale Agreement, members of the Board who are also Stockholders have agreed, in effect, to vote their shares in favor of the Asset Sale Proposal. As a result, if the members of the Board who own Shares do in fact cast their votes in favor of the Asset Sale Proposal, approval of the Asset Sale Proposal is assured.

    As of the Record Date, Vajna beneficially owned (including Shares owned by Valdina) or controlled the right to vote 6,821,318 Shares (or approximately 50.7% of the Shares outstanding as of such date). Pursuant to the terms of the Merger Agreement, Vajna and Valdina have agreed to vote such Shares in favor of the Merger Proposal. As a result, receipt of the statutorily required vote in favor of the Merger Proposal is assured.

    HOWEVER, THE MERGER AGREEMENT ALSO PROVIDES, AS A CONDITION TO THE CLOSING OF THE MERGER, THAT THE COMPANY SHALL HAVE OBTAINED THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES VOTED AT THE SPECIAL MEETING ON THE MERGER PROPOSAL (INCLUDING ABSTENTIONS, BUT EXCLUDING BROKER NON-VOTES), WHETHER IN PERSON OR BY PROPERLY EXECUTED PROXY, WITHOUT TAKING INTO ACCOUNT THOSE SHARES OWNED BY VAJNA, VALDINA OR ANY AFFILIATE OF VAJNA OR VALDINA (THE "MAJORITY OF THE MINORITY VOTE"). ALTHOUGH NOT REQUIRED BY THE MERGER AGREEMENT, SHARES OWNED BY THE COMPANY'S EXECUTIVE OFFICERS AND DIRECTORS AND THE SHARES OWNED BY DISNEY WILL ALSO NOT BE CONSIDERED PART OF THE MINORITY VOTE IN DETERMINING WHETHER THE MAJORITY OF THE MINORITY VOTE HAS BEEN OBTAINED. "SEE MERGER AGREEMENT--CONDITIONS" FOR ADDITIONAL INFORMATION REGARDING THE CONDITIONS TO THE PARTIES' OBLIGATIONS TO CONSUMMATE THE MERGER.


    Approval of the Merger Proposal by the Stockholders is not a condition to the Asset Sales. However, consummation, in all material respects, of the transactions contemplated by the Library Sale Agreement and the Assignment Agreement is a condition to the Merger. The Company currently anticipates that the Merger will be consummated shortly after consummation of the Asset Sales assuming all conditions to the Merger are then satisfied or waived. No determination has been made by the Company as to its course of conduct in the event that the Asset Sales and/or the Merger are not consummated, as the Company would consider all strategic alternatives reasonably available to it at the time. However, given the background and reasons for the Asset Sales and the Merger, and given the reductions in personnel and other overhead which have been implemented, the Company anticipates that it is likely that significant consideration would be given at any such time to a dissolution and winding up of the Company pursuant to Delaware law. See "SPECIAL FACTORS RELATING TO THE MERGER--Recommendation of the Special Committee and the Board; Fairness of the Merger."

    There were 79 holders of record of Company Common Stock on the Record Date. Except where the context otherwise requires, the terms "Cinergi" and the "Company" refer to Cinergi Pictures Entertainment Inc. and its wholly owned subsidiaries.

    This Proxy Statement constitutes the notice required by Section 262(d) of the DGCL.

                            ------------------------


    STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY. ALTHOUGH, AS INDICATED ABOVE, APPROVAL OF PROPOSAL NO. 1 (THE ASSET SALE PROPOSAL) IS LIKELY ASSURED, THE COMPANY RECOMMENDS THAT STOCKHOLDERS READ CAREFULLY THE ASSET SALE PROPOSAL (WHICH BEGINS ON PAGE 34 PRIOR TO READING PROPOSAL NO. 2 (THE MERGER PROPOSAL), AS THE COMPANY BELIEVES THAT AN UNDERSTANDING OF THE ASSET SALES DESCRIBED UNDER PROPOSAL NO. 1 IS IMPORTANT TO AN UNDERSTANDING OF THE MERGER AND ITS BACKGROUND. FOR STOCKHOLDERS WHO NEVERTHELESS WISH TO REVIEW THE MERGER PROPOSAL FIRST, IT BEGINS ON PAGE 61.


                            ------------------------

    THE TRANSACTIONS DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

    THIS PROXY STATEMENT CONTAINS "FORWARD-LOOKING STATEMENTS." SUCH STATEMENTS MAY CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD-LOOKING STATEMENTS. CERTAIN RISKS AND UNCERTAINTIES ARE DISCUSSED IN APPROPRIATE SECTIONS OF THIS PROXY STATEMENT. THE RISKS HIGHLIGHTED IN THIS PROXY STATEMENT SHOULD NOT BE ASSUMED TO BE THE ONLY THINGS THAT COULD AFFECT FUTURE PERFORMANCE OF THE COMPANY OR ANY FORWARD-LOOKING STATEMENTS. THE COMPANY DOES NOT HAVE A POLICY OF UPDATING OR REVISING FORWARD-LOOKING STATEMENTS AND THUS IT SHOULD NOT BE ASSUMED THAT SILENCE BY MANAGEMENT OF THE COMPANY OVER TIME MEANS THAT ACTUAL EVENTS ARE BEARING OUT AS ESTIMATED IN SUCH FORWARD-LOOKING STATEMENTS.

                            ------------------------

    THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS PROVIDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 DOES NOT APPLY TO FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SUCH ACT MADE IN CONNECTION WITH A GOING PRIVATE TRANSACTION SUCH AS THE MERGER.

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                           ---------
SUMMARY..................................................................................................          7

THE SPECIAL MEETING......................................................................................         32
  Record Date and Persons Entitled to Vote at the Special Meeting........................................         32
  Quorum.................................................................................................         32
  Vote Required..........................................................................................         32
  Appraisal Rights.......................................................................................         33
  Proxies................................................................................................         33
  Other..................................................................................................         33

PROPOSAL NO. 1:
 SALE OF SUBSTANTIALLY ALL OF
 THE ASSETS OF THE COMPANY...............................................................................         34
  Parties to the Asset Sales.............................................................................         34
  Background and Reasons for the Library Sale Agreement..................................................         35
  Background and Reasons for the Assignment Agreement....................................................         39
  Recommendation of the Board............................................................................         41
  The Library Sale Agreement.............................................................................         43
  The Assignment Agreement...............................................................................         49
  Appraisal Rights Inapplicable..........................................................................         51
  Regulatory Approvals...................................................................................         51
  Accounting Treatment...................................................................................         51
  Certain Federal Income Tax Consequences................................................................         51
  Interests of Certain Persons in the Asset Sales........................................................         52
  Certain Additional Information Regarding Transactions with Disney......................................         52
  Certain Additional Information Regarding Transactions with Fox.........................................         53
  Operations of the Company Pending and Following the Asset Sales........................................         54

CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS.............................................................         55

PROPOSAL NO. 2:
 THE MERGER..............................................................................................         61
  Parties to the Merger..................................................................................         61

 SPECIAL FACTORS RELATING TO THE MERGER..................................................................         62
  Background and Reasons for the Merger..................................................................         62
  Recommendation of the Special Committee and the Board; Fairness of the Merger..........................         67
  Purpose and Structure of the Merger....................................................................         71
  Operations Pending the Merger..........................................................................         72
  Plans for the Company Following the Merger.............................................................         72
  Regulatory Approvals...................................................................................         73
  Accounting Treatment...................................................................................         73
  Certain Federal Income Tax Consequences................................................................         73
  Fees and Expenses......................................................................................         74
  Financing of the Transaction...........................................................................         74
  Interests of Certain Persons in the Merger.............................................................         75
  Certain Transactions Involving the Company's Common Stock..............................................         77
  Certain Transactions With Vajna and Certain Related Stockholders.......................................         78

 THE MERGER AGREEMENT....................................................................................         81
  The Merger; Effective Time of the Merger...............................................................         81
  Conversion of Company Common Stock into Merger Consideration...........................................         81
  Adjustments to Purchase Price..........................................................................         81
  Surrender of Company Common Stock Certificates.........................................................         85
  Representations and Warranties.........................................................................         86
  Conditions to the Merger...............................................................................         86
  Agreements of the Company, Buyer, Vajna and Valdina....................................................         87
  Termination; Fees and Expenses.........................................................................         89
  Amendments; Waivers....................................................................................         89
  Appraisal Rights.......................................................................................         90

 RIGHTS OF DISSENTING STOCKHOLDERS.......................................................................         91

CERTAIN INFORMATION REGARDING THE COMPANY................................................................         94
  Business of the Company................................................................................         94
  Market Prices and Dividends on Company Common Stock....................................................         98
  Principal Stockholders of the Company..................................................................         99
  Directors and Executive Officers of the Company........................................................        100
  Executive Compensation.................................................................................        101

 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)..............................................        109

 SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY.....................................................        114

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..................................................................................        115
  General................................................................................................        115
  Results of Operations..................................................................................        116
  Liquidity and Capital Resources........................................................................        120

 INDEX TO FINANCIAL STATEMENTS...........................................................................        F-1

                                                                                                            Inside
                                                                                                             Back
AVAILABLE INFORMATION....................................................................................    Cover

APPENDICES:
  Appendix A -- The Library Sale Agreement...............................................................        A-1
  Appendix B -- The Assignment Agreement.................................................................        B-1
  Appendix C -- The Merger Agreement.....................................................................        C-1
  Appendix D -- Section 262 of the Delaware General Corporation Law......................................        D-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION, THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, AND THE PRO FORMA INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND THE APPENDICES HERETO. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY BEFORE VOTING ON THE MATTERS DISCUSSED HEREIN.

                      THE SPECIAL MEETING OF STOCKHOLDERS


    The Special Meeting will be held at 10:00 a.m. local time on Tuesday, December 23, 1997, at 2308 Broadway, Santa Monica, California. At the Special Meeting, including any adjournments thereto, the Stockholders will be asked to consider and act upon (i) a proposal to approve the sale of substantially all of the Company's assets, including the sale of substantially all of the Company's film library, pursuant to the Library Sale Agreement and the Assignment Agreement (the "Asset Sale Proposal"), (ii) a proposal to approve the Merger Agreement (the "Merger Proposal"), and (iii) such other matters as may properly come before the Special Meeting. See "INTRODUCTION," "THE SPECIAL MEETING," "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY," "SPECIAL FACTORS RELATING TO THE MERGER" AND "THE MERGER AGREEMENT."



    The Board has fixed the close of business on November 7, 1997 as the Record Date for the determination of Stockholders entitled to receive notice of, and to vote at, the Special Meeting. The presence, in person or by properly executed proxy, of a majority of the outstanding Shares as of the Record Date is necessary to constitute a quorum to transact business at the Special Meeting. Stockholders are entitled to one vote at the Special Meeting for each Share held of record by them on the Record Date. Each of the Asset Sale Proposal and the Merger Proposal require the affirmative vote of the majority of the outstanding Shares entitled to vote thereon. In addition, the Merger Agreement requires that the Company obtain the Majority of the Minority Vote. As of the Record Date, there were 13,446,874 Shares outstanding. See "THE SPECIAL MEETING."


                            THE ASSET SALE PROPOSAL

PARTIES TO THE ASSET SALES


    THE COMPANY. The Company, formed in November 1989, is an independent producer and distributor of motion pictures. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Parties to the Asset Sales" and "CERTAIN INFORMATION REGARDING THE COMPANY."


    TWENTIETH CENTURY FOX FILM CORPORATION. Fox, an indirect wholly owned subsidiary of The News Corporation Limited which is a diversified international communications company incorporated under the laws of Australia, is engaged in the business of filmed entertainment. The Company and Fox jointly own DIE HARD WITH A VENGEANCE which was produced by the Company and initially released domestically by Fox in May 1995. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Parties to the Asset Sales."

    THE WALT DISNEY COMPANY. Disney is a diversified international entertainment company. In 1990, the Company entered into a distribution agreement and certain related agreements with Disney (collectively, and as it has been amended, the "Domestic Distribution Agreement") pursuant to which Disney has distributed most of the Company's motion pictures in the United States and its possessions, Canada and Latin America (the "Americas"). Disney owns 555,556 Shares (the "Disney Shares") and a warrant to purchase 150,000 Shares at an exercise price of $9.00 per Share (the "Disney Warrant"). See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Parties to the Asset Sales."

BACKGROUND AND REASONS FOR THE LIBRARY SALE AGREEMENT

    The Company was formed to develop, finance, produce and license "event" motion pictures for exhibition in domestic and international theatrical markets and for later worldwide release in all media, including home video and pay and free television. The Company has generally financed the production costs of its motion pictures through loans obtained under a credit facility the Company had with The Chase Manhattan Bank ("Chase") and a syndicate of lenders (under which the commitment to lend expired on August 31, 1997), advances and production loans from Disney pursuant to the Domestic Distribution Agreement, and direct investments by the Company, as necessary.

    In early 1996, in light of the disappointing financial results of three of the Company's four 1995 releases (JUDGE DREDD, THE SCARLET LETTER and NIXON), the Board and management initiated an overall strategic review of the Company's goals and principal business strategies to ascertain whether those goals and strategies remained consistent with, among other things, the continuing increase in production and releasing costs, the development projects available in the marketplace, an increased number of motion pictures released by motion picture companies domestically, and the Company's financial capabilities. At the time the strategic review was initiated, the Company's primary goal had been to produce and arrange for the release of three to five commercially successful "event" motion pictures per year, and the Company's primary business strategy had been to seek to limit the financial risk to the Company inherent in any one motion picture project while preserving potential returns through the strategic use of the Domestic Distribution Agreement and through pre-licensing of international distribution rights on a picture-by-picture basis or pursuant to selected international output agreements. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Background and Reasons for the Library Sale Agreement." In connection with the Company's strategic review, the Board and management also considered various strategic alternatives in order to maximize stockholder value.

    At the end of May 1996, the Company retained the investment banking firm of Jefferson Capital Group, Ltd. (of which R. Timothy O'Donnell, a director of the Company, is President and majority stockholder) ("Jefferson Capital") to assist the Company in its strategic review (including discussions with third parties) and advise the Board with respect to the Company's strategic alternatives.

    In connection with its engagement, Jefferson Capital, among other things, assisted the Company in supplying information to, and organized a series of confidential meetings with, potential investors, merger partners and purchasers. From April 1996 through Fall 1996, the Company held periodic discussions with a number of companies regarding a potential investment in, merger with or purchase of the Company, and exchanged some information in connection with certain of these discussions. Ten companies entered into confidentiality agreements with the Company. No written proposal or letter of intent was executed by the Company with any of such parties.

    In Fall 1996, the Company also approached Disney to ascertain its interest in an acquisition of the Company. Although Disney again indicated that it was not interested in an acquisition of the Company (the Company had previously approached Disney in July 1996), Disney indicated that it would be interested in a transaction involving the acquisition of the Company's film library and termination of the Domestic Distribution Agreement. In late December 1996, Disney sent to the Company a proposed letter of intent. Discussions were held between the Company, Disney and their respective representatives from late January 1997 through February 1997.

    At a meeting of the Board held on February 21, 1997, the Board discussed the potential transaction with Disney and the strategic alternatives available to the Company, including continuing to produce motion pictures, the sale of the Company or a portion of the Company to another company, and winding down the Company's operations and dissolving. Although the Board believed the Company should continue after the meeting to solicit and respond to overtures regarding an investment in or purchase of the Company, in view of the results to such point in time of the Company's discussions with third parties regarding an investment in or acquisition of the Company, the Board did not view the likelihood in the then foreseeable future of the Company receiving a proposal for an investment or acquisition on terms advantageous to the Company to be significant. The Board also believed that in light of, among other things, the disappointing financial results of three of the Company's four 1995 releases and the 1997 release of THE SHADOW CONSPIRACY and the continuing increase in motion picture production and releasing costs which could necessitate increased direct investment in the Company's motion pictures if the Company were to produce additional "event" motion pictures, that it would be in the best interests of the Stockholders to consider the winding down of the Company's operations. The Board also considered continuing to produce smaller budget films but believed that, in the current releasing environment, production of smaller budget films, with which the Company had significantly less experience, posed significant risk, including that of dissipating the Company's remaining assets. The Board also believed that Disney's desire to reach an agreement with the Company to terminate the Domestic Distribution Agreement, as well as both changes in management at Disney which had occurred since the Domestic Distribution Agreement had originally been entered into and the increased production by Disney itself of large budget "event" motion pictures, could negatively impact the distribution of the Company's films by Disney if the Company were to continue to produce films for distribution by Disney pursuant to the Domestic Distribution Agreement. Given the prior inability of the Company to negotiate an alternative to the Domestic Distribution Agreement with either Disney or another major studio, the Board believed that for the then foreseeable future the likelihood of the Company successfully obtaining an alternative distribution arrangement to the Domestic Distribution Agreement, on terms more advantageous to the Company than the Domestic Distribution Agreement, was not significant. As a result of the foregoing, the Board authorized continued negotiations regarding a sale of the Company's film library to Disney.

    On April 2, 1997, the Board approved the Library Sale Agreement with Disney which was executed on April 3, 1997. On August 27, 1997 and November 4, 1997, the Board approved amendments to the Library Sale Agreement with Disney which, among other things, modified the prior arrangements between the Company and Disney with respect to AN ALAN SMITHEE FILM and extended the date by which the Film Library Sale must be consummated or the parties can terminate the Library Sale Agreement. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY-- Background and Reasons for the Library Sale Agreement." The amendments were subsequently entered into by the parties thereto.

BACKGROUND AND REASONS FOR THE ASSIGNMENT AGREEMENT

    The Company's initial negotiations with Disney regarding the Film Library Sale had contemplated that the film rights to be acquired by Disney would include the Company's rights in DIE HARD WITH A VENGEANCE. During the course of negotiations, however, Disney and the Company agreed that such rights would not be part of the film rights to be sold to Disney. As a result, in March 1997, the Company initiated discussions with Fox regarding the acquisition by Fox of the Company's rights in DIE HARD WITH A VENGEANCE. Negotiations were held between the Company and Fox through early July 1997. On July 2, 1997, the Board approved the Assignment Agreement, subject to Fox indicating that it had completed its due diligence. On July 14, 1997, Fox indicated that it had completed its due diligence, and on July 15, 1997 the Assignment Agreement was executed. On August 27, the Board approved an amendment to the Assignment Agreement which reduced the amount of insurance coverage required to be maintained by the Company for Fox's benefit in connection with the transactions contemplated by the Assignment Agreement. The amendment was entered into on August 27, 1997. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Background and Reasons for the Assignment Agreement."

RECOMMENDATION OF THE BOARD

    The Board believes that the consummation of the Asset Sales is expedient and in the best interests of the Company and the Stockholders, and unanimously recommends that the Stockholders vote "FOR" the Asset Sale Proposal. The Board believes that the terms of each of the Library Sale Agreement and the Assignment Agreement (collectively, the "Asset Sale Agreements") are fair to, and in the best interests of, the Company and the Stockholders. In recommending that the Stockholders approve the Asset Sale Proposal, the Board considered a number of factors, including without limitation, the following: (i) that the Asset Sale Agreements were the result of arms-length negotiations; (ii) that the Company has incurred net losses in six of the seven full fiscal years since its formation and anticipates continuing operating losses; (iii) the increase in the industry average of direct negative and print and advertising costs of 69.9% and 114.5%, respectively, from 1989 (the year of the Company's formation) through 1996; (iv) the significant risk of continued operations, including that of dissipating the Company's remaining assets; (v) the Board's belief that Disney desires to terminate, with the agreement of the Company, the Domestic Distribution Agreement; (vi) the lack of strategic alternatives available to the Company in view of the Company's disappointing operating results and efforts to implement other strategic alternatives without success; (vii) the significant reduction of the Company's liabilities resulting from the Asset Sales; and (viii) the existence of a substantial amount of cash and cash equivalents of the Company and the additional cash to be received in connection with the Assignment Agreement. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Recommendation of the Board."

THE LIBRARY SALE AGREEMENT

    THE FILM LIBRARY. Pursuant to the Library Sale Agreement, the Company has agreed to sell to Disney substantially all of the films in the Company's motion picture library. Specifically, the Company has agreed to sell primarily all of the Company's rights to the following eleven motion pictures: MEDICINE MAN, TOMBSTONE, RENAISSANCE MAN, COLOR OF NIGHT, JUDGE DREDD, THE SCARLET LETTER, NIXON, AMANDA, EVITA (excluding the Company's rights in the soundtrack), THE SHADOW CONSPIRACY and AN ALAN SMITHEE FILM.

    Pursuant to the Library Sale Agreement, the rights being sold to Disney include the right to receive all worldwide "overages" and other payments of any kind paid or payable to or collected by the Company after January 1, 1997 which arise from the exploitation by the Company of the films being sold to Disney. The Company, however, will retain all minimum guarantees paid or payable to the Company pursuant to contracts in existence as of January 1, 1997 with respect to the films being sold to Disney. Although the Film Library Sales does not include the Company's rights ("Soundtrack Rights") in the soundtrack to EVITA (the "EVITA Soundtrack"), the Company has accepted a separate offer from Disney to purchase the Soundtrack Rights for $1,500,000 in cash in a transaction conditioned upon and anticipated to be consummated concurrently with the Film Library Sale (the "Soundtrack Sale").

    CONSIDERATION FOR FILM LIBRARY. In exchange for the assets being sold to Disney, Disney has agreed to:

    - Transfer the Disney Shares and Disney Warrant to the Company.

    - Assume the outstanding loans previously made by Disney to the Company (under which an aggregate of $40,387,000 in principal and accrued interest was outstanding as of November 15, 1997).

    - Assume all residuals and participation obligations relating to the Film Library (other than certain guild obligations arising from or related to the production of the films in the Film Library).

    - Assume all obligations of the Company under the Company's existing exploitation agreements with respect to the Film Library which are to be performed on or after the closing of the Film Library Sale, provided such obligations have been listed on schedules provided to Disney.

    TERMINATION OF DOMESTIC DISTRIBUTION AGREEMENT. Upon consummation of the Film Library Sale, the Domestic Distribution Agreement with Disney will be terminated, including substantially all of the audit rights of the Company and Disney thereunder.

    TREATMENT OF CERTAIN OTHER PROJECTS AND ARRANGEMENTS. The Library Sale Agreement also addresses the terms by which Disney and the Company will resolve certain other arrangements and agreements between them.

    TERMINATION; MISCELLANEOUS. The Library Sale Agreement may be terminated by either party if, among other things, the closing of the transactions contemplated by such agreement have not occurred by December 24, 1997. The Library Sale Agreement also contains, among other things, representations, warranties, conditions and indemnification provisions. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Library Sale Agreement."

THE ASSIGNMENT AGREEMENT

    BACKGROUND REGARDING EXISTING RIGHTS. The Company and Fox jointly own DIE HARD WITH A VENGEANCE pursuant to certain existing agreements. Pursuant to such agreements, Fox received the right to distribute DIE HARD WITH A VENGEANCE in all media in the United States and Canada (including territories and possessions), Japan, the Bahamas, Bermuda and the Panama Canal Zone and worldwide in certain ancillary media (the "Fox Territories"). The Company controls the remaining international distribution rights to the film, while Fox controls all sequel rights to the film. In 1994, the Company granted Disney distribution rights in DIE HARD WITH A VENGEANCE until June 2020 in a portion of the international territories for which the Company controls distribution rights: the Benelux region, French speaking Europe and Africa, German speaking Europe, the United Kingdom and Ireland, Spain, Central and South America, Scandinavia, Taiwan, Switzerland, Portugal and Greece (the "Disney Territories"). The Company has also licensed to an aggregate of approximately thirty subdistributors (the "International Subdistributors") the right, in the aggregate, to distribute the film in certain of the international territories for which the Company controls distribution rights and which were not licensed to Disney (the "Subdistributor Territories").

    ASSIGNMENT OF RIGHTS AND TREATMENT OF RELATED RIGHTS AND
OBLIGATIONS. Pursuant to the Assignment Agreement, the Company has agreed to assign to Fox all of the rights in DIE HARD WITH A VENGEANCE (including the right to receive any overages from Fox with respect to the Fox Territories), subject to the terms of the Company's existing exploitation agreements relating to such rights, including the Company's license of distribution rights to Disney with respect to the Disney Territories and to International Subdistributors with respect to the Subdistributor Territories. Pursuant to the Assignment Agreement, the Company, which upon consummation of the Film Library Sale will relinquish the right to overages payable by Disney with respect to DIE HARD WITH A VENGEANCE, was still entitled to receive any overages under the Company's existing exploitation Agreements with International Subdistributors. However, as indicated under "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS--Summit Transactions," the Company subsequently sold substantially all of such remaining rights to receive DIE HARD WITH A VENGEANCE overages.

    Fox will continue to be responsible for the payment of residuals relating to distribution of the film in those territories for which Fox currently controls distribution rights, and, as the Company's existing exploitation agreements expire (including the Company's agreements with Disney and the International Subdistributors) and the distribution rights in those territories revert to Fox, Fox will become responsible for the payment of residuals in the applicable territories covered by such exploitation agreements. The Company, however, will be responsible for all participations due to profit participants in the film except those arising from distribution of DIE HARD WITH A VENGEANCE in the Disney Territories.

    CONSIDERATION FOR THE RIGHTS BEING ASSIGNED. In exchange for the Company's assignment of rights to Fox and the other representations, warranties and agreements of the Company pursuant to the Assignment
Agreement, Fox has agreed to pay to the Company the sum of $11,250,000 in cash.

    CONDITIONS; TERMINATION; MISCELLANEOUS. The transactions contemplated by the Assignment Agreement are conditioned on, among other things, consummation of the transactions contemplated by the Library Sale Agreement. The Assignment Agreement will automatically terminate in the event the Library Sale Agreement terminates. The Assignment Agreement also contains, among other things, representations, warranties, conditions and indemnification provisions. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Assignment Agreement."

REGULATORY APPROVALS

    To the best knowledge of the Company, there are no federal or state regulatory requirements which must be complied with, nor are there any such governmental consents or approvals that must be obtained in connection with the consummation of the Asset Sales other than compliance with the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, as amended, which has been completed.

ACCOUNTING TREATMENT

    The Asset Sale will be accounted for as a sale of assets and a transfer of certain liabilities. The Company expects to record a gain upon the consummation of the Asset Sales as the net book value of the assets being sold pursuant to the Asset Sales are less than the consideration to be received, including the liabilities transferred.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Asset Sales will not have any federal income tax consequences to the Stockholders. The Asset Sales, however, will result in gross income on a tax basis of approximately $50,000,000 to the Company. Since the Company had a federal net operating loss carry forward of $59,406,000 as of December 31, 1996, has incurred a tax operating loss of approximately $22,000,000 for the nine months ended September 30, 1997, and will incur additional tax operating losses through the Effective Time, the gross income generated by the Asset Sales will be completely offset by such net operating losses and no federal income tax would be payable thereon. Notwithstanding the carryover of the federal net operating loss to the current year, because of other adjustments in 1997, the Company would be subject to a federal alternative minimum tax of approximately $600,000 assuming the Asset Sales are consummated in 1997. If, however, the Asset Sales were not consummated until 1998, the Company would not be subject to a federal alternative minimum tax in 1997 but would be subject to a federal alternative minimum tax in 1998 substantially larger in size as compared to the alternative minimum tax of approximately $600,000 if the Asset Sales are consummated in 1997. Moreover, because of limitations on the carryover of net operating losses under the California Revenue and Taxation Code, the Company currently estimates that there will be a California income tax liability for 1997 of between approximately $400,000 and $500,000 assuming the Asset Sales are consummated in 1997. If, however, the Asset Sales were not consummated until 1998, the Company would not be subject to a California income tax liability in 1997 but would be subject to a California income tax liability in 1998 substantially larger in size as compared to the California income tax liability of between approximately $400,000 and $500,000 if the Asset Sales are consummated in 1997.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALES

    R. Timothy O'Donnell, a director of the Company, is the President and majority stockholder of Jefferson Capital, a privately-held investment banking concern initially retained by the Company in connection with the Company's strategic review. Jefferson Capital's services have also included, among other things, assisting the Company with respect to the Asset Sales and the Merger. Upon retention of Jefferson Capital, in May 1996, the Company paid Jefferson Capital a fee of $75,000 and agreed to reimburse Jefferson Capital for expenses (amounting to approximately $58,000 through November 15, 1997). Jefferson Capital received an additional payment of $300,000 upon execution of the Merger Agreement, and will receive a further payment of $300,000 if the Asset Sales and the Merger are consummated.

    In addition, the Merger Agreement provides that consummation of the Asset Sales is a condition to the Merger. As indicated under "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger," certain of the Company's officers, directors and Stockholders have certain interests in the Merger. See also "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE

ASSETS OF THE COMPANY--Interests of Certain Persons in the Asset Sales" and "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS."

OPERATIONS OF THE COMPANY PENDING AND FOLLOWING THE ASSET SALES


    On a pro forma basis, an aggregate of approximately 87% of the total assets of the Company reflected on the balance sheet of the Company at September 30, 1997 (excluding cash, but including restricted cash) is being transferred by the Company to Disney and Fox pursuant to the Asset Sales. The Company does not presently intend to commence production in the future on any additional motion pictures pending the Asset Sales and the Merger. Further, the commitment to lend under the Company's credit facility expired August 31, 1997, the credit facility was paid off in November 1997 and, pursuant to the terms of the Library Sale Agreement, the Domestic Distribution Agreement will terminate upon the closing of the Film Library Sale. Following execution of the Library Sale Agreement and the Assignment Agreement, the Company concluded a number of arrangements with respect to assets which were not included as part of the Asset Sales, including:
(i) twenty-one development projects which are wholly owned by the Company (the "Development Projects"); (ii) nineteen development projects (the "Stone Projects") funded by the Company under its "first look" arrangement with Oliver Stone and certain of his affiliates ("Stone"); (iii) visual effects equipment which was part of the Company's visual effects facility located in leased space in Lenox, Massachusetts (the "Visual Effects Facility"); (iv) the Soundtrack Rights; (v) the right to receive any overages from International Subdistributors pursuant to the Company's existing exploitation agreements with respect to DIE HARD WITH A VENGEANCE (the "International DHWV Overages"); and (vi) approximately $760,000 in miscellaneous receivables as of September 30, 1997 (the "Miscellaneous Receivables") (not including payments to be received with respect to AN ALAN SMITHEE FILM). Except for preparing for the Special Meeting and the potential closings of the Asset Sales and the Merger, the Company does not currently intend to engage in any significant business operations pending consummation of the Asset Sales and the Merger. In addition, the Library Sale Agreement and the Merger Agreement restrict the Company's operations pending the Film Library Sale and the Merger, respectively. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY-- Operations of the Company Pending and Following the Asset Sales" and "THE MERGER AGREEMENT--Agreements of the Company, Buyer, Vajna and Valdina."


    The Company currently anticipates that the Merger will be consummated shortly after consummation of the Asset Sales assuming all conditions to the Merger are then satisfied or waived. Pending the Merger, the cash proceeds from consummation of the Asset Sales and the Company's other cash resources will primarily be held as cash or invested in short term government securities. No determination has been made by the Company as to its course of conduct in the event that the Assets Sales and/or the Merger are not consummated, as the Company would consider all strategic alternatives reasonably available to it at the time. However, given the background and reasons for the Asset Sales and the Merger, and given the reductions in personnel and other overhead which have been implemented, the Company anticipates that it is likely that significant consideration would be given at any such time to a dissolution and winding up of the Company pursuant to Delaware law. See "SPECIAL FACTORS RELATING TO THE MERGER-- Recommendation of the Special Committee and the Board; Fairness of the Merger."

                  CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS

SOLICITATION OF BIDS FOR DEVELOPMENT PROJECTS

    In addition to the Asset Sales pursuant to the Library Sale Agreement and the Assignment Agreement, the Company completed a solicitation of bids for the Development Projects, in which Vajna was the prevailing bidder. In June 1997, the Company instructed its financial advisor, Jefferson Capital, to solicit cash bids from qualified buyers for the purchase of the Development Projects, as a group. The Company received an initial bid of $4,750,000 (the "Initial Bid") for the Development Projects from Vajna. Vajna also agreed to assume all third party payments related to the Development Projects and made by the

Company after May 1, 1997. Additional qualified bids ("Qualified Bids") were required to be at least 15% higher than the Initial Bid. If the Company had received one or more Qualified Bids, the Development Projects were to be sold to the final highest bidder according to an auction process, however, no additional Qualified Bids were received and Vajna was declared the winning bidder. The sale of the Development Projects to Vajna is subject to consummation of the Film Library Sale and the transactions contemplated by the Assignment Agreement. As the parties to the Merger negotiated the Merger Consideration on the basis of a value for the Development Projects equal to the Initial Bid, the Development Projects will merely be part of the assets of the Company at the time of the Merger and no separate cash consideration will be paid to the Company for such projects. The Company received a valuation report with respect to the Development Projects. See "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS."

THE STONE PROJECTS

    In July 1997, the Company also instructed Jefferson Capital to solicit cash bids from qualified buyers with respect to a group of five Stone Projects (the "Five Stone Projects"), which were being offered for sale by the Company subject to certain rights of Stone as a producer and/or director attached to the project. Vajna did not submit a bid for the Five Stone Projects.


    During the course of the bid solicitation, the Company also entered into discussions with Stone regarding a settlement of the "first look" arrangement with Stone. In September 1997, the Company entered into a Termination Agreement (the "Termination Agreement") with Stone in order to terminate the "first look" arrangement between Stone and the Company and their respective obligations thereunder. No offers for the Five Stone Projects had been received by the Company at the time the Termination Agreement was executed. Pursuant to the Termination Agreement, the Company transferred to Stone all but one of the Stone Projects. The agreement requires Stone to reimburse the Company for certain funds expended by the Company in connection with the development projects being transferred to Stone in the event such projects are actually produced. Pursuant to the Termination Agreement, the Company was relieved of $961,000 in obligations it otherwise would have had to Stone under the "first look" arrangement (which is net of certain expenses incurred by the Company in connection with the Termination Agreement and certain payments made by the Company to or for the benefit of Stone pursuant to such agreement).


EVITA SOUNDTRACK RIGHTS


    In addition to soliciting bids for the Development Projects and the Five Stone Projects, the Company also sought buyers for the Soundtrack Rights. Vajna expressed interest in the Soundtrack Rights, but did not make a firm offer to purchase the rights. The distributor of the Evita Soundtrack, Warner Bros., also declined to make an offer. The Company negotiated with Disney with respect to the sale of the Soundtrack Rights to Disney and, on November 19, 1997, the Board approved the acceptance of Disney's offer to purchase the Soundtrack Rights in exchange for $1,500,000 in cash. The Soundtrack Sale is conditioned upon and anticipated to be consummated concurrently with consummation of the Film Library Sale.


SUMMIT TRANSACTIONS

    Summit Entertainment N.V. ("Summit N.V.") and Summit Entertainment L.P. ("Summit L.P.") (collectively with their affiliates, "Summit"), international sales agents unaffiliated with the Company, have assisted the Company as sales agents in the international pre-licensing of the Company's films. In November 1997, pursuant to agreements between the Company and Summit dated as of September 10, 1997 (the "Summit Agreements"), the Company and Summit concluded a series of transactions, including primarily (i) the purchase by Summit N.V., in exchange for the payment of $400,000 to the Company, of the Company's rights in the International DHWV Overages (other than those relating to exploitation agreements with respect to the territories of Italy and Hungary), (ii) the purchase by Summit N.V., in exchange for the payment of an additional $400,000 to the Company, of the Miscellaneous Receivables,

(iii) the termination of Summit's sales agency relationships with the Company and the settlement of the Company's obligations in connection therewith in exchange for an aggregate payment by the Company to Summit (which, pursuant to an additional agreement with Summit, includes certain amounts payable to Summit with respect to a past Company production) of approximately $827,000 (collectively, the "Summit Transactions").

VISUAL EFFECTS FACILITY

    In September 1997, the subsidiary of the Company which operated the Company's Visual Effects Facility shut down the operations of the facility and thereafter entered into agreements pursuant to which it transferred the assets of the Visual Effects Facility to a third party in exchange primarily for the assumption by such third party of certain obligations of the subsidiary.

              SUMMARY OF CERTAIN INFORMATION REGARDING THE MERGER

PARTIES TO THE MERGER

    VAJNA. Vajna is the Chairman of the Board, President and Chief Executive Officer of the Company as well as a substantial Stockholder in the Company. See "CERTAIN INFORMATION REGARDING THE COMPANY--Directors and Executive Officers of the Company" and "--Principal Stockholders of the Company." Vajna's address is 2308 Broadway, Santa Monica, California 90404 (telephone number: 310-315-6000.

    CPEI ACQUISITION, INC. Buyer is a Delaware corporation formed in July 1997 in connection with, and solely for the purposes of, effecting the Merger. Vajna is the sole director and officer of Buyer. All of the stock of Buyer is owned by Vajna (86%) and Valdina (14%). Except as it relates to the consummation of the Merger, Buyer is not engaged in any business activity. Buyer's principal executive offices are located at 2308 Broadway, Santa Monica, California 90404 (telephone number: 310-315-6000).

    VALDINA CORPORATION N.V. Valdina is a corporation, formed in 1990 under the laws of the Netherlands Antilles, which finances feature film production. Valdina is indirectly beneficially owned 100% by Vajna. Valdina's principal executive offices are located at Polarisweg 35, Suite 6, Willemstad, Curacao, Netherlands Antilles (telephone number: 011-599-9-461-7799)

    THE COMPANY. The Company, formed in November 1989, is an independent producer and distributor of motion pictures. See "CERTAIN INFORMATION REGARDING THE COMPANY" and "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Parties to the Asset Sales."

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The date and time of such filing (the "Effective Time") is expected to occur as soon as practicable after the Special Meeting, subject to the satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement, including among others, consummation of the transactions contemplated by the Library Sale Agreement and the Assignment Agreement. See "THE MERGER AGREEMENT."

CONVERSION OF SHARES INTO MERGER CONSIDERATION

    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (x) Shares held in the Company's treasury (all of which will be canceled), (y) Shares held by Buyer, Vajna or Valdina (all of which will remain outstanding) and (z) Shares which have not been voted for approval and adoption of the Merger Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL ("Dissenting Shares")) will be converted into the right to receive $2.52 in cash, which was adjusted upwards from the Original Purchase Price of $2.30 and which is subject to potential further upward adjustment as provided in the Merger Agreement. Although the Merger Agreement provides for potential further upward adjustments to the Purchase Price, the Company does not presently believe that there is a significant likelihood of any such further upward adjustments.

ADJUSTMENTS TO PURCHASE PRICE


    The Merger Agreement contains four categories of adjustments to the Original Purchase Price of $2.30 per Share: the Stone Adjustment, the EVITA Soundtrack Adjustment, the Non-Smithee Accounts Receivable Adjustment, and the Basket Adjustment (each an "Adjustment"). The Adjustments are described below. Each Adjustment provided the potential for an upward adjustment to the Original Purchase Price (effective at the Effective Time) upon the occurrence of the event or events specified in the Adjustment. Each of the Stone Adjustment, the EVITA Soundtrack Adjustment and the Non-Smithee Accounts Receivable Adjustment is an independent Adjustment, with the calculation thereof unaffected by any of the other Adjustments. The Merger Agreement provides that if any such Adjustment results in a positive amount (in excess of any applicable threshold), there is to be a positive adjustment to the Purchase Price. As indicated below, certain events have already occurred between the date of the Merger Agreement and the date of this Proxy Statement resulting in an aggregate of $.22 of adjustments to the Original Purchase Price (i.e., a Purchase Price, as of the date of this Proxy Statement, of $2.52 per Share) pursuant to the Stone Adjustment, the EVITA Soundtrack Adjustment and the Non-Smithee Accounts Receivable Adjustment. No further adjustments are possible pursuant to those three Adjustments.


    Unlike the Stone Adjustment, the EVITA Soundtrack Adjustment and the Non-Smithee Accounts Receivable Adjustment, the Basket Adjustment consists of three sub-adjustments (the SGA Sub-Adjustment, Smithee Accounts Receivable Sub-Adjustment, and MassIllusion Sub-Adjustment; each a "Sub-Adjustment"), which, in determining whether there will be an adjustment to the Purchase Price resulting from the Basket Adjustment, will only be considered as a group. Each Sub-Adjustment can be a positive or negative amount. If the sum of the Sub-Adjustments is a positive amount, a positive adjustment to the Purchase Price from the Basket Adjustment will result. If the sum of the Sub-Adjustments is a negative amount, there will be no adjustment to the Purchase Price as a result of the Basket Adjustment. The Merger Agreement does not provide for any downward adjustments to the Purchase Price.

    Each of the Adjustments are measured in some manner with respect to the Adjustment Date. The Merger Agreement provides that the "Adjustment Date" is that date which is ten business days before the date of the Special Meeting, as such date is initially set by the Board, or as such date may be changed due to the adjourment, delay or other rescheduling of the Special Meeting; provided, however, that if, after the Adjustment Date, the Special Meeting is adjourned, delayed or otherwise rescheduled to a date which is less than ten business days from the date on which it was determined that the Special Meeting will be adjourned, delayed or otherwise rescheduled, then, in such case, the Adjustment Date will not be changed but will remain the date which is ten business days before the date the Special Meeting was set to occur prior to such adjourment, delay or other rescheduling of the Special Meeting. Provided that the Special Meeting is not adjourned, delayed or otherwise rescheduled, the Adjustment Date will be December 9, 1997.

    Although the Adjustment Date has not occurred as of the date of this Proxy Statement, the Company does not believe that there is a significant likelihood of an adjustment to the Purchase Price as a result of the Basket Adjustment. As there are no further adjustments possible pursuant to the other Adjustments, the Company, therefore, does not believe that there is a significant likelihood of any further upward adjustments to the Purchase Price of $2.52 per Share.

    The Adjustments were determined by negotiations between the parties to the Merger Agreement. See "SPECIAL FACTORS RELATING TO THE MERGER--Background and Reasons for the Merger." The various thresholds contained in certain of the Adjustments were also determined by negotiations between the parties to the Merger Agreement. In general, such thresholds represent economic assumptions regarding the Company and its operations agreed to by the parties to the Merger Agreement and upon which negotiations with respect to the Merger Consideration were based.


    STONE ADJUSTMENT. The Merger Agreement provides that in the event the Company enters into an agreement (the "Stone Agreement") prior to the Adjustment Date (A) to sell the Five Stone Projects or (B) to settle its obligations pursuant to its "first look" arrangement with Stone, there will be a positive adjustment (a "Gross Adjustment") equal to the sum of (X) the aggregate purchase price, if any, payable to the Company pursuant to the Stone Agreement, and (Y) the aggregate amount of liabilities and other obligations assumed or forgiven by the purchaser (or party or parties with which the Company settles its obligations) pursuant to the Stone Agreement. As a result of the settlement of the Company's "first look" arrangement with Stone pursuant to the Termination Agreement, the Company has been relieved of $961,000 in obligations it would otherwise have had to Stone under such arrangement. This has resulted in a Gross Adjustment pursuant to the Stone Adjustment of $961,000, or approximately $.0745 per Share (see "Calculation of Purchase Price Adjustment" below).


    EVITA SOUNDTRACK ADJUSTMENT. The Merger Agreement provides that in the event the sum of (A) the aggregate amount of all monies received by the Company (as royalties or otherwise) in respect of the EVITA Soundtrack from September 2, 1997 through the Adjustment Date and (B) the aggregate purchase price payable to the Company pursuant to any agreement for the sale of the Soundtrack Rights (an "Evita Agreement") entered into by the Company prior to the Adjustment Date, exceeds $1,500,000 (such excess being referred to herein as the "Soundtrack Amount"), there will be a Gross Adjustment equal to the Soundtrack Amount. The $1,500,000 threshold represents the negotiated agreement of the parties to the Merger Agreement as to the amount of future overages that such parties then estimated the Company was reasonably likely to obtain from the Soundtrack Rights.

    After September 2, 1997, the Company received $1,760,000 in overages with respect to the EVITA Soundtrack, resulting in a Gross Adjustment of $260,000 or approximately $.0201 per Share. On November 19, 1997, the Board approved Disney's offer to purchase the Soundtrack Rights for a purchase price of $1,500,000 in cash, resulting in an additional Gross Adjustment equal to the purchase price of $1,500,000 or approximately $.1164 per share. When considered with the adjustment resulting from the receipt of the overages, the total Gross Adjustment resulting from the EVITA Soundtrack Adjustment was $1,760,000 or approximately $.1365 per Share.


    NON-SMITHEE ACCOUNTS RECEIVABLE ADJUSTMENT. The Merger Agreement provides that in the event the aggregate amount of monies collected by the Company in connection with certain outstanding accounts receivable (the "Non-Alan Smithee Receivables") from July 1, 1997 through the Adjustment Date (the "Measurement Period") is in excess of $1,573,000 (such excess amount being referred to as the "Non-Alan Smithee Receivables Amount"), there will be a Gross Adjustment equal to the Non-Alan Smithee Receivables Amount. The $1,573,000 threshold generally represents the amount of Non-Alan Smithee Receivables reflected on the Company's balance sheet at June 30, 1997 less a reserve of $400,000 for doubtful collections that was negotiated between the parties to the Merger Agreement. As all of the Non-Alan Smithee Receivables which have not previously been collected (i.e., the Miscellaneous Receivables) were transfered to Summit as part of the Summit Transactions, the aggregate amount of Non-Alan Smithee Receivables collected by the Company during the Measurement Period and the Non-Alan Smithee Receivables Amount became fixed (and not subject to further adjustment) at $1,743,000 and $170,000, respectively, and resulted in an additional Gross Adjustment of $170,000 or approximately $.0132 per Share. When considered with adjustments (discussed above) resulting from the settlement of the "first look" arrangement with Stone, the receipt by the Company of $1,760,000 in overages with respect to the EVITA Soundtrack, and the acceptance of Disney's offer to purchase the Soundtrack Rights and taking into account the parties' agreement as to rounding, the total adjustment to the Original Purchase Price was $.22 resulting in the Purchase Price of $2.52. The Non-Alan Smithee Receivables do not include any receivables relating to AN ALAN SMITHEE FILM, for which there is a different potential adjustment (described below) as part of the Basket Adjustment.


    BASKET ADJUSTMENT. The Merger Agreement provides that the Purchase Price will also be adjusted upwards in the event the sum of the following Sub-Adjustments (which may be either positive or negative) results in a positive number.



    SGA SUB-ADJUSTMENT. There will be a positive sub-adjustment equal to the amount, if any, by which the Company Expense Amount is less than $6,493,000. If instead, the Company Expense Amount is greater than $6,493,000, there will be a negative sub-adjustment equal to the amount by which the Company Expense Amount is greater than $6,493,000. The positive or negative sub-adjustment referred to in the immediately preceding two sentences is referred to in this Proxy Statement as the "SGA Sub-Adjustment." "Company Expense Amount" is defined in the Merger Agreement to mean the aggregate Expenses paid or incurred during the Measurement Period by the Company. "Expenses" is defined in the Merger Agreement to consist of the following: salaries of Company personnel, severance payments, rent, utilities, accounting and legal fees and expenses, and other expenses which have generally been included as selling, general and administrative expenses in the Company's audited financial statements. "Expenses," however, does not include, among other things, (A) any expenses incurred by the Company with respect to the Company's development projects, (B) any expenses incurred by the Company with respect to (or funds provided by the Company to) Cinergi Productions Inc. (California), a California corporation and a wholly owned subsidiary of the Company ("CPI"), or the Visual Effects Facility which had been operated by CPI, or (C) any expenses incurred by CPI. The Company Expense Amount will be computed on a consolidated basis (but excluding for such purpose CPI) and otherwise in a manner generally consistent with preparation of the Company's financial statements for the fiscal year ended December 31, 1996. The $6,493,000 threshold represents the negotiated agreement of the parties to the Merger Agreement as to the amount of Company Expenses that such parties then estimated the Company was reasonably likely to incur through the date on which the parties then anticipated the Merger would occur (November 30, 1997). As the Merger will not be occurring until after such date and the Company Expenses are exceeding the parties' expectations, the Company anticipates that the Company Expense Amount will exceed $6,493,000 resulting in a negative sub-adjustment.


    SMITHEE ACCOUNTS RECEIVABLE SUB-ADJUSTMENT. There will be a positive sub-adjustment equal to the amount, if any, by which the aggregate amount of monies collected by the Company during the Measurement Period with respect to certain outstanding accounts receivable with respect to AN ALAN SMITHEE FILM (the "Alan Smithee Receivables") exceeds $8,690,000. If instead, the aggregate amount of monies collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables is less than $8,690,000, there will be a negative sub-adjustment equal to the amount by which the aggregate amount of monies collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables is less than $8,690,000. The positive or negative sub-adjustment referred to in the immediately preceding two sentences is referred to in this Proxy Statement as the "Smithee Accounts Receivable Sub-Adjustment." The $8,690,000 threshold generally represents the amount of Alan Smithee Receivables reflected on the Company's balance sheet at June 30, 1997 reduced by (i) $375,000 in accounts receivable that the parties to the Merger Agreement agreed were uncollectable and (ii) a reserve of $400,000 for further doubtful collections that was negotiated between the parties to the Merger Agreement. The Company currently anticipates that the aggregate amount of monies to be collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables will be less than $8,690,000 resulting in a negative sub-adjustment.

    MASSILLUSION SUB-ADJUSTMENT. There will be a positive sub-adjustment equal to the amount, if any, by which the MassIllusion Expense Amount is less than $1,300,000. If instead, the MassIllusion Expense Amount is greater than $1,300,000, there will be a negative sub-adjustment equal to the amount by which the MassIllusion Expense Amount exceeds $1,300,000. The positive or negative sub-adjustment referred to in the immediately preceding two sentences is referred to in this Proxy Statement as the "MassIllusion Sub-Adjustment." "MassIllusion Expense Amount" is defined in the Merger Agreement to mean (a) the aggregate amount of monies provided by the Company, directly or indirectly, to CPI or to any third parties on behalf of CPI during the Measurement Period ("Disbursed Amounts"), plus (b) the aggregate amount of expenses borne by the Company during the Measurement Period with respect to CPI (including with respect to the Visual Effects Facility which had been operated by CPI) ("Borne Expenses"), less (from the sum of (a) and (b)) the recovery by the Company, in any manner whatsoever (including, without limitation, reimbursements by CPI to the Company), of any of the Disbursed Amounts or Borne Expenses. The $1,300,000 threshold represents the negotiated agreement of the parties to the Merger Agreement as to the then estimated amount of the MassIllusion Expense Amount. The Company currently anticipates that the MassIllusion Expense Amount will be less than $1,300,000 resulting in a positive sub-adjustment.


    CALCULATION OF BASKET ADJUSTMENT. To the extent the sum of the SGA Sub-Adjustment, the Smithee Accounts Receivable Sub-Adjustment and the MassIllusion Sub-Adjustment (collectively, the "Basket Adjustment") results in a positive amount (such number being referred to in this Proxy Statement as the "Basket Adjustment Amount"), there will be a Gross Adjustment equal to the Basket Adjustment Amount. To the extent the Basket Adjustment is a negative amount, there will be no adjustment to the Purchase Price. Although the Company currently anticipates a positive MassIllusion Sub-Adjustment, the Company believes that anticipated negative SGA and Smithee Accounts Receivable Sub-Adjustments will exceed such positive amount, resulting in a negative Basket Adjustment and no adjustment to the Purchase Price as a result of the Basket Adjustment.

    The Company's chief financial officer, or other appropriate accounting officer, as the case may be, will calculate both the Expenses and the MassIllusion Expense Amount for the Measurement Period and forward such calculation to Vajna and the Special Committee no later than 6:00 p.m., Los Angeles time, on the day after the Adjustment Date. To the extent there is a disagreement between Vajna and the Special Committee with respect to the calculation of Expenses and/or the MassIllusion Expense Amount, the parties will immediately forward such calculation(s) to an independent accountant, retired judge or other party mutually acceptable to Vajna and the Special Committee, whose determination as to the proper calculation of Expenses and/or the MassIllusion Expense Amount will be rendered no later than six business days prior to the Special Meeting and will be final and binding on all the parties to the Merger Agreement.

    CALCULATION OF PURCHASE PRICE ADJUSTMENT. The aggregate per Share adjustment to the Purchase Price (the "Total Adjustment Amount") will be calculated by dividing (i) the aggregate dollar amount of the Gross Adjustments resulting from the Adjustments by (ii) the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina but excluding the Disney Shares). The Total Adjustment Amount will be rounded off to the nearest whole penny. Except for the Stone Adjustment, the EVITA Soundtrack Adjustment, the Non-Smithee Accounts Receivable Adjustment and the Basket Adjustment, there are no other possible positive adjustments to the Purchase Price.

    PRESS RELEASE REGARDING FINAL ADJUSTED PURCHASE PRICE. The Company and Vajna will issue a press release no later than five business days prior to the Special Meeting, setting forth the exact dollar amount of the Total Adjustment Amount and the final Adjusted Purchase Price.

    TOLL-FREE NUMBER FOR MERGER CONSIDERATION INFORMATION. The Company has established a toll-free telephone number which Stockholders may use to call D.F. King & Co., Inc. ("D.F. King"), the Company's proxy solicitation agent, to obtain the current dollar amount of the Merger Consideration on a per Share basis. The toll-free number is (800) 628-8510.

                 SUMMARY TABLE OF PURCHASE PRICE ADJUSTMENTS(1)

                                                                                                                        PER SHARE
                                                                                                                        ADJUSTMENT
                                                                                                                          (GROSS
                                                                                                                        ADJUSTMENT
                                                               STATUS OR                                                DIVIDED BY
                                                               ESTIMATED                                                12,891,318
                                                               STATUS AS                                                SHARES) TO
                                                                  OF        ADJUSTMENT AS                                ORIGINAL
                                                               NOVEMBER      OF NOVEMBER        GROSS     AMOUNT OF      PURCHASE
                                 BASIS OF         AMOUNT OF       15,            15,         ADJUSTMENT   ADJUSTMENT     PRICE OF
       ADJUSTMENT               ADJUSTMENT        THRESHOLD     1997(2)        1997?(2)        TO DATE    FIXED?(3)       $2.30
------------------------  ----------------------  ----------  -----------   --------------   -----------  ----------   ------------
1. STONE ADJUSTMENT       Adjustment for the         --       $  961,000      Yes            $  961,000    Yes            $.0745
                          amount of obligations
                          relieved by settlement
                          of the "first look"
                          arrangement with
                          Stone.

2. EVITA SOUNDTRACK       Adjustment for monies   $1,500,000  $3,260,000      Yes            $1,760,000    Yes            $.1365
   ADJUSTMENT             received with respect
                          to EVITA Soundtrack in
                          excess of Threshold
                          from 9/2/97 through
                          Adjustment Date.

3. NON-SMITHEE ACCOUNTS   Adjustment for amount   $1,573,000  $1,743,000      Yes            $  170,000    Yes            $.0132
   RECEIVABLE ADJUSTMENT  of Non-Alan Smithee
                          Receivables collected
                          in excess of Threshold
                          from 7/1/97 through
                          the Adjustment Date
                          (the "Measurement
                          Period").

4. BASKET ADJUSTMENT (to
   be calculated as of
   Adjustment Date):

      a. SGA              Positive (or negative)  $6,493,000  $4,837,000
          Sub-Adjustment  sub-adjustment to the
                          extent the Company
                          Expense Amount during
                          the Measurement Period
                          is less than (or
                          greater than) Thresh-                                  TO THE EXTENT THE SUM OF THE SGA SUB-ADJUSTMENT,
                          old.                                                   SMITHEE ACCOUNTS RECEIVABLE SUB-ADJUSTMENT AND
                                                                                 MASSILLUSION SUB-ADJUSTMENT RESULTS IN A POSITIVE
                                                                                 AMOUNT, THERE
      b. Smithee          Positive (or negative)  $8,690,000  $2,908,000(4)      WILL BE A POSITIVE GROSS ADJUSTMENT EQUAL TO SUCH
          Accounts        sub-adjustment to the                                  POSITIVE AMOUNT. IF SUCH SUM RESULTS IN A NEGATIVE
          Receivable      extent the amount of                                   AMOUNT, THERE WILL BE NO POSITIVE OR NEGATIVE
          Sub-Adjustment  Alan Smithee Receiv-                                   ADJUSTMENT. ALTHOUGH THE COMPANY CURRENTLY
                          ables collected during                                 ANTICIPATES A POSITIVE MASSILLUSION
                          the Measurement Period                                 SUB-ADJUSTMENT, THE COMPANY BELIEVES THAT
                          is greater than (or                                    ANTICIPATED NEGATIVE SGA AND SMITHEE ACCOUNTS
                          less than) Threshold.                                  RECEIVABLE SUB-AJUSTMENTS WILL EXCEED SUCH
                                                                                 POSITIVE AMOUNT, RESULTING IN A
      c. MassIllusion     Positive (or negative)  $1,300,000  $  407,000         NEGATIVE BASKET ADJUSTMENT AND NO ADJUSTMENT TO
          Sub-Adjust-     sub-adjustment to the                                  THE PURCHASE PRICE AS A RESULT OF THE BASKET
          ment            extent the                                             ADJUSTMENT.
                          MassIllusion Expense
                          Amount is less than
                          (or greater than)
                          Threshold.

                          With respect to the sum of the Sub-Adjustments:      No            (3,233,000  (5)   No         --
                                                                                                                          ------
                                                                                                                          ------

                                                           TOTAL ADJUSTMENTS (through date of this Proxy Statement):      $  .22(6)
                                                                                                                          ------
                                                                                                                          ------

                                                     ADJUSTED PURCHASE PRICE (through date of this Proxy Statement):      $ 2.52

            FOOTNOTES TO SUMMARY TABLE OF PURCHASE PRICE ADJUSTMENTS

(1) The table is a summary of certain information regarding the Adjustments to the Purchase Price contained elsewhere in this Proxy Statement. Reference is made to, and the table is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and in the Merger Agreement (Appendix "C"). Stockholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

(2) The status shown for the EVITA Soundtrack Adjustment is as of November 19, 1997, the date the Board approved the acceptance of Disney's offer for the Soundtrack Sale.

(3) If an Adjustment is fixed, there is no potential for any additional adjustments resulting therefrom.

(4) Many of the Alan Smithee Receivables are not collectable until delivery of the film to Disney and various international distributors is completed. The Company has only recently begun delivering the film to distributors. The number shown does not include $3,725,000 to be paid to the Company by Disney upon completion of delivery of the film to Disney, which is currently anticipated to occur by early December 1997.


(5) Although the Adjustment Date has not occurred as of the date of this Proxy Statement, the Company does not believe that there is a significant likelihood of an adjustment to the Purchase Price as a result of the Basket Adjustment. As there are no further adjustments possible pursuant to the other Adjustments (which have become fixed), the Company, therefore, does not believe that there is a significant likelihood of any further upward adjustments to the Purchase Price of $2.52 per Share. Not later than five business days prior to the Special Meeting, the Company will issue a press release setting forth the exact dollar amount of all the Adjustments and the final Adjusted Purchase Price. The Company has also established a toll-free number (800-628-8510) which Stockholders may call to obtain the current dollar amount of the Merger Consideration on a per Share basis.


(6) The aggregate per Share adjustment to the Purchase Price (the "Total Adjustment Amount") will be calculated by dividing (i) the aggregate dollar amount of the Gross Adjustments resulting from the Adjustments by (ii) the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina but excluding the Disney Shares). The Total Adjustment Amount will be rounded off to the nearest whole penny.

BACKGROUND AND REASONS FOR THE MERGER

    In early 1997, during the course of the Company's negotiations with Disney regarding the Film Library Sale, the Company asked its financial advisor, Jefferson Capital, and the Company's outside counsel, Gipson Hoffman & Pancione, P.C., to consider various strategic alternatives for the business and operations of the Company assuming an agreement with Disney was reached.

    At the meeting of the Board held on February 21, 1997, the Board discussed the strategic alternatives available to the Company, including the Film Library Sale, continuing to produce motion pictures, acquisition of the Company or a portion of the Company by another company, and winding down the Company's operations and dissolving. The Board believed that in light of, among other things, the disappointing financial results of three of the Company's four 1995 releases and the 1997 release of THE SHADOW CONSPIRACY and the continuing increase in motion picture production and releasing costs, which could necessitate increased direct investment in the Company's motion pictures if the Company were to produce additional "event" motion pictures, that it would be in the best interests of the Stockholders to consider the winding down of the Company's operations. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Background and Reasons for the Library Sale Agreement." The Board discussed means of winding down the operations of the Company, including a dissolution under the statutory procedures set forth in Delaware law or the sale of additional assets followed by the sale of the corporate entity and any remaining assets and liabilities. The Board believed that a statutory dissolution could take substantially longer and result in more expenses than a sale, reducing the amount of any cash payment to the Stockholders.

    At the Board meeting held on April 2, 1997 (at which the Library Sale Agreement with Disney was approved), the Board engaged in further discussion of the Company's strategic alternatives assuming consummation of the Film Library Sale. At such meeting, the Board authorized Warren Braverman, Executive Vice President, Chief Operating Officer, Chief Financial Officer and a Director of the Company, and R. Timothy O'Donnell, the President and majority stockholder of Jefferson Capital and a Director of the Company, to negotiate with other parties regarding the sale of the assets and provision for the liabilities that would remain assuming consummation of the Film Library Sale. The Board further authorized Mr. Braverman and Mr. O'Donnell, in consultation with the Special Committee, to discuss the sale of assets to and the assumption of liabilities by Vajna as a means of winding down the operations of the Company in an expeditious manner that would maximize stockholder value.

    On May 19, 1997, Vajna's legal advisors met with Mr. Braverman, Mr. O'Donnell and the Company's outside counsel to discuss various matters relating to a possible acquisition by Vajna of the Company's publicly-held Shares.

    On May 30, 1997, counsel to Vajna sent a letter to the Board presenting discussion points regarding, among other things, a merger between the Company and an acquisition entity to be owned by Vajna, which would take place after the sale of most of the Company's assets. The letter indicated that all outstanding Shares owned by persons other than Vajna would be acquired or redeemed for cash based on their proportionate share of the net worth of the Company at the time of the merger, and the entity owned (or controlled) by Vajna would become the sole owner of the Company which it was anticipated would, at that time, have certain residual assets and liabilities.

    From June through the start of September, Vajna and his advisors, on the one hand, and the Company and the Special Committee and their respective advisors, on the other hand, held a series of discussions and negotiations regarding the proposed Merger and the terms and conditions of the Merger Agreement.

    On September 2, 1997, the Board approved the terms and conditions of the Merger Agreement and the Merger. On September 3, 1997, the Merger Agreement was executed. On November 19, 1997, the Board approved Amendment No. 1 to the Agreement of Merger (the "Amendment") which amends the Merger Agreement to provide that any disagreements regarding certain calculations underlying potential adjustments to the Merger Consideration will be forwarded to an independent accounting firm, retired judge or other party mutually acceptable to Vajna and the Special Committee. The Amendment was subsequently executed by the parties to the Merger Agreement. See "SPECIAL FACTORS RELATING TO THE MERGER--Recommendation of the Special Committee and the Board; Fairness of the Merger." See also "SPECIAL FACTORS RELATING TO THE MERGER--Background and Reasons for the Merger."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE MERGER


    On September 2, 1997, the Special Committee reported that it had determined
(i) that the Merger is fair to, and in the best interests of, the Stockholders (other than Vajna and Valdina) and (ii) to recommend that the Board approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Special Committee consists of one director, Gregory R. Paul, who is not employed by or otherwise affiliated with the Company. At a meeting held on the same day, the members of the Board (excluding Vajna, who abstained from the vote) unanimously determined, based in part on the recommendation of the Special Committee, that the Merger is fair to, and in the best interests of, the Stockholders (other than Vajna and Valdina), approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined to recommend that the Stockholders approve and adopt the Merger Agreement. Vajna abstained from the vote due to his ownership interest in Buyer. Of the six members of the Board at such time, three were not employees of the
Company: Gregory R. Paul, R. Timothy O'Donnell and Dianne Caplan Lebovits (the former General Counsel of the Company who returned to private legal practice in August 1996). On November 19, 1997, the Amendment to the Merger Agreement was unanimously approved by the four members of the Board at such time other than Vajna, who abstained from the vote (Messrs. Paul, O'Donnell and Braverman and Ms. Lebovits).


    In reaching the conclusions described above, the Special Committee and the Board considered a number of factors, including, without limitation, the following: (a) the Company's historical financial losses and anticipated continuing operating losses; (b) increasing production costs and print and advertising costs; (c) the significant risk of continued operations, including that of dissipating the Company's remaining assets; (d) the termination of the Domestic Distribution Agreement upon consummation of the Film Library Sale and the August 1997 expiration of the commitment to lend under the Company's credit facility; (e) the lack of strategic alternatives available to the Company in view of the Company's disappointing operating results and efforts to implement other strategic alternatives without success; (f) the existence of a substantial amount of cash and cash equivalents of the Company and the additional cash to be received in connection with the Assignment Agreement; (g) the Board's belief that the Merger can be consummated more expeditiously and result in less expenses than a dissolution of the Company under Delaware law, resulting in a larger payment to the Stockholders in exchange for their equity interests in the Company; (h) the historical market prices and net book value of the Shares; (i) the amount of outstanding Shares beneficially owned by Vajna; (j) the terms and conditions of the Merger Agreement; (k) that the Merger Consideration consists entirely of cash; (l) the possible conflicts of interest of Vajna, certain directors and members of management of the Company; and (m) that Stockholders have the right to dissent from the Merger and demand appraisal of the fair value of their Shares under the DGCL. See "SPECIAL FACTORS RELATING TO THE MERGER--Recommendations of the Special Committee and the Board; Fairness of the Merger." In addition, the Board considered the recommendation of the Special Committee.

SURRENDER OF COMMON STOCK CERTIFICATES

    Promptly after the Effective Time, a letter of transmittal and a notice of consummation of the Merger and instructions with respect to the surrender of certificates ("Certificates") previously representing Shares will be sent to each record holder of Shares immediately prior to the Effective Time. The letter of transmittal will set forth the procedure for surrendering such Certificates to ChaseMellon Shareholder

Services ("the Paying Agent"). Each holder of a Certificate or Certificates (other than Certificates for Dissenting Shares, Shares held in the treasury of the Company or Shares owned by Buyer, Vajna or Valdina) will be entitled to receive, upon surrender to the Paying Agent of the Certificate or Certificates for cancellation, together with such letter of transmittal duly executed, and subject to any required backup withholding (within the meaning of Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code")), the aggregate amount of cash into which the Shares previously represented by such Certificate or Certificates are converted in the Merger. Until surrendered to the Paying Agent, each Certificate (other than Certificates for Dissenting Shares, Shares held in the treasury of the Company or Shares owned by Buyer, Vajna or Valdina) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate amount of cash into which the Shares represented thereby shall have been converted, subject to any required backup withholding (within the meaning of Section 3406 of the Code). No interest will accrue or be paid on the cash payable upon the surrender of the Certificate or Certificates. See "THE MERGER AGREEMENT--Surrender of Company Common Stock Certificates." STOCKHOLDERS SHOULD NOT RETURN ANY CERTIFICATES WITH THE FORM OF PROXY ACCOMPANYING THIS PROXY STATEMENT.

TREATMENT OF STOCK OPTIONS AND WARRANTS

    The Merger Agreement requires that prior to the Effective Time, the Company must (i) terminate the Company's 1994 Basic Stock Option and Stock Appreciation Rights Plan and 1994 Special Stock Option and Stock Appreciation Rights Plan (collectively, the "Option Plans"), and any unexercised options issued thereunder, and (ii) cancel the Company's outstanding warrants. Upon consummation of the Film Library Sale and the transactions contemplated by the Assignment Agreement, the Option Plans and all unexercised options previously granted under the Option Plans will terminate.

CONDITIONS TO THE MERGER; TERMINATION


    The obligations of each party to effect the Merger are subject to the fulfillment and/or waiver, at or prior to the Effective Time, of certain conditions, including: (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the Stockholders under the DGCL; (b) the consummation of the Merger shall not be prohibited by any statute, rule or regulation; (c) no court of competent jurisdiction shall have issued (and such issuance shall not be threatened or pending) any injunction, restraining order or other order which prohibits the consummation of the Merger and no governmental action shall have been commenced or threatened which seeks to prohibit the Merger; (d) certain litigation, proceedings and investigations shall not be pending, threatened or in existence; (e) the Company shall have obtained the Majority of the Minority Vote at the Special Meeting; (f) the percentage of Shares demanding appraisal in accordance with Section 262 of the DGCL to the total number of Shares outstanding immediately prior to the Effective Time shall not exceed 15%; (g) the transactions contemplated by the Library Sale Agreement shall have been consummated in all material respects; and
(h) the transactions contemplated by the Assignment Agreement shall have been consummated in all material respects. See "THE MERGER AGREEMENT--Conditions to the Merger; Termination."


    The Merger Agreement may be terminated and the transactions contemplated thereby abandoned (a) by the mutual written consent of the Special Committee, on behalf of the Company, and the Board of Directors of Buyer; (b) by the Company or Buyer if the Library Sale Agreement terminates; (c) by the Company, acting through the Special Committee, or Buyer if, without a breach or violation of the Merger Agreement by the terminating party, the Merger has not been consummated by December 31, 1997 (the "Expiration Date"), provided, however, that if the date by which the transactions contemplated by the Library Sale Agreement must be consummated as provided in the Library Sale Agreement is extended by the parties to such agreement, then the Expiration Date will automatically, without any action required on the part of the parties to the Merger Agreement, be extended by the same period of time; and (d) by the Company if the Board, based on the recommendation of the Special Committee, shall have failed to recommend or withdrawn, modified or amended in any material resect its approval or recommendation of the Merger or failed to hold the Special Meeting by December 31, 1997. See "THE MERGER AGREEMENT--Conditions to the Merger," "--Termination; Fees and Expenses" and "--Amendments; Waivers."

REGULATORY APPROVALS

    To the best knowledge of the Company, there are no federal or state regulatory requirements which must be complied with, nor are there any such governmental consents or approvals that must be obtained in connection with the consummation of the Merger other than compliance with certain federal securities laws.

ACCOUNTING TREATMENT

    The Merger will be accounted for at historical cost as a combination of entities under common control.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS

    The Merger, pursuant to which Shares (other than Shares owned by Buyer, Vajna or Valdina, Shares held in treasury, or Shares as to which statutory dissenters' rights are perfected) will be converted into the right to receive cash, will be a taxable transaction to the Stockholders whose Shares have been so converted. Gain or loss would generally be realized and recognizable by each such Stockholder in an amount equal to the difference between the Merger Consideration received and the basis of the Shares owned by such Stockholder. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    MANAGEMENT; OWNERSHIP OF SHARES/OPTIONS. As a result of Vajna's beneficial ownership of approximately 50.7% of the outstanding Shares (including Shares owned by Valdina and Shares for which Vajna holds a proxy to vote), Vajna (and, as a result, Buyer) would be deemed to control the Company. In addition, Vajna, who is an officer, director and the beneficial owner of Buyer, is also the Chairman of the Board, President and Chief Executive Officer of the Company.

    As of the Record Date, the executive officers and directors of the Company (other than Vajna) owned an aggregate of 387,341 Shares (Warren Braverman:
373,591 Shares; Dianne Caplan Lebovits: 2,500 Shares; and R. Timothy O'Donnell:
11,250 Shares) and held options (and also a warrant in the case of Mr. O'Donnell) to purchase an aggregate of 85,000 Shares (of which options to purchase an aggregate of 15,000 Shares were exercisable at prices below $2.52 per Share, and held by Dianne Caplan Lebovits: options to purchase 5,000 such Shares; R. Timothy O'Donnell: options to purchase 5,000 such Shares; and Gregory
R. Paul: options to purchase 5,000 such Shares). If the Merger is consummated at the Purchase Price of $2.52 per Share, such persons will receive an aggregate of approximately $983,899 (Warren Braverman: $941,449; Dianne Caplan Lebovits:
$8,900; R. Timothy O'Donnell: $30,950; and Gregory R. Paul: $2,600) for their Shares (including Shares issuable upon exercise of the options which have exercise prices below $2.52 per Share, but, for purposes of such calculation, deducting the exercise price of such options). See "CERTAIN INFORMATION REGARDING THE COMPANY--Principal Stockholders of the Company" and "--Executive Compensation."

    INDEMNIFICATION. The Merger Agreement provides for the survival of all rights to indemnification now existing in favor of the directors and executive officers of the Company and the maintenance of a policy of directors' and officers' liability insurance for a period of four years. See "THE MERGER

AGREEMENT." The directors, officers and employees of the Company are also indemnified against certain actions, claims and liabilities pursuant to the Company's Certificate of Incorporation and Bylaws and, in the case of each director, pursuant to indemnification agreements with the Company. See "CERTAIN INFORMATION REGARDING THE COMPANY--Executive Compensation."

    SEVERANCE ARRANGEMENTS. In connection with the Merger, the Company and Vajna have mutually agreed to terminate the Employment Agreement between Vajna and the Company, dated as of January 1, 1994, as amended (the "Vajna Employment Agreement"), effective as of the Effective Time. Upon termination of the Vajna Employment Agreement at the Effective Time, Vajna will be paid an amount equal to the sum of (i) one hundred percent of the fixed annual compensation that would otherwise have been payable to Vajna in the ordinary course from the Effective Time through December 31, 1997 had the Vajna Employment Agreement not been terminated at the Effective Time, and (ii) $500,000 (representing fifty percent of the fixed annual compensation that would otherwise have been payable to Vajna in the ordinary course from January 1, 1998 through December 31, 1998 had the Vajna Employment Agreement not been terminated at the Effective Time), and (iii) $344,666 representing producer's performance fees earned under the Vajna Employment Agreement with respect to DIE HARD WITH A VENGEANCE. Assuming the Merger occurs on or about December 29, 1997, it is anticipated that, at the Effective Time, Vajna will receive an aggregate amount of approximately $844,666 in consideration for the termination of the Vajna Employment Agreement. See "THE MERGER AGREEMENT" and "CERTAIN INFORMATION REGARDING THE COMPANY--Executive Compensation."

    In connection with the Merger, the Company and certain officers of the Company, including Warren Braverman, Chief Operating Officer, Chief Financial Officer, Executive Vice President and a Director of the Company, have agreed to certain severance arrangements. See "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger," "THE MERGER AGREEMENT" and "CERTAIN INFORMATION REGARDING THE COMPANY--Executive Compensation."

    Assuming the Merger occurs on or about December 29, 1997, it is anticipated that, at the Effective Time, Mr. Braverman will receive an aggregate of approximately $666,500 pursuant to his severance agreement. In addition, the Company will forgive a $450,000 loan (bearing interest at the rate of 6% per annum) which was made to Mr. Braverman in 1994. As of November 15, 1997, an aggregate of $554,000 in principal and accrued interest was outstanding under such loan. Monies which are held pursuant to the Company's Deferred Compensation Plan for the account of Mr. Braverman will not be effected by the Merger.

    The Company paid Fred Feitshans an aggregate of $250,000 in severance upon his resignation as President of Production in July 1997. The Company also paid Randolph M. Paul an aggregate of $220,000 in severance upon his resignation as Senior Vice President, Business Advisor, and as a Director in September 1997. The Company also forgave a $50,000 loan (bearing interest at 7% per annum) which was made to Mr. Paul in January 1997. As of the date of his resignation, an aggregate of approximately $52,500 was outstanding under such loan (including accrued interest).


    OTHER. For serving on certain committees of the Board, including on the Special Committee, Gregory R. Paul receives an aggregate of $20,000 per year. The Company also reimburses Mr. Paul and the Company's other directors for travel expenses incurred in connection with their activities on behalf of the Company. For serving on the Special Committee, Mr. Paul also received $50,000.


    R. Timothy O'Donnell, a director of the Company, is the President and majority stockholder of a privately-held investment banking concern, which is the Company's financial advisor and which is receiving certain fees in connection with the Merger. See "SPECIAL FACTORS RELATING TO THE MERGER--Fees and Expenses," "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Interests of Certain Persons in the Asset Sales" and "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger." Jefferson Capital acts as an investment advisor to an affiliate of Valdina which until October 31, 1997 was indirectly owned

49.9% by Vajna and 50.1% by The Mong Family Trust, which benefits certain descendants of Mong Hing Yan, including the son of Mr. Vajna. Since October 31, 1997, such affiliate has been indirectly beneficially owned 100% by Vajna. In each of the past five years, Jefferson Capital has received less than $50,000 in investment advisory fees from such entity.


    The foregoing interests of the Company's directors and executive officers, and any possible conflicts of interest they may pose, were considered by the Special Committee and the Board in connection with their determination to approve the Merger. See "SPECIAL FACTORS RELATING TO THE MERGER-- Recommendation of the Special Committee and the Board; Fairness of the Merger."

OPERATIONS PENDING AND FOLLOWING THE MERGER


    The Company's plans pending the Merger are substantially the same as those pending the Asset Sales. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY-- Operations of the Company Pending and Following the Asset Sales." At the time of the Merger, it is anticipated that substantially all of the Company's assets will have been sold and substantially all of the Company's previous operations will have ceased. See "Summary Table Regarding Treatment of the Company's Non-Cash Assets." The commitment to lend under the Company's credit facility has terminated. It is further anticipated that the Domestic Distribution Agreement will have terminated by the Effective Time, and the Company will have only minimal personnel remaining at such time. The Company's employment agreements with Vajna and Mr. Braverman will terminate at the Effective Time pursuant to their respective severance arrangements. As a result, any operations conducted by the Company following the Merger will in large part represent start-up operations. Notwithstanding the foregoing, Vajna and/or affiliates of Vajna, in each case alone or with other entities (including potentially the Company), are likely to seek to acquire, produce and arrange for the financing and distribution of motion picture projects (including the Development Projects) pursuant to new arrangements following the Merger. Upon consummation of the Merger, Buyer intends to terminate the registration of the Company's Common Stock under the Exchange Act and delist the Company's Common Stock from the NASDAQ National Market System. The Company will also cease to file periodic reports with the Commission, and the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act.


APPRAISAL RIGHTS

    Stockholders who, not later than the date of the Special Meeting, deliver to the Company a written demand for appraisal rights, who do not vote in favor of the Merger and who comply with all other applicable requirements of Section 262 of the DGCL ("Section 262"), will have the right to dissent from the Merger and to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such Shares as determined by such court, rather than the Merger Consideration. The procedure for perfecting appraisal rights is summarized under the caption "RIGHTS OF DISSENTING STOCKHOLDERS," and the pertinent provisions of Section 262 are included as Appendix "D" to this Proxy Statement.

                    SUMMARY TABLE REGARDING TREATMENT OF THE
                           COMPANY'S NON-CASH ASSETS

    The following table sets forth how the Company's material non-cash assets have been or will be treated in the Asset Sales, in certain other arrangements preceding the Asset Sales, and in the Merger. The left column lists the material non-cash assets of the Company prior to such transactions, the middle column indicates the acquiring party, and the right column describes in general terms the consideration received or to be received by the Company with respect to each particular transaction. The table is only a summary of certain information regarding the Asset Sales, certain arrangements concerning assets not being transferred in the Asset Sales, and the Merger. The table, for instance, does not include the treatment of certain other projects and arrangements between the Company and Disney (such as termination of the Domestic Distribution Agreement and certain arrangements with respect to AN ALAN SMITHEE FILM). See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Library Sale Agreement." The table also does not include the treatment of any receivables relating to AN ALAN SMITHEE FILM. Reference is made to, and this table is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and in the Appendices hereto. Stockholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

                ASSET                            ACQUIRING PARTY                    IN CONSIDERATION FOR:
-------------------------------------  -----------------------------------  -------------------------------------
The Company's Film Library (eleven     .............. Disney .............  Transfer to the Company of the Disney
  films including the right to                                                Shares (555,556 Shares with an
  receive any overages with respect                                           aggregate market value of
  to such films but excluding the                                             approximately $1,076,390 based on
  right to receive any minimum                                                the closing price of the Company's
  guarantees payable with respect to                                          Shares on April 3, 1997, the date
  such films and excluding the EVITA                                          of the Library Sale Agreement) and
  Soundtrack)                                                                 Disney Warrant (a warrant to
  Right to receive any overages with                                          purchase 150,000 Shares at an
  respect to exploitation of DIE HARD                                         exercise price of $9.00 per Share).
  WITH A VENGEANCE in the Disney                                            Assumption of outstanding loans
  Territories                                                                 previously made by Disney to the
                                                                              Company (approximately $40,387,000
                                                                              as of November 15, 1997).
                                                                            Assumption of all residuals and
                                                                              participations relating to the Film
                                                                              Library (other than certain guild
                                                                              obligations arising from or related
                                                                              to the production of the films in
                                                                              the Film Library).
                                                                            Assumption of all obligations of the
                                                                              Company under the Company's
                                                                              existing exploitation agreements
                                                                              with respect to the Film Library
                                                                              which are to be performed on or
                                                                              after the closing of the Film
                                                                              Library Sale, provided such
                                                                              obligations have been listed on
                                                                              schedules provided to Disney.

                ASSET                            ACQUIRING PARTY                    IN CONSIDERATION FOR:
-------------------------------------  -----------------------------------  -------------------------------------
The Company's Rights in DIE HARD WITH
  A VENGEANCE (other than the
  Company's right to receive any       ............... Fox ...............  $11,250,000 cash
  International DHWV Overages)

                                                                            Settlement of the Company's "first
                                                                              look" arrangement with Stone
                                                                              pursuant to which the Company was
                                                                              relieved of $961,000 in obligations
                                                                              it otherwise would have had to
                                                                              Stone under such arrangement (which
                 Stone Projects        .............. Stone ..............    is net of certain expenses incurred
                                                                              by the Company in connection with
                                                                              the settlement and certain payments
                                                                              made by the Company to or for the
                                                                              benefit of Stone pursuant to such
                                                                              settlement).

                                                                            Assumption of approximately $900,000
                                                                              in obligations and liabilities,
Visual Effects Facility assets (and                                           management of certain other
  certain liabilities associated       ........ Mass.Illusion LLC ........    liabilities and obligations, and
  therewith)                                                                  the contribution of $200,000
                                                                              thereto.

              EVITA Soundtrack         .............. Disney .............             $1,500,000 cash

Right to receive any International
  DHWV Overages (other than the right
  to receive any overages with         ........... Summit N.V. ...........  $400,000
  respect to exploitation agreements
  relating to Italy or Hungary)

      Miscellaneous Receivables        ........... Summit N.V. ...........  $400,000

                ASSET                            ACQUIRING PARTY                    IN CONSIDERATION FOR:
-------------------------------------  -----------------------------------  -------------------------------------
                                                                            In the Merger, each Share (other than
                                                                              Shares owned by Vajna or Valdina,
                                                                              treasury Shares, or Shares as to
Development Projects                                                          which dissenters' rights are
  One Stone Project                      The assets shown on the left are     perfected) will be converted into
  Right to receive International DHWV      anticipated to be the remaining    the right to receive $2.52 in cash,
  Overages with respect to                 material non-cash assets of the    which has been adjusted upwards
  exploitation agreements                  Company                            from an Original Purchase Price of
                                                                              $2.30 (and which is subject to
                                                                              potential further upward adjustment
                                                                              as provided in the Merger
                                                                              Agreement although the Company does
                                                                              not currently anticipate that there
                                                                              is a significant likelihood of any
  relating to Italy and Hungary                                               further such upward adjustments).
  Miscellaneous furnishings and        .....                         .....    Assuming no further Purchase Price
  fixtures (including computers,           immediately after the Merger.      adjustments and no exercises of
  related computer equipment, and          Upon consummation of the Merger    outstanding options, it is
  artwork)                                 the Company will be 100% owned     currently estimated that holders of
  Automobile                               by Vajna and Valdina.              such Shares will receive an
                                                                              aggregate of $16,234,699 upon
                                                                              conversion of the Shares into the
                                                                              Merger Consideration.

                        SUMMARY CONDENSED FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)

    The following summary financial data for the five years ended December 31, 1996 are derived from the audited consolidated financial statements of the Company. The financial data for the nine month periods ended September 30, 1996 and 1997 are derived from unaudited condensed consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1997. The data should be read in conjunction with the audited consolidated financial statements and the unaudited condensed consolidated financial statements of the Company, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Proxy Statement.

                                                                                               NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                      -----------------------------------------------------  ----------------------
                                        1992       1993       1994       1995       1996        1996        1997
                                      ---------  ---------  ---------  ---------  ---------  ----------  ----------
OPERATIONS:
  Total revenue.....................  $  39,566  $   9,006  $ 109,028  $ 192,880  $ 133,000  $   89,772  $   59,209
  (Loss) income from operations.....     (7,744)    (2,672)     2,912    (16,762)   (16,364)     (2,172)    (19,725)
  Net (loss) income.................    (10,804)    (4,823)     2,895    (16,062)   (15,905)     (1,647)    (22,787)
  (Loss) income per common share....     --           (.64)       .30      (1.23)     (1.12)       (.12)      (1.69)
  Weighted average shares
    outstanding.....................     --          7,518      9,494     13,025     14,169      14,192      13,448


                                                          DECEMBER 31,                           SEPTEMBER 30,
                                      -----------------------------------------------------  ----------------------
                                        1992       1993       1994       1995       1996        1996        1997
                                      ---------  ---------  ---------  ---------  ---------  ----------  ----------
BALANCE SHEET DATA:
  Cash..............................  $   1,985  $   1,840  $   2,665  $  29,832  $  27,364  $   11,032  $   26,073
  Restricted cash...................      1,000        500     --         --          5,654      --           5,169
  Film costs, net of amortization...     18,665    115,108    223,827    160,756    103,792     144,684      53,424
  Total assets......................     27,102    119,992    253,891    206,257    156,548     176,378      96,158
  Total debt........................     32,711     93,991    143,146     73,202     47,420  64,494,000  53,060,000
  Stockholders' (deficiency)
    equity..........................    (14,808)   (18,506)    44,434     51,717     36,607      50,070      16,371

PER SHARE DATA:
Net book value per common share.....  $   (2.32) $   (2.90) $    4.41  $    3.96  $    2.80  $     3.83  $     1.25
Common shares outstanding...........      6,383      6,383     10,075     13,075     13,075      13,075      13,075

                              THE SPECIAL MEETING

RECORD DATE AND PERSONS ENTITLED TO VOTE AT THE SPECIAL MEETING

    The Board has fixed the close of business on November 7, 1997 as the Record Date for the determination of Stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of Company Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, the Company had outstanding 13,446,874 Shares.

QUORUM

    The presence, in person or by properly executed proxy, of a majority of the outstanding Shares as of the Record Date is necessary to constitute a quorum to transact business at the Special Meeting. Those Shares present, in person or by proxy, including Shares as to which authority to vote on any proposal being considered at the Special Meeting is withheld, Shares abstaining as to any proposal being considered at the Special Meeting, and broker non-votes on any proposal being considered at the Special Meeting, will be considered present at the Special Meeting for purposes of establishing a quorum.

VOTE REQUIRED

    Stockholders are entitled to one vote at the Special Meeting for each Share held of record by them on the Record Date. Each of the Asset Sale Proposal and the Merger Proposal require the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon for passage.

    As of the Record Date, members of the Board, including Vajna, owned an aggregate of 6,836,318 Shares (including Shares owned by Valdina), or approximately 50.8% of the Shares outstanding on the Record Date. Pursuant to the terms of the Library Sale Agreement, members of the Board who are also Stockholders have agreed, in effect, to vote their Shares in favor of the Asset Sale Proposal. As a result, if the members of the Board who own Shares do in fact cast their votes in favor of the Asset Sale Proposal, approval of the Asset Sale Proposal is assured.

    As of the Record Date, Vajna beneficially owned (including Shares owned by Valdina) or controlled the right to vote 6,821,318 Shares (or approximately 50.7% of the Shares outstanding as of such date). See "CERTAIN INFORMATION REGARDING THE COMPANY--Principal Stockholders of the Company." Pursuant to the terms of the Merger Agreement, Vajna and Valdina have agreed to vote such Shares in favor of the Merger Proposal. As a result, receipt of the statutorily required vote in favor of the Merger Proposal is assured. However, the Merger Agreement also provides, as a condition to the closing of the Merger, that the Company shall have obtained the Majority of the Minority Vote i.e., the affirmative vote of a majority of the Shares voted at the Special Meeting on the Merger Proposal (including abstentions, but excluding broker non-votes), whether in person or by properly executed proxy, without taking into account those shares owned by Vajna, Valdina, any affiliate of Vajna or Valdina, any executive officer or director of the Company, or Disney. As of the Record Date, an aggregate of 6,055,000 Shares (or approximately 45% of the Shares outstanding as of such date) were owned by parties other than Vajna, Valdina, any affiliate of Vajna or Valdina, any executive officer or director of the Company, or Disney and thus are entitled to be included in the Majority of the Minority Vote provided such Shares are voted on the Merger Proposal at the Special Meeting in person or by properly executed proxy (including abstentions, but excluding broker non-votes).


    As of the Record Date, all directors and executive officers of the Company, including Vajna, beneficially owned an aggregate of 6,836,318 Shares (including Shares owned by Valdina), or approximately 50.8% of those Shares outstanding on the Record Date. See "CERTAIN INFORMATION REGARDING THE COMPANY--Principal Stockholders of the Company." The Company has been informed that all such persons intend to vote their Shares in favor of the Asset Sale Proposal and the Merger Proposal.

APPRAISAL RIGHTS

    Stockholders who comply with the procedures specified in Section 262 of the DGCL will be entitled to dissent from the Merger and to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such Shares as determined by such Court rather than the Merger Consideration. See "RIGHTS OF DISSENTING STOCKHOLDERS." Stockholders intending to dissent from the Merger should NOT vote their shares in favor of the Merger Proposal. A vote in favor of the Merger Proposal will constitute a waiver of such Stockholder's appraisal rights. Appraisal rights are not available with respect to the Asset Sales.

PROXIES


    When a proxy card is returned, properly signed and dated, the Shares represented thereby will be voted in accordance with the instructions on the proxy card. Facsimile copies of the proxy, properly completed and duly executed, will be accepted at (213) 553-9738. If a Stockholder does not attend the Special Meeting and does not return the signed proxy card, such holder's Shares will not be voted and this will have the effect of a vote against matters to be voted on at the Special Meeting for purposes of determining whether the statutorily required vote is obtained, however, it will have no effect on determining whether the Majority of the Minority Vote has been obtained. Stockholders are urged to mark the box on the proxy card to indicate how the Shares represented by the proxy card are to be voted. Abstentions will have the effect of a vote "against" the matter being voted upon. If a Stockholder returns a signed proxy card but does not indicate how his or her Shares are to be voted, such Shares will be voted "FOR" approval of the Asset Sales and "FOR" approval of the Merger Proposal. The proxy card also confers discretionary authority on the individuals appointed by the Board and named on the proxy card to vote the Shares represented thereby on any other matter that is properly presented for action at the Special Meeting. However, proxy cards voted against the Asset Sale Proposal or the Merger Proposal may not be used by management to vote in favor of an adjournment of the Special Meeting pursuant to such discretionary authority. A Stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering an instrument of revocation to the Secretary of the Company, by duly executing and submitting a proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The mere presence at the Special Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold Shares as nominees will not have discretionary authorization to vote such Shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners and, therefore, the failure of the beneficial owners to give such instructions will have the effect of a vote "against" such matters for purposes of determining whether the statutorily required vote is obtained, however, it will have no effect on determining whether the Majority of the Minority Vote has been obtained.


    Proxies will be solicited through the use of the mails. In addition, certain directors, officers and employees of the Company may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram or similar means of communication. Arrangements have also been made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material by such persons to the beneficial owners of Shares, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained D.F. King to assist in the solicitation of proxies from the Company's Stockholders. D.F. King will receive for such service a fee of approximately $4,000 plus reimbursement of reasonable out-of-pocket expenses. The Company will bear all such costs of solicitation.

OTHER

    Representatives of Ernst & Young LLP are expected to attend the Special Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 PROPOSAL NO. 1
                          SALE OF SUBSTANTIALLY ALL OF
                           THE ASSETS OF THE COMPANY

    Pursuant to Proposal No. 1, the Stockholders are being asked to approve the sale of substantially all of the Company's assets, including the sale of substantially all of the Company's film library, pursuant to the Library Sale Agreement with Disney and the Assignment Agreement with Fox.

PARTIES TO THE ASSET SALES

    CINERGI PICTURES ENTERTAINMENT INC. The Company is an independent producer and distributor of motion pictures. See "CERTAIN INFORMATION REGARDING THE COMPANY." The Company's executive offices are located at 2308 Broadway, Santa Monica, California 90404 (telephone number: 310-315-6000). Since the Company's formation in November 1989 it has produced the following twelve motion pictures:

                                       DOMESTIC
                                      THEATRICAL
MOTION PICTURE                       RELEASE DATE
--------------------------------  ------------------
MEDICINE MAN                      February 1992
TOMBSTONE                         December 1993
RENAISSANCE MAN                   June 1994
COLOR OF NIGHT                    August 1994
DIE HARD WITH A VENGEANCE         May 1995
JUDGE DREDD                       June 1995
THE SCARLET LETTER                October 1995
NIXON                             December 1995
AMANDA                            July 1996 (1)
EVITA                             December 1996
THE SHADOW CONSPIRACY             January 1997
AN ALAN SMITHEE FILM                    -- (2)

       --------------------------------------

       (1) AMANDA has not been released theatrically (except in Spain). The date shown is the date AMANDA (which did not meet the criteria under the Company's domestic distribution arrangement with Disney to be distributed thereunder) was delivered to Family Channel Pictures, the owner of all rights to distribute the film in the United States and Canada. The Company controls the distribution rights to the film for the rest of the world and has used an unaffiliated international sales company to assist in international distribution of the film.


       (2) The Company has recently begun delivering the film to distributors. The domestic theatrical release date has not yet been scheduled.


    TWENTIETH CENTURY FOX FILM CORPORATION. Fox, an indirect wholly owned subsidiary of The News Corporation Limited which is a diversified international communications company incorporated under the laws of Australia, is engaged in the business of filmed entertainment, i.e., the production, financing, acquisition and distribution of motion pictures and television programming. The Company and Fox jointly own DIE HARD WITH A VENGEANCE which was produced by the Company and initially released domestically by Fox in May 1995.

    THE WALT DISNEY COMPANY. Disney is a diversified international entertainment company. In 1990, the Company entered into a distribution agreement and certain related agreements with Disney (collectively, and as it has been amended, the "Domestic Distribution Agreement") pursuant to which Disney has distributed most of the Company's motion pictures in the United States and its possessions, Canada and

Latin America (the "Americas"). In connection with an April 1994 amendment to the Domestic Distribution Agreement, the Company granted Disney a warrant to purchase 150,000 Shares at an exercise price of $9.00 per Share (the "Disney Warrant"). In conjunction with the Company's initial public offering in June 1994, Disney also purchased 555,556 Shares (the "Disney Shares") at the initial public offering price of $9.00 per share. In addition, the Company and Disney have engaged in certain other transactions (including the license by the Company to Disney of certain of the Company's rights in DIE HARD WITH A VENGEANCE). See "The Library Sale Agreement" and "Certain Additional Information Regarding Transactions with Disney" below.

BACKGROUND AND REASONS FOR THE LIBRARY SALE AGREEMENT


    The Company was formed to develop, finance, produce and license "event" motion pictures for exhibition in domestic and international theatrical markets and for later worldwide release in all media, including home video and pay and free television. "Event" motion pictures, which feature major film stars, high quality production values and other exploitable qualities which appeal to the largest segment of the motion picture audiences in both the United States and international markets, also typically involve direct negative costs (excluding capitalized interest and overhead) substantially in excess of the industry average direct negative cost. The industry average direct negative cost in 1996 for members of the Motion Picture Association of America ("MPAA"), an industry trade association which includes the major studios with which the Company competes, was $39,835,000 (an increase of approximately 16.2% from 1994 and approximately 69.9% from 1989) and the industry average prints and advertising costs per picture in 1996 for members of the MPAA was $19,838,000 (an increase of approximately 23.4% from 1994 and approximately 114.5% from 1989).



    The Company has generally financed the production costs of its motion pictures through loans obtained under a credit facility the Company had with The Chase Manhattan Bank ("Chase") and a syndicate of lenders (under which the commitment to lend expired August 31, 1997), advances and production loans from Disney pursuant to the Domestic Distribution Agreement, and direct investments by the Company, as necessary. Typically the Company obtained advances (before commencement and during production of its motion pictures, but generally payable upon delivery of the applicable film) from pre-licensing of distribution rights, pursuant to single picture or output agreements, as well as pursuant to the Domestic Distribution Agreement, in an amount equal to a substantial percentage of the aggregate direct negative cost of each motion picture. For motion pictures with budgeted direct negative costs exceeding approximately $40,000,000, however, such advances available from third parties and Disney would not typically cover the direct production costs of such films, thereby necessitating direct investment by the Company.


    In light of the apparently continuing increases in the cost of motion picture production which could have necessitated increasing direct investment by the Company in its films if it chose to continue to produce higher budget "event" motion pictures, in 1995 the Company "greenlighted" (initiated pre-production on) three films with relatively smaller budgets on average than those of the Company's then recent past productions. The average direct negative cost of the three motion pictures greenlighted in 1995 and scheduled by the Company at that time to be released in 1996 (AMANDA, EVITA and THE SHADOW CONSPIRACY) was approximately $35,529,000 which was substantially less than the average direct negative cost of the four motion pictures released by the Company in 1995 (DIE HARD WITH A VENGEANCE, JUDGE DREDD, THE SCARLET LETTER and NIXON) of $64,297,000.

    In Fall 1995, the Company also initiated discussions with Disney regarding a potential restructuring of the Domestic Distribution Agreement which would have taken into account the increased cost of producing and releasing motion pictures. Pursuant to the terms and conditions of the Domestic Distribution Agreement, in exchange for exclusive distribution rights in all media throughout the Americas, Disney is required to advertise, promote and exploit in all such media, twenty-five "qualified" motion pictures produced by the Company that meet certain criteria (of which nine films have been delivered to Disney). The Domestic Distribution Agreement obligates Disney to provide the Company with advances and loans for the production of qualified motion pictures. However, the amount of advances and loans Disney is required to provide the Company pursuant to the Domestic Distribution Agreement is based upon scaled percentages of each film's budgeted direct negative cost, and is subject to certain maximums and other limitations under the Domestic Distribution Agreement. In general terms, due to such maximums, loans and advances from Disney represent a smaller percentage of a film's budgeted cost at higher budget levels. Subject to the terms of the Domestic Distribution Agreement, Disney is also obligated to advance amounts to cover the costs of the initial theatrical release of each such motion picture in the United States and Canada, including specified minimum amounts to cover the costs of manufacturing release prints, advertising and publicity. Disney is entitled to receive certain specified percentages of gross revenues generated in each media as distribution fees and is entitled to recoup the amounts advanced to the Company, together with interest thereon, as well as its costs of distribution. The Company proposed (i) increasing the amount of the percentages of a film's budgeted cost that loans and advances from Disney could represent,
(ii) increasing the applicable maximums, and (iii) reducing Disney's distribution fees.

    The Company's discussions with Disney regarding a potential restructuring of the Domestic Distribution Agreement continued periodically through early 1996. As an agreement could not be reached with Disney to restructure the Domestic Distribution Agreement, the Company, with Disney's assent, approached certain of the other major motion picture studios in early 1996 to ascertain their interest in entering into an arrangement to distribute the Company's films domestically in the event the Company and Disney agreed to terminate the Domestic Distribution Agreement. Although discussions were held, no agreement was reached by the Company with respect to an alternative domestic distribution arrangement to the Company's arrangement with Disney.

    In early 1996, in light of the disappointing financial results of three of the Company's four 1995 releases (JUDGE DREDD, THE SCARLET LETTER and NIXON), the Board and management initiated an overall strategic review of the Company's goals and principal business strategies to ascertain whether those goals and strategies remained consistent with, among other things, the continuing increase in production and releasing costs, the development projects available in the marketplace, an increased number of motion pictures released by motion picture companies domestically, and the Company's financial capabilities. At the time the strategic review was initiated, the Company's primary goal had been to produce and arrange for the release of three to five commercially successful "event" motion pictures per year. The Company's primary business strategy had been to seek to limit the financial risk to the Company inherent in any one motion picture project while preserving potential returns through the strategic use of the Domestic Distribution Agreement and through pre-licensing of international distribution rights on a picture-by-picture basis or pursuant to selected international output agreements. Specifically, as noted above, the Company sought to obtain advances from pre-licensing of distribution rights, pursuant to single picture or output agreements, as well as pursuant to the Domestic Distribution Agreement, in an amount equal to a substantial percentage of the aggregate direct negative costs of each motion picture. Additional strategies included (i) to create over time, through the production of motion pictures, a library of certain rights in "event" motion pictures which would have the capability of generating revenues from the worldwide exploitation of such rights in existing and future media and markets, and (ii) to develop long-term relationships with key talent who had demonstrated the ability to attract widespread audience interest, domestically and in key international markets.

    In connection with the strategic review, the Board and management also considered various strategic alternatives in order to maximize stockholder value. The Board and management considered raising additional capital in public financings but concluded that raising additional capital in the public markets on terms advantageous to the Company was not feasible due to the Company's recent financial performance and the Company's then current stock price. The Board and management also considered the sale of a partial interest in the Company or of the entire Company.

    At the end of May 1996, the Company retained the investment banking firm of Jefferson Capital Group, Ltd. ("Jefferson Capital") (of which R. Timothy O'Donnell, a director of the Company, is President and majority stockholder) to assist the Company in its strategic review (including discussions with third parties) and advise the Board on the Company's strategic alternatives. Jefferson Capital has substantial experience in advising independent motion picture and similar entertainment companies including: LIVE Entertainment Inc., an independent producer and distributor of motion pictures (Jefferson Capital has advised such company in a variety of matters including with respect to its pre-packaged reorganization under Chapter 11 of the U.S. Bankruptcy Code); Overseas FilmGroup, Inc., an independent worldwide distributor of motion pictures (Jefferson Capital advised such company with respect to its 1996 merger with Entertainment/Media Acquisition Corporation); All American Communications Inc., a diversified entertainment company specializing in the production and distribution of television programming (Jefferson Capital has advised such company in a variety of matters including with respect to its purchase of Freemantle, Inc.); and Carolco Pictures Inc., a former independent producer of motion pictures (Jefferson Capital has advised such company in a series of financial restructurings and with respect to its liquidation pursuant to federal bankruptcy proceedings) . On June 6, 1996, the Company publicly announced that its strategic review included discussions with third parties regarding the sale of a partial interest in the Company or of the entire Company and that Jefferson Capital had been retained to assist in the strategic review.


    In connection with its engagement, Jefferson Capital assisted the Company in supplying information to and organized a series of confidential meetings with potential investors, merger partners and purchasers. From April 1996 through Fall 1996, the Company had periodic discussions with a number of companies regarding a potential investment in, merger with or purchase of the Company, and exchanged some information in connection with certain of these discussions. Ten companies entered into confidentiality agreements with the Company. No written proposal or letter of intent was executed by the Company and any of such parties. The Company engaged in substantive negotiations with New Regency Productions Inc., an independent motion picture production company ("New Regency") unaffiliated with the Company, and in June 1996 received a proposed term sheet from New Regency suggesting for discussion purposes a cash tender by New Regency for the Company's Common Stock other than Common Stock owned by Vajna or Valdina which New Regency proposed would be exchanged for stock in New Regency. Under the discussion proposal, the cash tender price and share exchange ratio were to be based on a value of the Company of $45,000,000 and a value of New Regency of $810,000,000. Although not stated in the discussion proposal, assuming a total equity valuation of $45,000,000 for the Company, the cash tender price would have been approximately $3.17 per Share. The discussion proposal was subject to a variety of conditions including the execution of definitive documentation and the satisfactory completion of due diligence by New Regency. New Regency and the Company engaged in substantive negotiations with respect to New Regency's proposal during May and June 1996. In July 1996, despite the Company's expressed desire of finalizing a transaction based on the general terms of the discussion proposal, New Regency abandoned its discussions with the Company. New Regency indicated it was doing so due to New Regency's then ongoing discussions with the domestic distributor of New Regency's films regarding New Regency's domestic distribution arrangement.

    On July 2, 1996, in connection with consideration of New Regency's proposal in particular (given that the New Regency discussion proposal provided for consideration for Vajna and Valdina (New Regency Stock, as well as a possible employment agreement for Vajna) different from that to be provided to the Company's other Stockholders (cash)), and potential business combinations and other strategic alternatives in general, the Board formed the Special Committee. The Special Committee consists of the director Gregory R. Paul, who is not employed by or otherwise affiliated with the Company, as the committee's sole member. On the same date, the Special Committee retained the law firm of Cahill Gordon & Reindel as outside counsel to the Special Committee.

    The Company also engaged in substantive discussions with Phoenix Pictures Inc., an independent motion picture production company ("Phoenix"), and in October 1996 received a proposed letter of intent from Phoenix with respect to a proposed merger of the Company with a subsidiary of Phoenix whereby the Company would have become a subsidiary of Phoenix and the Company's operations curtailed. Pursuant to the proposed merger, in exchange for their Company Common Stock, the Stockholders of the Company would have received a class of stock different than that to be held by the existing stockholders and management of Phoenix which would have had one vote per share (versus ten votes per share for the class to be held by existing Phoenix stockholders and management). Pursuant to the Phoenix proposal, the exchange ratio would have been based on the relationship of the net present value of the Company's free cash (which was not defined in the proposal) to $70,725,000, subject to certain adjustments. Under the Phoenix proposal, after the proposed merger the Stockholders of the Company would have owned a minority of the issued and outstanding voting securities of Phoenix. The Company terminated discussions with Phoenix because the Company did not believe that the transaction envisioned by Phoenix would be in the best interests of the Company's Stockholders as it would result in the Stockholders receiving equity in another independent film company--one which had been recently formed, did not have an extensive track record, and could, in the Company's view, face many of the same factors that had led the Company to initiate its strategic review--pursuant to an exchange ratio which valued Phoenix at a substantial premium to book value.

    In July 1996, the Company had approached Disney to ascertain whether it would be interested in acquiring the Company. Disney had indicated it was not interested in an acquisition of the Company. In Fall 1996, the Company again approached Disney to ascertain its interest in an acquisition of the Company. Although Disney again indicated that it was not interested in an acquisition of the Company, Disney indicated that it would be interested in a transaction involving the acquisition of the Company's film library and termination of the domestic distribution arrangement between Disney and the Company. Additional discussions were held between the Company and Disney through December 1996. In late December 1996, Disney sent to the Company a proposed letter of intent. Disney and the Company subsequently agreed that rather than negotiate a letter of intent, to instead negotiate a definitive agreement. Discussions were held between the Company and its representatives and Disney and its representatives from late January 1997 through February 1997. Warren Braverman, Chief Operating Officer, Chief Financial Officer, Executive Vice President and a Director of the Company, was primarily responsible for negotiating this transaction on behalf of the Company. Mr. Braverman was assisted by Randolph M. Paul, who was then serving as Senior Vice President, Business Affairs and as a Director of the Company.

    At a meeting of the Board held on February 21, 1997, the Board discussed the potential transaction with Disney and the strategic alternatives available to the Company including continuing to produce motion pictures, the acquisition of the Company or a portion of the Company by another company in the entertainment industry or which desired to enter the entertainment industry, and winding down the Company's operations and dissolving. Although the Board believed the Company should continue after the meeting to solicit and respond to overtures regarding an investment in or purchase of the Company, in view of the results to such point in time of the Company's discussions with third parties regarding an investment in or acquisition of the Company, the Board did not view the likelihood in the then foreseeable future of the Company receiving a proposal for an investment or acquisition on terms advantageous to the Company to be significant. The Board also believed that in light of, among other things, the disappointing financial results of three of the Company's four 1995 releases and the 1997 release of THE SHADOW CONSPIRACY and the continuing increase in motion picture production and releasing costs which could necessitate increased direct investment in the Company's motion pictures if the Company were to produce additional "event" motion pictures, that it would be in the best interests of the Stockholders to consider the winding down of the Company's operations. The Board also considered continuing to produce smaller budget films but believed that, in the current releasing environment, production of smaller budget films, with which Company management had significantly less experience, posed significant risk, including that of dissipating the Company's remaining assets. The Board also believed that Disney's desire to reach an agreement with the Company to terminate the Domestic Distribution Agreement, as well as both the changes in management at Disney which had occurred since the Domestic Distribution Agreement had originally been entered into and the increased production by Disney itself of large budget "event" motion pictures, could negatively impact the distribution of the Company's films by Disney in the event the

Company were to continue to produce films for distribution by Disney pursuant to the Domestic Distribution Agreement. Given the prior inability of the Company to negotiate an alternative to the Domestic Distribution Agreement with either Disney or another major studio, the Board believed that for the then foreseeable future the likelihood of the Company successfully obtaining an alternative distribution arrangement, on terms more advantageous to the Company than the Domestic Distribution Agreement, was not significant. As a result of the foregoing, the Board authorized continued negotiations with Disney regarding a sale of the Company's film library to Disney.

    After the February 21st Board meeting, the Company and its representatives continued to negotiate with Disney and its representatives through the beginning of April 1997.

    On April 2, 1997, the Board approved the Library Sale Agreement with Disney which was executed on April 3, 1997. Execution of the Library Sale Agreement was publicly announced the same day. Concurrent with such announcement, the Company also announced, among other things, that it did not presently intend to commence production on any additional motion pictures. Pursuant to the Library Sale Agreement, Disney conducted additional due diligence relating to the film library through late August 1997. On August 27, 1997 and November 4, 1997, the Board approved amendments to the Library Sale Agreement with Disney which, among other things, modified the prior arrangements between the Company and Disney with respect to AN ALAN SMITHEE FILM and extended the date by which the Film Library Sale must be consummated or the parties can terminate the Library Sale Agreement. The amendments were subsequently entered into by the parties thereto.

    The book value of the Film Library at September 30, 1997 was approximately $38,493,000. The Board did not seek a third party appraisal of the Film Library given, among other things, management's expertise in valuing film properties and given that the negotiations with respect to the Film Library Sale were conducted at arms' length between the Company and Disney.

    Consummation of the transactions contemplated by the Library Sale Agreement is conditioned on, among other things, the Stockholders' approval of the Asset Sale Proposal. Neither consummation of the transactions contemplated by the Assignment Agreement or the Merger is a condition to the Film Library Sale.

BACKGROUND AND REASONS FOR THE ASSIGNMENT AGREEMENT

    As indicated above, the Company and Fox jointly own DIE HARD WITH A VENGEANCE, which was produced by the Company and initially released domestically by Fox in May 1995. The rights of the Company and Fox with respect to DIE HARD WITH A VENGEANCE are governed by a Memorandum of Agreement dated as of September 9, 1992 and a One Picture Theatrical Motion Picture License Agreement dated as of April 15, 1994 (collectively, the "Die Hard Agreements"). Pursuant to the Die Hard Agreements, in August 1994, the Company was paid $30,000,000 in advances by Fox which received the right to distribute DIE HARD WITH A VENGEANCE in all media in the United States and Canada (including territories and possessions), Japan, the Bahamas, Bermuda and the Panama Canal Zone and worldwide in certain ancillary media (the "Fox Territories"). The Company controls the remaining international distribution rights to the film, while Fox controls all sequel rights to the film. In 1994, in exchange for aggregate advances of $23,200,000 which were paid in 1995, the Company granted Disney distribution rights in DIE HARD WITH A VENGEANCE until June 2020 in a portion of the international territories for which the Company controls distribution rights: the Benelux region, French speaking Europe and Africa, German speaking Europe, the United Kingdom and Ireland, Spain, Central and South America, Scandinavia, Taiwan, Switzerland, Portugal and Greece (the "Disney Territories"). The Company has also licensed to an aggregate of approximately thirty subdistributors (the "International Subdistributors") the right, in the aggregate, to distribute the film in certain of the international territories for which the Company controls distribution rights and which were not licensed to Disney (the "Subdistributor Territories"). In most cases, the Company received an advance from the respective International Subdistributor.

    In general, Fox, Disney and the International Subdistributors are obligated to pay all costs associated with distribution of the picture in the respective territories for which they have distribution rights and are entitled to receive certain specified percentages of gross revenues generated in each media in such territories as distribution fees, and then to recoup the amounts advanced to the Company, together with interest thereon, as well as their costs of distribution. Under the Company's agreements with Fox, Disney and the International Subdistributors, the Company was thereafter entitled, with certain exceptions, to receive overages, i.e., the remainder of all revenues generated by the picture in excess of Fox's, Disney's and the International Subdistributor's ongoing distribution fees and costs. Fox, Disney and the Company are responsible for all residuals arising from exploitation of DIE HARD WITH A VENGEANCE in the territories for which they have distribution rights to the film. The Company is also responsible for residuals arising from exploitation of the film in the Subdistributor Territories. Residuals represent payments which motion picture producers must make to various entertainment guilds and unions when the producer exploits a motion picture in markets other than the motion picture's primary intended market. Residuals are generally calculated as a percentage of the gross revenues derived from exploiting the picture in these ancillary markets. The Company is obligated to pay participations associated with the distribution of the film in the territories for which the Company controls distribution rights to the film, as well as in the Fox Territories, the Disney Territories and the Subdistributor Territories. However, upon consummation of the Film Library Sale, Disney will be obligated to pay participations associated with distribution of DIE HARD WITH A VENGEANCE in the Disney Territories. Participations represent rights granted by a motion picture producer to key creative talent involved in the production of a particular motion picture to participate in the revenues generated by such motion picture, in many cases payable only after the producer has recouped its costs of production (including capitalized interest and overhead) but in some cases payable before the producer has recouped such costs.

    The Company's initial negotiations with Disney regarding the Film Library Sale had contemplated that the film rights to be acquired by Disney would include the Company's rights in DIE HARD WITH A VENGEANCE. During the course of negotiations, however, Disney and the Company agreed that such rights would not be part of the film rights to be sold to Disney. As a result, in March 1997, the Company initiated discussions with Fox regarding the acquisition by Fox of the Company's rights in DIE HARD WITH A VENGEANCE. Negotiations were held between the Company and Fox through early July 1997. As with the Library Sale Agreement, Mr. Braverman led the negotiations on behalf of the Company with the assistance of Mr. Randolph M. Paul. On July 2, 1997, the Board of Directors approved the Assignment Agreement with Fox, subject to Fox indicating that it had completed its due diligence. On July 14, 1997, Fox indicated that it had completed its due diligence, and on July 15, 1997 the Assignment Agreement was executed. Execution of the Assignment Agreement was publicly announced on July 16, 1997. On August 27, the Board approved an amendment to the Assignment Agreement which reduced the amount of insurance coverage required to be maintained by the Company for Fox's benefit in connection with the transactions contemplated by the Assignment Agreement. The amendment was entered into on August 27, 1997.

    The book value of the Company's rights in DIE HARD WITH A VENGEANCE at September 30, 1997 was approximately $10,645,000. The Board did not seek a third party appraisal of the Company's rights in DIE HARD WITH A VENGEANCE given, among other things, management's expertise in valuing film properties, and given that the negotiations with respect to such rights were conducted at arms' length between the Company and Fox.

    Consummation of the transactions contemplated by the Assignment Agreement is conditioned on, among other things, the Stockholders' approval of the Asset Sale Proposal and the consummation of the transactions contemplated by the Library Sale Agreement. Consummation of the Merger is not a condition to the transactions contemplated by the Assignment Agreement.

RECOMMENDATION OF THE BOARD

    The Board believes that the consummation of the Asset Sales is expedient and in the best interests of the Company and the Stockholders, and unanimously recommends that the Stockholders vote "FOR" the Asset Sale Proposal. The Board believes that the terms of each of the Library Sale Agreement and the Assignment Agreement (collectively, the "Asset Sale Agreements") are fair to, and in the best interests of, the Company and the Stockholders. In recommending that the Stockholders approve the Asset Sale Proposal, the Board considered a number of factors, including, without limitation, the following:

        (a) Arms-length Negotiations. That the Asset Sale Agreements were the result of arms-length negotiations between the Company and Disney and Fox, respectively. In the Board's opinion, Fox was desirous of reaching an agreement with the Company to obtain the Company's rights in DIE HARD WITH A VENGEANCE, and Disney was desirous of reaching an agreement with the Company to obtain the Film Library and terminate the Domestic Distribution Agreement. Accordingly, the Board believes its negotiations were at arms-length and produced a fair price.

        (b)  Operating Losses and Limited Prospects for Profitable
    Operations. The net losses incurred by the Company in six of the seven full fiscal years since the Company's formation, including the $16,062,000 net loss incurred by the Company for the year ended December 31, 1995, the $15,905,000 net loss incurred by the Company for the year ended December 31, 1996, the $12,953,000 net loss incurred by the Company during the six months ended June 30, 1997, and anticipated continuing operating losses, combined with the Board's belief that there is a substantial risk that the Company would not be able to operate profitably before depleting substantially all of its remaining assets. The Company incurred net losses for the quarter and the nine months ended September 30, 1997 of $9,833,000 and $22,787,000, respectively.


        (c) Increasing Production and Releasing Costs. The increase in the industry average direct negative costs for members of the MPAA which includes the major studios with which the Company competes of 69.9% from 1989 (the year of the Company's formation) through 1996 and the corresponding increase in the industry average prints and advertising costs per picture for members of the MPAA of 114.5% over the same period, and the apparent continuing increase of such costs which could necessitate increasing direct investment by the Company in its films if it were to continue to produce "event" motion pictures.



        (d) Risks of Continued Operations. The significant risk of continued operations, including that of dissipating the Company's remaining assets, in light of: the disappointing audience acceptance of many of the Company's past productions; the apparent continuing increase in production and releasing costs which could necessitate increased direct investment by the Company in its films if it were to continue to produce "event" motion pictures; the relatively less amount of experience of management of the Company in general, and Vajna, in particular, in producing smaller budget films as compared to larger budget or "event" films; the competitive releasing environment and the presence of numerous competitors many of which have significantly greater financial and other resources than the Company; the Board's belief that Disney desires to terminate, with the agreement of the Company, the Domestic Distribution Agreement; and the August 31, 1997 expiration of the commitment to lend under the Company's credit facility.


        (e) Domestic Distribution Agreement. The Board's belief that Disney desires to terminate, with the agreement of the Company, the Domestic Distribution Agreement, and Disney's position, as expressed to the Company, that in the event the Company were to engage in an alternative transaction to the Film Library Sale that included the sale of stock to a third party, Disney believed it would have the right to terminate the Domestic Distribution Agreement. The Library Sale Agreement includes a provision requiring the Company to give written notice to any third party interested in a purchase of stock of the Company in an alternative transaction to the Film Library Sale, that Disney has informed the Company that Disney believes that the consummation of such alternative transaction would give Disney the right to terminate the Domestic Distribution Agreement.

        (f) Lack of Strategic Alternatives. The lack of strategic alternatives available to the Company in view of the Company's disappointing operating results and efforts to implement other strategic alternatives without success. The Company had been considering various strategic alternatives since late 1995 and had been unable to (i) negotiate a restructuring of the Domestic Distribution Agreement with Disney, (ii) obtain an alternative domestic distribution arrangement with another major studio, (iii) attract a significant investment in the Company, or (iv) enter into an agreement for a merger or other business combination or acquisition of the Company, in each case on terms advantageous to the Company and the Stockholders. Based upon the Company's unsuccessful pursuit of strategic alternatives since late 1995 and anticipated continuing operating losses, the Board believes that it had exhausted its identified realistic strategic alternatives and that the Company would be unable to attract a significant investment in the Company or enter into an agreement for a merger or other business combination or acquisition of the Company that the Board believed would be in the best interests of the Company and the Stockholders.

        (g) Reduction of Liabilities. The significant reduction of the Company's liabilities resulting from the Asset Sales, including the assumption by Disney of (i) the Company's outstanding loans from Disney, and
    (ii) residuals, participations and scheduled liabilities relating to the Film Library. The total liabilities of the Company reflected on the balance sheet of the Company at September 30, 1997 is, on a pro forma basis, being reduced by an aggregate of approximately $71,007,000 (including $2,141,000 of deferred revenue) or approximately 88% as a result of the Asset Sales.

        (h) Existence of Cash Assets. The existence of a substantial amount of cash and cash equivalents of the Company and the potential use of such cash in combination with the cash consideration to be received in connection with consummation of the Assignment Agreement to make a cash payment to the Stockholders in exchange for their equity interests in the Company pursuant to the proposed Merger. At June 30, 1997, the Company had cash and cash equivalents of approximately $30,274,000 (exclusive of restricted cash). At September 30, 1997, the Company had cash and cash equivalents of approximately $26,073,000 (exclusive of restricted cash). If the Company were to delay the Asset Sales, the Company believes that anticipated continuing operating losses would reduce the Company's cash position and would, most likely, reduce the amount of any future cash payment to the Company's Stockholders in exchange for their equity interests in the Company.

    In view of the wide variety of factors considered in connection with its evaluation of the proposed Asset Sales, the Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. On balance, the Board viewed the factors set forth in items (a) - (f) as favorable to their decision, and the factors set forth in items (g) and (h) as neutral to their decision. The Board viewed the factors set forth in items (a) - (h) as supportive of their determination that the Asset Sales are expedient and in the best interests of the Stockholders, and the factors set forth in item (a) as supportive of their determination that the Asset Sales are fair to the Stockholders. In addition, the Board considered as negative, to the extent the Company was to continue operations (including motion picture production), the fact that, as a result of the Asset Sales, (i) the Domestic Distribution Agreement would be terminated, making the production and distribution of motion pictures difficult in the absence of an alternative domestic distribution arrangement, and (ii) the Company would no longer be able to exploit the Film Library. As the Company has determined not to commence production on additional motion pictures in light of the Film Library Sale, the favorable factors noted above were believed to outweigh such negative factors. The factors discussed above represent the material factors considered by the Board in connection with the Asset Sales.

THE LIBRARY SALE AGREEMENT

    Set forth below is a description of the material terms of the Library Sale Agreement. The description of the Library Sale Agreement and the other information regarding the Library Sale Agreement contained herein are only summaries of certain provisions of the Library Sale Agreement and are qualified in their entirety by reference to the Library Sale Agreement which is included as Appendix "A" to this Proxy Statement.

    THE FILM LIBRARY. Pursuant to the Library Sale Agreement, the Company has agreed to sell to Disney substantially all of the films in the Company's motion picture library. Specifically, the Film Library being sold to Disney includes primarily all of the Company's rights to the following eleven motion pictures:
MEDICINE MAN, TOMBSTONE, RENAISSANCE MAN, COLOR OF NIGHT, JUDGE DREDD, THE SCARLET LETTER, NIXON, AMANDA, EVITA (excluding the Company's rights in the soundtrack), THE SHADOW CONSPIRACY and AN ALAN SMITHEE FILM.

    Pursuant to the Library Sale Agreement, the rights being sold to Disney include the right to receive all worldwide "overages" and other payments of any kind paid or payable to or collected by the Company after January 1, 1997 which arise from the exploitation by the Company of the films being sold to Disney. The Company, however, will retain all minimum guarantees paid or payable to the Company pursuant to contracts in existence as of January 1, 1997 with respect to the films being sold to Disney. Prior to the commencement of production of a motion picture, the Company has generally entered into license agreements with distributors pursuant to which distributors acquire the right to distribute such motion picture (or series of motion pictures pursuant to an "output agreement") in a certain geographic territory and media for a specific term. Minimum guarantees represent fixed amounts required to be paid to the Company by distributors of the Company's films prior to or upon delivery of the film to the distributor. Generally, once the distributor has recouped an amount equal to its minimum guarantee and costs of distribution, the distributor is entitled to retain ongoing distribution fees computed as a percentage of the gross revenues generated from the distribution of the motion picture. The Company is thereafter entitled to receive "overages," i.e., all remaining revenues received by the distributor from distribution of the picture in such territory in excess of the ongoing distribution fee retained by the distributor. From January 1, 1997 through November 15, 1997, the Company has received approximately $255,000 in overages which will be paid to Disney upon consummation of the Film Library Sale, along with any overages received by the Company after November 15, 1997. Although the Film Library Sale does not include the Company's rights ("Soundtrack Rights") in the soundtrack to EVITA (the "EVITA Soundtrack"), the Company has accepted a separate offer from Disney to purchase the Soundtrack Rights for $1,500,000 in cash in a transaction conditioned upon and anticipated to be consummated concurrently with the Film Library Sale (the "Soundtrack Sale").

    CONSIDERATION FOR FILM LIBRARY. In exchange for the assets being sold to Disney, Disney has agreed to:

    - TRANSFER THE DISNEY SHARES AND DISNEY WARRANT TO THE COMPANY.

     The Disney Shares represent approximately 4% of the issued and outstanding Shares.

    - ASSUME THE OUTSTANDING LOANS PREVIOUSLY MADE BY DISNEY TO THE
      COMPANY.

     Pursuant to the Domestic Distribution Agreement with Disney, the Company has outstanding term loans from Disney (the proceeds of which were used to finance a portion of the production costs of five of the Company's films) under which an aggregate $40,387,000 in principal and accrued interest was outstanding as of November 15, 1997. Each Disney term loan bears interest at the prime rate in effect from time to time (8.5% at November 15, 1997) plus 1.5% and is to be repaid with accrued interest on or before the earlier of (i) four years after the loan proceeds were first made available to the Company or (ii) three years after the initial domestic theatrical release of such picture. Although one such loan was scheduled to mature in May 1997, Disney agreed that no repayment of such loan (or any other term loan) is required unless the Library Sale Agreement is terminated. Each of the loans is secured by rights to distribute the respective motion picture in the Americas and, except for one term loan which is personally guaranteed by Vajna, certain other distribution rights related to the other motion pictures financed by Disney.

    - ASSUME ALL RESIDUALS AND PARTICIPATION OBLIGATIONS RELATING TO THE FILM LIBRARY (OTHER THAN CERTAIN GUILD OBLIGATIONS ARISING FROM OR RELATED TO THE PRODUCTION OF THE FILMS IN THE FILM LIBRARY.

     The obligation to pay residuals arising out of Disney's exploitation of the Company's motion pictures in the Americas has previously been assumed by Disney pursuant to the Domestic Distribution Agreement (subject to Disney's right to recoup such payments). The residuals and participation obligations being assumed by Disney constitute substantially all of the Company's residuals and participation obligations (other than certain residuals and participation obligations relating to DIE HARD WITH A VENGEANCE).

    - ASSUME ALL OBLIGATIONS OF THE COMPANY UNDER THE COMPANY'S EXISTING EXPLOITATION AGREEMENTS WITH RESPECT TO THE FILM LIBRARY WHICH ARE TO BE PERFORMED ON OR AFTER THE CLOSING OF THE FILM LIBRARY SALE, PROVIDED SUCH OBLIGATIONS HAVE BEEN LISTED ON SCHEDULES PROVIDED TO DISNEY.

     The Company has arranged for international distribution of its films (in territories other than Canada and Latin America) by licensing them to various local or international distributors (including in some circumstances Disney) either on a picture-by-picture basis or pursuant to selected output agreements. Upon consummation of the Film Library Sale, Disney will acquire all of the rights and benefits (in addition to assumption of scheduled liabilities) arising under the Company's existing exploitation agreements with respect to the Film Library. However, with respect to the Company's output agreements, Disney will not acquire the right (or have any obligation) to have any additional motion pictures of Disney or its affiliates be distributed by the distributors who are party to such output agreements.

    TERMINATION OF DOMESTIC DISTRIBUTION AGREEMENT. Upon consummation of the Film Library Sale, the Domestic Distribution Agreement with Disney will be terminated, including substantially all of the audit rights of the Company and Disney thereunder. Pursuant to the Domestic Distribution Agreement, in exchange for exclusive distribution rights in all media throughout the Americas, Disney is required, subject to the terms and conditions of the Domestic Distribution Agreement, to advertise, promote and exploit in all such media 25 "qualified" motion pictures produced by the Company that meet certain criteria specified in the Domestic Distribution Agreement. In general, "qualified" motion pictures have budgets exceeding $25,000,000, feature star performers meeting certain criteria, and do not include foreign language films or films receiving ratings from the MPAA more restrictive than "R." During the term of the Domestic Distribution Agreement, Disney also has the right to elect to distribute any non-qualified motion pictures produced by the Company. Disney exercised this right in the case of AN ALAN SMITHEE FILM. The Domestic Distribution Agreement provides that its term extends until the Company has delivered 25 qualified motion pictures, although Disney's right to distribute in the Americas motion pictures produced during the term of the Domestic Distribution Agreement continues in perpetuity if Disney continues to actively exploit the motion pictures. The Company has delivered nine films to date which count toward the 25 qualified motion pictures. AN ALAN SMITHEE FILM will count as the tenth such film.

    The Domestic Distribution Agreement obligates Disney to provide the Company with advances and loans (at the Company's option, subject to certain conditions) for the production of qualified motion pictures based upon scaled percentages of each film's budgeted direct negative cost, subject to certain maximums and the other terms of the Domestic Distribution Agreement. Subject to the terms of the Domestic Distribution Agreement, Disney is also obligated to advance amounts to cover the costs of the initial theatrical release of each such motion picture in the United States and Canada, including specified minimum amounts to cover the costs of manufacturing release prints, advertising and publicity. All advances and distribution costs are recoupable out of the revenues generated by the motion picture in the

Americas, except that distribution costs expended for home video distribution and Latin American distribution are recoupable only out of the respective revenues generated in each such media or market. As set forth in the Domestic Distribution Agreement, Disney is entitled to receive certain specified percentages of gross revenues generated in each media as distribution fees and is entitled to recoup the amounts advanced to the Company, together with interest thereon, as well as its costs of distribution. The Company is thereafter entitled to receive the remainder of all revenues received by Disney generated by the Company's films in excess of Disney's ongoing distribution fees. The repayment of each production loan made by Disney with respect to each qualified motion picture is secured by certain rights in such qualified picture and all proceeds from the exploitation of such qualified motion picture in all media in the Americas. The Domestic Distribution Agreement provides that it may be terminated by Disney in the event that the Company fails to deliver a qualified picture to Disney for a period of three years or in the event of the loss of Vajna's services; provided, however, that if the loss of Vajna's services is due to death or disability, Disney may not terminate the Domestic Distribution Agreement with respect to qualified pictures for which the Company has already engaged certain creative elements. Pursuant to the Library Sale Agreement, in the event the Company were to commence pre-production or production on a motion picture during the term of the Library Sale Agreement, the motion picture would not be considered a "qualified" motion picture under the Domestic Distribution Agreement, and, accordingly, Disney would not be obligated to finance or distribute such motion picture.

    TREATMENT OF CERTAIN OTHER PROJECTS AND ARRANGEMENTS. In addition to the Domestic Distribution Agreement, the Company has certain other agreements and arrangements with Disney. The Library Sale Agreement provides for the following treatment of those arrangements:

    AN ALAN SMITHEE FILM. Under existing agreements with Disney, Disney was obligated to pay the Company $5,000,000 upon the delivery of AN ALAN SMITHEE FILM to Disney by the Company. Pursuant to the Library Sale Agreement, Disney will instead pay the reduced amount of $3,725,000 to the Company upon delivery of the film. In addition, to the extent that the Company receives any fixed cash minimum guarantees with respect to AN ALAN SMITHEE FILM ("Excess Minimum Guarantees") other than those minimum guarantees the Company has scheduled under existing exploitation agreements with parties other than Disney, then the Company, at the closing of the Film Library Sale, must account for and remit such Excess Minimum Guarantees to Disney. The Company does not presently anticipate, as of the date of this Proxy Statement, that there will be any significant Excess Minimum Guarantees.

    DIE HARD WITH A VENGEANCE OVERAGES. If the Film Library Sale is consummated, the Company will relinquish its rights to all overages otherwise payable by Disney to the Company after January 1, 1997 from the distribution of DIE HARD WITH A VENGEANCE in the Disney Territories (i.e., those international territories for which distribution rights were previously licensed by the Company to Disney). In 2020, the distribution rights granted by the Company to Disney will revert to Fox. Disney is responsible for all residuals (and, upon consummation of the Film Library Sale, will be responsible for participation obligations) arising from exploitation of DIE HARD WITH A VENGEANCE in the Disney Territories during the term for which it has been granted distribution rights to the film.

    OLIVER STONE FIRST LOOK ARRANGEMENT. The Company had a "first-look" arrangement with Oliver Stone and certain of his affiliated entities (collectively, "Stone") pursuant to which Stone submitted to the Company all theatrical motion picture projects owned or controlled by Stone for the Company's development and consideration of possible production. As consideration for Stone's submitting such projects to the Company, the Company paid certain amounts annually to Stone for overhead and development. Disney reimbursed the Company for all amounts payable to Stone through February 10, 1997. In September 1997, the Company entered into the Termination Agreement with Stone in order to terminate the first look arrangement. Pursuant to such agreement, the Company
(i) transferred to Stone all but one of the Stone Projects and (ii) made certain payments to, or for the benefit of Stone. As a result of the Termination Agreement, the Company was relieved of $961,000 in obligations the Company otherwise would have had with respect to the first look arrangement. See "ARRANGEMENTS CONCERNING OTHER ASSETS--The Stone Projects." In the event the Film Library Sale is not consummated, Disney would be obligated to reimburse the Company for all amounts paid to Stone after February 10, 1997 in connection with the first look arrangement.

    DEEP RISING. The Company and Disney have an arrangement whereby the Company is financially obligated to pay Disney the lesser of 50% of the cost of the motion picture currently entitled DEEP RISING or $22,500,000 (the "Cost Amount"), in exchange for (i) a 50% equity participation in DEEP RISING, and
(ii) a sales fee for international distribution of such motion picture. If the Film Library Sale is consummated, the Company (a) will no longer have any interest in the film as it will no longer serve as sales agent with respect to the film, (b) will relinquish the equity participation and sales fee, (c) will remit to Disney all minimum guarantees received by the Company with respect to DEEP RISING while it served as a sales agent with respect to the film and which were not previously remitted to Disney, and (d) will no longer be obligated to pay the Cost Amount.

    SMOKE AND MIRRORS. Through November 15, 1997, Disney had advanced approximately $2,625,000 (which accrues interest at $528 per day) to assist in the development of the Company's motion picture project SMOKE AND MIRRORS. If the Film Library Sale is consummated, Disney will receive a right of first negotiation to acquire or participate in the financing and distribution of such project, and Disney will also be entitled to reimbursement of its costs and expenses (including interest) in the project in the event it is made into a film.

    EATERS OF THE DEAD. In July 1996, the Company assigned to Disney the development project Eaters of the Dead in exchange for the following in the event a theatrical motion picture based on the project is produced and released:
$767,298 (plus interest) representing reimbursement of the Company's development costs relating to the project, $1,500,000 if the Company provides the executive producing services of Vajna in connection with the production, and a participation interest in the motion picture. If the Library Sale is consummated, Disney will not be obligated to make any such payments (or grant any participation) to the Company with respect to EATERS OF THE DEAD. Disney has informed the Company that production of EATERS OF THE DEAD has commenced.

    JUDGE DREDD AND EVITA SALE-LEASEBACKS. In 1995 and 1996, respectively, the Company completed sale-leaseback transactions with respect to JUDGE DREDD and EVITA. The sale-leaseback transactions may be unwound in certain circumstances relating to British tax treatment of the transactions, and the Company could be liable for certain unwind costs. Disney has agreed, upon consummation of the Film Library Sale to assume all of the rights and obligations under the applicable leases of the Company's subsidiaries that are the lessees in such sale-leaseback transactions, however, the Company would remain a guarantor of payment of the unwind costs and certain other potential liabilities.

    UP CLOSE AND PERSONAL. The Company has assisted Disney in the international pre-licensing of the Disney motion picture UP CLOSE AND PERSONAL. Upon consummation of the Film Library Sale, the Company will no longer assist Disney in pre-licensing the film or be paid any fees with respect thereto. All sales agency fees paid to the Company by Disney in 1994, 1995 and 1996 for pre-licensing such film were paid by the Company to Summit International Ltd. (collectively with its affiliates, "Summit"), an international sales company unaffiliated with the Company which has assisted the Company as a sales agent in the international pre-licensing of the Company's films and was utilized by the Company in connection with the pre-licensing of UP CLOSE AND PERSONAL.

    REPRESENTATIONS AND WARRANTIES. The Library Sale Agreement contains representations and warranties by the Company and Disney relating to, among other things: (a) due organization, valid existence and good standing of the Company and Disney and other similar corporate matters; (b) the authorization and enforceability of the Library Sale Agreement; and (c) the consents required to effectuate the Film Library

Sale. The Library Sale Agreement contains additional representations and warranties, including representations and warranties by the Company with respect to the Film Library and representations and warranties by Disney with respect to Disney's ownership of the Disney Shares and Disney Warrant.

    CERTAIN COVENANTS. Prior to the closing of the Film Library Sale or termination of the Library Sale Agreement, the Company is permitted to continue operating in the ordinary course of business and may enter into transactions that will not materially adversely affect the Film Library. Without Disney's consent, however, the Company may not further license or exploit or agree to license or exploit the Film Library or modify existing agreements relating to the Film Library. The Company has also agreed to obtain errors and omissions insurance for each of the motion pictures being sold to Disney, with a term of five years following the closing of the Film Library Sale and with aggregate liability limits with respect to each film of not less than $3,000,000. In addition, the Company and Disney have agreed to make all filings and use reasonable efforts to obtain all approvals necessary to consummate the Film Library Sale.

    CONDITIONS TO THE FILM LIBRARY SALE. The obligations of the Company and Disney to consummate the Film Library Sale are subject to the satisfaction or waiver of a number of conditions, including, among other things: (a) approval of the Film Library Sale by the Company's Stockholders; (b) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended; (c) the other party's representations and warranties being true and correct in all material respects at the closing; (d) the other party having performed and complied in all material respects with the undertakings and covenants required by the Library Sale Agreement to be performed or complied with by it prior to or at the closing; (e) the absence of any pending litigation, claim, action, investigation, or proceeding which might restrain, delay, challenge or invalidate any part of the Film Library Sale; and (f) the receipt of required consents and approvals.

    The Company's obligation to consummate the Film Library Sale is subject to certain additional conditions including, among other things: Disney's release of all guarantees and security interests granted Disney in connection with the term loans from Disney, and Disney's execution of agreements with each of the entertainment guilds effectuating Disney's assumption of the Company's residuals obligations with respect to the Film Library. Disney's obligation to consummate the Film Library Sale is also subject to certain additional conditions, including, among other things, (i) no material adverse changes in the Film Library; (ii) the release by the lenders under the Company's credit facility of their liens against the Film Library; (iii) termination of all sales agency agreements between the Company and Summit; (iv) the grant of a security interest in certain assets to Disney to secure certain of the obligations to Disney relating to SMOKE AND MIRRORS and to certain Stone projects; (v) the completion by the Company and delivery to Disney of AN ALAN SMITHEE FILM; and (vi) the receipt by Disney of various acknowledgments and consents required with respect to Disney's assumption of the rights and obligations of the applicable subsidiaries of the Company under the leases in the JUDGE DREDD and EVITA sale-leaseback transactions.

    INDEMNIFICATION. The Library Sale Agreement provides that the Company and Disney will each indemnify and hold harmless the other party and its directors, officers, employees, affiliates (and the affiliates' directors, officers, and employees), agents and assigns of the other from and against any and all losses relating to any breach of the representations, warranties, covenants or agreements made in or pursuant to the Library Sale Agreement or related agreements (subject to certain limitations contained in the Library Sale Agreement). The Company has also agreed to indemnify Disney against losses incurred by Disney as a result of any claim asserted by any stockholder of the Company with respect to the Film Library Sale or the Film Library, or as a result of any liabilities not expressly assumed by Disney. In addition, Disney has also agreed to indemnify the Company against losses incurred by the Company as a result of the liabilities which Disney is expressly assuming as part of the Film Library Sale. The representations and warranties of the Company and Disney contained in the Library Sale Agreement will generally survive the Closing for eighteen months, with certain limited exceptions.

    ALTERNATIVE TRANSACTIONS. Pursuant to the Library Sale Agreement, the Company has agreed that, until the closing of the Film Library Sale or the termination of the Library Sale Agreement, it will not, and will not permit any of its affiliates or representatives to, solicit any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, an alternative transaction with a third party ("Alternative Transaction"). However, the Company may, and may permit its representatives to: (a) furnish information to persons making unsolicited inquiries or proposals related to a possible Alternative Transaction; and (b) enter into negotiations or discussions with such persons. In addition, prior to the Stockholders' approval of the Asset Sale Proposal, the Company may enter into one or more agreements providing for one or more possible Alternative Transactions; provided that: (i) within five days of the commencement of any negotiations or discussions with a third party relating to a possible Alternative Transaction, the Company gives Disney notice in writing of the start of the negotiations or discussions; (ii) if the Company commences negotiations or discussions with a third party for a possible Alternative Transaction on or after the thirty-first day following the date of the Library Sale Agreement, Disney may terminate the Library Sale Agreement at any time after receipt of such notice; and (iii) within five business days of the commencement of negotiations or discussions with a third party relating to a possible Alternative Transaction consisting of a sale of the stock of the Company ("Third Party Stock Sale"), but in any event prior to signing a definitive agreement with respect to such Third Party Stock Sale, the Company is required to notify the possible buyer in the Third Party Stock Sale that Disney has informed the Company that Disney believes the consummation of the Third Party Stock Sale gives Disney the right to terminate the Domestic Distribution Agreement. If the Company determines that all Alternative Transactions cannot or will not be consummated, the Company must give written notice to Disney of such fact. If Disney has any right to terminate the Library Sale Agreement under these provisions and has not done so, Disney will have five business days from the time it receives such notice from the Company to notify the Company whether Disney will terminate the Library Sale Agreement or proceed with consummation of the Film Library Sale. If Disney does not have a right to terminate under these provisions, or if Disney has such a right and elects not to exercise it, the Company and Disney must proceed to consummate the Film Library Sale. The Closing date, however, would be extended by the number of days the Company spent pursuing the Alternative Transaction. Notwithstanding the foregoing, the Library Sale Agreement expressly provides that nothing contained in such agreement will prohibit the Company or the members of its Board of Directors from complying with its and their (a) fiduciary duties and (b) obligations under applicable state and federal law or rules and regulations promulgated thereunder.

    AMENDMENTS; TERMINATION. The Library Sale Agreement may be amended only by written consent of the parties. The Library Sale Agreement terminates automatically if: (i) prior to approval of the Film Library Sale by the Company's Stockholders, the Company's Board receives an unsolicited offer from a third party to take part in an Alternative Transaction, (ii) the Company's Board determines, in the exercise of its fiduciary duties under applicable law, that the Alternative Transaction would be more beneficial to the Company or the Company's Stockholders than the Film Library Sale; (iii) the Alternative Transaction and the Film Library Sale cannot both be consummated in accordance with their respective terms, and (iv) the Alternative Transaction is subsequently consummated.

    The Library Sale Agreement may be terminated at any time prior to Closing:
(a) upon mutual written consent of the Company and Disney; (b) by either the Company or Disney if the other party materially breaches its respective representations, warranties or covenants and fails to cure any such breach within thirty days of receiving written notice of the breach; (c) by the Company or Disney if the conditions to its obligations to close have not been satisfied in all material respects by the date of Closing; (d) by Disney if the Company commences negotiations for an Alternative Transaction, or (e) by Disney or the Company if the closing has not occurred by December 24, 1997 (unless the Library Sale Agreement has, by its terms, been extended to accommodate an Alternative Transaction).

    If the Library Sale Agreement is terminated, all obligations of Disney and the Company thereunder will terminate without liability of either party to the other except (i) certain provisions, including the indemnification provisions, will survive such termination, (ii) the Company will remain liable for losses incurred by Disney (with certain exceptions) as the result of the breach by the Company of the Company's representations and warranties or certain specified covenants in the Library Sale Agreement or because the Company intentionally refuses to proceed with the closing or intentionally prevents the closing from taking place (other than because the Company is pursuing an Alternative Transaction), and (iii) Disney will remain liable for losses incurred by the Company as a result of the breach by Disney of certain specified covenants. In addition, if the Library Sale Agreement is terminated as a result of the breach by one party of the agreement, then, subject to certain limitations, the non-breaching party may also seek damages and pursue any other available legal remedies.

    Disney is entitled to certain other rights if the Film Library Sale terminates as the result of an Alternative Transaction which is consummated. If the Alternative Transaction involves the sale of any of the Company's assets that would otherwise have been sold to Disney pursuant to the Library Sale Agreement, then: (a) Disney's obligations under the Domestic Distribution Agreement with respect to motion pictures not yet completed and/or delivered by the Company to Disney for distribution will terminate, (b) the Domestic Distribution Agreement will remain in full force and effect with respect to previously delivered motion pictures, and (c) the term loans from Disney (under which an aggregate $40,387,000 in principal and accrued interest was outstanding as of November 15, 1997) will immediately become due and payable by the Company. If, however, the Alternative Transaction involves the sale of stock of the Company, the Company has agreed to pay all reasonable out-of-pocket expenses incurred by Disney incident to the negotiation, preparation and performance of the Library Sale Agreement.

    CLOSING DATE. The Library Sale Agreement provides that, unless Disney and the Company consent to a different date, the closing of the Film Library Sale will take place within 5 business days after the receipt of the last consent or approval required for either Disney or the Company to consummate the Film Library Sale. The Company currently anticipates that the closing of the Film Library Sale will occur as soon as practicable after the Special Meeting, subject to the satisfaction or waiver of the conditions precedent to the Film Library Sale set forth in the Library Sale Agreement.

THE ASSIGNMENT AGREEMENT

    Set forth below is a description of the material terms of the Assignment Agreement. The description of the Assignment Agreement and the other information regarding the Assignment Agreement contained herein are only summaries of certain provisions of such agreement and are qualified in their entirety by reference to the Assignment Agreement which is included as Appendix "B" to this Proxy Statement.

    ASSIGNMENT OF RIGHTS AND TREATMENT OF RELATED RIGHTS AND
OBLIGATIONS. Pursuant to the Assignment Agreement, the Company has agreed to assign to Fox the Company's rights in DIE HARD WITH A VENGEANCE (including the right to receive any overages from Fox with respect to the Fox Territories), subject to the terms of the Company's existing exploitation agreements relating to such rights, including the Company's license of distribution rights to Disney with respect to the Disney Territories and to International Subdistributors with respect to the Subdistributor Territories. Pursuant to the Assignment Agreement, the Company, which upon consummation of the Film Library Sale will relinquish the right to overages payable by Disney with respect to DIE HARD WITH A VENGEANCE, was still entitled to receive any overages under the Company's existing exploitation agreements with International Subdistributors. However, as indicated under "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS--Summit Transactions," the Company subsequently sold substantially all of such remaining rights to receive DIE HARD WITH A VENGEANCE overages.

    Fox will continue to be responsible for the payment of residuals relating to distribution of the film in those territories for which Fox currently controls distribution rights, and, as the Company's existing exploitation agreements expire (including the Company's agreements with Disney and the International Subdistributors) and the distribution rights in those territories revert to Fox, Fox will become responsible for the payment of residuals in the applicable territories covered by such exploitation agreements. The Company, however, will be responsible for all participations due to profit participants in the film except those arising from distribution of DIE HARD WITH A VENGEANCE in the Disney Territories. The profit participations relating to the film include primarily a "producer's performance fee" due to Vajna under his employment agreement with the Company of $344,666 which is to be paid to Vajna upon consummation of the Merger. The Company currently anticipates, subject to, among other things, actual future revenues generated by the film, that the Company's residuals and participation obligations with respect to such film will be approximately $811,000.

    CONSIDERATION FOR THE RIGHTS BEING ASSIGNED. In exchange for the Company's assignment of rights to Fox and the other representations, warranties and agreements of the Company pursuant to the Assignment Agreement, Fox has agreed to pay to the Company the sum of $11,250,000 in cash.


    CONDITIONS TO THE ASSIGNMENT AGREEMENT. The parties' obligations to consummate the transactions under the Assignment Agreement are conditioned on the Stockholders' approval of the Asset Sales and the consummation of the transactions contemplated by the Library Sale Agreement.


    REPRESENTATIONS AND WARRANTIES. The Assignment Agreement contains representations and warranties by the Company and Fox relating to, among other things: (a) due organization, valid existence and good standing of the Company and Fox and other similar corporate matters; and (b) the authorization and enforceability of the Assignment Agreement. The Assignment Agreement also contains additional representations and warranties by the Company with respect to the rights being assigned to Fox and certain materials provided to Fox in connection with its due diligence review.

    INDEMNIFICATION. The Assignment Agreement provides that the Company and Fox will each indemnify and hold harmless the other party and its parents, subsidiaries, affiliates, stockholders, directors, officers, employees and agents against all third party claims and losses resulting from the exploitation of its rights in DIE HARD WITH A VENGEANCE and for any breach of its representations, warranties and/or agreements in the Assignment Agreement. The Company has agreed to further indemnify Fox from any claim or action against Fox based on any liability or obligation of the Company not expressly assumed by Fox pursuant to the Assignment Agreement, or initiated by the Company or a stockholder or creditor of the Company relating to the Assignment Agreement or with respect to the assignment of rights to Fox thereunder, other than an action to enforce the Assignment Agreement. Fox has also agreed to indemnify the Company against any claim or action against the Company relating to any obligation or liability assumed by Fox pursuant to the Assignment Agreement.


    CERTAIN COVENANTS. Pursuant to the Assignment Agreement, the Company agreed that it or any successor in interest will maintain liquid assets of at least $500,000 for five years after the closing of the Assignment Agreement to provide additional security to Fox with respect to the Company's obligations to Fox under the Assignment Agreement. The Company further agreed that if the liquid assets of the Company or any successor in interest fall below such level during the five year period then the Company, in order to secure its obligations under the Assignment Agreement, will either (i) grant Fox a security interest in $250,000 worth of acceptable collateral, (ii) obtain a letter of credit in favor of Fox in the amount of $250,000 from a bank with $200,000,000 or more of assets, or (iii) provide a personal guarantee of Vajna in the amount of $250,000. The Company has also agreed to maintain for five years from the date of closing errors and omissions insurance for DIE HARD WITH A VENGEANCE covering Fox and its affiliates, and to maintain for four years from the date of closing directors' and officers' liability insurance with coverage up to $500,000 naming Fox as an additional insured. Fox has agreed not to interfere with Disney's or the International Subdistributors' exercise of their respective distribution rights to DIE HARD WITH A VENGEANCE. In addition, the Company and Fox have agreed to perform such further acts and execute such further documents as may be reasonably necessary or appropriate to carry out the intent of the Assignment Agreement.

    AMENDMENTS; TERMINATION. The Assignment Agreement may be amended only by written consent of the parties. In the event the Library Sale Agreement terminates, the Assignment Agreement will automatically terminate without liability of either party to the other.

    CLOSING. The transactions contemplated by the Assignment Agreement are scheduled to close concurrently with the closing of the Film Library Sale.

APPRAISAL RIGHTS INAPPLICABLE

    Under Delaware law, the Stockholders do not possess any appraisal rights in relation to the Asset Sales. However, Stockholders who follow certain procedures under Delaware law will be entitled to dissent from the Merger and have their Shares appraised by the Delaware Court of Chancery. See "THE MERGER AGREEMENT--Dissenter's Rights" and "RIGHTS OF DISSENTING STOCKHOLDERS."

REGULATORY APPROVALS

    To the best knowledge of the Company, there are no federal or state regulatory requirements which must be complied with, nor are there any such governmental consents or approvals that must be obtained in connection with consummation of the Asset Sales other than compliance with the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, as amended, which has been completed.

ACCOUNTING TREATMENT

    The Asset Sales will be accounted for as a sale of assets and a transfer of certain liabilities. The Company expects to record a gain upon the consummation of the Asset Sales as the net book value of the assets being sold pursuant to the Asset Sales are less than the consideration to be received, including the liabilities transferred.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Asset Sales will not have any federal income tax consequences to the Stockholders. The Asset Sales, however, will result in gross income on a tax basis of approximately $50,000,000 to the Company. Since the Company had a federal net operating loss carry forward of $59,406,000 as of December 31, 1996, has incurred a tax operating loss of approximately $22,000,000 for the nine months ended September 30, 1997, and will incur additional tax operating losses through the Effective Time of the Merger, the gross income generated by the Asset Sales will be completely offset by such net operating losses and no federal income tax would be payable thereon. Notwithstanding the carryover of the federal net operating loss to the current year, because of other adjustments in 1997, the Company would be subject to a federal alternative minimum tax of approximately $600,000 assuming the Asset Sales are consummated in 1997. If, however, the Asset Sales were not consummated until 1998, the Company would not be subject to a federal alternative minimum tax in 1997 but would be subject to a federal alternative minimum tax in 1998 substantially larger in size as compared to the alternative minimum tax of approximately $600,000 if the Asset Sales are consummated in 1997. Moreover, because of limitations on the carryover of net operating losses under the California Revenue and Taxation Code, the Company currently estimates that there will be a California income tax liability for 1997 of between approximately $400,000 and $500,000 assuming the Asset Sales are consummated in 1997. If, however, the Asset Sales were not consummated until 1998, the Company would not be subject to a California income tax liability in 1997 but would be subject to a California income tax liability in 1998 substantially larger in size as compared to the California income tax liability of between approximately $400,000 and $500,000 if the Asset Sales are consummated in 1997.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALES

    In considering the recommendation of the Board with respect to the Library Sale Agreement and the Assignment Agreement and the Asset Sales contemplated thereby, Stockholders should be aware that certain of the Company's executive officers, directors and Stockholders have certain interests that present actual or potential conflicts of interest in connection therewith and have interests that may be different from, or in addition to, the interests of the Stockholders generally, including those referred to below. The Board was aware of these actual or potential conflicts of interest and considered them along with the other matters described under "Recommendation of the Board" above.

    R. Timothy O'Donnell, a director of the Company, is the President and owner of sixty percent of the stock of Jefferson Capital (which has one other stockholder), an investment banking concern which is the Company's financial advisor. As indicated under "Background and Reasons for the Library Sale Agreement," the Company retained Jefferson Capital to assist the Company in its strategic review. Jefferson Capital's services have also included assisting the Company with respect to the Asset Sales and the Merger. Upon retention of Jefferson Capital, in May 1996, the Company paid Jefferson Capital a fee of $75,000 and has agreed to reimburse Jefferson Capital for expenses (amounting to approximately $58,000 through November 15, 1997). Jefferson Capital received an additional payment of $300,000 which was contingent upon execution of the Merger Agreement, and will receive a further payment of $300,000 if the Asset Sales and the Merger are consummated.

    In addition, the Merger Agreement provides that consummation of the Asset Sales is a condition to the Merger. As indicated under "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger," certain of the Company's officers, directors and Stockholders have certain interests in the Merger. See "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS."

CERTAIN ADDITIONAL INFORMATION REGARDING TRANSACTIONS WITH DISNEY

    Over the past three years, Disney has represented the Company's most important business relationship. In 1994, 1995 and 1996, Disney accounted for $43,207,000 (40%), $57,808,000 (30%) and $43,454,000 (33%), respectively, of the
Company's consolidated revenues in such years. The following chart shows for each of the years 1994, 1995 and 1996, and for the nine months ended September 30, 1997: (i) the amount borrowed by the Company from Disney, (ii) the repayment of amounts borrowed, (iii) interest paid to Disney by the Company on outstanding borrowings, (iv) advances and minimum guarantees paid by Disney to the Company,
(v) overages paid by Disney to the Company with respect to previously released films, and (vi) distribution fees earned by Disney.

                                                  YEAR ENDED DECEMBER 31,
                                        -------------------------------------------  NINE MONTHS ENDED
                                            1994           1995           1996       SEPTEMBER 30, 1997
                                        -------------  -------------  -------------  ------------------
Company Borrowings....................  $  13,860,000  $  13,865,000  $   7,907,000    $    1,119,000

Repayment of Loans....................      5,832,000     12,155,000        575,000                 0
Interest Paid to Disney...............      1,157,000        585,000              0                 0
Advances & Minimum Guarantees Paid to
 Company..............................     31,421,000     68,185,000     15,168,000         2,708,000
Overages Paid to Company..............      4,213,000     18,003,000      3,016,000            23,000
Disney Distribution Fees..............     12,484,000     36,356,000     14,909,000        10,445,000*

    --------------------------------

    * Amount shown is for the six months ended June 30, 1997 (the latest practicable date for which figures are available) with respect to fees relating to DIE HARD WITH A VENGEANCE.

    In addition to the transactions between Disney and the Company described elsewhere under Proposal No. 1, including those for which provision has been made in the Library Sale Agreement, since January 1, 1994, Disney and the Company have engaged in certain additional transactions. In 1994, Disney bonded two pictures for the Company, receiving fees of $650,000 in connection therewith. In the same year, Disney purchased a previously written-off film project from the Company for payment of the Company's costs in the project of approximately $4,145,000.

    In 1995, the Company assisted Disney in the international pre-licensing of the motion picture UP CLOSE AND PERSONAL (utilizing the services of Summit) and received a co-producer credit on and participation interest in the film which was released domestically by Disney in March 1996. In the same year, the term loan for JUDGE DREDD (under which $7,500,000 was then outstanding) was canceled as consideration for the Company's sale to Disney of an equity interest in JUDGE DREDD. As additional consideration to Disney for its purchase of an equity interest in JUDGE DREDD, the Company also assigned to Disney substantially all of its profit participation in UP CLOSE AND PERSONAL.

    In 1995, the Company, separate and apart from the Domestic Distribution Agreement, also licensed to Disney certain distribution rights to NIXON in Japan, China, Switzerland and German speaking Europe in exchange for an advance of $8,875,000. In 1995, in connection with the Company's decision to produce EVITA, the Company became obligated to repay the development costs previously expended on such project by certain parties, including approximately $3,900,000 by Disney. In early 1997, such amount was offset against production advances otherwise due to the Company from Disney, and unused availability under the term loans with Disney for NIXON, EVITA and THE SHADOW CONSPIRACY was reduced.

    In 1996, the Company, separate and apart from the Domestic Distribution Agreement, also licensed to Disney certain distribution rights to EVITA in Spain in exchange for an advance of $3,000,000.

    In February 1997, after commencement of principal photography, the Company ceased production of the motion picture BROADWAY BRAWLER and entered into discussions with certain parties involved with the production, including Disney, a performer in the film and an affiliate of such individual, regarding settlement of various obligations ("Shutdown Costs") incurred in connection with the production and shut down of the film. As a result of agreements entered into among such parties, on May 15, 1997, the Company was relieved of the obligation to repay $3,000,000 in advances which had been made by Disney as part of funding production of the film, the Company transferred its BROADWAY BRAWLER production subsidiary and the Company's rights in the film to the performer's affiliate, the Company was paid an aggregate of approximately $11,821,000 by the performer's affiliate representing Shutdown Costs incurred or committed to by the Company and payment for the transfer of the production subsidiary and the film rights, and the Company was indemnified by the performer's affiliate for additional Shutdown Costs the Company may bear, subject to certain limited exceptions and limitations. Disney agreed to guarantee the obligations of the performer and his affiliate.

CERTAIN ADDITIONAL INFORMATION REGARDING TRANSACTIONS WITH FOX

    Over the past two years, Fox has represented the Company's most important business relationship other than the Company's business relationship with Disney. In 1995 and 1996, Fox accounted for $44,053,000 (23%) and $12,937,000
(10%), respectively, of the Company's consolidated revenues in such years. In addition to the $30,000,000 in advances paid to the Company by Fox in 1994 with respect to DIE HARD WITH A VENGEANCE (see "--Background and Reasons for the Assignment Agreement"), in 1994, 1995 and 1996 and for the nine months ended September 30, 1997, Fox paid the Company approximately $0, $19,000,000, $7,990,000 and $0, respectively, in overages with respect to the distribution of such film in the Fox Territories. During the same periods, Fox earned approximately $0, $24,640,000, $27,550,800 and $0, respectively, in distribution fees with respect to the distribution of the film in the Fox Territories.

OPERATIONS OF THE COMPANY PENDING AND FOLLOWING THE ASSET SALES


    On a pro forma basis, an aggregate of approximately 87% of the total assets of the Company reflected on the balance sheet of the Company at September 30, 1997 (excluding cash, but including restricted cash) is being transferred by the Company to Disney and Fox pursuant to the Asset Sales. The Company does not presently intend to commence production in the future on any additional motion pictures pending the Asset Sales and the Merger. See "--Background and Reasons for the Library Sale Agreement." Further, the commitment to lend under the Company's credit facility expired August 31, 1997, the credit facility was paid off in November 1997 and, pursuant to the terms of the Library Sale Agreement, the Domestic Distribution Agreement (the Company's current means of distributing its motion pictures in the Americas and a primary source of financing the production of the Company's motion pictures) will terminate upon the closing of the Film Library Sale.


    Certain assets of the Company were not included in the assets being sold as part of the Asset Sales, including, among other things:

    - Twenty-one development projects which are wholly owned by the Company (the "Development Projects");


    - Nineteen development projects (the "Stone Projects") funded by the Company under its "first look" arrangement with Oliver Stone and certain of his affiliates ("Stone");


    - Visual effects equipment which was part of the Company's visual effects facility located in leased space in Lenox, Massachusetts (the "Visual Effects Facility");

    - The Soundtrack Rights;

    - Right to receive any overages from International Subdistributors pursuant to the Company's existing exploitation agreements with respect to DIE HARD WITH A VENGEANCE (the "International DHWV Overages"); and

    - Certain miscellaneous assets including, among other things, approximately $760,000 in miscellaneous receivables as of September 30, 1997 (the "Miscellaneous Receivables")(not including payments to be received with respect to AN ALAN SMITHEE FILM), an automobile and certain furnishings and artwork.


    Following execution of the Library Sale Agreement and the Assignment Agreement, the Company concluded a number of agreements with respect to the foregoing assets. The Company solicited bids for the Development Projects pursuant to a competitive bidding process in which Vajna was the prevailing bidder, entered into agreements with respect to the sale of the Miscellaneous Receivables and most of the International DHWV Overages, settled the Company's "first look" arrangement with Stone and transferred all but one of the Stone Projects to Stone in connection therewith, and accepted an offer from Disney to purchase the Soundtrack Rights. The subsidiary of the Company which operated the Visual Effects Facility shut down the operations of the facility and transferred the assets of the Visual Effects Facility to a third party. See "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS." Except for preparing for the Special Meeting and the potential closings of the Asset Sales and the Merger, the Company does not currently intend to engage in any significant business operations pending consummation of the Asset Sales and the Merger. In addition, the Library Sale Agreement and the Merger Agreement restrict the Company's operations pending the Film Library Sale and the Merger, respectively. See "--The Library Sale Agreement" and "THE MERGER AGREEMENT--Agreements of the Company, Buyer, Vajna and Valdina." The Company has also implemented reductions in overhead, including reductions in personnel, to achieve levels of overhead commensurate with the Company's current level of activity. See "CERTAIN INFORMATION REGARDING THE COMPANY--Business of the Company--Employees" and "MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    The Company currently anticipates that the Merger will be consummated shortly after consummation of the Asset Sales assuming all conditions to the Merger are then satisfied or waived. See "THE MERGER AGREEMENT." Pending the Merger, the cash proceeds from consummation of the Asset Sales and the Company's other cash resources will primarily be held as cash or invested in short term government securities. No determination has been made by the Company as to its course of conduct in the event that the Assets Sales and/or the Merger are not consummated, as the Company would consider all strategic alternatives reasonably available to it at the time. However, given the background and reasons for the Asset Sales and the Merger, and given the reductions in personnel and other overhead which have been implemented, the Company anticipates that it is likely that significant consideration would be given at any such time to a dissolution and winding up of the Company pursuant to Delaware law. See "SPECIAL FACTORS RELATING TO THE MERGER--Recommendation of the Special Committee and the Board; Fairness of the Merger."

                  CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS

    SOLICITATION OF BIDS FOR DEVELOPMENT PROJECTS. In addition to the Asset Sales pursuant to the Library Sale Agreement and the Assignment Agreement, the Company completed a solicitation of bids for the Development Projects, in which Vajna was the prevailing bidder. In June, 1997, the Company instructed its financial advisor, Jefferson Capital, to solicit cash bids from qualified buyers for the purchase of the Development Projects, as a group. At such time, the Company issued a press release indicating that it was soliciting bids for the Development Projects. Letters soliciting interest in the Development Projects and containing information on such projects were also sent to more than 90 parties. As indicated in the letters soliciting bids, the Company had received an initial bid of $4,750,000 (the "Initial Bid") for the Development Projects from Vajna. As part of such bid, Vajna also agreed to assume all third party payments related to the Development Projects and made by the Company after May 1, 1997. Additional qualified bids ("Qualified Bids") were required to be at least 15% higher than the Initial Bid and submitted during a fifty-three day bidding window.

    In determining the amount of his Initial Bid, Vajna considered the development costs previously expended on the various projects as well as those the Company had obligated itself (and thus the prevailing bidder) to expend on the projects in the future. Vajna considered the valuation report described below, but as he was primarily interested in only three projects he assigned no significant value to the other projects. Vajna was primarily interested in I SPY, based on the 1960's television series by the same name about two CIA agents posing as a tennis pro and his coach, SMOKE & MIRRORS, an adventure story, and TRAPPED, a feature film treatment written by Joe Eszterhas, the writer of, among other films, BASIC INSTINCT and FLASHDANCE. The foregoing projects appealed to Vajna because of a variety of factors, including his perception of the overall quality and perceived commercial appeal of the material and, with respect to I SPY, the name recognition of the project.

    The 15% overbid requirement was negotiated between Vajna and the Special Committee. See "SPECIAL FACTORS RELATING TO THE MERGER--Background and Reasons for the Merger." Vajna indicated to Jefferson Capital and the Special Committee that he believed an overbid requirement was relatively common in auction situations, useful in facilitating an auction process as it encourages initial bids, and fair in that it does not penalize the party who is the initial bidder. In the absence of an overbid requirement, a subsequent bidder could "free ride" on the due diligence and other work done by the initial bidder to calculate an initial bid, by such subsequent bidder doing no diligence and merely bidding slightly higher than the initial bid. No potential bidder for the Development Projects indicated to the Company that it objected to the overbid requirement or that it was an impediment to such party submitting a bid.

    If the Company had received one or more Qualified Bids, the Development Projects would have been sold to the final highest bidder according to an auction process. However, no additional Qualified Bids were received and Vajna was declared the winning bidder. The sale of the Development Projects to Vajna is subject to consummation of the Film Library Sale and the transactions contemplated by the Assignment

Agreement. As the parties to the Merger negotiated the Merger Consideration on the basis of a value for the Development Projects equal to the Initial Bid, the Development Projects will merely be part of the assets of the Company at the time of the Merger. As such, Vajna will not be required to actually deliver to the Company an amount of cash equal to the Initial Bid; however, the Stockholder's (other than Vajna and Valdina) share of the Development Projects purchase price will be included, in effect, in the Merger Consideration actually paid out to Stockholders from Company funds after the Effective Time (as the negotiation of the Merger Consideration took into account the purchase of the Development Projects at a price equal to the Initial Bid).

    VALUATION REPORT WITH RESPECT TO DEVELOPMENT PROJECTS. In April 1997, a committee of the Board consisting of two outside directors, Mr. O'Donnell and Mr. Gregory R. Paul (the "Development Projects Committee"), retained Alice P. Neuhauser on behalf of the Company to provide valuation services with respect to the Development Projects. Ms. Neuhauser has served since August 1996 as the President, Chief Financial Officer and Secretary of Carolco Pictures Inc. ("Carolco"), a company which had engaged in the financing, production and leasing of motion pictures prior to filing in November 1995 in the U.S. Bankruptcy Court for the Central District of California, a voluntary petition for relief under the provisions of the U.S. Bankruptcy Code. She is also the President, Chief Executive Officer and Secretary of The Carolco Liquidating Trust which was formed in June 1997 to complete the liquidation of Carolco which resulted from Carolco's bankruptcy filing. Prior to being appointed to her current position with Carolco, Ms. Neuhauser was employed by Carolco in various financial capacities beginning in April 1988. She holds a Masters in Business Administration from U.C.L.A.

    Ms. Neuhauser's experience in the valuation of assets such as the Development Projects stems from her experience at Carolco during the last eight years as Carolco sold and acquired motion picture projects. For the last two years, Ms. Neuhauser has had primary responsibility for the marketing and selling of Carolco's film projects as part of the liquidation of Carolco. Timothy O'Donnell, a director of the Company, was also involved in these sales as a representative of Jefferson Capital, which also serves as Carolco's financial advisor. Ms. Neuhauser was proposed by Mr. O'Donnell and was ultimately selected by the Committee due to her experience in film project valuation. Mr. Vajna knew Ms. Neuhauser as he served as Co-Chairman of the Board of Directors of Carolco until November 1989 (approximately 18 months after Ms. Neuhauser began her employment at Carolco).

    On May 14, 1997, Ms. Neuhauser issued a report to the Development Projects Committee in which she concluded that a sale of the Development Projects conducted over a period of less than 12 months would generate approximately $5,000,000. She further concluded that, with a marketing period of 12 to 18 months, a sale of the Development Projects could generate up to $7,000,000, but with the higher value reduced by the costs of maintaining both the sales process and a corporate presence. Ms. Neuhauser's report was prepared and issued prior to the Company's receipt of the Initial Bid. Her report did not address the merits or fairness of the Initial Bid nor did the Company obtain a fairness opinion with respect to the Initial Bid from any other party.

    In performing her valuation, Ms. Neuhauser relied on the Development Projects Committee's instruction that the Company planned to sell the Development Projects as a package rather than sell each project individually. At that time, she was not requested to and did not solicit third party indications of interest in acquiring all or a portion of the Development Projects. Ms. Neuhauser's report covered a group of twenty-three development projects (the Development Projects and two additional projects), however, she subsequently indicated to the Development Projects Committee that the conclusions in her report were applicable, without any material changes, to the twenty-one Development Projects.

    In connection with her valuation of the Development Projects, Ms. Neuhauser reviewed relevant development cost and other information furnished to her by the Company, including information provided during conversations with Company management. With respect to the development expenses, she reviewed the amount of previously expended costs, future non-contingent obligations (such as additional option payments and writer payments) and payments contingent on commencement of production. Ms. Neuhauser also reviewed the agreements provided to her by the Company with respect to certain talent attached to the projects and with respect to the underlying rights in the projects. She received information on the genre and format of the underlying literary material, but did not actually read the underlying literary material itself or make any evaluation of its literary content. She relied, with the Development Projects Committee's assent and without independent verification, on the accuracy and completeness of all historical costs as set forth in the respective accounting statements and on other information that was furnished or otherwise communicated to her by the Company.

    In rendering her opinion on the value of the Development Projects, Ms. Neuhauser considered certain factors and performed certain analyses she deemed relevant as follows:

        (I) DIRECT COSTS ASSOCIATED WITH THE DEVELOPMENT PROJECTS. Ms. Neuhauser's report noted that unproduced motion picture projects are generally valued by the direct costs associated with the projects through the date of valuation. As an example, she indicated that "turnaround" clauses typically provide various parties a right to reacquire projects which do not get produced by another party (the "transferor") for a price equal to reimbursement of the costs expended on the project by the transferor, plus interest. Ms. Neuhauser calculated the aggregate direct costs for the Development Projects as approximately $11,500,000. However, Ms. Neuhauser's report noted that, unlike sales which would occur in the ordinary course of business, (1) the purchase of the Development Projects was not to be structured as an option with only a portion of the cost paid up-front by the buyer (a structure preferred by buyers because it enables them to defer the costs until there is a greater certainty of the project going into production), and (2) the sale of the Development Projects would not be driven by the interests of a buyer which actively sought out the rights, but instead was seller-motivated. She also noted that certain of the Development Projects had high contingent payments because of the Company's backloading of certain costs associated with development which a prospective buyer would factor into its bid by discounting the bid.

        (II) GENRE AND FORMAT OF UNDERLYING LITERARY MATERIAL. Ms. Neuhauser reviewed the genre and format of the underlying literary material to gauge the potential demand for the Development Projects. She viewed action adventure projects as being most attractive to purchasers, romantic dramas as least attractive and other genres at various levels of desirability in between. With respect to format, a draft screenplay was considered by Ms. Neuhauser to be more desirable than a treatment, i.e., a story summary.

        (III) TALENT ATTACHED TO DEVELOPMENT PROJECTS. Ms. Neuhauser evaluated the prior credits of the writers, directors and producers attached to the Development Projects based upon her industry knowledge and data she obtained from computer data bases.

        (IV) UNIQUE INTEREST CHARACTERISTICS. Ms. Neuhauser evaluated whether there were any unique characteristics of the Development Projects which could provide additional value because of their interest to buyers, such as franchise potential or previous television series exposure.

    After analyzing the above factors, Ms. Neuhauser considered two alternative methods of assessing the value of the Development Projects. The first method was to evaluate each of the Development Projects individually, assign a value to each and then aggregate the value of all of the Development Projects. Ms. Neuhauser's report rejected this approach because the uncertainties inherent in the motion picture development and production process which affect the viability of a project and thus its value (such as availability of talent, cyclicality of genres, and politics within a motion picture studio) are difficult to assess for an individual project. As a result, Ms. Neuhauser did not compute a valuation for the Development Projects utilizing this first methodology. Ms. Neuhauser's report concluded that a value based on the package as a whole would spread the uncertainties among all the Development Projects providing a means of diversification that would minimize the impact of such uncertainties in calculating value. In addition, assigning a value to each Development Project assumes that every project could in fact be sold at its assigned value and Ms. Neuhauser believed that it was extremely unlikely that any prospective buyer would be interested in each of the Development Projects. In Ms. Neuhauser's view, since the Development Projects were to be sold as a package, it was much more likely that a prospective buyer would only agree to a price based almost entirely on the values placed on the few Development Projects which it was seeking to put into development (with a small value factored in for the rest of the Development Projects which the buyer could then re-sell or, for example, provide to another division of the buyer such as a television division).

    Ms. Neuhauser therefore concluded that it was more appropriate to use a second valuation alternative which involved placing a value on what she considered the top few individual projects (based on the factors described above) and adding in a minimum amount for the remaining projects (based upon, for example, their potential resale value). Under this approach, the strength of the top Development Projects would essentially define the value of the package. She felt that certain prospective buyers would have greater interest in some Development Projects than others although this interest would vary by buyer. Based on her prior experience, she determined that, for a relatively quick sale (less than 12 months), the top two or three Development Projects would drive the sale and that, with a longer marketing period of between 12 and 18 months, a buyer could be found who would be interested in four to six of the Development Projects.

    In connection with Ms. Neuhauser's analysis, she ascribed significant value to two specific development projects: (i) the feature film project based on the 1960's television series entitled "I Spy," and (ii) TRAPPED, a feature film treatment written by Joe Eszterhas, the writer of, among other films BASIC INSTINCT and FLASHDANCE. Based on the foregoing, Ms. Neuhauser concluded that a sale of the Development Projects conducted over a period of less than 12 months would generate approximately $5,000,000.

    THE REPORT AND ANALYSIS OF MS. NEUHAUSER SUMMARIZED HEREIN WERE NOT PREPARED WITH THE ASSISTANCE OF, OR REVIEWED BY, INDEPENDENT ACCOUNTANTS. THIS SUMMARY OF THE REPORT AND ANALYSIS OF MS. NEUHAUSER IS INCLUDED IN THIS PROXY STATEMENT SOLELY BECAUSE SUCH REPORT WAS FURNISHED BY MS. NEUHAUSER TO THE DEVELOPMENT PROJECTS COMMITTEE. SUCH REPORT AND ANALYSIS ARE BASED UPON A VARIETY OF ASSUMPTIONS AND OTHER SIMILAR MATTERS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND, THEREFORE, SUCH REPORT AND ANALYSIS ARE INHERENTLY IMPRECISE AND THERE CAN BE NO ASSURANCE THAT ANY VALUATION THEREIN COULD BE REALIZED.

    The summary set forth above is a description of the material terms of Ms. Neuhauser's report, the material analyses performed by Ms. Neuhauser, and the material factors considered by Ms. Neuhauser in connection with her analyses and report. However, it is only a summary and does not purport to be a complete description of Ms. Neuhauser's analyses or written report. Ms. Neuhauser's written report regarding the value of the Development Projects is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested Stockholder of the Company or his or her representative who has been so designated in writing. A copy of Ms. Neuhauser's written report will be transmitted by the Company to any interested Stockholder of the Company or his or her representative who has been so designated in writing upon written request and at the expense of the requesting Stockholder. Ms. Neuhauser has consented to the use of her name and discussion of her valuation report in this Proxy Statement.

    The Company paid Ms. Neuhauser $25,000 for her services and advice, in addition to reimbursing her expenses. The Company has also agreed to indemnify Ms. Neuhauser against, among other things, any losses, claims, liabilities and expenses (including liabilities and expenses under federal securities laws) that she might suffer as a result of her engagement to render the valuation report or the inclusion of the report in this Proxy Statement. The Company also retained Ms. Neuhauser (and an individual assisting her) to assist the Company in the solicitation of bids for the Development Projects and, in connection therewith, the Company paid to Ms. Neuhauser and such individual an aggregate fee of $25,000 (and agreed to pay certain additional amounts if the Company had received a Qualified Bid in excess of the Initial Bid). See also "The Stone Projects" immediately below for information regarding certain additional fees paid by the Company to Ms. Neuhauser and such individual.

    THE STONE PROJECTS. In July 1997, the Company also instructed Jefferson Capital to solicit cash bids from qualified buyers with respect to a group of five Stone Projects (the "Five Stone Projects"), which were being offered for sale by the Company subject to certain rights of Stone as a producer and/or director attached to the project. Vajna did not submit a bid for the Five Stone Projects. If the Company had received one or more bids of at least $1,000,000, the Five Stone Projects would have been sold to the final highest bidder according to an auction process substantially the same as that for the Development Projects. No valuation report was obtained with respect to the Stone Projects or the Five Stone Projects. The Company also retained Ms. Neuhauser (and an individual assisting her) to assist the Company in the attempted sale of the Five Stone Projects. Under the terms of such arrangement, Ms. Neuhauser and such individual would have received an amount equal to 10% of any qualified bid received by the Company in excess of $1,000,000. In light of the settlement of the "first look" arrangement with Stone described below, the Company agreed to pay Ms. Neuhauser and such individual an aggregate of $75,000 for their services in assisting the Company in the attempted sale of the Five Stone Projects.

    Under the Company's first look arrangement with Stone, Stone could attempt to arrange for the production of those Stone Projects other than the Five Stone Projects with other companies. If any of the Stone Projects other than the Five Stone Projects were produced by Stone, Stone was required to reimburse the related actual costs (plus interest) of the Company and Disney (which funded the first-look arrangement with Stone through February 1997).

    During the course of soliciting bids for the Five Stone Projects, the Company entered into discussions with Stone regarding a settlement of the first look arrangement with Stone. In September 1997, the Company entered into a Termination Agreement (the "Termination Agreement") with Stone in order to terminate the "first look" arrangement between Stone and the Company and their respective obligations thereunder. No offers for the Five Stone Projects had been received by the Company at the time the Termination Agreement was executed. Pursuant to the Termination Agreement, the Company transferred to Stone all but one of the Stone Projects. The agreement requires Stone to reimburse the Company for certain funds expended by the Company in connection with the development projects being transferred to Stone in the event such projects are actually produced. Pursuant to the Termination Agreement, the Company was relieved of $961,000 in obligations it otherwise would have had to Stone under the "first look" arrangement (which is net of certain expenses incurred by the Company in connection with the Termination Agreement and certain payments made by the Company to or for the benefit of Stone pursuant to such agreement).


    EVITA SOUNDTRACK RIGHTS. In addition to soliciting bids for the Development Projects and the Five Stone Projects, the Company also sought buyers for the Soundtrack Rights. Vajna expressed interest in the Soundtrack Rights, but did not make a firm offer to purchase the rights. The distributor of the Evita Soundtrack, Warner Bros., also declined to make an offer. The Company negotiated with Disney with respect to the sale of the Soundtrack Rights to Disney and, on November 19, 1997, the Board approved the acceptance of Disney's offer to purchase the Soundtrack Rights in exchange for $1,500,000 in cash. The Soundtrack Sale is conditioned upon and anticipated to be consummated concurrently with consummation of the Film Library Sale.


    SUMMIT TRANSACTIONS. In November 1997, pursuant to agreements between the Company and Summit dated as of September 10, 1997 (the "Summit Agreements"), the Company and Summit concluded a series of transactions, including primarily (i) the purchase by Summit N.V., in exchange for the payment of $400,000 to the Company, of the Company's rights in the International DHWV Overages (other than those relating to exploitation agreements with respect to the territories of Italy and Hungary), (ii) the purchase by Summit N.V., in exchange for the payment of an additional $400,000 to the Company, of the Miscellaneous Receivables and (iii) the termination of Summit's sales agency relationships with the

Company and the settlement of the Company's obligations in connection therewith in exchange for an aggregate payment by the Company to Summit (which, pursuant to an additional agreement with Summit, includes certain amounts payable to Summit with respect to a past Company production) of approximately $827,000 (collectively, the "Summit Transactions").

    VISUAL EFFECTS FACILITY. In September 1997, Cinergi Productions Inc. (California) ("CPI"), the wholly owned subsidiary of the Company which operated the Company's Visual Effects Facility, shut down the operations of the Visual Effects Facility and, subsequent thereto, entered into an acquisition agreement (the "Asset Acquisition Agreement") with Mass.Illusions LLC, an unaffiliated third party ("MassLLC"). Pursuant to the Asset Acquisition Agreement, CPI transferred the assets of the Visual Effects Facility to MassLLC in consideration of the assumption by MassLLC of approximately $900,000 in obligations and liabilities of CPI, including certain payroll and related obligations, the agreement of MassLLC to manage, on behalf of CPI, the resolution of certain other CPI liabilities and obligations, and the contribution by MassLLC of $200,000 thereto. In connection with this transaction, CPI also assigned to MassLLC all of CPI's rights, duties and obligations under a production services agreement relating to a motion picture for which CPI had been engaged to create visual effects. In consideration of such assignment, MassLLC agreed to indemnify CPI in connection with any claims or actions initiated by any third party with respect to the production services agreement.

                                 PROPOSAL NO. 2
                                   THE MERGER


    Pursuant to Proposal No. 2, the Stockholders are being asked to approve the Merger Agreement among the Company, Buyer, Vajna and Valdina, pursuant to which Buyer will merge with and into the Company, with the Company surviving the Merger (the "Surviving Corporation"). As a result of the Merger, the Company will become wholly owned by Vajna and Valdina (which is indirectly beneficially owned 100% by Vajna). Pursuant to the Merger, Shares (other than Shares owned by Vajna, Valdina and Shares as to which statutory dissenters' rights are perfected), will be converted into the right to receive $2.52 in cash, which has been adjusted upwards from the Original Purchase Price of $2.30 and which is subject to potential further upward adjustment as provided in the Merger Agreement. Although the Merger Agreement provides for potential further upward adjustments to the Purchase Price, the Company does not presently believe that there is a significant likelihood of any further upward adjustments.


PARTIES TO THE MERGER

    VAJNA. Vajna is the Chairman of the Board, President and Chief Executive Officer of the Company as well as a substantial stockholder in the Company. See "CERTAIN INFORMATION REGARDING THE COMPANY--Principal Stockholders of the Company." See also "CERTAIN INFORMATION REGARDING THE COMPANY--Directors and Executive Officers of the Company" for certain information regarding the business experience of Vajna. Vajna's address is 2308 Broadway, Santa Monica, California 90404 (telephone number: 310-315-6000).

    CPEI ACQUISITION INC. CPEI Acquisition Inc. (or "Buyer") is a Delaware corporation formed in July 1997 in connection with, and solely for the purposes of, effecting the Merger. Vajna is the sole director and officer of Buyer. All of the stock of Buyer is owned by Vajna (86%) and Valdina (14%). Except as it relates to the consummation of the Merger, Buyer is not engaged in any business activity. Buyer's principal executive offices are located at 2308 Broadway, Santa Monica, California 90404 (telephone number: 310-315-6000).

    VALDINA CORPORATION N.V. Valdina is a corporation, formed in 1990 under the laws of the Netherlands Antilles, which finances feature film production. Valdina is indirectly beneficially owned 100% by Vajna. Myron Dania, a citizen of the Netherlands Antilles, is the sole Managing Director of Valdina having served in such position since April 1991. Mr. Dania also serves as the Managing Director of certain Company subsidiaries which are Netherlands Antilles' corporations and receives an aggregate of approximately $5,000 per year from the Company for such services. The address of Valdina's principal executive offices (and Mr. Dania's business address) is Polarisweg 35, Suite 6, Willemstad, Curacao, Netherlands Antilles (telephone number: 011-599-9-461-7799).

    THE COMPANY. The Company, formed in November 1989, is an independent producer and distributor of motion pictures. See "CERTAIN INFORMATION REGARDING THE COMPANY" and "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Parties to the Asset Sales."

                     SPECIAL FACTORS RELATING TO THE MERGER

    The following is a summary of certain factors relating to the Merger, including the background of, and the recommendations of the Special Committee and the Board with respect to, the Merger.

BACKGROUND AND REASONS FOR THE MERGER

    In early 1997, during the course of the Company's negotiations with Disney regarding the Film Library Sale, the Company asked its financial advisor, Jefferson Capital, and the Company's outside counsel, Gipson Hoffman & Pancione, P.C., to consider various strategic alternatives for the business and operations of the Company assuming an agreement with Disney was reached. During January and February 1997, Jefferson Capital consulted with the Special Committee and its counsel, management of the Company and the Company's outside counsel with respect to a series of such potential alternatives. During such period, Jefferson Capital and the Company's outside counsel regularly informed the Special Committee and its counsel and Vajna and his advisors of the progress of consideration of the various strategic alternatives. On February 19, 1997, a meeting was held at the offices of the Company's outside counsel attended by, among others, the Company's outside counsel, certain officers of the Company (other than Vajna), and Ronald L. Blanc of Blanc Williams Johnston & Kronstadt, counsel to Vajna. Mr. O'Donnell participated by telephone. The purpose of the meeting was to update the attendees on the status of discussions regarding the strategic alternatives available to the Company and to exchange information regarding the Company and its assets, liabilities, and current operations.

    At the meeting of the Board held on February 21, 1997, the Board discussed the strategic alternatives available to the Company including the Film Library Sale, continuing to produce motion pictures, acquisition of the Company or a portion of the Company by another company in the entertainment industry or which desired to enter the entertainment industry, and winding down the Company's operations and dissolving. As indicated under "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Background and Reasons for the Library Sale Agreement," the Board believed that in light of, among other things, the disappointing financial results of three of the Company's four 1995 releases and the 1997 release of THE SHADOW CONSPIRACY and the continuing increase in motion picture production and releasing costs, which could necessitate increased direct investment in the Company's motion pictures if the Company were to continue to produce additional "event" motion pictures, that it would be in the best interests of the Stockholders to consider the winding down of the Company's operations. In addition to authorizing continued negotiations with Disney with respect to the Film Library Sale, the Board discussed means of winding down the operations of the Company including a dissolution under the statutory procedures set forth in Delaware law or the sale of additional assets followed by the sale of the corporate entity and any remaining assets and liabilities. The Board believed that a statutory dissolution would take substantially longer and result in more expenses that would ultimately reduce any cash payment to the Stockholders, than the latter alternative. The Board instructed the Company's advisors to give further consideration to the Company's various alternatives assuming consummation of the Film Library Sale.

    After the February 21st Board meeting, the Company and its representatives continued to negotiate with Disney and its representatives with respect to the Film Library Sale through the beginning of April 1997. The Company's initial negotiations with Disney regarding the Film Library Sale had contemplated that the film rights to be acquired by Disney would include the Company's rights in DIE HARD WITH A VENGEANCE. During the course of negotiations, however, Disney and the Company agreed that such rights would not be a part of the film rights to be sold to Disney. As a result, in March 1997, the Company initiated discussions with Fox regarding the acquisition by Fox of the Company's rights in DIE HARD WITH A VENGEANCE.

    At the Board meeting held on April 2, 1997 at which the Library Sale Agreement with Disney was approved, the Board engaged in further discussion of the Company's strategic alternatives assuming consummation of the Film Library Sale. At such meeting, the Board authorized Mr. Braverman and

Mr. O'Donnell to negotiate with other parties regarding the sale of the assets and provision for the liabilities that would remain assuming consummation of the Film Library Sale. The Board further authorized Mr. Braverman and Mr. O'Donnell, in consultation with the Special Committee, to discuss the sale of assets to and the assumption of liabilities by Vajna as a means of winding down the operations of the Company in an expeditious manner that would maximize stockholder value.

    On April 3, 1997, concurrently with the Company's public announcement of the execution of the Library Sale Agreement, the Company also announced that it did not intend to commence production on any additional motion pictures, that it was in the process of considering its alternatives assuming consummation of the Film Library Sale including disposition of additional assets, and that it anticipated that any decision made regarding its alternatives assuming consummation of the Film Library Sale would effectively result, after provision for the Company's remaining liabilities, in a cash payment to the Stockholders in exchange for their equity interests in the Company.

    Subsequent to the April 3rd announcement, Mr. O'Donnell, the Company's outside counsel, and the Special Committee and its counsel began a series of preliminary discussions, at times assisted by Mr. Braverman and at times with Vajna and his advisors, regarding a possible transaction between Vajna and the Company that would enable the Company to resolve such liabilities and assets of the Company that were not being assumed or transferred pursuant to the Library Sale Agreement, the Assignment Agreement, or other potential transactions then under consideration. In connection with these discussions and throughout the duration of the negotiations relating to the Merger, the primary role of the Special Committee and its counsel was to represent the interests of the unaffiliated Stockholders (i.e., Stockholders other than Vajna, Valdina or any of their affiliates) and, in consultation with and with the assistance of Mr. O'Donnell, outside counsel to the Company, and, at times, Mr. Braverman, negotiate a transaction which, in light of the facts and circumstances, was fair and in the best interests of such unaffiliated Stockholders.

    On May 19, 1997, Mr. O'Donnell, Mr. Braverman and the Company's outside counsel met with Vajna's legal advisors: Harry M. Brittenham of Ziffren, Brittenham, Branca & Fischer and Mr. Blanc. In March 1997, Mr. Brittenham had resigned as a member of the Board, as he had been asked by Vajna to represent Vajna in any potential transactions with the Company. Also participating in the May 19th meeting by telephone was counsel to the Special Committee, and also present at the meeting were certain officers of the Company. Vajna did not attend the meeting. Prior to the meeting and upon consultation with the Special Committee and its counsel, Mr. O'Donnell had proposed to Vajna's legal advisors that Vajna initiate a tender offer for the Shares he did not already own based upon the belief of the Special Committee and its counsel that this would be the most expeditious manner in which the Stockholders could receive a cash payment in exchange for their equity interests in the Company. At the meeting, Vajna's advisors rejected such proposal and instead proposed an alternative single step transaction in which an entity controlled by Vajna would merge with the Company and the Stockholders (other than Vajna) would receive cash in exchange for their equity interests in the Company. The persons present at the meeting discussed the general structure and potential terms of a single-step merger transaction. Vajna's advisors rejected the tender offer proposal in favor of a single-step merger transaction because of the perceived efficiency of a single-step merger transaction, as opposed to a two-step transaction (i.e., a tender offer followed by subsequent merger to convert into merger consideration the Shares of any Stockholders who did not tender their Shares in the tender offer). In addition, Vajna's advisors were concerned that a tender offer followed by a subsequent merger would be viewed by some Stockholders as coercive. Vajna's advisors also noted that in a single-step merger transaction, all Stockholders would be afforded the opportunity to perfect appraisal rights under applicable Delaware law.

    On May 30, 1997, counsel to Vajna sent a letter to the Board indicating the terms under which Vajna would agree, subject to various conditions, to purchase most of the motion picture development projects currently owned by the Company and cancel his existing employment agreement with the Company, which has a term ending December 31, 1998. The purchase price proposed by Vajna for the development projects

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

was $4,750,000; however Vajna proposed that the Company would be free, for a period of 60 days, to solicit higher bids from third parties subject to a 15% minimum over-bid requirement and a right on the part of Vajna to match any qualified overbid. See "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS." Under his proposal for termination of the employment agreement, Vajna would have received a portion of the amounts otherwise payable to him through December 31, 1998 and a payment in settlement of certain other benefits and compensation, and he would have been free to enter into other employment, including motion picture production, subject to, among other things, completion of the Film Library Sale. The letter from counsel to Vajna to the Board also presented discussion points regarding a merger between the Company and an acquisition entity to be owned by Vajna, which would take place after the sale of most of the Company's assets. The letter indicated that all outstanding Shares owned by persons other than Vajna would be acquired or redeemed for cash based on their proportionate share of the net worth of the Company at the time of the merger, and Vajna would become the sole owner of the Company which it was anticipated would, at that time, have certain residual assets and liabilities.


    On June 3, 1997, the Board met to discuss the status of the Film Library Sale, the discussions with Fox regarding the Company's rights in DIE HARD WITH A VENGEANCE, and the receipt of the letter from counsel to Vajna. At the meeting, the Board confirmed that the Special Committee would have authority to, among other things, consider the terms of a transaction with Vajna, and recommend to the Board approval or disapproval of such a transaction. After the Board meeting, the Special Committee held a telephonic meeting with counsel to the Special Committee, Mr. O'Donnell and outside counsel to the Company and discussed the letter from counsel to Vajna. The Special Committee indicated that, after consideration, it believed that, in light of the contemplated sale of substantially all of the assets of the Company either as the result of arms' length negotiations or independent bidding and given that the Company's assets at the time of a merger with an entity controlled by Vajna would consist predominantly of cash, the possible benefits of obtaining a fairness opinion with respect to such a merger transaction with Vajna would be marginal and the significant expense thereof would not be justified and, therefore, the obtaining of a fairness opinion would not be in the best interests of the Stockholders. In making such determination, the Special Committee also noted that it would be able to rely upon its own financial expertise and would be able to review the work of Jefferson Capital, which has substantial experience in similar transactions, including those which required the evaluation by Jefferson Capital of entertainment assets and liabilities.

    After the Special Committee meeting, Mr. O'Donnell spoke with counsel to Vajna regarding certain items in its letter to the Board. Among other things, Mr. O'Donnell requested that Vajna raise his bid for the development projects to $5,000,000. Vajna's counsel rejected such request, as well as a request by Mr. O'Donnell that the 15% overbid requirement be reduced. It was agreed, however, that in the event of an overbid, rather than Vajna having the right to match any such overbid, an auction process would be initiated.

    On June 11, 1997, Jefferson Capital, after consultation with the Special Committee and its counsel, sent a letter to counsel for Vajna. The letter from Jefferson Capital indicated provisional acceptance of Vajna's proposal to purchase the Development Projects subject to revised over-bid procedures, additional provisions on reimbursement of the Company for development expenditures, successful negotiation and execution of a binding agreement of purchase and sale if Vajna should be the successful bidder for the Development Projects, and other conditions. The letter from Jefferson Capital also suggested revised terms for termination of Vajna's employment agreement. With respect to a potential merger between the Company and an entity controlled by Vajna, the letter from Jefferson Capital suggested that the parties attempt to negotiate and agree upon a definitive merger agreement rather than continuing to refine the letter of discussion points from counsel to Vajna to the point that it would become a formal binding offer to the Company. The letter indicated that the Company's outside counsel had been instructed to begin preparation of a draft merger agreement.

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
    Thereafter, Jefferson Capital, after consultation with the Special Committee and its counsel, and the Company's outside counsel, prepared and distributed bidding procedures and an information package on the Development Projects to be sent to potential bidders for the development projects.

    On June 24, 1997, the Company publicly announced that (i) it had instructed Jefferson Capital to solicit cash bids from qualified buyers for the purchase of the Development Projects, (ii) it had received an initial bid for the Development Projects from Vajna, (iii) it was in discussions with Fox regarding the sale to Fox of the Company's rights in DIE HARD WITH A VENGEANCE, and (iv) negotiations had commenced with Vajna with respect to a potential merger with an entity controlled by Vajna that would occur after the sale of substantially all of the assets of the Company.

    On July 1, 1997, the Company's outside counsel, after consultation with the Special Committee and its counsel, and Jefferson Capital, delivered a draft of the Merger Agreement to Vajna and his counsel. Copies of the draft were also delivered to, among others, the Special Committee and its counsel and Jefferson Capital.

    On July 2, 1997, the Board of Directors approved the Assignment Agreement with Fox, subject to Fox indicating that it had completed its due diligence.

    On July 10, 1997, counsel to Vajna met with Mr. O'Donnell and the Company's outside counsel to discuss a timetable for completion of the Merger Agreement and to provide their comments on the draft Merger Agreement for forwarding to the Special Committee and its counsel. Also present at various times during the meeting were representatives of the Company's independent auditors and various officers of the Company (other than Vajna).

    On July 14, 1997, Fox indicated that it had completed its due diligence with respect to the Assignment Agreement, and on July 15, 1997 the Assignment Agreement was executed. Execution of the Assignment Agreement was publicly announced on July 16, 1997.

    On August 1, 1997, the Company's outside counsel, after consultation with Jefferson Capital and counsel to the Special Committee, delivered a revised draft of the Merger Agreement to Vajna and his counsel. Copies of the draft were also delivered to, among others, the Special Committee and its counsel and Jefferson Capital.

    On August 7, 1997, counsel to Vajna met with, among others, the Company's outside counsel and various officers of the Company (other than Vajna) to discuss a revised timetable for completion of the Merger Agreement, to provide comments on the latest draft of the Merger Agreement for forwarding to the Special Committee and its counsel and Jefferson Capital, and to review draft preliminary proxy materials.

    On August 20, 1997, Jefferson Capital, after consultation with the Special Committee, met with counsel to Vajna to discuss the terms of the Merger.


    Negotiations continued between Vajna and his counsel, on the one hand, and Jefferson Capital in consultation with the Special Committee and its counsel, on the other hand, through the start of September 1997. Discussions focused in part on the financial position of the Company, including the amount and potential variability of various anticipated Company revenues and expenses and the amount of appropriate reserves for expenses. During negotiations, management of the Company prepared various financial information which included estimates and forecasts of sources and uses of cash by the Company, as well as anticipated Company liabilities and expenses. The materials prepared by management were reviewed by Vajna and his counsel, Jefferson Capital, and the Special Committee and its counsel and generally provided a framework for the final stage of the negotiations between the parties.



    The material prepared by management generally considered (i) the pro forma effect on the cash reflected on the Company's balance sheet at June 30, 1997 of the Asset Sales and contemplated or anticipated related transactions and events (including, among other things, the termination of the

Company's sales agency relationships with Summit, the sale of the International DHWV Overages, the sale of the Development Projects for the Initial Bid, and settlement of certain litigation involving Laurence Fishburne (See "CERTAIN INFORMATION REGARDING THE COMPANY--Business of the Company--Legal Proceedings")) and (ii) the estimated effect of continuing operations on such cash (including, among other things, payment of those accounts payable and accrued expenses reflected on the Company's balance sheet at June 30, 1997, ongoing overhead and severance, professional fees and expenses necessary to complete the Merger (legal, accounting and financial advisor fees and expenses), income taxes, insurance premiums, collection of accounts receivable, receipt of overages with respect to the EVITA Soundtrack, and expenses associated with the Visual Effects Facility). Management assumed for such purposes that the Merger would be consummated on or about November 30, 1997.



    The last materials prepared by management during such period calculated a pro forma cash balance at November 30, 1997 (the assumed date of the Merger) of $29,721,000 (approximately $2.306 per share), taking into account various assumed events and reserves, the amounts of which were negotiated between the parties. The materials also indicated a range of possible pro forma cash balances at November 30, 1997 (from $30,821,000 or approximately $2.39 per share to $34,521,000 or approximately $2.678 per share) depending on the actual results of the events considered by management as most likely to cause a significant variance in the calculations: the amount of monies realized from a sale of the EVITA Soundtrack, a sale of the Five Stone Projects (or the amount of Company obligations relieved by a settlement of the "first look" arrangement with Stone), and the expenses to be borne by the Company with respect to its subsidiary which operated the Visual Effects Facility.



    The discussions between the parties generated, in part, by review of such materials, led to the agreement of the parties that there would be a base merger price subject to adjustment upon the occurrence of certain events. Negotiations then focused primarily on the number of adjustments that there would be to the Purchase Price, the nature of such adjustments and any thresholds contained therein, how such adjustments would relate to each other and to the Purchase Price (e.g., would negative adjustments offset positive adjustments), and the amount of the Purchase Price. After additional negotiation, the parties reached preliminary agreement upon the Original Purchase Price of $2.30 per Share and continued to discuss the number and nature of the adjustments.



    As described in greater detail under "THE MERGER AGREEMENT--Adjustments to Purchase Price," the parties ultimately agreed upon three independent adjustments (the calculation of each unaffected by any other adjustment) and a "basket" of additional sub-adjustments (which are to be considered together). One adjustment provided for a positive adjustment to the extent the Five Stone Projects were sold or if any liabilities or other obligations were forgiven in a settlement of the "first look" arrangement with Stone. As the Original Purchase Price was based on the full amount of the Company's commitment under the "first look" arrangement to Stone from July 1, 1997 through the February 1998 expiration of the commitment (approximately $1,570,000), the adjustment contained no threshold. A second adjustment provided for an adjustment in the event monies received by the Company with respect to the EVITA Soundtrack (as overages or from a sale), exceeded $1,500,000. The $1,500,000 threshold represents the negotiated agreement of the parties as to the amount of future overages that such parties at that time estimated the Company was likely to obtain from the Soundtrack Rights. The negotiations with respect to the Original Purchase Price assumed the receipt of such $1,500,000. A third adjustment provided for an adjustment in the event the collection of certain accounts receivable (other than those relating to AN ALAN SMITHEE FILM) exceeded $1,573,000. The $1,573,000 threshold generally represents the amount of such receivables reflected on the Company's balance sheet at June 30, 1997 less a reserve of approximately $400,000 for doubtful collections that was negotiated between the parties.



    As part of the negotiations, it was agreed that there would be a "basket" of three additional sub-adjustments (i.e., a negative adjustment with respect to one can offset a positive adjustment from another, but there cannot be an overall downward adjustment to the merger consideration even if the aggregate effect of such adjustments is a negative amount). One such sub-adjustment generally measures the variance between the aggregate amount of certain Company expenses pending the Merger and a threshold of $6,493,000. The $6,493,000 threshold represents the negotiated agreement of the parties as to the amount of such expenses that the parties at that time estimated the Company was reasonable likely to incur through the date on which the parties then anticipated the Merger would occur (on or about November 30, 1997). The threshold was composed of an estimate of ongoing overhead and severance payments through November 30, 1997 (approximately $5,009,000) and an estimate of the professional fees and expenses necessary to complete the Merger (approximately $1,484,000).



    A second sub-adjustment generally measures the variance between the amount of receivables collected with respect to AN ALAN SMITHEE FILM during a specified period and a threshold of $8,690,000 which generally represents the amount of such receivables reflected on the Company's balance sheet at June 30, 1997 reduced by (i) $375,000 in account receivables that the parties agreed were uncollectable, and (ii) a negotiated reserve of $400,000 for further doubtful collections. The last sub-adjustment generally measures the variance between the amount of monies provided by the Company to or on behalf of the Company's subsidiary that operated the Visual Effects Facility during a specified period and $1,300,000, an estimate by the parties as to the potential further expenses that would be borne by the Company with respect to such subsidiary pending the Merger.



    As part of such negotiations, the parties thereto generally estimated that the potential aggregate amount of adjustments to the Original Purchase Price could possibly range from approximately $.09 to approximately $.38 with a mid-range of approximately $.215. Through the date of this Proxy Statement there has been an aggregate $.22 of upward adjustments to the Original Purchase Price and, as described under "THE MERGER AGREEMENT--Adjustments to Purchase Price," further upward adjustments to the Merger Consideration are unlikely.


    The Special Committee met with its counsel, Jefferson Capital and the Company's outside counsel on multiple occasions after August 20, 1997 through the start of September 1997. During such period, multiple drafts of the Merger Agreement were circulated by the Company's outside counsel, after consultation with Jefferson Capital and the Special Committee, to among others, Mr. Vajna and his counsel, Jefferson Capital, the Special Committee and its counsel, and the Board. The Board met on August 27, 1997 and August 29, 1997 to, among other things, discuss the Merger, the Merger Agreement and the status of the Merger negotiations.

    On September 2, 1997, the Board of Directors approved the Merger Agreement and the Merger, based in part on the recommendation of the Special Committee. On September 3, 1997, the Merger Agreement was executed. Execution of the Merger Agreement was publicly announced on September 4, 1997.

    The Merger Agreement provided that, in the event of disagreements regarding certain calculations underlying potential adjustments to the Merger Consideration, such disagreements would be forward for resolution to the Company's independent accountants. However, Ernst & Young LLP, the Company's independent auditors, determined that they could not perform such function based on auditing standards set forth by the American Institute of Certified Public Accountants. As a result, on November 19, 1997, the Board of Directors approved Amendment No. 1 to the Agreement of Merger (the "Amendment") which amends the Merger Agreement to provide that any such disagreements shall be forwarded to an independent accounting firm, retired judge or other party mutually acceptable to Vajna and the Special Committee. The Amendment was subsequently executed by the parties to the Merger Agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE MERGER

    THE COMPANY. On September 2, 1997, the Special Committee reported that it had determined (i) that the Merger is fair to, and in the best interests of, the Stockholders (other than Vajna and Valdina) and (ii) to recommend that the Board approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Special Committee consists of one director, Gregory R. Paul,

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who is not employed by or otherwise affiliated with the Company. Mr. Paul is a
Managing Director of BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company, and has specialized since 1985 in the financing of media and entertainment companies. At a meeting also held on September 2, 1997, the members of the Board (excluding Vajna, who abstained from the vote), based in part on the recommendation of the Special Committee, unanimously determined that the Merger is fair to, and in the best interests of, the Stockholders (other than Vajna and Valdina), approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined to recommend that the Stockholders approve and adopt the Merger Agreement. Vajna abstained from the vote due to his ownership interest in Buyer. Of the six members of the Board at such time, three were not employees of the Company (Gregory R. Paul, R. Timothy O'Donnell, and Dianne Caplan Lebovits (the former General Counsel of the Company who returned to private legal practice in August
1996)). The Special Committee and the Board did not consider any formal financial projections in connection with their determination to approve and recommend the proposed Merger, given the proposed Assets Sales and the Company's determination not to commence production on any additional motion pictures. The Special Committee and the Board, however, did review various financial information, including estimates and forecasts of sources and uses of cash by the Company pending the Merger, as well as anticipated liablities and expenses of the Company during such period. On November 19, 1997, the Amendment to the Merger Agreement was unanimously approved by the four members of the Board at such time other than Vajna, who abstained from the vote (Messrs. Paul, O'Donnell and Braverman and Ms. Lebovits).


    In reaching the conclusions to approve the Merger Agreement described above, the Special Committee and the Board considered a number of factors, including but not limited to the following:

        (a)  Operating Losses and Limited Prospects for Profitable
    Operations. The net losses incurred by the Company in six of the seven full fiscal years since the Company's formation and anticipated continuing operating losses, combined with the Board's belief that there is a substantial risk that the Company would not be able to operate profitably before depleting substantially all of its remaining assets. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE
    COMPANY--Recommendation of the Board."

        (b) Increasing Production and Releasing Costs. The increases in the industry average direct negative costs per picture and the industry average print and advertising costs per picture for members of the MPAA, and the apparent continuing increase of such costs which could necessitate increasing direct investment by the Company in its films if it were to continue to produce "event" motion pictures. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Recommendation of the Board."

        (c) Risks of Continued Operations. The significant risk of continued operations, including that of dissipating the Company's remaining assets, in light of: the disappointing audience acceptance of many of the Company's past productions; the apparent continuing increase in production and releasing costs which could necessitate increased direct investment by the Company in its films if it were to continue to produce "event" motion pictures; the relatively less amount of experience of management of the Company in general, and Vajna, in particular, in producing smaller budget films compared to larger budget or "event" films; the competitive releasing environment and the presence of numerous competitors many of which have significantly greater financial and other resources than the Company. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Recommendation of the Board."

        (d) Termination of Certain Agreements. The termination of the Domestic Distribution Agreement upon consummation of the Film Library Sale, and the August 31, 1997 expiration of the commitment to lend under the Company's credit facility. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Library Sale Agreement" and "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS." As a result, any continued operations after the Film Library Sale would in large part represent start-up operations.

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
        (e) Lack of Strategic Alternatives. The lack of strategic alternatives available to the Company in view of the Company's disappointing operating results and efforts to implement other strategic alternatives without success. The Company had been considering various strategic alternatives since late 1995 and had been unable to (i) negotiate a restructuring of the Domestic Distribution Agreement with Disney, (ii) obtain an alternative domestic distribution arrangement with another major studio, (iii) attract a significant investment in the Company, or (iv) enter into an agreement for a merger or other business combination or acquisition of the Company, in each case on terms advantageous to the Company and the Stockholders. Based upon the Company's unsuccessful pursuit of strategic alternatives since late 1995 and anticipated continuing operating losses, the Board believes that it had exhausted its identified realistic strategic alternatives and that it was unlikely the Company would be able to attract a significant investment in the Company or enter into an agreement for a merger or other business combination or acquisition of the Company with a party other than Vajna that would provide for a price in excess of the Merger Consideration. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Recommendation of the Board."

        (f) Existence of Cash Assets. The existence of a substantial amount of cash and cash equivalents and the cash consideration to be received in connection with consummation of the Assignment Agreement. If the Company were to delay the Merger, the Company believes that anticipated continuing operating losses would reduce the Company's cash position and would, most likely, reduce the amount of any future cash payment to the Stockholders in exchange for their equity interests in the Company. See "PROPOSAL NO. 1:
    SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Recommendation of the Board."

        (g) Dissolution Alternative. The most viable alternative to the Merger after consummation of the Asset Sales is the dissolution of the Company under Delaware law, the disposition of the Company's remaining assets as part of such dissolution, and the subsequent distribution of the net proceeds to the Stockholders after provision for the Company's remaining liabilities. The Board believes that the Merger can be consummated more expeditiously and result in less expenses than such a dissolution, resulting in a larger cash payment to the Stockholders in exchange for their equity interests in the Company.


        (h)  Historical Market Price of Common Stock; Net Book Value per
    Share. The historical market prices of the Shares, including the fact that the Shares traded as high as $11.375 in the first quarter of 1995 and as low as $.375 in the second quarter of 1997 and the fact that the $2.30 per Share Original Purchase Price represented a 26.9% premium to the market price of the Shares on September 3, 1997 (the "Pre-Announcement Price"), the day prior to the public announcement of the terms of the Merger (see "CERTAIN INFORMATION REGARDING THE COMPANY--Market Prices and Dividends on Company Common Stock"). Also, the net book value per Share. The Original Purchase Price represented a 19.8% premium to the net book value per Share ($1.92) as of June 30, 1997.


        (i) Vajna Ownership. Vajna's beneficial ownership of approximately 48% of the outstanding Shares (including for such purpose Shares owned by Valdina but not including any Shares for which Vajna only holds a proxy to vote) and the effects of such ownership on the alternatives available to the Company including the fact that, as a practical matter, no such strategic alternative could be effected without the support of Vajna.

        (j) Terms and Conditions of Merger Agreement. The terms and conditions of the Merger Agreement, including the Merger Consideration adjustment provisions, that the Merger is conditioned upon the Majority of the Minority Vote, and that, after the Merger, the Surviving Corporation will be responsible for, among other things, contingent and unknown liabilities of the Company. See "THE MERGER AGREEMENT."

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
        (k) Nature of Merger Consideration. The consideration to be paid to the Stockholders in the Merger is all cash.

        (l) Possible Conflicts of Interests. The possible conflicts of interest of Vajna and certain directors and members of management of the Company discussed below under "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger."

        (m) Appraisal Rights. That Stockholders have the right to dissent from the Merger and demand appraisal of the fair value of their Shares under the DGCL. See "SPECIAL FACTORS RELATING TO THE MERGER--Appraisal Rights."

    In addition, the Board considered the recommendation of the Special
Committee.

    The Special Committee and the Board also recognized that, while consummation of the Merger would result in Stockholders receiving a minimum of $2.30 in cash for each of their Shares, it would also eliminate the opportunity for current Stockholders (other than Vajna and Valdina) to participate in the benefit of any increases in the Company's value following the Merger. In light of, among other things, the Company's agreements to sell substantially all of its assets to Disney and Fox, the anticipated termination of the Domestic Distribution Agreement upon consummation of the Film Library Sale, and the August 31, 1997 expiration of the commitment to lend under the Company's credit facility, the Special Committee and the Board concluded that this factor was not significant and would not justify the Stockholders foregoing the receipt of a cash payment for their Shares pursuant to the Merger.

    As mentioned above, the Special Committee and the Board considered the alternative of dissolving the Company under Delaware law in determining whether the Merger was fair to the Stockholders from a financial point of view. Given that substantially all of the Company's assets are to be sold in arms-length transactions with Disney and Fox, that third party bids were solicited (but not received) for the Development Projects, and that after the consummation of the transactions contemplated by the Library Sale Agreement and the Assignment Agreement, a substantial portion of the Company's assets will consist of cash, the Company did not seek a formal appraisal of the liquidation value of the Company for purposes of evaluating the Merger or considering the alternative of a dissolution and winding up of the Company under Delaware law. The Board believed that there could be no assurance in a dissolution as to when any distributions would be made to the Stockholders or as to the amount of any such distribution. As part of the Merger, the Surviving Corporation will continue to be subject to the liabilities and obligations of the Company at the Effective Time, including unknown and contingent liabilities. The Surviving Corporation will also be bound by the potential indemnification obligations of the Company under the Library Sale Agreement and the Assignment Agreement. In connection with a dissolution under Delaware law, the Company would be required to dispose of its remaining assets and make provision for contingent claims, pending claims and unknown claims (which based on facts known to the Company are likely to arise or become known within ten years of dissolution). The Board believed that in light of such obligation that any preliminary distribution in a dissolution would be smaller than the cash consideration to be paid upon consummation of the Merger. The Board also considered that most of the representations and warranties of the Company under the Library Sale Agreement survive for eighteen months following the closing of the Film Library Sale (and certain representations and warranties survive for a longer period). The Board further believed that it was likely that a dissolution would take substantially longer to complete than the Merger and, therefore, it was likely that the expenses associated with a dissolution would be in excess of those associated with the Merger.

    In view of the wide variety of factors considered in connection with their evaluation of the Merger, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations, however, the Special Committee and the Board did assign significant weight to factors (a) - (e) and (m). On balance, the Special Committee and the Board viewed the factors set forth in items (a) - (g), (k) and
(m) as favorable to their decision, the factors set forth in items (h), (i) and
(j) as having both favorable and
unfavorable aspects, and the factors set forth in item (l) as neutral to their determination. The Special Committee and the Board viewed the factors set forth in items (a) - (k) as supportive of their determination that the Merger is in the best interests of the Stockholders, and the factors set forth in items (a),
(e), (h), (j), (k) and (m) as supportive of their determination that the Merger is fair to the Stockholders. The factors discussed above represent the material factors considered by the Special Committee and the Board in connection with the Merger.

    VAJNA/BUYER/VALDINA. Vajna, Buyer and Valdina each regard the Merger as an opportunity to provide a cash payment to the Stockholders in exchange for their equity interests in the Company in a fair and expeditious manner. Vajna, Buyer and Valdina have concluded that the Merger is fair to the Stockholders (other than Vajna and Valdina) based upon the following factors: (i) each of the factors referred to above as having been taken into account by the Board, including without limitation, increasing production and releasing costs, the significant risk of continued operations (including that of dissipating the Company's remaining assets), and the lack of strategic alternatives available to the Company in view of the Company's disappointing operating results and efforts to implement other strategic alternatives without success; and (ii) that the terms of the Merger, including the Merger Consideration, are the result of negotiations intended to be arms' length. Vajna, Buyer and Valdina did not find it practicable, and did not, quantify or otherwise attach relative weights to the specific factors considered by them. However, Vajna, Buyer and Valdina gave significant weight to all of the factors discussed in (a) through (h) and (j) through (m) above. On balance, Vajna, Buyer and Valdina each viewed the factors set forth in items (a) - (g), (k) and (m) as favorable to their conclusion, the factors set forth in items (h) and (j) as having both favorable and unfavorable aspects, and the factors set forth in items (i) and (l) as neutral to their conclusion.

    Vajna, Buyer and Valdina believe that the financial and business prospects of the Company, if it were to continue as an operational motion picture production company, are highly risky and uncertain, particularly in light of the Company's disappointing past operating results and the Company's efforts to implement other strategic alternatives without success. As indicated under "Plans for the Company Following the Merger" below, Vajna and/or affiliates of Vajna, in each case alone or with other entities (including potentially the Company), are likely to seek to acquire, produce and arrange for the financing and distribution of motion picture projects (including the Development Projects) pursuant to new arrangements following the Merger. As part thereof, such parties would need to arrange for new sources of financing and distribution of any such projects. Ultimately the future prospects of the Company after the Merger will depend on whether the Company produces any motion picture projects, the ability of the Company to obtain financing and distribution arrangements if it produces motion picture projects, and the ultimate audience acceptance of any completed motion pictures. Vajna has recently acquired a fifty percent interest in the rights to produce a sequel to the motion picture TERMINATOR 2. There can be no assurance that such motion picture will be produced. The producer and director of TERMINATOR 2 have indicated to Mr. Vajna that they do not wish to participate in such project. Production of such project, which would likely have a budget in excess of approximately $125,000,000, would also require obtaining significant production funds.

PURPOSE AND STRUCTURE OF THE MERGER

    The purpose of the Merger, in light of the Company's decision to sell substantially all of the assets of the Company pursuant to the Asset Sales, is to provide a cash payment to the Stockholders (other than Vajna and Valdina) in exchange for their equity interests in the Company, in a manner which the Company and Vajna believe is more expeditious and will result in lower expenses than the most viable alternative acceptable to the Company and Vajna, a dissolution under Delaware law.

    Consummation of the Merger will terminate the equity interests in the Company of the Stockholders other than Vajna and Valdina (which is indirectly beneficially owned 100% by Vajna). Following the Merger, the interest of Vajna in the Company's net book value and net income will increase to 100%. Vajna and Valdina, as the sole stockholders of the Surviving Corporation, will thereafter benefit from any increases in the value of the Surviving Corporation and will also bear the risk of any decreases in the value of the Surviving Corporation. See "THE MERGER AGREEMENT--The Merger; Effective Time of the Merger."

OPERATIONS PENDING THE MERGER

    The Company's plans pending the Merger are substantially the same as those pending the Asset Sales. See "Operations of the Company Pending and Following the Asset Sales" under Proposal No. 1. The Merger Agreement and the Library Sale Agreement restrict the Company's operations pending the Merger and the Film Library Sale, respectively. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Library Sale Agreement" and "THE MERGER AGREEMENT--Agreements of the Company, Buyer, Vajna and Valdina."


    Pending consummation of the Merger, the Merger Agreement permits Vajna to enter into a producer agreement, employment agreement, consulting agreement or other similar agreement which provides that he will render services to a third party. However, without the prior written consent of the Special Committee, Vajna's obligations under any such agreement to render services to a third party must be subject to consummation of the Merger and his services must remain exclusive to the Company to the extent provided by his employment agreement with the Company. Vajna's employment agreement permits him to be involved in the management of certain corporations in which he has direct or indirect ownership interests. In light of the Company's present intention not to commence production on any additional motion pictures, Vajna has expanded his activities on behalf of such corporations. The Company believes such activities will not materially interfere with his activities on behalf of the Company. See "Interests of Certain Persons in the Merger--Severance Arrangements" below.


PLANS FOR THE COMPANY FOLLOWING THE MERGER


    At the time of the Merger, it is anticipated that substantially all of the Company's assets will have been sold and substantially all of the Company's previous operations will have ceased. See "Summary Table Regarding Treatment of the Company's Non-Cash Assets" beginning on page 28 of this Proxy Statement for a list of the Company's non-cash assets anticipated to be remaining immediately after the Merger. The commitment to lend under the Company's credit facility has terminated. It is further anticipated that the Domestic Distribution Agreement will have terminated by the Effective Time, and the Company will have only minimal personnel remaining at such time. The Company's employment agreements with Vajna (Chairman of the Board of Directors of the Company, President and Chief Executive Officer) and Mr. Braverman (Chief Operating Officer, Chief Financial Officer, Executive Vice President and a Director of the Company) will terminate at the Effective Time pursuant to their respective severance arrangements. As a result, any operations conducted by the Company following the Merger will in large part represent start-up operations.


    Upon consummation of the Merger, Buyer intends to terminate the registration of the Company's Common Stock under the Exchange Act and delist the Company's Common Stock from the NASDAQ National Market System. The Company will also cease to file periodic reports with the Commission, and the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act.


    Except as disclosed in this Proxy Statement, neither Buyer, Vajna nor Valdina has any present plans or proposals that would result in an extraordinary material corporate transaction following the Merger such as a subsequent merger, reorganization, liquidation, or sale or transfer of assets involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or the composition of its management. However, from time to time following the Merger, depending on the circumstances then existing, Vajna may review the Company's businesses, operations, policies, corporate structure and management, and consider if any changes would be desirable.


    Notwithstanding the foregoing, Vajna and/or affiliates of Vajna, in each case alone or with other entities (including potentially the Company), are likely to seek to acquire, produce and arrange for the financing and distribution of motion picture projects (including the Development Projects) pursuant to new arrangements following the Merger. See "Recommendation of the Special Committee and the Board; Fairness of the Merger--Vajna/Buyer/Valdina."


REGULATORY APPROVALS


    To the best knowledge of the Company, there are no federal or state regulatory requirements which must be complied with, nor are there any such governmental consents or approvals that must be obtained in connection with the consummation of the Merger other than compliance with certain federal securities laws.


ACCOUNTING TREATMENT

    The Merger will be accounted for at historical cost as a combination of entities under common control.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    TAX CONSEQUENCES TO THE STOCKHOLDERS. The Merger, pursuant to which the Shares (other than Shares owned by Vajna or Valdina, treasury Shares, or Shares as to which statutory dissenters' rights are perfected) will be converted into the right to receive cash, will be a taxable transaction to the Stockholders whose Shares are converted. Gain or loss will be realized and recognizable by each such Stockholder in an amount equal to the difference between the Merger Consideration received and the basis of the Shares owned by such Stockholder.

    The foregoing discussion may not be applicable to Stockholders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements or who are not citizens of the United States or who are otherwise subject to special tax treatment under the Code.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER ON THE DATE OF THE CONSUMMATION OF THE MERGER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS FOR WHICH NO INFORMATION HAS BEEN PROVIDED HEREIN.

    TAX CONSEQUENCES TO THE COMPANY. Upon consummation of the Asset Sales, the Company estimates that it will have a remaining federal net operating loss of approximately $30,000,000, taking into account anticipated additional net operating losses between October 1, 1997 and the Effective Time of the Merger. Because of the "ownership change" rules of Section 382(g) of the Internal Revenue Code of 1986, as amended (the "Code"), and the conversion of Shares to cash pursuant to the Merger, the amount of losses realized by the Company before the Merger available to offset taxable income of the Company after the Merger will be limited under Section 382(b) of the Code. In addition, if the Company does not continue its same business enterprise at all times during the two year period following the Effective Time, Section 382(c) of the Code would disallow all net operating loss carryforwards. As a result, it is uncertain at this time
(a) whether the Surviving Corporation to be owned by Vajna and Valdina will be able to utilize any portion of the net operating loss of the Company incurred prior to the Merger, and (b) if such loss may be utilized, how much in any post-Merger period may be applied to offset post-Merger taxable income under the Section 382(b) limitation.

FEES AND EXPENSES


    The Company has retained Jefferson Capital in connection with the Company's strategic review, the Asset Sales and the Merger. In connection therewith, in May 1996, the Company paid Jefferson Capital a fee of $75,000 and has agreed to reimburse Jefferson Capital for expenses (amounting to approximately $58,000 through November 15, 1997). Jefferson Capital received an additional payment of $300,000 which was contingent upon execution of the Merger Agreement, and Jefferson Capital will receive a further payment of $300,000 if the Asset Sales and the Merger are consummated. In addition, the Company has agreed to indemnify Jefferson Capital against certain liabilities and expenses in connection with the Merger, including liabilities under federal securities law. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Interests of Certain Persons in the Asset Sales."


    The Company has retained D.F. King & Co., Inc. to act as Proxy Solicitor and ChaseMellon Shareholder Services ("ChaseMellon") to act as Paying Agent in connection with the Merger. The Proxy Solicitor and ChaseMellon will each receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Merger, including liabilities under federal securities laws. In addition, brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for customary mailing expenses incurred by them in forwarding material to their customers.

    The Company currently estimates that the expenses incurred by the Company in connection with the Merger will be approximately as set forth below:

Financial Advisor fees and expenses(1)..........................  $ 765,000
Paying Agent fees and expenses..................................      7,600
Proxy Solicitor fees and expenses...............................      5,000
Legal fees and expenses(2)......................................    700,000
Accounting fees and expenses....................................    150,000
Printing, mailing, and distribution expenses....................    100,000
Filing fees.....................................................     15,259
Miscellaneous...................................................     55,000
                                                                  ---------
Total...........................................................  $1,797,859
                                                                  ---------
                                                                  ---------

       --------------------------------------

       (1) Includes payment for services rendered in connection with the Company's strategic review and the Asset Sales, as well as the Merger.

       (2) Does not include approximately $675,000 in legal fees and expenses incurred in connection with the Asset Sales.

FINANCING OF THE TRANSACTION


    The maximum amount required by Buyer to purchase all of the outstanding Shares (other than the Disney Shares and Shares owned by Vajna and Valdina) at a Purchase Price of $2.52 per Share is currently estimated by the Company to be approximately $16,234,699. Buyer intends to obtain all funds needed to purchase the Shares from the cash on hand at the Company as of the Effective Time of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the Special Committee and the Board with respect to the Merger Agreement and the Merger contemplated thereby, Stockholders should be aware that certain members of the Board (none of whom, however, were members of the Special Committee) have certain interests that present actual or potential conflicts of interest in connection with the Merger and have interests in the Merger which are different from, or in addition to, the interests of the Stockholders generally, including those referred to below. The Special Committee and the Board were aware of these actual or potential conflicts of interest and considered them along with other matters described under "SPECIAL FACTORS RELATING TO THE MERGER--Recommendation of the Special Committee and the Board; Fairness of the Merger."

    MANAGEMENT; OWNERSHIP OF SHARES/OPTIONS. As a result of Vajna's beneficial ownership of approximately 50.7% of the outstanding Shares (including Shares owned by Valdina and Shares for which Vajna holds a proxy to vote), Vajna (and, as a result, Buyer) would be deemed to control the Company. In addition, Vajna, who is an officer, director and the beneficial owner of Buyer, is also the Chairman of the Board, President and Chief Executive Officer of the Company.

    As of the Record Date, the executive officers and directors of the Company (other than Vajna) owned an aggregate of 387,341 Shares (Warren Braverman:
373,591 Shares; Dianne Caplan Lebovits: 2,500 Shares; and R. Timothy O'Donnell:
11,250 Shares) and held options (and also a warrant in the case of Mr. O'Donnell) to purchase an aggregate of 85,000 Shares (of which options to purchase an aggregate of 15,000 Shares were exercisable at prices below $2.52 per Share, and held by Dianne Caplan Lebovits: options to purchase 5,000 such Shares; R. Timothy O'Donnell: options to purchase 5,000 such Shares, and Gregory
R. Paul: options to purchase 5,000 such Shares). If the Merger is consummated at a Purchase Price of $2.52 per Share, such persons will receive an aggregate of approximately $983,899 (Warren Braverman: $941,449; Dianne Caplan Lebovits:
$8,400; R. Timothy O'Donnell: $30,950; and Gregory R. Paul: $2,600) for their Shares (including Shares issuable upon exercise of options which have exercise prices below $2.52 per Share, but, for purposes of such calculation, deducting the exercise price of such options). See "THE MERGER AGREEMENT" for a discussion relating to the treatment of options in the Merger. See "CERTAIN INFORMATION REGARDING THE COMPANY--Principal Stockholders of the Company" and "--Executive Compensation."

    INDEMNIFICATION. The Merger Agreement provides for the survival of all rights to indemnification now existing in favor of the directors and executive officers of the Company and the maintenance of a policy of directors' and officers' liability insurance for a period of four years. See "THE MERGER AGREEMENT." The directors, officers and employees of the Company are also indemnified against certain actions, claims and liabilities pursuant to the Company's Certificate of Incorporation and Bylaws and, in the case of each director, pursuant to indemnification agreements with the Company. See "CERTAIN INFORMATION REGARDING THE COMPANY--Executive Compensation."

    SEVERANCE ARRANGEMENTS. In connection with the Merger, the Company and Vajna have mutually agreed to terminate the Employment Agreement between Vajna and the Company, dated as of January 1, 1994, as amended (the "Vajna Employment Agreement"), effective as of the Effective Time. Prior to consummation of the Merger or earlier termination of the Merger Agreement, Vajna will continue to receive his fixed annual compensation in accordance with the terms of the Vajna Employment Agreement. Upon termination of the Vajna Employment Agreement at the Effective Time, Vajna will be paid an amount equal to the sum of (i) one hundred percent of the fixed annual compensation that would otherwise have been payable to Vajna in the ordinary course from the Effective Time through December 31, 1997 had the Vajna Employment Agreement not been terminated at the Effective Time, (ii) $500,000 (representing fifty percent of the fixed annual compensation that would otherwise have been payable to Vajna in the ordinary course from January 1, 1998 through December 31, 1998 had the Vajna Employment Agreement not been terminated at the Effective Time), and (iii) $344,666 representing producer's performance fees earned under the Vajna Employment Agreement with respect to DIE HARD WITH A VENGEANCE. Assuming the Merger occurs on or about December 29, 1997, it is anticipated that, at the Effective Time, Vajna will receive an aggregate amount of approximately $844,666 in consideration for the termination of the Vajna Employment Agreement. Notwithstanding anything in the Vajna Employment Agreement to the contrary, all of the terms and provisions of the Vajna Employment Agreement (including, without limitation, all provisions regarding termination and compensation upon termination) will terminate as of the Effective Time and neither the Company nor Vajna will have any further obligation to the other with respect to the Vajna Employment Agreement except as expressly set forth in the Merger Agreement. The Vajna Employment Agreement will continue in full force and effect if the Merger is not consummated or if the Merger Agreement is otherwise terminated. See "THE MERGER AGREEMENT" and "CERTAIN INFORMATION REGARDING THE COMPANY--Executive Compensation."

    In connection with the Merger, the Company and Warren Braverman, Chief Operating Officer, Chief Financial Officer, Executive Vice President and a Director of the Company, have agreed to the material terms of a severance arrangement pursuant to which Mr. Braverman's employment agreement with the Company will be terminated, effective as of the Effective Time. Upon termination of Mr. Braverman's employment agreement at the Effective Time, Mr. Braverman will be paid an amount equal to (i) one hundred percent of the fixed annual compensation that would otherwise have been payable to Mr. Braverman in the ordinary course from the Effective Time through December 31, 1997 had his employment agreement not been terminated at the Effective Time, plus (ii) $598,000 (representing fifty percent of the fixed annual compensation that would otherwise have been payable to him in the ordinary course from January 1, 1998 through December 31, 1999 had his employment agreement not been terminated at the Effective Time), plus (iii) $48,000 (representing certain automobile and health benefits that would otherwise have been payable to him in the ordinary course from January 1, 1998 through December 31, 1999 had his employment agreement not been terminated at the Effective Time), less (iv) $18,000 (representing the principal amount of a non-interest bearing loan previously extended by the Company to him which will, as a result, be deemed repaid at the Effective Time). Mr. Braverman will also be paid for his accrued unused vacation time (approximately $20,000). Assuming the Merging occurs on or about December 29, 1997, it is anticipated that, at the Effective Time, Mr. Braverman will receive an aggregate of approximately $666,500 pursuant to the foregoing in consideration for termination of his employment agreement. The Company and Mr. Braverman have also agreed to enter into a mutual release at the Effective Time. See "THE MERGER AGREEMENT" and "CERTAIN INFORMATION REGARDING THE COMPANY--Executive Compensation." In addition, the Company will also forgive a loan extended to Mr. Braverman in 1994 in connection with the purchase by Mr. Braverman of 372,341 Shares of the Company. Mr. Braverman acquired such Shares in 1994 in exchange for payment of the aggregate par value of such Shares in cash and a full recourse promissory note in the principal amount of $450,000 (approximately $1.21 per Share), bearing interest at the rate of 6% per annum, secured by a pledge of the 372,341 Shares purchased, and payable on December 31, 1998, or, in the event of the earlier termination of Mr. Braverman's employment with the Company, upon the date any such Shares vested and could be sold without restriction under the Securities Act of 1933, as amended, or pursuant to Rule 144 thereunder. See "CERTAIN INFORMATION REGARDING THE COMPANY--Principal Stockholders of the Company." As of November 15, 1997, an aggregate of $554,000 in principal and accrued interest was outstanding under such promissory note. Such 372,341 Shares and an additional 1,250 Shares owned by Mr. Braverman will be converted into the Merger Consideration pursuant to the Merger. Monies which are held pursuant to the Company's Deferred Compensation Plan for the account of Mr. Braverman will not be effected by the Merger.

    The Company also entered into severance arrangements with two other former directors and/or executive officers of the Company: Fred Feitshans and Randolph
M. Paul. Pursuant to such arrangements, the Company paid Mr. Feitshans an aggregate of $250,000 in severance upon his resignation as President of Production in July 1997. The Company has also paid Mr. Paul an aggregate of $220,000 in severance upon his resignation as Senior Vice President, Business Affairs, and as a Director in September 1997 and forgave a $50,000 loan (bearing interest at the rate of 7% per annum) which was made to Mr. Paul in January 1997. As of the date of his resignation, an aggregate of approximately $52,500 was outstanding under such loan (including accrued interest).

    OTHER. For serving on certain committees of the Board, Gregory R. Paul receives an aggregate of $20,000 per year. The Company also reimburses Mr. Paul and the Company's other directors for travel expenses incurred in connection with their activities on behalf of the Company. For serving on the Special Committee, Mr. Paul also received $50,000.


    R. Timothy O'Donnell, a director of the Company, is the President and majority stockholder of a privately-held investment banking concern which is the Company's financial advisor and which is receiving certain fees in connection with the Merger. See "--Fees and Expenses" and "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Interests of Certain Persons in the Asset Sales." Jefferson Capital acts as an investment advisor to an affiliate of Valdina which until October 31, 1997 was indirectly owned 49.9% by Vajna and 50.1% by The Mong Family Trust, which benefits certain descendants of Mong Hing Yan, including the son of Mr. Vajna. Since October 31, 1997, such affiliate has been indirectly beneficially owned 100% by Vajna. In each of the past five years, Jefferson Capital has received less than $50,000 in investment advisory fees from such entity.


    The foregoing interests of the Company's executive officers and directors, and any possible conflicts of interest they may pose, were considered by the Special Committee and the Board in connection with their determination to approve the Merger. See "SPECIAL FACTORS RELATING TO THE MERGER-- Recommendation of the Special Committee and the Board; Fairness of the Merger."

CERTAIN TRANSACTIONS INVOLVING THE COMPANY'S COMMON STOCK

    In addition to the Company's initial public offering in June 1994, the Company sold an additional 3,000,000 Shares in an underwritten public offering in May 1995 at a price of $8.50 per share (exclusive of underwriting discounts and commissions) with aggregate proceeds to the Company (after expenses and underwriting discounts and commissions) of approximately $23,450,000.

    Since January 1, 1995, Vajna has purchased an aggregate of 54,000 Shares in open market transactions at prices ranging from approximately $3.18 through $6.25 per share (consisting of a purchase of 10,000 Shares for $6.25 per Share in January 1995 and purchases of an aggregate 44,000 Shares in December 1995 for an average purchase price of approximately $3.52 per Share).

    On October 31, 1997, as a result of the redemption of certain shares in a foreign corporation by such corporation as described below (the "Redemption"), Vajna became the beneficial owner (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3")) of 6,821,318 Shares (approximately 50.7%) of the Company's Common Stock. Those 6,821,318 Shares include not only the 5,491,531 Shares that Vajna owns directly, but also (i) 372,341 Shares (the "Proxy Shares") owned by Mr. Braverman, which Vajna has the right to vote pursuant to an irrevocable proxy and (ii) 957,446 Shares (the "Valdina Shares") owned by Valdina which, as a result of such Redemption, became indirectly beneficially owned 99.8% by Vajna and 0.2% by The Mong Family Trust which benefits certain descendants of Mong Hing Yan, including the son of Vajna (the "Trust"). Vajna subsequently purchased the 0.2% of Valdina owned by the Trust. Prior to effectiveness of the Redemption, Vajna beneficially owned (as determined in accordance with Rule 13d-3) 5,863,872 Shares (approximately 43.6%) of the Company's Common Stock including the Proxy Shares, but excluding the Valdina Shares as to which Vajna had disclaimed beneficial ownership because, prior to the Redemption, Valdina was indirectly beneficially owned 49.9% by Vajna and 50.1% by the Trust and Vajna did not have voting, investment or dispositive power with respect to the Valdina Shares. On October 31, 1997, Valdina's indirect Dutch parent corporation ("Valdina Parent Corporation"), which was then owned 49.9% by Vajna and 50.1% by a corporation indirectly wholly owned by the Trust (the "Trust Subsidiary"), acted to redeem substantially all of the interest of the Trust Subsidiary in Valdina Parent Corporation. The consideration for the Redemption was the transfer by Valdina Parent Corporation to the Trust Subsidiary of Valdina Parent Corporation's right and interest in a portion (70,000,000 Netherlands Guilders) of a pre-existing promissory note originally made by Vajna in favor of Valdina Parent Corporation in 1995 in an unrelated transaction. As of October 31, 1997, according to exchange rates published in the WALL STREET JOURNAL, one Netherlands Guilder could be exchanged for approximately .51 US Dollars. Valdina Parent Corporation's indirect interest in the Valdina Shares represented only a portion of Valdina Parent Corporation's assets, and in the redemption no allocation was made by the parties thereto of the value of the assigned note to the Valdina Shares as opposed to other direct or indirect assets of Valdina Parent Corporation.

    On December 30, 1996 and January 2, 1997, respectively, the Company repurchased 372,341 Shares held by Dianne Caplan Lebovits, a Director and former executive officer of the Company, and 372,341 Shares held by the law firm of Ziffren, Brittenham, Branca & Fischer ("ZBBF"), which provides legal services to the Company. Harry M. Brittenham, a partner in ZBBF, was a member of the Board from July 1994 until March 13, 1997. Ms. Lebovits and ZBBF had each originally acquired 372,341 Shares pursuant to separate Stock Purchase Agreements dated as of January 1, 1994 (each an "Original Purchase Agreement") and in exchange for payment of the aggregate par value of such Shares in cash and a full recourse secured promissory note in the principal amount of $450,000, bearing interest at the rate of 6% per annum, and secured by a pledge of the 372,341 Shares purchased (each a "Purchase Note"). The principal of each note was payable to the Company on December 31, 1998 or, in the event of the earlier termination of the purchaser's relationship with the Company (continued employment by the Company with respect to Ms. Lebovits and continued engagement by the Company with respect to ZBBF), upon the date any Shares vested and could be sold without restrictions under the Securities Act of 1933, as amended, or pursuant to Rule 144 thereunder. Ms. Lebovits subsequently split her Purchase Note into two separate notes (the "Purchase Notes"), one secured by new collateral consisting of marketable securities and one secured by Shares. Pursuant to the terms of the repurchase, in consideration for the sale by ZBBF of its 372,341 Shares to the Company, the Company canceled the Purchase Note of ZBBF under which $450,000 was then outstanding. Pursuant to the terms of Ms. Lebovits' Original Purchase Agreement, 51,714 Shares held by Ms. Lebovits which were not vested at the time of her resignation as Executive Vice President, General Counsel and Corporate Secretary of the Company in August 1996, were repurchased at the original purchase price (approximately $1.21 per share) by reducing the aggregate balance due under her Purchase Notes by approximately $62,500. In consideration for the sale by Ms. Lebovits to the Company of the other 320,627 Shares repurchased, the Company canceled the remaining balances of her Purchase Notes under which approximately $468,000 was then outstanding (after the $62,500 reduction).

CERTAIN TRANSACTIONS WITH VAJNA AND CERTAIN RELATED STOCKHOLDERS

    Prior to January 1, 1994, the Company and certain other entities which are now wholly-owned subsidiaries of the Company were wholly-owned by Vajna. As of January 17, 1994, Vajna contributed all of the capital stock of these entities to the Company. Shortly thereafter, the Company acquired all of the outstanding stock of one of the Company's principal subsidiaries (the "Principal Subsidiary") from Valdina for consideration consisting of a $3,300,000 promissory note (the "Valdina Note") of the Company (bearing interest at the rate of 6% per annum, with principal and interest originally due January 17,
1995) and 957,446 Shares. The maturity date of the Valdina Note was subsequently extended first until July 17, 1996 and then until January 17, 1997. The interest rate after January 17, 1996 was 7% per annum. The Valdina Note, under which an aggregate of approximately $3,540,000 in principal and accrued interest was outstanding as of November 15, 1997, is currently due and payable in its entirety. Pursuant to the Merger Agreement, the Company has agreed to pay the Valdina Note in full on or prior to the closing of the Merger. See "THE MERGER AGREEMENT." In conjunction with the foregoing transactions, Valdina received certain "piggyback" registration rights with respect to its Shares, which, with certain exceptions, require the Company to use its best efforts to include in any of the Company's registration statements any shares requested by Valdina to be included. The Company agreed to pay all registration expenses incurred

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by the Company, and Valdina agreed to pay all expenses directly incurred on its behalf in connection with any such registration. The Company has also agreed to certain indemnification provisions in favor of Valdina in connection with any such registration.

    From inception of the Company through June 1994, the Company's operations were funded in large part through loans to the Company and its subsidiaries provided by Vajna, Valdina and Valdi Corporation N.V. ("Valdi"), the corporate parent of Valdina Parent Corporation. At December 31, 1993, such outstanding loans aggregated $36,661,000 (the "Prior Loans"). In addition, Vajna directly or indirectly guaranteed (for no fee) all loans from third parties to the Company to finance production of each of its motion pictures. All amounts loaned to the Company by Vajna, Valdina and Valdi were payable on demand and bore interest at a rate of 10% per annum. On January 16, 1994, Valdina and Valdi contributed $12,535,000 of their Prior Loans to the capital of the Principal Subsidiary. On January 17, 1994, Vajna contributed $21,126,000 of Prior Loans to the capital of the Company. As a result, $3,000,000 of Prior Loans from Vajna (bearing interest at a rate of 6% per annum and originally due January 17, 1995) remained outstanding. Such loans were paid in full by the Company by December 1995.


    From January 1994 through early June 1994, Vajna, Valdina and Valdi loaned an additional $6,696,689 to the Company to fund development, pre-production and overhead expenses. Such amount (plus interest of $148,686 at the rate of 6% per annum) was repaid in June 1994. The indebtedness owed to Disney pursuant to the term loan agreements to finance TOMBSTONE (which has been paid off) and COLOR OF NIGHT (which will terminate upon consummation of the Film Library Sale) were guaranteed by Vajna, and the guarantee which remains with respect to COLOR OF NIGHT is secured by certain of his real property. In addition, Valdi had guaranteed repayment of certain project loans obtained from one of the Company's commercial lenders to finance the production of TOMBSTONE, RENAISSANCE MAN and COLOR OF NIGHT and a $10,000,000 loan obtained from such lender to provide interim financing to fund the pre-production costs of JUDGE DREDD, DIE HARD WITH A VENGEANCE and THE SCARLET LETTER. These loans were later refinanced through the Company's credit facility, relieving Valdi of the guaranty.


    In 1994, in order to assist the Company in obtaining financing for and completion bonds on certain films, Valdi entered into an arrangement with the Company (which has since expired) whereby Valdi undertook to have letters of credit issued for the benefit of the Company's lenders to provide additional collateral under the Company's credit facility. Valdi is owed a facility fee of $110,220 in connection therewith. In addition, as of November 15, 1997, the Company has non-interest bearing receivables of $261,000 from Valdi and an affiliate representing amounts due from Valdi and/or its affiliate to reimburse the Company for financial planning and related services provided to such entities. The Company previously forgave an additional $33,000 of such receivables.

    Valdi beneficially owns approximately 84.7% of Intercom KFT ("Intercom"), a distributor of motion pictures in Hungary to which the Company licenses Hungarian distribution rights to its motion pictures in various media. The Company and Intercom have an agreement in principle for an output agreement for the Hungarian distribution of all of the Company's films, beginning with NIXON. The agreement in principle provides for a distribution fee to Intercom of 17.5% of the gross receipts of Intercom from distribution of such films. Prior to reaching such agreement in principal in late 1995, the Company entered into separate license agreements with Intercom on a picture-by-picture basis which provided for a distribution fee of 20% of gross receipts to Intercom plus reimbursement of distribution expenses. During the Company's fiscal years ended December 31, 1994, 1995 and 1996, Intercom received distribution fees of approximately $12,000, $106,000 and $189,000, respectively, with respect to distribution of various of the Company's films. In addition, Intercom has assisted the Company by paying to the Hungarian tax authorities on behalf of the Company value added taxes incurred by the Company in connection with its distribution of films through its Hungarian subsidiary, Cinergi Productions KFT ("CPKFT"). Intercom subsequently files for and receives the refund of such taxes. In 1996, the Company paid Intercom approximately $349,000, representing the aggregate accrued interest on amounts advanced in 1996 and certain prior years by Intercom to the Hungarian tax authorities from the date of payment of each such advance until receipt by

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Intercom of the applicable refund, and Intercom's out of pocket costs incurred in connection with Intercom's activities on behalf of the Company in 1996 and prior years. During 1995, Wondervale Ltd., a United Kingdom corporation which was owned by Valdina Parent Corporation, provided certain production services in connection with the production of JUDGE DREDD and EVITA for fees of $75,000 and $50,000, respectively. In October 1996, the Company acquired Wondervale Ltd. from Valdina Parent Corporation for $5,000.

    The Company leases the building housing its corporate headquarters in Santa Monica, California from Vajna. During the calendar years 1994, 1995 and 1996, the Company made total lease payments of $462,000 per year to Vajna under a lease which provided for monthly rental payments of $38,500 (approximately $1.75 per square foot) and expired on May 1, 1996. Subsequent thereto, the Company has been leasing its corporate headquarters on the same general terms and at the same rental rate, but on a month-to-month basis. The Company has substantially reduced the amount of space it leases from Vajna in its corporate headquarters building (from 19,359 square feet to 6,157 square feet). See "CERTAIN INFORMATION REGARDING THE COMPANY--Business of the Company--Properties." The Company and its affiliates have also obtained air charter services from a corporation owned by Vajna. During the Company's fiscal years ended December 31, 1994, 1995 and 1996, the Company incurred air charter expenses to such corporation in the amount of $1,199,000, $747,000 and $229,000, respectively, pursuant to a protocol approved by the independent members of the Company's Board of Directors. At November 15, 1997, no amounts were owed by the Company for such air charter expenses. During 1994, 1995 and 1996, Vajna also received financial planning, legal and related services from the Company on terms approved by the Company's Audit Committee. In consideration for such services, Vajna agreed to pay the Company $175,000 for 1994, $171,000 for 1995, and $142,000 for 1996 (the Audit Committee determined reimbursement of an aggregate additional $162,000 in such services over such periods would not be required). In May 1997, the Company loaned $150,000 to Vajna for certain personal expenses relating to the Cannes Film Festival. The loan bears interest at a rate of 7% per annum, was due June 9, 1997, and is currently due and payable.

    Vajna has agreed to pay (or cause to be paid) in full to the Company, at or prior to the closing of the Merger, all amounts owed by him and his affiliates to the Company pursuant to various of the foregoing transactions (an aggregate of approximately $809,000 as of November 15, 1997).


    The Company also has a Tax Reimbursement Agreement with Vajna, and in connection therewith Vajna loaned the Company $10,000,000 in May 1994. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The Tax Reimbursement Agreement and related loan to the Company will not be affected by the Merger. For financial reporting purposes, the loan payable and a receivable from Vajna (created to take into account a possible payment from Vajna in accordance with the Tax Reimbursement Agreement) are netted against one another pursuant to a legal right of offset in such agreements.


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
                              THE MERGER AGREEMENT

    Set forth below is a description of the material terms of the Merger Agreement. The description of the Merger Agreement and the other information regarding the Merger Agreement contained herein are only summaries of certain provisions of the Merger Agreement and are qualified in their entirety by reference to the Merger Agreement which is included as Appendix "C" to this Proxy Statement.

THE MERGER; EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State. The Effective Time is expected to occur as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. See "--Conditions to the Merger." As of the Effective Time, Buyer will be merged with and into the Company in accordance with the applicable provisions of the DGCL. Following the Merger, the Company will be the Surviving Corporation and the separate corporate existence of Buyer will cease.

    The Bylaws of the Surviving Corporation will be identical to those of the Company. The Certificate of Incorporation of the Company will be amended and restated at the Effective Time and become the Restated Certificate of Incorporation of the Surviving Corporation. In addition, the directors and officers of Buyer immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation.

CONVERSION OF COMPANY COMMON STOCK INTO MERGER CONSIDERATION.

    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, (i) each Share issued and outstanding immediately prior to the Effective Time (other than (x) Shares held in the Company's treasury (all of which will be canceled), (y) Shares held by Vajna or Valdina (all of which will remain outstanding) and (z) Shares which have not been voted for approval and adoption of the Merger Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL ("Dissenting Shares")) will be converted into and represent the right to receive the Purchase Price or the Adjusted Purchase price, as the case may be, and (ii) each share of Buyer common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will be canceled.

ADJUSTMENTS TO PURCHASE PRICE

    The Merger Agreement contains four categories of adjustments to the Original Purchase Price of $2.30 per Share: the Stone Adjustment, the EVITA Soundtrack Adjustment, the Non-Smithee Accounts Receivable Adjustment, and the Basket Adjustment (each an "Adjustment"). The Adjustments are described below. Each Adjustment provided the potential for an upward adjustment to the Original Purchase Price (effective at the Effective Time), upon the occurrence of the event or events specified in the Adjustment. Each of the Stone Adjustment, the EVITA Soundtrack Adjustment and the Non-Smithee Accounts Receivable Adjustment is an independent Adjustment, with the calculation thereof unaffected by any of the other Adjustments. The Merger Agreement provides that if any such Adjustment results in a positive amount (in excess of any applicable threshold), there is to be a positive adjustment to the Purchase Price. As indicated below, certain events have already occurred between the date of the Merger Agreement and the date of this Proxy Statement resulting in an aggregate of $.22 of adjustments to the Original Purchase Price (i.e., a Purchase Price, as of the date of this Proxy Statement, of $2.52 per Share) pursuant to the Stone Adjustment, the EVITA Soundtrack Adjustment and the Non-Smithee Accounts Receivable Adjustment. No further adjustments are possible pursuant to those three Adjustments.

    Unlike the Stone Adjustment, the EVITA Soundtrack Adjustment and the Non-Smithee Accounts Receivable Adjustment, the Basket Adjustment consists of three sub-adjustments (the SGA Sub-Adjustment, Smithee Accounts Receivable Sub-Adjustment, and MassIllusion Sub-Adjustment; each a "Sub-

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Adjustment"), which, in determining whether there will be an adjustment to the
Purchase Price resulting from the Basket Adjustment, will only be considered as a group. Each Sub-Adjustment can be a positive or negative amount. If the sum of the Sub-Adjustments is a positive amount, a positive adjustment to the Purchase Price from the Basket Adjustment will result. If the sum of the Sub-Adjustments is a negative amount, there will be no adjustment to the Purchase Price as a result of the Basket Adjustment. The Merger Agreement does not provide for any downward adjustments to the Purchase Price.

    Each of the Adjustments are measured in some manner with respect to the Adjustment Date. The Merger Agreement provides that the "Adjustment Date" is that date which is ten business days before the date of the Special Meeting, as such date is initially set by the Board, or as such date may be changed due to the adjournment, delay or other rescheduling of the Special Meeting; provided, however, that if, after the Adjustment Date, the Special Meeting is adjourned, delayed or otherwise rescheduled to a date which is less than ten business days from the date on which it was determined that the Special Meeting will be adjourned, delayed or otherwise rescheduled, then, in such case, the Adjustment Date will not be changed but will remain the date which is ten business days before the date the Special Meeting was set to occur prior to such adjournment, delay or other rescheduling of the Special Meeting. Provided that the Special Meeting is not adjourned, delayed or otherwise rescheduled, the Adjustment Date will be December 9, 1997.

    Although the Adjustment Date has not occurred as of the date of this Proxy Statement, the Company does not believe that there is a significant likelihood of an adjustment to the Purchase Price as a result of the Basket Adjustment. As there are no further adjustments possible pursuant to the other Adjustments, the Company, therefore, does not believe that there is a significant likelihood of any further upward adjustments to the Purchase Price of $2.52 per Share.


    The Adjustments were determined by negotiations between the parties to the Merger Agreement. See "SPECIAL FACTORS RELATING TO THE MERGER--Background and Reasons for the Merger." The various thresholds contained in certain of the Adjustments were also determined by negotiations between the parties to the Merger Agreement. In general, such thresholds represent economic assumptions regarding the Company and its operations agreed to by the parties to the Merger Agreement and upon which negotiations with respect to the Merger Consideration were based. In addition to the description of the Adjustments set forth below, a table summarizing the Adjustments is set forth in the Summary on page 20 of this Proxy Statement.


    STONE ADJUSTMENT. The Merger Agreement provides that in the event the Company enters into an agreement (the "Stone Agreement") prior to the Adjustment Date (A) to sell the Five Stone Projects or (B) to settle its obligations pursuant to its "first look" arrangement with Stone, there will be a positive adjustment (a "Gross Adjustment") equal to the sum of (X) the aggregate purchase price, if any, payable to the Company pursuant to the Stone Agreement, and (Y) the aggregate amount of liabilities and other obligations assumed or forgiven by the purchaser (or party or parties with which the Company settles its obligations) pursuant to the Stone Agreement. As a result of the settlement of the Company's "first look" arrangement with Stone pursuant to the Termination Agreement, the Company has been relieved of $961,000 in obligations it would otherwise have had to Stone under such arrangement. This has resulted in a Gross Adjustment pursuant to the Stone Adjustment of $961,000, or approximately $.0745 per Share (see "Calculation of Purchase Price Adjustment" below).

    EVITA SOUNDTRACK ADJUSTMENT. The Merger Agreement provides that in the event the sum of (A) the aggregate amount of all monies received by the Company (as royalties or otherwise) in respect of the EVITA Soundtrack from September 2, 1997 through the Adjustment Date and (B) the aggregate purchase price payable to the Company pursuant to any agreement for the sale of the Soundtrack Rights (an "Evita Agreement") entered into by the Company prior to the Adjustment Date, exceeds $1,500,000 (such excess being referred to herein as the "Soundtrack Amount"), there will be a Gross Adjustment equal to the Soundtrack Amount. The $1,500,000 threshold represents the negotiated agreement of the parties to the

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Merger Agreement as to the amount of future overages that such parties then estimated the Company was reasonably likely to obtain from the Soundtrack
Rights.

    After September 2, 1997, the Company received $1,760,000 in overages with respect to the EVITA Soundtrack, resulting in a Gross Adjustment of $260,000 or approximately $.0201 per Share. On November 19, 1997, the Board approved Disney's offer to purchase the Soundtrack Rights for a purchase price of $1,500,000 in cash, resulting in an additional Gross Adjustment equal to the purchase price of $1,500,000 or approximately $.1164 per share. When considered with the adjustment resulting from the receipt of the overages, the total Gross Adjustment resulting from the EVITA Soundtrack Adjustment was $1,760,000 or approximately $.1365 per Share.


    NON-SMITHEE ACCOUNTS RECEIVABLE ADJUSTMENT. The Merger Agreement provides that in the event the aggregate amount of monies collected by the Company in connection with certain outstanding accounts receivable (the "Non-Alan Smithee Receivables") from July 1, 1997 through the Adjustment Date (the "Measurement Period") is in excess of $1,573,000 (such excess amount being referred to as the "Non-Alan Smithee Receivables Amount"), there will be a Gross Adjustment equal to the Non-Alan Smithee Receivables Amount. The $1,573,000 threshold generally represents the amount of Non-Alan Smithee Receivables reflected on the Company's balance sheet at June 30, 1997 less a reserve of $400,000 for doubtful collections that was negotiated between the parties to the Merger Agreement. As all of the Non-Alan Smithee Receivables which have not previously been collected (i.e., the Miscellaneous Receivables) were transferred to Summit as part of the Summit Transactions, the aggregate amount of Non-Alan Smithee Receivables collected by the Company during the Measurement Period and the Non-Alan Smithee Receivables Amount became fixed (and not subject to further adjustment) at $1,743,000 and $170,000, respectively, and resulted in an additional Gross Adjustment of $170,000 or approximately $.0132 per Share. When considered with adjustments (discussed above) resulting from the settlement of the "first look" arrangement with Stone, the receipt by the Company of $1,760,000 in overages with respect to the EVITA Soundtrack, and the acceptance of Disney's offer to purchase the Soundtrack Rights and taking into account the parties' agreement as to rounding, the total adjustment to the Original Purchase Price was $.22 resulting in the Purchase Price of $2.52. The Non-Alan Smithee Receivables do not include any receivables relating to AN ALAN SMITHEE FILM, for which there is a different potential adjustment, as described below.



    BASKET ADJUSTMENT. The Purchase Price will also be adjusted upwards in the event the sum of the following Sub-Adjustments (which may be either positive or negative) results in a positive number.



    SGA SUB-ADJUSTMENT. There will be a positive sub-adjustment equal to the amount, if any, by which the Company Expense Amount is less than $6,493,000. If instead, the Company Expense Amount is greater than $6,493,000, there will be a negative sub-adjustment equal to the amount by which the Company Expense Amount is greater than $6,493,000. The positive or negative sub-adjustment referred to in the immediately preceding two sentences is referred to in this Proxy Statement as the "SGA Sub-Adjustment." "Company Expense Amount" is defined in the Merger Agreement to mean the aggregate Expenses paid or incurred during the Measurement Period by the Company. "Expenses" is defined in the Merger Agreement to consist of the following: salaries of Company personnel, severance payments, rent, utilities, accounting and legal fees and expenses, and other expenses which have generally been included as selling, general and administrative expenses in the Company's audited financial statements. "Expenses," however, does not include, among other things, (A) any expenses incurred by the Company with respect to the Company's development projects, (B) any expenses incurred by the Company with respect to (or funds provided by the Company to) Cinergi Productions Inc. (California), a California corporation and a wholly owned subsidiary of the Company ("CPI"), or the Visual Effects Facility which had been operated by CPI, or (C) any expenses incurred by CPI. The Company Expense Amount will be computed on a consolidated basis (but excluding for such purpose CPI) and otherwise in a manner generally consistent with preparation of the Company's financial statements for the fiscal year ended December 31, 1996.


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    The $6,493,000 threshold represents the negotiated agreement of the parties to the Merger Agreement as to the amount of Company Expenses that such parties then estimated the Company was reasonably likely to incur through the date on which the parties then anticipated the Merger would occur (on or about November 30, 1997). As the Merger will not be occurring until after such date and the Company Expenses are exceeding the parties' expectations, the Company anticipates that the Company Expense Amount will exceed $6,493,000 resulting in a negative sub-adjustment.


    SMITHEE ACCOUNTS RECEIVABLE SUB-ADJUSTMENT. There will be a positive sub-adjustment equal to the amount, if any, by which the aggregate amount of monies collected by the Company during the Measurement Period with respect to certain outstanding accounts receivable with respect to AN ALAN SMITHEE FILM (the "Alan Smithee Receivables") exceeds $8,690,000. If instead, the aggregate amount of monies collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables is less than $8,690,000, there will be a negative sub-adjustment equal to the amount by which the aggregate amount of monies collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables is less than $8,690,000. The positive or negative sub-adjustment referred to in the immediately preceding two sentences is referred to in this Proxy Statement as the "Smithee Accounts Receivable Sub-Adjustment."

    The $8,690,000 threshold generally represents the amount of Alan Smithee Receivables reflected on the Company's balance sheet at June 30, 1997 reduced by
(i) $375,000 in accounts receivable that the parties to the Merger Agreement agreed were uncollectable and (ii) a reserve of $400,000 for further doubtful collections that was negotiated between the parties to the Merger Agreement. The Company currently anticipates that the aggregate amount of monies to be collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables will be less than $8,690,000 resulting in a negative sub-adjustment.


    MASSILLUSION SUB-ADJUSTMENT. There will be a positive sub-adjustment equal to the amount, if any, by which the MassIllusion Expense Amount is less than $1,300,000. If instead, the MassIllusion Expense Amount is greater than $1,300,000, there will be a negative sub-adjustment equal to the amount by which the MassIllusion Expense Amount exceeds $1,300,000. The positive or negative sub-adjustment referred to in the immediately preceding two sentences is referred to in this Proxy Statement as the "MassIllusion Sub-Adjustment." "MassIllusion Expense Amount" is defined in the Merger Agreement to mean (a) the aggregate amount of monies provided by the Company, directly or indirectly, to CPI or to any third parties on behalf of CPI during the Measurement Period ("Disbursed Amounts"), plus (b) the aggregate amount of expenses borne by the Company during the Measurement Period with respect to CPI (including with respect to the Visual Effects Facility which had been operated by CPI) ("Borne Expenses"), less (from the sum of (a) and (b)) the recovery by the Company, in any manner whatsoever (including, without limitation, reimbursements by CPI to the Company), of any of the Disbursed Amounts or Borne Expenses.


    The $1,300,000 threshold represents the negotiated agreement of the parties to the Merger Agreement as to the then estimated amount of the MassIllusion Expense Amount. The Company currently anticipates that the MassIllusion Expense Amount will be less than $1,300,000 resulting in a positive sub-adjustment.

    CALCULATION OF BASKET ADJUSTMENT. To the extent the sum of the SGA Sub-Adjustment, the Smithee Accounts Receivable Sub-Adjustment and the MassIllusion Sub-Adjustment (collectively, the "Basket Adjustment") results in a positive amount (such number being referred to in this Proxy Statement as the "Basket Adjustment Amount"), there will be a Gross Adjustment equal to the Basket Adjustment Amount. To the extent the Basket Adjustment is a negative amount, there will be no adjustment to the Purchase Price. Although the Company currently anticipates a positive MassIllusion Sub-Adjustment, the Company believes that anticipated negative SGA and Smithee Accounts Receivable Sub-Adjustments will exceed such positive amount, resulting in a negative Basket Adjustment and no adjustment to the Purchase Price as a result of the Basket Adjustment.

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
    The Company's chief financial officer, or other appropriate accounting officer, as the case may be, will calculate both the Expenses and the MassIllusion Expense Amount for the Measurement Period and forward such calculation to Vajna and the Special Committee no later than 6:00 p.m., Los Angeles time, on the day after the Adjustment Date. To the extent there is a disagreement between Vajna and the Special Committee with respect to the calculation of Expenses and/or the MassIllusion Expense Amount, the parties will immediately forward such calculation(s) to an independent accountant, retired judge or other party mutually acceptable to Vajna and the Special Committee, whose determination as to the proper calculation of Expenses and/or the MassIllusion Expense Amount will be rendered no later than six business days prior to the Special Meeting and will be final and binding on all the parties to the Merger Agreement.


    CALCULATION OF PURCHASE PRICE ADJUSTMENT. The aggregate per Share adjustment to the Purchase Price (the "Total Adjustment Amount") will be calculated by dividing (i) the aggregate dollar amount of the Gross Adjustments resulting from the Adjustments by (ii) the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina but excluding Disney Shares). The Total Adjustment Amount will be rounded off to the nearest whole penny. Except for the Stone Adjustment, the EVITA Soundtrack Adjustment, the Non-Smithee Accounts Receivable Adjustment and the Basket Adjustment, there are no other possible positive adjustments to the Purchase Price.


    PRESS RELEASE REGARDING FINAL ADJUSTED PURCHASE PRICE. The Company and Vajna will issue a press release no later than five business days prior to the Special Meeting, setting forth the exact dollar amount of the Total Adjustment Amount and the final Adjusted Purchase Price.

    TOLL-FREE NUMBER FOR MERGER CONSIDERATION INFORMATION. The Company has established a toll-free telephone number which Stockholders may use to call D.F. King, the Company's proxy solicitation agent, to obtain the current dollar amount of the Merger Consideration on a per Share basis. The toll-free number is
(800) 628-8510.

SURRENDER OF COMPANY COMMON STOCK CERTIFICATES.

    Promptly after the Effective Time, a letter of transmittal and a notice of consummation of the Merger and instructions with respect to the surrender of certificates ("Certificates") previously representing Shares will be sent to each record holder of Shares immediately prior to the Effective Time. The letter of transmittal will set forth the procedure for surrendering such Certificates to ChaseMellon Shareholder Services ("the Paying Agent"). Each holder of a Certificate or Certificates (other than Certificates for Dissenting Shares, Shares held in the treasury of the Company or Shares owned by Buyer, Vajna or Valdina) will be entitled to receive, upon surrender to the Paying Agent of the Certificate or Certificates for cancellation, together with such letter of transmittal duly executed, and subject to any required backup withholding (within the meaning of Section 3406 of the Code), the aggregate amount of cash into which the Shares previously represented by such Certificate or Certificates are converted in the Merger. Until surrendered to the Paying Agent, each Certificate (other than Certificates for Dissenting Shares, Shares held in the treasury of the Company or Shares owned by Buyer, Vajna or Valdina) will be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate amount of cash into which the Shares represented thereby shall have been converted, subject to any required backup withholding (within the meaning of Section 3406 of the Code). No interest will accrue or be paid on the cash payable upon the surrender of the Certificate or Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered is properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

    Concurrent with the Effective Time, Buyer, if necessary, will deposit or cause to be deposited with the Paying Agent in trust for the benefit of the Stockholders (other than Vajna and Valdina) an amount of cash which, together with the cash on hand at the Company as of such date, will equal the aggregate cash consideration payable to the Stockholders (other than Vajna and Valdina) pursuant to the terms of the Merger Agreement. Amounts made available to the Paying Agent and not exchanged for Certificates representing Shares within six months after the Effective Time will be returned by the Paying Agent to the Surviving Corporation, which will thereafter act as Paying Agent subject to the rights of holders of unsurrendered Certificates representing Shares. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement will be liable to a holder of Shares for any cash delivered to a public official pursuant to applicable abandoned property laws, or for any interest thereon. If Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which the consideration payable in respect of such Shares would otherwise escheat to or become the property of any governmental unit or agency), any consideration payable in respect of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto.


              STOCKHOLDERS SHOULD NOT RETURN ANY CERTIFICATES WITH THE FORM OF PROXY ACCOMPANYING THIS PROXY STATEMENT.

REPRESENTATIONS AND WARRANTIES


    The Merger Agreement contains various representations and warranties of the parties thereto including, among others, representations as to due organization and existence, corporate authority, enforceability of the Merger Agreement, the consents required to effectuate the Merger, no violation of the charter or bylaws of the Company or Buyer or applicable law relating to the Merger, and the accuracy of information included in certain materials in connection with the Merger. In addition, the Merger Agreement contains additional representations and warranties of the Company, including, among others, as to the Company's capitalization, as well as the accuracy of the Company's public filings (including the financial statements contained therein).


CONDITIONS TO THE MERGER

    The respective obligations of each party to effect the Merger are subject to the fulfillment and/or waiver, at or prior to the Effective Time, of the following conditions:

    (a) The Merger Agreement shall have been approved and adopted by the requisite vote under the DGCL of the Stockholders;

    (b) The consummation of the Merger shall not be prohibited by any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any government or governmental agency that prohibits or makes illegal consummation of the Merger;

    (c) No court of competent jurisdiction shall have issued (and such issuance shall not be threatened or pending) any injunction, restraining order or other order which prohibits the consummation of the transactions contemplated by the Merger Agreement and which is in effect as of the closing of the Merger and no governmental action or proceeding shall have been commenced or threatened seeking an injunction, restraining order or other order which seeks to prohibit the consummation of the transactions contemplated by the Merger Agreement;

    (d) No litigation, proceeding or investigation shall be pending, threatened or in existence which, if adversely determined, could result in:

        (i) the issuance of a preliminary or permanent injunction or other order which would restrain, prevent or require rescission of the Merger Agreement or the transactions contemplated thereby;

        (ii) liability to the Company, Vajna, Valdina, Buyer or any officers, directors, employees or agents of any of them arising from the Merger Agreement or the transactions contemplated thereby; or

       (iii) the consummation of the transactions contemplated by the Merger Agreement being unlawful;

    (e) The Company shall have obtained the Majority of the Minority Vote;

    (f) The percentage of Shares demanding appraisal in accordance with Section 262 of the DGCL to the total number of Shares outstanding immediately prior to the Effective Time shall not exceed 15%;

    (g) The transactions contemplated by the Library Sale Agreement, shall have been consummated in all material respects; and

    (h) The transactions contemplated by the Assignment Agreement shall have been consummated in all material respects.

    The obligations of Buyer, Vajna and Valdina to consummate the Merger pursuant to the Merger Agreement are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (a) The Option Plans and all unexercised stock options shall have been terminated; and

    (b) The Company shall have performed in all material respects each of its obligations under the Merger Agreement required to be performed by it on or prior to the Effective Time, including without limitation, the cancellation and termination of the Company's outstanding warrants (the Disney Warrant and a warrant held by Jefferson Capital to purchase 50,000 Shares at $9.00 per Share) as required in the Merger Agreement.

    The obligations of the Company to consummate the Merger pursuant to the Merger Agreement are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (a) Buyer, Vajna and Valdina shall have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them on or prior to the Effective Time;

    (b) All of the representations and warranties of Vajna, Buyer and Valdina in the Merger Agreement shall be true and correct as of the Effective Time as if such representations and warranties were made as of such time; and

    (c) Buyer shall have deposited with the Paying Agent the cash amount required pursuant to the Merger Agreement.

AGREEMENTS OF THE COMPANY, BUYER, VAJNA AND VALDINA

    The Merger Agreement contains a number of covenants and agreements, including without limitation, the following:

    BEST EFFORTS. The Company, Buyer, Vajna and Valdina have each agreed in the Merger Agreement, subject to the terms and conditions thereof, to use their best efforts to do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, and to cooperate with each other in connection with the foregoing, including using their best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement, (iv) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (v) fulfill all conditions to the

Merger Agreement. Vajna and Valdina have also agreed to vote or cause to be voted all Shares owned by them (and any of their affiliates) in favor of approval of the Merger and the adoption of the Merger Agreement. In addition, Vajna has agreed to assist the Company in good faith and use commercially reasonable best efforts to collect the Alan Smithee Receivables and the Non-Alan Smithee Receivables.

    OPERATIONS PENDING MERGER. The Company has agreed that, prior to the Effective Time, unless Buyer has otherwise consented in writing or unless otherwise approved by a majority of the entire Board, or except as otherwise expressly contemplated by the Merger Agreement, the Library Sale Agreement or the Assignment Agreement, neither the Company nor any of its subsidiaries shall directly or indirectly: (i) declare or pay any dividend or make any distribution with respect to any shares of its capital stock; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding shares of its capital stock; (iii) propose or adopt any amendments to its charter documents or bylaws; (iv) issue, sell, pledge, dispose of or encumber any capital stock of the Company or any of its subsidiaries (other than pursuant to stock options outstanding on the date of the Merger Agreement); (v) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of or encumber any material asset of the Company or any of its subsidiaries (including, without limitation, any material indebtedness owed to them or any material claims held by them); (vi) incur any long-term indebtedness for borrowed money or issue any debt securities in a material amount or assume, guarantee or endorse any material obligations of any other person except for obligations of any wholly owned subsidiary; (vii) approve, adopt or amend any agreement, plan, program or arrangement which provides any benefits to any employee of the Company; (viii) except in the ordinary and usual course of business, increase the compensation of any employee of the Company; or (ix) authorize or propose any of the foregoing, or enter into any contract or arrangement to do any of the foregoing.

    INDEMNIFICATION. Buyer and the Company have agreed that all rights to indemnification existing in favor of the present or former directors or officers of the Company or any of its subsidiaries as provided in the Company's or any of its subsidiaries' charter documents in effect as of the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time, will survive the Merger and will generally continue in full force and effect after the Effective Time. Buyer, Vajna and the Company have also agreed that all rights to indemnification existing in favor of the present or former directors or officers of the Company or any of its subsidiaries in any indemnification agreement between such person and the Company or any such subsidiary will survive the Merger and continue in full force and effect in accordance with the terms of such agreement. The Company has also agreed to purchase a policy of directors' and officers' liability insurance covering, among other things, matters occurring prior to the Effective Time. Vajna has agreed to cause the Company to maintain such insurance policy for a period of four years from the Effective Time. To the extent the Company purchases insurance which covers matters relating to the activities of the Surviving Corporation following the Effective Time, Vajna and Buyer have agreed to reimburse the Company for the premiums paid with respect thereto.

    STOCK OPTIONS. The Company has agreed to terminate, at or prior to the Effective Time, the Option Plans and all stock options issued thereunder.


    SEVERANCE. The Company and Vajna have agreed to terminate the Vajna Employment Agreement, effective as of the Effective Time. See "SPECIAL FACTORS RELATING TO THE MERGER-- Interests of Certain Persons in the Merger." The Company and Warren Braverman have also agreed to a severance arrangement pursuant to which Mr. Braverman's employment agreement will be terminated as of the Effective Time. See "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger." The Company has also agreed to certain severance arrangements with Fred Feitshans and Randolph Paul. See "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger."


    PAYMENT OF OUTSTANDING OBLIGATIONS. Vajna has agreed to pay in full, and has agreed to cause his affiliates to pay in full, at or prior to the closing of the Merger, all amounts owed by him or them, as the case may be, to the Company and its subsidiaries. The Company has agreed to pay in full, at or prior to the closing of the Merger, the outstanding principal amount (and any accrued interest thereon) under the Valdina Note. See "SPECIAL FACTORS RELATING TO THE MERGER--Certain Transactions with Vajna and Certain Related Stockholders."


TERMINATION; FEES AND EXPENSES

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the
Stockholders: (i) by mutual written consent of the Special Committee, on behalf of the Company, and the Board of Directors of Buyer; (ii) by the Company or Buyer if the Library Sale Agreement terminates; (iii) by the Company, acting through the Special Committee, or Buyer if, without a breach or violation of the Merger Agreement by the terminating party, the Merger has not been consummated by December 31, 1997 (the "Expiration Date"), provided, however, that if the date by which the transactions contemplated by the Library Sale Agreement must be consummated as provided in the Library Sale Agreement is extended by the parties to such agreement, then the Expiration Date will automatically, without any action required on the part of the parties to the Merger Agreement, be extended by the same period of time; or (iv) by the Company, if the Board, based on the recommendation of the Special Committee, has failed to recommend, or withdrawn, modified or amended in any material respect, its approval or recommendation of the Merger or failed to hold the Special Meeting prior to December 31, 1997.

    In the event of any such termination, the Merger Agreement will become void and have no effect, and there will be no liability on the part of Buyer, Vajna, Valdina or the Company, except that (i) obligations pursuant to the Merger Agreement relating to the obligation of each party to pay its own costs and expenses will survive such termination, and (ii) the termination of the Merger Agreement will not relieve any party from liability for any willful breach of the Merger Agreement.

    The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Merger and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

AMENDMENTS; WAIVERS

    The Merger Agreement may not be amended except by action of the Board (with the assent of the Special Committee) on behalf of the Company and the Board of Directors of Buyer on behalf of Buyer, Vajna and Valdina. Any amendment will be set forth in a written instrument signed by each of the Company, Buyer, Vajna and Valdina. However, after approval of the Merger Agreement by the Stockholders, no amendment may be made without further approval of the Stockholders which would: (i) decrease the Merger Consideration; or (ii) change any other terms and conditions of the Merger Agreement if any of the changes, alone or in the aggregate, would materially adversely affect the Stockholders. At any time prior to the Effective Time, whether before or after approval of the Merger by the Stockholders, Buyer, Vajna, Valdina or the Company, may (i) extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement, or
(iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations; provided that neither Buyer, Vajna or Valdina (each a "Buyer Party"), may extend the time for performance of any obligation of, waive any inaccuracy in any representation or warranty of, or waive compliance with any agreement or condition with respect to any Buyer Party.

APPRAISAL RIGHTS


    In the event of the Merger, Stockholders who do not vote in favor of the Merger and have otherwise complied with the requirements of Section 262 of the DGCL will be entitled to dissent and demand appraisal of their Shares outstanding immediately prior to the Effective Time. Pursuant to the Merger Agreement, Dissenting Shares (i.e., Shares which are outstanding immediately prior to the Effective Time and which have not been voted for approval of the Merger and the adoption of the Merger Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262) will not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws his or her demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for appraisal. If a holder of Dissenting Shares withdraws (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or becomes ineligible for appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into and represent the right to receive the Merger Consideration. The Company has agreed to give Buyer
(i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.


    Set forth below under "RIGHTS OF DISSENTING STOCKHOLDERS" is additional information regarding dissenters' appraisal rights under the DGCL including a summary of the steps required to be taken to perfect such rights.

                       RIGHTS OF DISSENTING STOCKHOLDERS

    Stockholders who, not later than the date of the Special Meeting, deliver to the Company a written demand for appraisal rights, who do not vote in favor of the Merger and who comply with all other applicable requirements of Section 262 of the DGCL, will have the right to dissent from the Merger and to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such Shares as determined by such court, rather than the Merger Consideration. Set forth below is a summary description of Section 262. Section 262 is reprinted in its entirety as Appendix "D" to this Proxy Statement. All references in Section 262 and in this summary to a "Stockholder" are to the record holder of Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX "D." THIS SUMMARY AND APPENDIX "D" SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO PRESERVE THE RIGHT TO APPRAISAL BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    WRITTEN DEMAND FOR APPRAISAL. In accordance with Section 262, any Stockholder entitled to appraisal rights may demand in writing from the Company the appraisal of the fair value of such Stockholder's Shares. Such demand must reasonably inform the Company of the identity of the Stockholder and that the Stockholder intends thereby to demand the appraisal of the fair value of such Stockholder's Shares. A written demand for appraisal of Shares must be delivered to the Company by a Stockholder seeking appraisal before the taking of the vote on the Merger Agreement. This written demand must be separate from any proxy or vote abstaining from or voting against adoption of the Merger Agreement. Voting against adoption of the Merger Agreement, abstaining from voting, or failing to vote with respect to adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Merger Agreement. A vote by a Stockholder against adoption of the Merger Agreement is not required in order for that Stockholder to exercise appraisal rights. However, if a Stockholder returns a signed proxy but does not specify a vote against adoption of the Merger Agreement or a direction to abstain, the proxy, if not revoked, will be voted for adoption of the Merger Agreement, which will have the effect of waiving that Stockholder's appraisal rights.

    A demand for appraisal must be executed by or for the Stockholder of record, fully and correctly, as such Stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all of the beneficial owners of Shares as to which the holder is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with

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
the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the Merger Agreement.


    A Stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to: Cinergi Pictures Entertainment Inc.,
Attention: Secretary, 2308 Broadway, Santa Monica, California 90404, or should deliver such demand to the Company in person at the Special Meeting. The written demand for appraisal should specify the Stockholder's name and mailing address and the number of the Company's Shares of Common Stock owned by the Stockholder, and should state that the Stockholder is thereby demanding appraisal in accordance with Section 262 of the DGCL. Any Stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such Stockholder's Shares should consult with legal counsel before taking any such action. The Company believes that Delaware law has not clearly addressed the ability of such a Stockholder to exercise appraisal rights with respect to a portion, but not all, of such Stockholder's Shares. Stockholders should be aware of the risk that, should a Stockholder seek to exercise appraisal rights with respect to a portion, but not all, of such Stockholder's Shares, the Company may assert that by doing so such Stockholder has waived such Stockholder's appraisal rights and a Delaware Court may find that such Stockholder has so waived such Stockholder's appraisal rights.


    OTHER PROCEDURES. Within 10 days after the Effective Time, the Company, as the surviving corporation in the Merger, must provide notice as to the date of effectiveness of the Merger to all Stockholders who have duly and timely delivered demands for appraisal and who have not voted for adoption of the Merger Agreement.

    Within 120 days after the Effective Time, any Stockholder who has complied with the required conditions of Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received by the Company and the aggregate number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

    Within 120 days after the Effective Time, either the Company, as the surviving corporation in the Merger, or any Stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of all such dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such Stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

    Stockholders considering whether to seek appraisal rights should bear in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration to be paid pursuant to the Merger.

    The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a Stockholder, the Court may order that all or a portion of the expenses incurred by any Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    A Stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any Stockholder will have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, a Stockholder may withdraw his or her demand for appraisal only with the written consent of the Company. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, Stockholders' rights to appraisal will cease and they will be entitled to receive only the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, any Stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.

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                   CERTAIN INFORMATION REGARDING THE COMPANY

BUSINESS OF THE COMPANY

    MOTION PICTURE PRODUCTION AND FINANCING. As indicated under "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY," the Company has produced twelve motion pictures to date. Of such films, EVITA, based on the music of Andrew Lloyd Weber, starring Madonna and Antonio Banderas and directed by Alan Parker, was released in 1996 (Christmas Day), and THE SHADOW CONSPIRACY, directed by George Cosmatos, was released in 1997 (January 31). In addition, AMANDA was completed by the Company in 1996 and delivered to Family Channel Pictures, Inc. ("FCP") in July 1996 for domestic distribution and to Summit (which has been assisting the Company in the international distribution of the film) in connection with the film's international distribution. FCP has not yet obtained domestic theatrical distribution of the film. See "Distribution of Motion Pictures--Other Production and Distribution Arrangements." The Company has recently completed post-production on AN ALAN SMITHEE FILM, a satirical look at the making of big budget action/adventure Hollywood films, and begun delivery of the film to distributors. In February 1997, the Company also commenced principal photography on the film BROADWAY BRAWLER, starring Bruce Willis, however, due to circumstances beyond the Company's control, production by the Company on such film ceased permanently approximately three weeks after commencement of principal photography. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Certain Additional Information Regarding Transactions with Disney." The Company does not presently intend to commence production on any additional motion pictures. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY-- Background and Reasons for the Library Sale Agreement" and "--Recommendation of the Board."

    The Company does not own or operate sound stages and related production facilities generally referred to as a "studio" and instead has generally utilized, as needed in the production of its motion pictures, creative and technical personnel (such as screenwriters, directors and performers), production and editing facilities and laboratories available in the market. The Company acquired certain visual effects equipment to complete the visual effects for JUDGE DREDD and also used such equipment for visual effects for DIE HARD WITH A VENGEANCE. The Company's subsidiary which operated the Visual Effects Facility recently shut down the operations of the Visual Effects Facility and transferred the assets and certain liabilities associated therewith to a third party. See "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS--Visual Effects Facility."

    The Company has generally financed the production costs of its motion pictures through loans obtained under a credit facility which the Company had with Chase and a syndicate of lenders, advances and loans from Disney pursuant to the Domestic Distribution Agreement, and direct investments by the Company, as necessary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with such financing, the Company would assign the right to receive minimum guarantees for such motion picture to its lenders as collateral to secure loans used to finance a portion of the production costs of the motion picture. This manner of financing (referred to herein as "pre-licensing") guaranteed a minimum return from distribution in each such territory which is the subject of a license agreement prior to completion of a picture, while still generally allowing the Company to retain the right to share in overages.


    DISTRIBUTION OF MOTION PICTURES IN THE AMERICAS. The Company has not engaged in domestic theatrical distribution of its motion pictures due to the substantial costs involved. Instead, in July 1990, the Company entered into the Domestic Distribution Agreement. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Parties to the Asset Sales" for additional information regarding the Domestic Distribution Agreement. Upon consummation of the Film Library Sale, the Domestic Distribution Agreement will be terminated.


    OTHER PRODUCTION AND DISTRIBUTION ARRANGEMENTS. As indicated under "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE
COMPANY--Background and Reasons for the

Assignment Agreement," the Company and Twentieth Century Fox jointly own DIE HARD WITH A VENGEANCE. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Background and Reasons for the Assignment Agreement" for additional information regarding the distribution arrangements with respect to DIE HARD WITH A VENGEANCE. As AMANDA did not meet the criteria under the Domestic Distribution Agreement to be a "qualified" motion picture, in 1995 the Company entered into a production and distribution agreement with FCP granting FCP all distribution rights in the U.S. and Canada to the film AMANDA in exchange for payment of approximately one-half of the negative cost of the picture, while the Company retained the distribution rights for the rest of the world. The Company used Summit to assist in the international distribution of the film. The Company financed AMANDA by borrowings under its credit facility and assigned to the lenders thereunder, FCP's payment due on delivery of the motion picture and minimum guarantees from international distributors. In 1996, AMANDA was delivered to FCP for domestic distribution and to Summit in connection with the film's international distribution. FCP has not yet obtained domestic theatrical distribution of AMANDA, which, if not obtained, could adversely affect certain foreign revenues ultimately realized by the Company from the exploitation of the international distribution rights to AMANDA in the event the Film Library Sale is not consummated. In addition to the foregoing, the Company and Disney have an arrangement with respect to the motion picture tentatively entitled DEEP RISING. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Library Sale Agreement--Treatment of Certain Other Projects and Arrangements."

    INTERNATIONAL DISTRIBUTION. The Company has arranged for international distribution of its motion pictures (in territories other than Canada and Latin America) by licensing them to various local distributors in those territories either on a picture-by-picture basis or pursuant to selected output agreements. Under the Domestic Distribution Agreement, Disney receives the exclusive distribution rights in all media in the territories of Canada and Latin America for all qualified motion pictures. In the past, the Company has generally arranged for international distribution of motion pictures on a territory-by-territory basis by entering into licensing agreements with distributors (including, in some circumstances, affiliates of Disney) in territories such as England, France, Germany, Japan, Italy, Australia and others. The Company has either entered into such agreements directly or has utilized the services of Summit. Under such license agreements, the Company typically receives a minimum guarantee prior to the release of the picture in a particular territory, which is then recouped by the distributor out of the revenues generated by the picture in such territory. The distributor typically receives certain fees for its distribution of the picture and recoups its costs of distribution and minimum guarantee before remitting the remaining revenues received by it to the Company. The Company must rely on the distributor's ability to successfully exploit the film in order to receive any proceeds in excess of any applicable minimum guarantee. Often the Company has obtained letters of credit from acceptable banks guaranteeing payment of the minimum guarantees under the license agreements.

    The Company has output agreements with distributors in certain major territories whereby the distributor agrees for a period of years or for a specified number of pictures to advance or guarantee, in many cases backed by letters of credit, a portion of the final budget of each motion picture produced by the Company and available for release during the term of the relevant agreement in exchange for the right to distribute in a particular territory all such motion pictures. These output agreements include an output agreement in Australia, New Zealand and Greece with Village Roadshow Netherlands B.V., in Scandinavia with AB Svensk Filmindustri, in Italy with Medusa Film S.p.A., in the United Kingdom with Entertainment Film Distributors Ltd. and in South Korea with SKC America, Inc. See Note 13 of Notes to Consolidated Financial Statements for certain geographic information regarding the Company's operations.

    Upon consummation of the Film Library Sale, Disney will acquire all of the rights and benefits arising under the Company's existing exploitation agreements with respect to the films and rights therein being sold to Disney and will assume scheduled liabilities under such existing exploitation agreements. With respect to the Company's output agreements, Disney will not acquire the right (or have any obligation) to have any additional motion pictures of Disney or its affiliates be distributed by the distributors party to the Company's output agreements.


    MAJOR CUSTOMERS. In 1996, Disney and Fox accounted for $43,454,000 (or 33%) and $12,937,000 (or 10%), respectively, of the Company's consolidated revenues. In 1995, Disney and Fox accounted for $57,808,000 (or 30%) and $44,053,000 (or 23%), respectively, of the Company's consolidated revenues. In 1994, Disney was the only customer that accounted for more than 10% of the Company's consolidated revenues with $43,207,000 (or 40%). See Note 13 of Notes to the Company's Consolidated Financial Statements.

    EMPLOYEES. The Company, like other independent production companies, has not maintained a substantial staff of creative or technical personnel. As the Company does not presently intend to commence production on any additional motion pictures, management of the Company has been implementing reductions in personnel to achieve staff size commensurate with the Company's current level of activity. At November 1, 1997, the Company employed a total of eleven full time employees, a reduction of nineteen employees since the beginning of 1997. The Company and certain of its subsidiaries are subject to the terms in effect from time to time of various industry-wide collective bargaining agreements, including the Writers Guild of America, the Directors Guild of America, the Screen Actors Guild and the International Alliance of Theatrical Stage Employees.


    PROPERTIES. The Company leases the building housing its corporate headquarters in Santa Monica, California from Vajna under a lease which expired in May 1996. Subsequent thereto, the Company has been leasing its corporate headquarters on the same general terms but on a month-to-month basis. The Company has substantially reduced the amount of space it leases in its corporate headquarters. See "SPECIAL FACTORS RELATING TO THE MERGER--Certain Transactions With Vajna and Certain Related Stockholders."



    COMPETITION. Motion picture production and distribution are highly competitive businesses. The competition comes from both companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. The Company competes with several "major" film studios (Disney, Fox, Paramount Pictures Corporation, Universal Pictures, Columbia Pictures, Tri-Star Pictures, Warner Bros. Inc. and MGM/UA) which are dominant in the motion picture industry, as well as numerous independent motion picture and television production companies, television networks and pay television systems for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing. Many of the organizations with which the Company competes have significantly greater financial and other resources than does the Company. In addition, the Company's films compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies, including numerous motion pictures distributed by Disney which has distributed the Company's motion pictures in the Americas. As a result, the success of any of the Company's films is dependent not only on the quality and acceptance of that particular film, but also on the quality and acceptance of other competing films released into the marketplace at or near the same time. In addition, there have been significant technological developments effecting the entertainment industry in general, and the motion picture industry in particular. These developments have resulted in the availability of alternative and competing forms of leisure time entertainment, including pay/cable television services, satellite television and home entertainment equipment such as videocassettes, video games, computers, and now digital video discs. Such technological developments have also resulted in the creation of additional revenue sources through the licensing of rights with respect to such new media, however, the theatrical success of a motion picture remains a crucial factor in generating revenues in other media such as videocassettes and television.


    REGULATION. Audiovisual works, such as television programs and motion pictures, are not included under the terms of the General Agreement on Trade and Tariffs Treaty. As a result, many countries (including members of the European Union) are able to enforce quotas that restrict the amount of United

States produced television programming which may be aired on television in such countries. Although these quotas generally apply only to television programming and not to theatrical exhibition of motion pictures, there can be no assurance that additional or more restrictive theatrical or television quotas will not be enacted or that existing quotas will not be more strictly enforced. Additional or more restrictive quotas or more stringent enforcement of existing quotas could materially and adversely limit the ability of the Company to exploit fully its motion picture library (in the event the Asset Sales are not consummated). Motion pictures and distribution rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries, which laws provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of motion pictures. The Company takes appropriate and reasonable measures to secure, protect and maintain or obtain agreements to secure, protect and maintain copyright protection for all Company pictures under the laws of applicable jurisdictions. Extensive unauthorized misappropriation of videocassette rights to motion pictures, which may include Company pictures, is an industry-wide problem. Motion picture piracy is extensive in many parts of the world. Voluntary industry embargoes or United States government trade sanctions to combat piracy, if enacted, could impact the amount of revenue that the motion picture industry realizes from the international exploitation of its motion pictures. If not enacted or if other measures are not taken, the motion picture industry may continue to lose an indeterminate amount of revenues as a result of motion picture piracy. The Code and Ratings Administration of the MPAA assigns ratings indicating age group suitability for theatrical distribution of motion pictures. The Company has submitted its pictures for such ratings. United States television stations and networks, as well as foreign governments, impose additional restrictions on the content of motion pictures which may restrict in whole or in part theatrical or television exhibition in particular territories. Management's policy was to produce motion pictures for which there would be no material restrictions on exhibition in any major territories or media. There can be no assurance that current and future restrictions on the content of motion pictures may not limit or affect the Company's ability to exhibit certain of its pictures in certain territories and media (in the event the Asset Sales are not consummated).


    LEGAL PROCEEDINGS. In December 1995, the U.S. Attorney for the Central District of California served subpoenas ("Subpoenas") on the Company relating to a grand jury investigation of federal tax aspects of various transactions involving Vajna and certain other persons and entities (the "Investigation"). The Company believes the Investigation is focusing primarily on (i) the 1988 and 1989 personal tax returns of Vajna and the tax returns of certain other persons and entities, and (ii) the ongoing audits of Vajna's tax returns since 1990 by the Internal Revenue Service. The Company has not been identified by the U.S. Attorney as being a target of the Investigation; however, there can be no assurance that the Company's status will not change in the future. The Company engaged counsel to represent it in connection with the Investigation and is in the process of responding to the Subpoenas. Given the uncertainty of the Investigation, there is currently no basis upon which to estimate the impact, if any, the Investigation may have on the Company.


    On August 25, 1997, the Company settled legal proceedings brought by Laurence Fishburne and The LOA Productions, Inc., Mr. Fishburne's loan-out corporation ("LOA"), against the Company, a subsidiary of the Company and Randolph M. Paul, former Senior Vice President, Business Affairs and a former Director of the Company (the "Fishburne Litigation"). The action, for breach of oral contract, fraud and deceit, and civil conspiracy, was originally filed on July 11, 1994. The plaintiffs had claimed that the Company entered into an oral contract for Mr. Fishburne to appear in the motion picture, DIE HARD WITH A VENGEANCE, but repudiated the contract the following day. Plaintiffs claimed damages of $1,750,000, representing the fixed compensation to which they allege they were entitled, additional compensatory damages of up to $350,000 and general and punitive damages. Trial had been scheduled for August 25, 1997 in Los Angeles Superior Court.


    Pursuant to the terms of the settlement, the Company paid LOA $750,000 and entered into certain agreements with the plaintiffs and an entity controlled by Mr. Fishburne which provide the Company with a non-exclusive option (the "Option") to acquire certain rights ("Rights") to a play and related screenplay both written by Mr. Fishburne. The Company has also established a letter of credit in the amount of $600,000, the amount which must be paid to the entity controlled by Mr. Fishburne if the Company does not exercise the Option, if the Company does not meet certain other time deadlines, or if the Company fails to match any bona fide third party offers for the Rights. If, during the term of the Option, the Company takes certain actions which will result in the Option becoming exclusive, exercises the Option, or successfully matches any bona fide third party offers for the Rights, then the Company will also incur additional obligations such as those with respect to the financing and development of the Rights.


    The Company is a party to various other legal proceedings arising in the ordinary course of its business. The Company does not currently believe that any such proceedings will have a material adverse effect on the Company's operations or financial condition.

MARKET PRICES AND DIVIDENDS ON COMPANY COMMON STOCK

    MARKET PRICE. Since the Company's initial public offering in June 1994, the Shares have been traded on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS"). The following table sets forth the high and low reported bid prices for Shares on the NASDAQ/NMS in each of the periods indicated. The prices represent quotations between dealers without adjustment for mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                             HIGH       LOW
                                            -------   -------
          Fiscal 1995
            First Quarter.................  $11 3/8   $ 5 7/8
            Second Quarter................   11 1/4     5 7/8
            Third Quarter.................    6 5/8     3 3/8
            Fourth Quarter................    6         2 17/32

          Fiscal 1996
            First Quarter.................  $ 2 11/16 $ 1 1/16
            Second Quarter................    3 5/16    1 1/16
            Third Quarter.................    2 3/8     1 9/16
            Fourth Quarter................    2 3/16    1 7/16

          Fiscal 1997
            First Quarter.................  $ 2 1/16  $ 1 1/16
            Second Quarter................    1 1/2       3/8
            Third Quarter.................    2 1/8     1 1/8
            Fourth Quarter (through
              November 24, 1997)..........    2 9/32    2 1/16


    On April 3, 1997, the last full trading day prior to the first public announcement by the Company of the execution of the Library Sale Agreement, the closing bid price for the Shares on the NASDAQ/NMS was $1 5/16. On July 15, 1997, the last full trading day prior to the first public announcement by the Company of the execution of the Assignment Agreement, the closing bid price for the Shares on the NASDAQ/NMS was $1 7/32.

    On June 23, 1997, the last full trading day prior to the first public announcement by the Company that it had commenced negotiations with Vajna regarding the Merger, the closing bid price for the Shares on the NASDAQ/NMS was $ 3/4. On September 3, 1997, the last full trading day prior to the first public announcement by the Company of the terms of the Merger, the closing bid price for the Shares on the NASDAQ/NMS was $1 13/16.

    HOLDERS. As of November 15, 1997, there were approximately 79 holders of record of the Company's Common Stock, and there were 13,446,874 Shares issued and outstanding of the 20,000,000 shares authorized.

    DIVIDENDS. Since the Company's incorporation in November 1989, the Company has not paid cash dividends in respect of Shares. The Company has no present intention to pay any cash dividends in respect of Shares.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

    The following table sets forth certain information regarding the beneficial ownership of Shares as of November 15, 1997 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Shares,
(ii) each director of the Company, (iii) each "Named Executive" of the Company included in the "Summary Compensation Table" under "Executive Compensation" below, and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the Shares shown as beneficially owned by them, subject to community property laws where applicable.

                                                       NUMBER OF SHARES
                                                       OF COMMON STOCK         PERCENT OF COMMON
                                                         BENEFICIALLY         STOCK BENEFICIALLY
NAME                                                     OWNED (1)(2)            OWNED (1)(2)
-----------------------------------------------------  ----------------      ---------------------
Andrew G. Vajna......................................       6,821,318  (3)(4)                 50.7%
Valdina Corporation N.V..............................         957,446  (5)                    7.1%
Warren Braverman.....................................         373,591  (6)                    2.8%
Dianne Caplan Lebovits...............................           7,500  (7)                    *
Fred R. Feitshans....................................               0  (12)                   *
Randolph M. Paul.....................................               0  (13)                   *
R. Timothy O'Donnell.................................          76,250  (9)                    *
Gregory R. Paul......................................          15,000  (8)                    *
The Walt Disney Company..............................         705,556  (10)                   5.2%
All current executive officers & directors as a group
  (five persons).....................................       6,921,318  (11)                  51.1%

------------------------

  * Less than 1%

 (1) The number of shares and percentages in this table and accompanying footnotes are based on 13,446,874 Shares of Common Stock outstanding as of November 15, 1997.

 (2) The Shares underlying immediately exercisable options, warrants or rights, or immediately convertible securities, or Shares underlying options, warrants, rights or convertible securities that become exercisable or convertible within 60 days of November 15, 1997, are deemed to be outstanding for the purpose of calculating the number and percentage beneficially owned by the holder of such options, warrants, rights or convertible securities, but are not deemed to be outstanding for the purpose of computing the percentage beneficially owned by any other person.

 (3) Includes the 957,446 Shares owned by Valdina which is indirectly beneficially owned 100% by Vajna. See "SPECIAL FACTORS RELATING TO THE MERGER -- Certain Transactions Involving the Company's Common Stock." See footnote 5 below. Also includes the right to vote 372,341 Shares pursuant to an irrevocable proxy granted to Vajna by Mr. Braverman (which continues during Mr. Braverman's ownership of the Shares for the maximum period permitted by applicable law). See footnote 6 below.

 (4) The business address of Vajna is in care of the Company, 2308 Broadway, Santa Monica, California 90404.

 (5) Valdina is indirectly beneficially owned 100% by Vajna. The address of Valdina is Polarisweg 35, Suite 6, Willemstad, Curacao, Netherlands Antilles.

 (6) Of the Shares indicated, 372,341 Shares are subject in the event of transfer to a right of first refusal in favor of Vajna at the then current market price. Such right of first refusal will not apply to the Merger. In addition, Mr. Braverman has granted the right to vote such 372,341 Shares to Vajna pursuant to an irrevocable proxy (which continues during Mr. Braverman's ownership of the shares for the maximum period permitted by applicable law).

 (7) Includes 5,000 Shares subject to immediately exercisable options granted under the Company's 1994 Special Stock Option and Stock Appreciation Rights Plan.

 (8) Represents Shares subject to immediately exercisable options.


 (9) Includes 50,000 Shares issuable pursuant to a warrant held by Jefferson Capital, of which Mr. O'Donnell is President and majority stockholder. Also includes 15,000 Shares subject to immediately exercisable options granted under Company's 1994 Special Stock Option and Stock Appreciation Rights Plan.



(10) Includes 150,000 Shares issuable pursuant to the Disney Warrant. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Parties to the Asset Sales." The address of The Walt Disney Company is 500 South Buena Vista Street, Burbank, California 91521.


(11) Includes 957,446 Shares owned by Valdina, 50,000 Shares issuable pursuant to a warrant held by Jefferson Capital (see footnote 9 above) and an aggregate of 35,000 Shares underlying options granted to Ms. Lebovits, Mr. Gregory R. Paul and Mr. O'Donnell (see footnotes 7, 8 and 9 above).

(12) Mr. Feitshans resigned as President of Production in July 1997. The information regarding his ownership of Shares is as of the date of his resignation.

(13) Mr. Randolph M. Paul resigned as Senior Vice President, Business Affairs and a Director of the Company in September 1997. The information regarding his ownership of Shares is as of the date of his resignation.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following information regarding the business experience during the past five years of the directors and executive officers of the Company (all of whom are U.S. citizens) has been provided to the Company by such individuals. Unless otherwise indicated, each person has a business address of 2308 Broadway, Santa Monica, California 90404.

    ANDREW G. VAJNA founded the Company in November 1989 and has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since such date. He is the producer of MEDICINE MAN, THE SCARLET LETTER, NIXON, AN ALAN SMITHEE FILM and EVITA, and he is executive producer of TOMBSTONE, RENAISSANCE MAN, COLOR OF NIGHT, JUDGE DREDD, THE SHADOW CONSPIRACY and DIE HARD WITH A VENGEANCE. Mr. Vajna co-founded the motion picture company Carolco Pictures Inc. ("Carolco") in 1986 (and Carolco's predecessor in 1975) and served as Co-Chairman of its Board of Directors until November 1989 when he sold virtually all of his interest at that time in Carolco. During such period, Mr. Vajna was co-executive producer of many well known films, including FIRST BLOOD, RAMBO: FIRST BLOOD PART II and TOTAL RECALL. In 1982, Mr. Vajna was a founder and subsequently served as President of the American Film Marketing Association.

    WARREN BRAVERMAN joined the Company in March 1990 and has served as Chief Operating Officer, Chief Financial Officer, Executive Vice President and a Director of the Company since such date. From 1985 through February 1990, Mr. Braverman was the Chief Financial Officer and Executive Vice President of Carolco, and he served as a director of Carolco from 1986 through February 1990.

    DIANNE CAPLAN LEBOVITS joined the Company in March 1990 and has served as a Director of the Company since such date. Ms. Lebovits also served as General Counsel, Executive Vice President and Corporate Secretary of the Company from March 1990 until her resignation from such positions in August 1996. After her resignation from the Company, Ms. Lebovits returned to, and is currently in, private legal practice. From 1984 through 1988, Ms. Lebovits was a principal in, and from 1989 until joining the Company "of counsel" to, the law firm of Gipson Hoffman & Pancione, P.C. in Los Angeles, California.

    R. TIMOTHY O'DONNELL became a Director of the Company in March 1994. He is currently President of Jefferson Capital, a privately-held investment banking group which he co-founded in August 1989. Mr. O'Donnell serves on the board of directors of Shorewood Packaging Corporation (a specialty packaging company), and All American Communications Inc. (a diversified entertainment company). The address of Jefferson Capital is One James Center, Suite 1400, 901 East Cary Street, Richmond, Virginia 23219.

    GREGORY R. PAUL became a Director of the Company in March 1994. Mr. Paul is a Managing Director of BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company. Mr. Paul joined Bankers Trust Company in 1981. Since 1985, Mr. Paul has specialized in the financing of media and entertainment companies. The address of BT Alex. Brown Incorporated is One Bankers Trust Plaza, 130 Liberty Street, 30th Floor, New York, New York 10006.

EXECUTIVE COMPENSATION

    The following "Summary Compensation Table" sets forth individual compensation information with respect to Vajna, the Company's Chief Executive Officer, and four other executive officers of the Company during the fiscal year ended December 31, 1996 whose total salary and bonus compensation during fiscal 1996 was in excess of $100,000, including three individuals who were serving as executive officers at the end of fiscal 1996 (Messrs. Braverman, Feitshans and Randolph M. Paul) and Ms. Lebovits, who resigned as an executive officer and employee of the Company in August 1996. Mr. Feitshans resigned as an executive officer and employee of the Company in July 1997. Randolph M. Paul resigned as a director, executive officer and employee of the Company in September 1997. Such five executives are referred to herein as the "Named Executives." The Summary Compensation Table includes compensation information with respect to the Named Executives for services rendered as executive officers to the Company and its subsidiaries during the fiscal years ended December 31, 1994, 1995 and 1996.

    Following the Summary Compensation Table are certain additional charts and tables detailing other aspects of the compensation of the Named Executives including (i) an Option/SAR Grants Table that includes information regarding individual grants of options made to the Named Executives during fiscal 1996 along with the grant date present value of such options, (ii) a table that indicates whether any of the Named Executives exercised options in fiscal 1996 and includes the number and value of unexercised options held by the Named Executives at December 31, 1996, and (iii) a Long-Term Incentive Plans ("LTIP") Table that includes information on LTIPs awarded to the Named Executives.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                           ---------------------------------------
                                                                                    AWARDS
                                           ANNUAL COMPENSATION             -------------------------
                                 ---------------------------------------                  SECURITIES     PAYOUTS
                                                            OTHER ANNUAL    RESTRICTED    UNDERLYING   -----------   ALL OTHER
NAME AND                                                    COMPENSATION      STOCK        OPTIONS/       LTIP       COMPENSATION
PRINCIPAL POSITION         YEAR  SALARY($)     BONUS($)         ($)         AWARDS($)      SARS(#)     PAYOUTS($)       ($)
-------------------------  ----  ----------  ------------   ------------   ------------   ----------   -----------   ----------
ANDREW G. VAJNA            1996  $1,000,000  $250,000(1)    $224,421(2)      -0-           -0-         $293,147(4)   $33,350(5)
CHAIRMAN OF THE BOARD,     1995   1,000,000   250,000(1)      86,000(3)      -0-           -0-           32,278(4)    33,350(5)
  PRESIDENT AND CHIEF      1994   1,000,000   250,000(1)      67,963(3)      -0-           -0-           -0-          16,700(5)
  EXECUTIVE OFFICER

WARREN BRAVERMAN           1996  $  531,000  $150,000               (12)     -0-           -0-           -0-         $ 5,760(9)
CHIEF OPERATING OFFICER,   1995     508,000   150,000        130,000(8)      -0-           -0-           -0-           4,260(9)
  CHIEF FINANCIAL OFFICER  1994     465,000    96,000(10)    300,000(8)    $450,000(11)    -0-           -0-           4,260(9)
  AND EXECUTIVE VICE
  PRESIDENT

DIANNE CAPLAN LEBOVITS     1996  $  250,000  $ 50,000               (12)     -0-           5,000         -0-         $ 2,656(9)
EXECUTIVE VICE PRESIDENT,  1995     387,000   100,000        130,000(8)      -0-           -0-           -0-           4,260(9)
  GENERAL COUNSEL AND      1994     350,000   100,000(13)    300,000(8)    $450,000(11)    -0-           -0-           4,260(9)
  CORPORATE SECRETARY
  (THROUGH AUGUST 1996)

FRED R. FEITSHANS          1996  $  500,000    -0-                  (12)     -0-          10,000         -0-           -0-
PRESIDENT OF PRODUCTION    1995     500,000    -0-                  (12)     -0-          50,000         -0-           -0-
  (THROUGH JULY 1997)      1994     500,000    -0-                  (12)     -0-          10,000(14)     -0-           -0-

RANDOLPH M. PAUL           1996  $  215,089  $ 12,000               (12)     -0-           5,000         -0-           -0-
SENIOR VICE PRESIDENT,     1995     177,000    10,000               (12)     -0-          10,000         -0-           -0-
  BUSINESS AFFAIRS         1994     168,759    12,500               (12)     -0-           4,000(15)     -0-           -0-
  (THROUGH SEPTEMBER
    1997)

------------------------


 (1) Represents commencement fees paid pursuant to Vajna's employment agreement (described under "Employment Agreements" below) in the amount of $125,000 for each of THE SHADOW CONSPIRACY and EVITA in 1996, for each of THE SCARLET LETTER and NIXON in 1995 and for each of DIE HARD WITH A VENGEANCE and JUDGE DREDD in 1994. Although principal photography commenced on a third motion picture during 1995 (THE SHADOW CONSPIRACY), Vajna's employment agreement limits his commencement fees to $250,000 per year. The employment agreement permits the carryover of such fees to future years during the term of the agreement, subject to the $250,000 yearly maximum. Vajna has agreed to forego his commencement fee for AMANDA. Vajna received a commencement fee for AN ALAN SMITHEE FILM in 1997.


 (2) Includes the cost of past financial planning, legal and related services provided by the Company to Vajna in the amount of $162,000 and for which the Company's Audit Committee determined reimbursement by Vajna will not be required.

 (3) Includes legal fees in the amount of $50,000 incurred by Vajna and paid by the Company pursuant to Vajna's employment agreement. Also includes in 1995, Company paid health insurance and medical reimbursements for Vajna and his family in the amount of $23,000.

 (4) Represents Producer's performance fees paid in connection with TOMBSTONE. See the "Long-Term Incentive Plans--Awards in Last Fiscal Year" table below.

 (5) Represents Company paid term life insurance for which designees of Vajna are the beneficiaries.

 (8) Represents the amount paid by the Company on behalf of the Named Executive to assist the Named Executive in discharging federal and state income taxes in connection with the stock purchase disclosed in the "Restricted Stock Awards" column and described in footnote 11 below. Perquisites with respect to such Named Executive did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

 (9) Represents imputed interest for the fiscal year (at the applicable federal rate) on an outstanding $50,000 non-interest bearing loan to the Named Executive and on an $18,000 non-interest bearing advance.

(10) Represents a bonus equal to 3% of the Company's earnings before interest and taxes (but exclusive of investment income) earned pursuant to Mr. Braverman's employment agreement.

(11) Represents the difference between the price paid by the Named Executive for 372,341 restricted Shares purchased from the Company in 1994 and the value of such Shares on the date of purchase, which was prior to the establishment of a public trading market for the Shares. All of Mr. Braverman's shares are vested. Ms. Lebovits' Shares have been repurchased by the Company. See "SPECIAL FACTORS RELATING TO THE MERGER--Certain Transactions Involving the Company's Common Stock."

(12) Perquisites with respect to such Named Executive did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(13) Paid pursuant to Ms. Lebovits' employment contract which expired on March 12, 1995.

(14) Represents an option for 5,000 Shares granted in 1994 and an option for an identical number of underlying Shares granted upon cancellation of such prior grant as part of a stock option cancellation and reissuance program.

(15) Represents an option for 2,000 Shares granted in 1994 and an option for an identical number of underlying Shares granted upon cancellation of such prior grant as part of a stock option cancellation and reissuance program.

                        OPTION/SAR GRANTS IN FISCAL 1996

                                                                    INDIVIDUAL GRANTS
                                               -----------------------------------------------------------  GRANT DATE
                                                 NUMBER OF       % OF TOTAL                                    VALUE
                                                 SECURITIES     OPTIONS/SARS                                -----------
                                                 UNDERLYING      GRANTED TO      EXERCISE OR                GRANT DATE
                                                OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION     PRESENT
                    NAME                       GRANTED (#)(1)    FISCAL YEAR       ($/SH)         DATE      VALUE(2)($)
         --------------------------            --------------  ---------------  -------------  -----------  -----------
Andrew G. Vajna                                      0               --              --            --           --

Warren Braverman                                     0               --              --            --           --

Dianne Caplan Lebovits                              5,000(3)         (4)         $    2.00(6)     12/1/06    $   8,800

Fred R. Feitshans                                  10,000(5)             20%     $    2.00(6)     9/18/06    $  17,600

Randolph M. Paul                                    5,000(5)             10%     $    2.00(6)     9/18/06    $   8,800

------------------------

(1) Although the Company's stock option plans provide for the granting of stock appreciation rights, no grant of such rights has been made by the Company.

(2) These values were established using the modified Black-Scholes stock option valuation model which modifies the Black-Scholes model to include the impact of the right to exercise options prior to their maturity. The actual value, if any, an executive may realize upon exercise of such options will depend upon the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there can be no assurance that the value realized by an executive will be at or near the value estimated by this Black-Scholes model. The estimated values under the model are based on arbitrary assumptions as to variables and as to interest rates, stock price volatility and future dividend yield. The above model assumes a period of three years after grant until exercise, a volatility of the stock price equal to that experienced in 1996 (standard deviation 0.9425), an interest rate of 6.48% (rate as of the grant date of U.S. Treasury Notes with a term of three years) and a dividend yield of 0%.

(3) Options for these shares vested immediately on the date of grant (December 2, 1996).

(4) These options were granted after Ms. Lebovits resigned as Executive Vice President, General Counsel and Corporate Secretary of the Company and represent an automatic grant of options pursuant to the Company's 1994 Special Stock Option and Stock Appreciation Rights Plan to Ms. Lebovits as a non-employee member of the Board. See "Board Fees" below.

(5) Options for one-third of these shares were to vest one year after the date of grant (September 18, 1996), options for another one-third were to vest two years after the date of grant and options for the final one-third were to vest three years after the date of grant. All such options held by Mr. Feitshans and Mr. Randolph M. Paul terminated upon the dates of their respective resignations.

(6) Market price of the Shares on the date of grant (September 18, 1996 in the case of Messrs. Feitshans and Paul and December 2, 1996 in the case of Ms. Lebovits).

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
              FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                                                 NUMBER OF SECURITIES
                                                                                      UNDERLYING         VALUE OF NEXERCISED
                                                                                      UNEXERCISED           IN-THE-MONEY
                                                                                    OPTIONS/SARS AT        OPTIONS/SARS AT
                                                                                   DECEMBER 31, 1996      DECEMBER 31, 1996
                                                                                 ---------------------  ---------------------
                                      SHARES ACQUIRED ON       VALUE REALIZED        EXERCISABLE/           EXERCISABLE/
              NAME                       EXERCISE (#)                ($)           UNEXERCISABLE (#)      UNEXERCISABLE ($)
---------------------------------  -------------------------  -----------------  ---------------------  ---------------------
Andrew G. Vajna                                0                  $   0                  0(2)                 $   0

Warren Braverman                               0                      0                  0(2)                  0

Dianne Caplan Lebovits                      0                       0                  5,000/0                0/0

Fred R. Feitshans                           0                       0               30,001/34,999             0/0

Randolph M. Paul                            0                       0               7,000/10,000              0/0

------------------------

(1) Although the Company's stock option plans provide for the granting of stock appreciation rights, no grant of such rights has been made by the Company.

(2) The Named Executive did not hold any options at December 31, 1996.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                             ESTIMATED FUTURE PAYOUTS
                                        NUMBER OF SHARES,       PERFORMANCE OR           UNDER NON-STOCK PRICE-BASED PLANS
                                         UNITS OR OTHER       OTHER PERIOD UNTIL    -------------------------------------------
                                             RIGHTS              MATURATION OR        THRESHOLD       TARGET         MAXIMUM
                NAME                           (#)                  PAYOUT            ($ OR #)       ($ OR #)       ($ OR #)
------------------------------------  ---------------------  ---------------------  -------------  -------------  -------------
Andrew G. Vajna                                    (1)                    (1)                (3)            (2)            (3)

Warren Braverman                                    0                 --                 --             --             --

Dianne Caplan Lebovits                              0                 --                 --             --             --

Fred R. Feitshans                                   0                 --                 --             --             --

Randolph M. Paul                                    0                 --                 --             --             --

------------------------

(1) Pursuant to his employment agreement, Vajna is entitled to receive producer's performance fees with respect to each of the Company's motion pictures for which principal photography has commenced after January 1, 1993 but before December 31, 1998, in an amount equal to three percent of "Gross Receipts" commencing at "Actual Break-Even" (as defined in Vajna's employment agreement and described below under "Employment Agreements") and payable solely out of the Company's receipts from the exploitation of such motion picture in excess of Actual Break-Even.


(2) As of December 31, 1996, Vajna had earned producer's performance fees only on TOMBSTONE ($32,278 and $293,147 in such fees were paid in 1995 and 1996, respectively). See "Summary Compensation Table" above. As of September 30, 1997, Vajna had also earned $344,666 in producer's performance fees relating to DIE HARD WITH A VENGEANCE which will be paid at the Effective Time. See "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger."


(3) Not Applicable.

    BOARD FEES. Pursuant to one of the Company's stock option plans, each member of the Compensation Committee of the Board and each other member of the Board who is not employed by the Company receives an automatic annual grant on December 1 of each year of non-qualified stock options to purchase 5,000 Shares at the fair market value of such Shares on the date of grant. In addition, each member of the Board who is not employed by the Company receives $20,000 per year, and the Company reimburses all directors for travel expenses incurred in connection with their activities on behalf of the Company. For serving on the Special Committee, Mr. Paul will also receive $50,000. Directors of the Company are not otherwise compensated for serving on the Board.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company's Compensation Committee was established in March 1994 and currently consists of Gregory R. Paul and R. Timothy O'Donnell. Harry M. Brittenham, formerly a Director of the Company, was appointed to the Compensation Committee in May 1996 but attended no meetings of such committee and took no action as a member of such committee prior to his resignation from such committee as of September 1, 1996.

    INDEMNIFICATION. Pursuant to Article Tenth of the Company's Restated Certificate of Incorporation, and Article V of the Company's Bylaws, indemnity agreements entered into between the Company and certain of its officers and directors, and the provisions of Section 145 of the DGCL, the Company has been advancing the expenses of certain of its employees, officers and directors other than Vajna ("Indemnitees") which they may incur in connection with the Investigation described under "Business of the Company--Legal Proceedings." The Indemnitees have undertaken to reimburse the Company for their expenses if it is ultimately determined that they are not entitled to be indemnified. In addition, Vajna has undertaken to reimburse the Company under certain circumstances with respect to the expenses of the Indemnitees. Given the current uncertainty regarding the scope and duration of the Investigation and the amount of expenses which may be incurred by the Indemnitees in connection with the Investigation, there is no basis upon which to estimate the financial impact which the foregoing may have on the Company. The Company also advanced the expenses of certain of its employees, officers and directors in connection with certain purported class action lawsuits which were dismissed in January 1997. See "THE MERGER AGREEMENT-- Agreements of the Company, Buyer, Vajna and Valdina" regarding the survival of such indemnification rights following the Merger.

    VAJNA EMPLOYMENT AGREEMENT. The Vajna Employment Agreement provides that Vajna shall serve as Chairman of the Board of Directors, Chief Executive Officer, and a member of the Executive (or comparable) Committee, for a term which commenced as of January 1, 1994 and ends December 31, 1998 (the "Term"). Although Vajna's production services are exclusive to the Company during the Term, the agreement permits Vajna to continue to be actively involved in the management of certain corporations in which he has a direct or indirect ownership interest and which include Intercom KFT, a distributor of motion pictures in Hungary to which the Company licenses Hungarian distribution rights in various media for its motion pictures and Blackburn International Casino KFT, the operator of a casino in Hungary. See "SPECIAL FACTORS RELATING TO THE MERGER--Operations Pending the Merger." As compensation for his services, Vajna receives fixed compensation of $1,000,000 per year. Vajna is also entitled to receive a commencement fee of $125,000 for each motion picture produced by the Company for which principal photography commences after January 1, 1994, up to a maximum of $250,000 per year (but with carryovers of such fees allowed subject to the yearly maximum). Vajna is also entitled to receive certain producer's performance fees with respect to each of the Company's motion pictures for which principal photography has commenced after January 1, 1993 but before the end of the Term. Vajna's agreement also provides for such additional incentive compensation as may be approved by the Board, demand registration rights for Shares held by Vajna or his affiliates, and certain fringe benefits, including reimbursement of Vajna's personal, legal and accounting expenses in an amount not to exceed $50,000 per year.

    Pursuant to the terms of the agreement, if the agreement is terminated by Vajna due to a material breach by the Company or by the Company other than for "Cause," "Death," or "Disability" (as such terms are defined in the agreement), Vajna will receive a payment equal to 200% of the aggregate of all fixed annual compensation discounted to its then present value at a discount rate of five percent per annum with respect to each future payment, plus any commencement fees, producer's performance fees and additional incentive compensation due and payable to Vajna as of the date of termination. Vajna is also entitled to receive any commencement fees and producer's performance fees to which he may thereafter become entitled relating to motion pictures for which principal photography commenced prior to termination. Vajna will also be entitled, under limited circumstances, to acquire from the Company all rights to certain projects in development at the time of such termination upon reimbursement of all costs incurred by the Company in connection with the projects, plus interest, and payment to the Company of a percentage of the revenues thereafter generated by each such project.


    In connection with the Merger and pursuant to the terms of the Merger Agreement, Vajna and the Company have agreed to terminate the Vajna Employment Agreement effective as of the Effective Time. See "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger" for a discussion of the specific terms of such termination arrangement. See also "THE MERGER AGREEMENT--Agreements of the Company, Buyer, Vajna and Valdina."


    BRAVERMAN EMPLOYMENT AGREEMENT. Mr. Braverman's employment agreement with the Company (the "Braverman Employment Agreement") provides that Mr. Braverman will serve as Chief Operating Officer of the Company from January 1, 1994 through December 31, 1999. Under the agreement, Mr. Braverman receives an annual base salary of $556,000 for 1997, $584,000 for 1998 and $613,000 for 1999
("Fixed Annual Compensation"). Pursuant to the last amendment, Mr. Braverman also received a signing bonus of $600,000 of which $300,000 was used to fully repay two loans previously made by the Company to Mr. Braverman (a $250,000 loan bearing interest at 7% per annum, which matured December 31, 1996 and a $50,000 interest free loan maturing September 30, 1997). Mr. Braverman is also entitled to annual incentive compensation in an amount equal to 3% of the Company's earnings before interest and taxes (but exclusive of investment income) ("EBIT") until Mr. Braverman has received $1,000,000 of such incentive compensation, 2% of EBIT for the next $1,000,000 of such incentive compensation, and 1% of EBIT thereafter ("Incentive Compensation").

    If Mr. Braverman's employment is terminated by the Company for any reason other than material breach, death or disability or by Mr. Braverman due to a material breach by the Company, Mr. Braverman is entitled to receive all (i) Fixed Annual Compensation, (ii) Incentive Compensation and (iii) health insurance benefits due under the agreement through the term.


    In connection with the Merger, the Company and Mr. Braverman have agreed to a severance arrangement which provides for, among other things, the termination of the Braverman Employment Agreement effective as of the Effective Time. See "SPECIAL FACTORS RELATING TO THE MERGER--Interests of Certain Persons in the Merger" for additional information regarding this severance arrangement.



    STOCK OPTION PLANS. The Company has two stock-based incentive compensation plans for the Company's employees and certain other persons providing services to the Company: the Cinergi Pictures Entertainment Inc. 1994 Basic Stock Option and Stock Appreciation Rights Plan (the "Basic Plan") and the Cinergi Pictures Entertainment Inc. 1994 Special Stock Option and Stock Appreciation Rights Plan (the "Special Plan") (collectively, the "Option Plans"). All of the Company's regular full-time employees, and all other persons (including directors and consultants) providing services to the Company on a regular or substantial basis, are eligible to participate in the Basic Plan. The Special Plan is designed to provide alternative procedures in meeting special requirements imposed by federal income tax law relating to compensation expense deductions for making grants to certain key or highly compensated employees. Accordingly, only officers, directors who are also employed by the Company, and non-clerical salaried employees of the Company are eligible to participate in the Special Plan. As of November 15, 1997, options to purchase an aggregate of 28,750 shares of Common Stock were outstanding under the Option Plans (of which options to purchase an aggregate 11,750 shares of Common Stock are vested and exercisable at exercise prices below the $2.52 Purchase Price). Upon consummation of the Film Library Sale and the transactions contemplated by the Assignment Agreement, the Option Plans and all unexercised options previously granted under the Option Plans will terminate.

    DEFERRED COMPENSATION PLAN. Under the Company's Deferred Compensation Plan, the executive officers of the Company may elect by written notice to the Company on or before the close of the fiscal year to credit to an account such portion of the employee's base annual compensation and/or incentive compensation for the succeeding year as may be selected by the employee. Amounts credited to this account shall be kept in cash or invested in mutual funds, stocks, bonds, securities or such other assets as may be selected by the Board or an investment advisor selected by the Company. The return (if any) or loss from these investments will be credited or debited (as the case may be) to such account. To date, Mr. Braverman is the only executive officer of the Company who has elected to participate in the Deferred Compensation Plan.

                      CINERGI PICTURES ENTERTAINMENT INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

    The following unaudited Pro Forma Condensed Consolidated Balance Sheet is based upon the historical balance sheet of the Company at September 30, 1997 giving effect to the Asset Sales, the Merger and certain specified additional transactions taking place in connection therewith, under the assumptions and adjustments set forth below and in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet. The unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Asset Sales, the Merger and such additional transactions, as if the Asset Sales, the Merger and such specified additional transactions had each occurred on September 30, 1997.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet reflects: (1) the Film Library Sale, (2) the transactions contemplated by the Assignment Agreement, (3) the Soundtrack Sale, (4) certain of the transactions contemplated by the Summit Agreements, (5) payment of the estimated 1997 income tax liabilities of the Company, (6) payments after September 30, 1997 primarily of estimated legal and accounting fees and expenses relating to the Asset Sales and other asset dispositions described under "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS," (7) refund of deposits previously received by the Company with respect to a motion picture (BROADWAY BRAWLER) that ceased production, (8) payment by the Company of the Valdina Note, payment by Vajna and his affiliates of certain amounts owed to the Company and payment by Warren Braverman of certain amounts owed to the Company, (9) payments in connection with the settlement of the Fishburne Litigation, (10) the write-off of remaining leasehold improvements in connection with the anticipated expiration of the lease with respect to the Company's principal offices, (11) payment of the net premiums associated with the directors and officers insurance required by the Merger Agreement, (12) payment of the severance due to certain of the Company's executive officers,
(13) payments after September 30, 1997 of the estimated professional fees and expenses (legal, accounting and financial advisor fees and expenses) to be incurred by the Company in connection with the Merger, (14) conversion of the outstanding Shares (other than Shares owned by Vajna or Valdina) into the Merger Consideration, assuming for such purpose that the Purchase Price is $2.52 per Share (i.e., that no further adjustments to the Purchase Price occur), that no outstanding stock options are exercised, and that no Stockholders perfect appraisal rights. THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DOES NOT OTHERWISE REFLECT ANY ADJUSTMENTS FOR GENERAL OVERHEAD COSTS OR OPERATIONAL EXPENSES OF THE COMPANY AFTER SEPTEMBER 30, 1997 (INCLUDING, AMONG OTHER THINGS, SALARIES OF COMPANY PERSONNEL, SEVERANCE FOR OFFICERS AND EMPLOYEES OTHER THAN THE COMPANY'S EXECUTIVE OFFICERS, RENT AND UTILITIES), WHICH COSTS AND EXPENSES MAY BE SUBSTANTIAL.

    As consummation of the Asset Sales will essentially eliminate substantially all of the revenue producing assets of the Company resulting in no revenue and cost of sales for the Company, pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997 have not been presented.

    THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET MAY NOT REPRESENT THE FINANCIAL POSITION OF THE COMPANY (I) WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE TRANSACTIONS DESCRIBED ABOVE HAD OCCURRED AS OF SEPTEMBER 30, 1997 OR (II) WHICH MAY BE OBTAINED IN THE FUTURE, INCLUDING AT THE ACTUAL DATE OF THE MERGER. THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND NOTES THERETO SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING NOTES THERETO, WHICH ARE INCLUDED ELSEWHERE IN THIS PROXY STATEMENT.

                      CINERGI PICTURES ENTERTAINMENT INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

                                                                                                                   ASSET SALES
                                                                                                                     & OTHER
                                                                                                                      ASSET
                                                      FILM                                             ESTIMATED   DISPOSITIONS
                                                    LIBRARY    ASSIGNMENT   SOUNDTRACK     SUMMIT     1997 INCOME    FESS &
                                           AS         SALE      AGREEMENT      SALE      AGREEMENTS      TAXES      EXPENSES
                                        REPORTED      (1)          (2)          (3)          (4)          (5)          (6)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
ASSETS
Cash and cash equivalents............  26,073,000  (1,422,000) 11,250,000    1,500,000      (27,000)  (1,100,000)    (448,000)
Restricted cash......................   5,169,000  (4,547,000)                               (6,000)
Accounts receivable..................   7,367,000  (6,367,000)                             (800,000)
Accounts receivable, related
   parties...........................     849,000
Film costs, less accumulated
   amortization......................  53,424,000  (38,493,000) (10,645,000)
Property and equipment, at cost less
   accumulated depreciation..........     427,000
Other assets.........................   2,849,000    (957,000)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
TOTAL ASSETS.........................  96,158,000  (51,786,000)    605,000   1,500,000     (833,000)  (1,100,000)    (448,000)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable.....................   3,156,000     (50,000)                             (833,000)                   (9,000)
Accrued interest.....................           0
Accrued residuals & participations...  13,837,000  (13,025,000)
Deferred revenue.....................   2,141,000  (2,141,000)
Loans payable........................   7,753,000  (7,753,000)
Notes and amounts payable to related
   parties...........................  53,350,000  (48,038,000)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
TOTAL LIABILITIES....................  80,237,000  (71,007,000)          0           0     (833,000)           0       (9,000)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------

STOCKHOLDERS' EQUITY
Preferred stock......................           0
Common stock.........................     135,000
Treasury stock.......................           0  (1,400,001)
Additional paid-in capital...........  68,095,000
Retained (deficit) earnings..........  (51,859,000) 20,621,001    605,000    1,500,000                (1,100,000)    (439,000)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
TOTAL STOCKHOLDER'S
  EQUITY.............................  16,371,000  19,221,000     605,000    1,500,000            0   (1,100,000)    (439,000)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
Receivable from Shareholder..........    (450,000)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
                                       15,921,000  19,221,000     605,000    1,500,000            0   (1,100,000)    (439,000)

TOTAL LIABILITIES
  & STOCKHOLDERS' EQUITY.............  96,158,000  (51,786,000)    605,000   1,500,000     (833,000)  (1,100,000)    (448,000)
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------
                                       ----------  ----------  -----------  -----------  -----------  -----------  -----------


                                        PRO FORMA                                                        DIRECTORS
                                       AS ADJUSTED   RETURN OF              SETTLEMENT                      AND       EXECUTIVE
                                        FOR ASSET    BROADWAY     RELATED       OF       WRITE-OFF OF    OFFICERS     OFFICERS
                                        SALES AND     BRAWLER      PARTY     FISHBURNE     LEASEHOLD     INSURANCE    SEVERANCE
                                       OTHER ASSET   DEPOSITS    PAYMENTS   LITIGATION   IMPROVEMENTS    PREMIUMS     PAYMENTS
                                       DISPOSITIONS     (7)         (8)         (9)          (10)          (11)         (12)
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
ASSETS
Cash and cash equivalents............  35,826,000                (2,763,000)                              (699,000)  (1,731,166)
Restricted cash......................     616,000      (16,000)               (600,000)
Accounts receivable..................     200,000
Accounts receivable, related
   parties...........................     849,000                 (748,000)                                            (101,000)
Film costs, less accumulated
   amortization......................   4,286,000
Property and equipment, at cost less
   accumulated depreciation..........     427,000                                           (187,000)
Other assets.........................   1,892,000                (1,801,000)
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
TOTAL ASSETS.........................  44,096,000      (16,000)  (5,312,000)   (600,000)    (187,000)     (699,000)  (1,832,166)
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable.....................   2,264,000      (16,000)               (600,000)
Accrued interest.....................           0
Accrued residuals & participations...     812,000                                                                      (344,666)
Deferred revenue.....................           0
Loans payable........................           0
Notes and amounts payable to related
   parties...........................   5,312,000                (5,312,000)
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
TOTAL LIABILITIES....................   8,388,000      (16,000)  (5,312,000)   (600,000)                         0     (344,666)
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
STOCKHOLDERS' EQUITY
Preferred stock......................           0
Common stock.........................     135,000
Treasury stock.......................  (1,400,001)
Additional paid-in capital...........  68,095,000
Retained (deficit) earnings..........  (30,671,999)                                         (187,000)     (699,000)  (1,937,500)
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
TOTAL STOCKHOLDER'S
  EQUITY.............................  36,158,000            0           0           0      (187,000)     (699,000)  (1,937,500)
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
Receivable from Shareholder..........    (450,000)                                                                      450,000
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
                                       35,708,000            0           0           0      (187,000)     (699,000)  (1,487,500)
TOTAL LIABILITIES
  & STOCKHOLDERS' EQUITY.............  44,096,000      (16,000)  (5,312,000)   (600,000)    (187,000)     (699,000)  (1,832,166)
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
                                       -----------  -----------  ---------  -----------  -------------  -----------  -----------
                                                                                                                      Pro forma
                                                                                                                     book value
                                                                                                                          $ per
                                                                                                                     share:  2.542

                                                                    PRO FORMA
                                        ESTIMATED                  AS ADJUSTED
                                         MERGER     CONVERSION OF   FOR ASSET
                                       PRFESSIONAL   SHARES INTO     SALES &
                                         FEES &        MERGER      OTHER ASSET
                                        EXPENSES    CONSIDERATION  DISPOSITIONS
                                          (13)          (14)        & MERGER
                                       -----------  -------------  -----------
ASSETS
Cash and cash equivalents............  (1,073,000)   (16,234,699)  13,325,135
Restricted cash......................                                       0
Accounts receivable..................                                 200,000
Accounts receivable, related
   parties...........................                                       0
Film costs, less accumulated
   amortization......................                               4,286,000
Property and equipment, at cost less
   accumulated depreciation..........                                 240,000
Other assets.........................                                  91,000
                                       -----------  -------------  -----------
TOTAL ASSETS.........................  (1,073,000)   (16,234,699)  18,142,135
                                       -----------  -------------  -----------
                                       -----------  -------------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable.....................    (369,000)                  1,279,000
Accrued interest.....................                                       0
Accrued residuals & participations...                                 467,334
Deferred revenue.....................                                       0
Loans payable........................                                       0
Notes and amounts payable to related
   parties...........................                                       0
                                       -----------  -------------  -----------
TOTAL LIABILITIES....................    (369,000)             0    1,746,334
                                       -----------  -------------  -----------
                                       -----------  -------------  -----------
STOCKHOLDERS' EQUITY
Preferred stock......................                                       0
Common stock.........................                                 135,000
Treasury stock.......................                              (1,400,001)
Additional paid-in capital...........                (16,234,699)  51,860,301
Retained (deficit) earnings..........    (704,000)                 (34,199,499)
                                       -----------  -------------  -----------
TOTAL STOCKHOLDER'S
  EQUITY.............................    (704,000)   (16,234,699)  16,395,801
                                       -----------  -------------  -----------
Receivable from Shareholder..........                                       0
                                       -----------  -------------  -----------
                                         (704,000)   (16,234,699)  16,395,801
TOTAL LIABILITIES
  & STOCKHOLDERS' EQUITY.............  (1,073,000)   (16,234,699)  18,142,135
                                       -----------  -------------  -----------
                                       -----------  -------------  -----------


     See notes to unaudited pro forma condensed consolidated balance sheet.

                      CINERGI PICTURES ENTERTAINMENT INC.
            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

    Note 1: The adjustment reflects consummation of the Film Library Sale (including the Company's arrangements with Disney with respect to AN ALAN SMITHEE FILM) and delivery of AN ALAN SMITHEE FILM to distributors (including Disney). Pursuant to the Library Sale Agreement, the Company has agreed to sell to Disney substantially all of the films in the Company's motion picture library and certain other assets principally in exchange for the transfer of the Disney Shares and Disney Warrant to the Company, the assumption by Disney of the outstanding loans previously made by Disney to the Company, the assumption by Disney of all residuals and participation obligations relating to the Film Library, and the assumption by Disney of all obligations of the Company under the Company's existing exploitation agreements with respect to the Film Library which are to be performed on or after the closing of the Film Library Sale and which have been listed on schedules provided to Disney. See "PROPOSAL NO. 1:
SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Library Sale Agreement." The following details this adjustment:

Cash used in the transaction...................................  $(1,422,000)
Payment to Disney for minimum guarantees received with respect
  to DEEP RISING and certain other restricted cash.............   (4,547,000)
Reduction of amounts owed from Disney..........................   (6,367,000)
Write off of sales agency fees incurred in connection with DEEP
  RISING and AN ALAN SMITHEE FILM..............................     (957,000)
Net book value of the Film Library.............................  (38,493,000)
Assumption of obligations of the Company under the Company's existing exploitation agreements with respect to the Film
  Library......................................................       50,000
Assumption of residuals and participation obligations related
  to the Film Library..........................................   13,025,000
Assumption of obligations of the Company under the Company's existing exploitation agreements with respect to the Film
  Library......................................................   2,141,0000
Payment of loan payable to bank for AN ALAN SMITHEE FILM.......    7,753,000
Assumption of the outstanding loans (including accrued
  interest) previously made by Disney to the Company and
  assumption of obligations of the Company under the Company's existing exploitation agreements with respect to the Film
  Library......................................................   48,038,000
Transfer of the Disney Shares and Disney Warrant to the
  Company......................................................    1,400,001
Gain on transaction............................................  (20,621,001)

    Note 2: The adjustment reflects consummation of the transactions contemplated by the Assignment Agreement. Pursuant to the Assignment Agreement, the Company has agreed to assign to Fox the Company's rights in DIE HARD WITH A VENGEANCE in exchange for $11,250,000 in cash. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Assignment Agreement."

    Note 3: The adjustment reflects consummation of the transactions contemplated by the Soundtrack Sale. Pursuant to the Soundtrack Sale, the Company has agreed to assign to Disney the Company's rights in the EVITA Soundtrack in exchange for $1,500,000 in cash.

    Note 4: The adjustment reflects certain of the payments required to be made by the Summit Agreements: payment by the Company to Summit of an aggregate $827,000 primarily to settle the Company's obligations in connection with termination of the sales agency relationship between Summit and the Company, and payment by Summit to the Company of $400,000 in exchange for the Company's rights in the International DHWV Overages (other than those relating to exploitation agreements with respect to the territories of Italy and Hungary). See "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS--Summit Transactions."


    Note 5: The adjustment reflects payment of the estimated 1997 income tax liabilities of the Company including estimated payment of federal alternative minimum income tax ($600,000) and California franchise income tax ($500,000). See "CERTAIN INFORMATION REGARDING THE COMPANY--Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Certain Tax Matters."


    Note 6: The adjustment reflects payments after September 30, 1997 of $448,000 in estimated legal and accounting fees and expenses incurred by the Company in connection with the Asset Sales and other asset dispositions described under "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS." Additional legal fees and accounting expenses incurred by the Company in connection with the Asset Sales are reflected in "September 30, 1997, As Reported." See "SPECIAL FACTORS RELATING TO THE MERGER--Fees and Expenses."


    Note 7: The adjustment reflects the refund of deposits of minimum guarantees to foreign distributors previously received by the Company with respect to a motion picture (BROADWAY BRAWLER) that ceased production.

    Note 8: The adjustment reflects certain payments required to be made by the Merger Agreement: payment by the Company of the Valdina Note under which an aggregate of approximately $3,511,000 in principal and accrued interest was outstanding as of September 30, 1997, payment by Vajna and his affiliates of approximately $730,000 in amounts owed to the Company, and payment by Warren Braverman of approximately $18,000 in amounts owed to the Company. See "THE MERGER AGREEMENT-- Agreements of the Company, Buyer, Vajna and Valdina."


    Note 9: Pursuant to the terms of the settlement of the Fishburne Litigation, in August 1997 the Company paid Mr. Fishburne's loan-out corporation $750,000 and entered into certain agreements which provide the Company with a non-exclusive Option to acquire certain Rights to a play and related screenplay. The adjustment assumes the payment of $600,000, an amount which must be paid by the Company if it does not exercise the Option, if the Company does not meet certain deadlines, or if the Company fails to match any bona fide third party offers for the Rights. See "CERTAIN INFORMATION REGARDING THE COMPANY--Business of the Company--Legal Proceedings."


    Note 10: The adjustment reflects the anticipated expiration by the Company of the lease with respect to its principal offices and the related write-off of remaining leasehold improvements in connection therewith.

    Note 11: The Merger Agreement requires the Company to purchase, to the extent available, a policy of directors' and officers' liability insurance and to maintain such insurance policy for four years after the Effective Time. The adjustment reflects the remaining premiums to be paid after September 30, 1997 associated with such insurance, net of an anticipated refund of certain past payments to the insurance carrier. See "THE MERGER AGREEMENT--Agreements of the Company, Buyer, Vajna and Valdina."


    Note 12: The adjustment reflects severance to be paid after September 30, 1997 or due to the Company's current (and one former) executive officer (Messrs. Vajna ($844,666), Braverman ($666,500) and Randolph M. Paul ($220,000)). See
"SPECIAL FACTORS RELATING TO THE MERGER-- Interests of Certain Persons in the Merger."


    Note 13: The adjustment reflects payment of the estimated professional fees and expenses (legal, accounting and financial advisor fees and expenses) to be incurred by the Company in connection with the Merger.

    Note 14: The adjustment reflects conversion of 6,442,341 outstanding Shares (which does not include the aggregate 6,448,977 Shares owned by Vajna and Valdina or the 555,556 Disney Shares) into the Merger Consideration pursuant to the Merger, assuming for such purpose that the Purchase Price is $2.52 per Share (i.e., no further adjustments to the Purchase Price occur), that no outstanding stock options are exercised, and that no Stockholders perfect appraisal rights. As of September 30, 1997, 13,446,874 Shares were issued and outstanding. See "PROPOSAL NO. 2: THE MERGER."

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    The selected consolidated financial data set forth below as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 are derived from the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement. The selected consolidated financial data set forth below as of December 31, 1992, 1993 and 1994 and for the periods ended December 31, 1992 and 1993 are derived from audited financial statements not included herein. The Consolidated Financial Statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, whose report with respect thereto appears elsewhere in this Proxy Statement. The selected financial data set forth below as of September 30, 1996 and 1997 and for the nine months ended September 30, 1996 and 1997 are derived from unaudited consolidated financial statements but include all adjustments (consisting of only normal recurring adjustments) which management considers necessary for a fair presentation of results for these periods. The following financial data and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement.

                                                                                                    NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                            -----------------------------------------------------  --------------------
                                              1992       1993       1994       1995       1996       1996       1997
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Feature films...........................  $  39,566  $   8,064  $ 108,517  $ 192,582  $ 132,940  $  89,712  $  59,186
  Fee income..............................     --            942        511        298         60         60         23
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Revenues..........................     39,566      9,006    109,028    192,880    133,000     89,772     59,209
Costs and Expenses:
  Amortization of film costs, residuals
    and participations....................     39,447      7,899    103,422    204,544    139,612     86,954     62,198
  Selling, general and administrative
    expenses..............................      7,863      3,779      2,694      5,098      9,752      4,990     14,071
  Provision for impairment of long-lived
    assets................................     --         --         --         --         --         --          2,665
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating (loss) income.................     (7,744)    (2,672)     2,912    (16,762)   (16,364)    (2,172)   (19,725)
  Interest expense........................     (3,774)    (1,875)      (281)      (241)      (448)      (176)    (4,362)
  Interest income.........................        568        111        264        941        907        701      1,300
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  (Loss) income before equity in income
    (loss) of affiliated company..........    (10,950)    (4,436)     2,895    (16,062)   (15,905)    (1,647) $ (22,787)
  Equity in income (loss) of affiliated
    company...............................        146       (387)    --         --         --         --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net (loss) income.......................  $ (10,804) $  (4,823) $   2,895  $ (16,062) $ (15,905) $  (1,647) $ (22,787)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net (loss) income per share.............             $    (.64) $     .30  $   (1.23) $   (1.12) $   ( .12) $   (1.69)
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average number of shares
    outstanding...........................                 7,518      9,494     13,025     14,169     14,192     13,448
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------

                                                         DECEMBER 31,                            SEPTEMBER 30,
                                     -----------------------------------------------------  -----------------------
                                       1992       1993       1994       1995       1996        1996         1997
                                     ---------  ---------  ---------  ---------  ---------  -----------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Cash.............................  $   1,985  $   1,840  $   2,665  $  29,832  $  27,364  $    11,032      26,073
  Restricted cash..................      1,000        500     --         --          5,654      --            5,169
  Film costs, net of
    amortization...................     18,665    115,108    223,827    160,756    103,792      144,684      58,424
  Total assets.....................     27,102    119,992    253,891    206,257    156,548      176,378      96,158
  Total debt.......................     32,711     93,991    143,146     73,202     47,420   64,494,000  53,060,000
  Stockholders' (deficiency)
    equity.........................    (14,808)   (18,506)    44,434     51,717     36,607       50,070  16,371,000
PER SHARE DATA:
  Net book value per common
    share..........................  $   (2.32) $   (2.90) $    4.41  $    3.96  $    2.80         3.83        1.25
  Common shares outstanding........      6,383      6,383     10,075     13,075     13,075       13,075      13,075

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    On April 3, 1997, the Company entered into the Library Sale Agreement with Disney pursuant to which it will sell to Disney, subject to certain conditions, the Film Library. On July 15, 1997, the Company entered into the Assignment Agreement with Fox pursuant to which the Company will transfer to Fox, subject to certain conditions, its rights in DIE HARD WITH A VENGEANCE. On September 4, 1997, the Company announced the execution of the Merger Agreement. The Company has also announced that it does not presently intend to commence production on any additional motion pictures.

    The Company's determination to halt the commencement of production on additional motion pictures, and to effect the Asset Sales and the Merger follows a year long strategic review initiated by the Company to assess its goals and business strategies. The strategic review included discussions with other parties regarding the sale of an interest in the Company or of the entire Company. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--Background and Reasons for the Library Sale Agreement."

    In light of, among other things, the disappointing financial results of three of the Company's four 1995 releases (JUDGE DREDD, THE SCARLET LETTER and NIXON) and the 1997 release of THE SHADOW CONSPIRACY, and the continuing increase in motion picture production and releasing costs which could necessitate increased direct investment by the Company in its motion pictures if it were to produce additional "event" motion pictures, the Company determined the Assets Sales and the Merger to be in the best interests of the Company's Stockholders. See "SPECIAL FACTORS RELATING TO THE MERGER--Background of the Merger" and "--Recommendation of the Special Committee and the Board; Fairness of the Merger."

    The Company reflects advances and minimum guarantees as income for financial reporting purposes when a picture is available for exploitation in the applicable media or territory. See Note 2 of Notes to the Company's Consolidated Financial Statements for the year ended December 31, 1996. As a matter of custom and practice and contractual requirements, the Company delays the exploitation of home video rights and television rights for a period of time after initial theatrical distribution in the applicable territory. This results in a delay in the recognition of advances and minimum guarantees from those media as income for financial reporting purposes.

    Costs accumulated in the production of a film ("unamortized film costs"), including direct negative costs, marketing costs, capitalized interest and overhead, represent a major component of the Company's assets. Unamortized film costs are amortized in the proportion that gross revenues realized bear to management's estimate of total gross revenues expected to be received. Currently, based on the Company's estimate of future revenues, approximately 92% of unamortized released film costs at December 31, 1996 will be amortized during the three year period ending December 31, 1999. For purposes of determining the total amortization of film costs for each motion picture, the Company includes its estimated obligations to pay residuals and participations.

    The following table sets forth the unamortized film costs for the last three years:

                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                                     YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                                ----------------------------------  -------------
                                                                   1994        1995        1996         1997
                                                                ----------  ----------  ----------  -------------
                                                                                 (IN THOUSANDS)
Released films (net of amortization)..........................  $   30,082  $  101,238  $   52,077    $  36,827
Completed, not released.......................................      --          --          37,025       11,529
Production & development......................................     193,745      59,518      14,690        5,068
                                                                ----------  ----------  ----------  -------------
  Film costs, net of amortization.............................  $  223,827  $  160,756  $  103,792    $  53,424
                                                                ----------  ----------  ----------  -------------
                                                                ----------  ----------  ----------  -------------

    A substantial portion of the unamortized film costs attributable to RENAISSANCE MAN, COLOR OF NIGHT and TOMBSTONE were amortized in 1994 due to the domestic theatrical release and international availability of these pictures in 1994.

    The decrease in unamortized film costs in 1995 reflects the domestic theatrical release and international availability of DIE HARD WITH A VENGEANCE, JUDGE DREDD, and THE SCARLET LETTER, and the resulting amortization of a substantial portion of the unamortized film costs attributable to such pictures. Although NIXON was initially released on December 20, 1995 and is, therefore, included in "Released Films" in the amount of $43,000,000, no revenues were recognized in 1995. Unamortized film costs for 1995 also includes the production costs of AMANDA, THE SHADOW CONSPIRACY and EVITA incurred through December 31, 1995.

    The decrease in unamortized film costs in 1996 reflects the domestic theatrical release and international availability of EVITA and the international availability of NIXON (as described above). Although THE SHADOW CONSPIRACY was initially released on January 31, 1997, it was completed in 1996, available for release as of December 31, 1996 and accordingly included in "Completed, not Released" rather than "Released Films" in the amount of $37,000,000, which reflects an adjustment to reduce the film cost to its net realizable value. Unamortized film costs for 1996 also includes the production costs of THE SHADOW CONSPIRACY, AN ALAN SMITHEE FILM and BROADWAY BRAWLER incurred through December 31, 1996.

    The decrease in unamortized film costs in the first nine months of 1997 primarily reflects that the Company has not commenced production on additional motion pictures in 1997.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1996

    Feature film revenues decreased from $89,712,000 for the nine months ended September 30, 1996 to $59,186,000 for the nine months ended September 30, 1997. Feature film revenues for the nine months ended September 30, 1996 consisted mainly of the domestic home video availability of THE SCARLET LETTER and NIXON, international availability of domestic and international availability of AMANDA, and continuing domestic and international revenues from TOMBSTONE AND DIE HARD WITH A VENGEANCE. Feature film revenues for the nine months and September 30, 1997 resulted mainly from revenues from the theatrical release of THE SHADOW CONSPIRACY and the domestic home video availability of EVITA and THE SHADOW CONSPIRACY and the receipt of overages with respect to the EVITA Soundtrack.

    Amortization of film costs, residuals and participations decreased from $86,954,000 for the nine months ended September 30, 1996 to $62,198,000 for the nine months ended September 30, 1997 primarily due to the decrease in feature film revenue recognized for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. This amortization decrease was reduced due to the transfer of all but one of the Stone Projects to Stone in September 1997 as part of the settlement of the Company's "first look" arrangement with Stone. See "Liquidity and Capital Resources." The Company estimates the total projected revenues to be received from the exploitation of a motion picture in all territories and media. As results from a motion picture are recognized, the percentage of revenues recognized to total projected revenues is applied to film costs for such motion picture to record amortization. Where applicable, unamortized film costs for a picture are written down to net realizable value for such picture based upon the Company's appraisal of current market conditions.


    Selling, general and administrative ("SG&A") expenses (excluding production overhead costs capitalized to film costs) increased from $4,990,000 for the nine months ended September 30, 1996 to $14,071,000 for the nine months ended September 30, 1997. The increase is due to (i) severance payments to certain executive officers and other employees (approximately $770,000), (ii) payments made by the Company to terminate the sales agency relationship with Summit (approximately $827,000), (iii) costs and expenses incurred by the Company during the nine months ended September 30, 1997 in connection with negotiation of the Asset Sales and the Merger and the preparation of this Proxy Statement (approximately $1,459,000), and (iv) payments made in connection with the settlement of the Fishburne Litigation (approximately $1,350,000 exclusive of legal fees). The remainder of such increase (approximately $3,457,000) is due primarily to no production overhead being capitalized into film costs in the nine months ended September 30, 1997 in light of the Library Sale Agreement and the Assignment Agreement and the Company's current intention not to commence production on additional motion pictures. In 1996 and prior periods, the Company capitalized production overhead incurred in connection with the production of a motion picture by adding such costs to the capitalized film costs of the motion picture. The total of SG&A expenses and production overhead costs capitalized to film costs increased from $9,261,000 for the nine months ended September 30, 1996 to $14,071,000 for the nine months ended September 30, 1997.



    The provision for impairment of long-lived assets reflects a write down of the Company's visual effects equipment under provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). In April 1997, the Company announced that (i) the Company had entered into the Library Sale Agreement, (ii) the Company did not presently intend to commence production of any additional motion pictures and (iii) the Company was considering its alternatives assuming consummation of the Film Library Sale. The Company's visual effects assets were not included in the Asset Sales. In light of the foregoing and due to operating losses of the Visual Effects Facility, the Company determined that a write-down to net realizable value of the visual effects assets was required under SFAS No. 121. Accordingly, the Company recognized a non-cash charge of $2,665,000 at June 30, 1997 for the impairment of the visual effects long-lived assets. The provision for impairment was calculated based upon the excess of the carrying amount of the visual effects assets over the estimated fair value of the visual effects assets. In September 1997, the visual effects assets were sold for aggregate consideration approximating the book value of such assets.


    Interest expense increased from $176,000 for the nine months ended September 30, 1996 to $4,362,000 for the nine months ended September 30, 1997 primarily because no interest expense for the nine months ended September 30, 1997 was capitalized to film costs in light of the Library Sale Agreement and the Assignment Agreement and the Company's current intention not to commence production on additional motion pictures. In 1996 and prior periods, the Company capitalized applicable interest expense incurred in connection with the production of each motion picture. The Company determined the amount of interest expense to be capitalized to each motion picture in production by multiplying the average cumulative film cost of each motion picture in a given period by the overall effective interest rate paid by the Company on the aggregate amount of debt outstanding for such period. Interest expense, including interest capitalized to film costs, decreased from $5,015,000 for the nine months ended September 30, 1996 to $4,362,000 for the nine months ended September 30, 1997 as a result of lower average outstanding production loan balances during the nine months ended September 30, 1997 compared to the comparable period in 1996.

    Interest income increased from $701,000 for the nine months ended September 30, 1996 to $1,300,000 for the nine months ended September 30, 1997 primarily due to higher cash balances during the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996.

    As a result of the above, the Company incurred a net loss for the nine months ended September 30, 1997 of $22,787,000 as compared to a net loss of $1,647,000 for the nine months ended September 30, 1996.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Feature film revenues decreased from $192,582,000 for the year ended December 31, 1995 to $132,940,000 for the year ended December 31, 1996 primarily because of the lower revenues associated with NIXON, AMANDA and EVITA in 1996 as compared to the revenues from DIE HARD WITH A VENGEANCE, JUDGE

DREDD and THE SCARLET LETTER in 1995. Feature film revenues for the year ended December 31, 1995 consisted mainly of domestic and international revenues from the theatrical release of DIE HARD WITH A VENGEANCE, JUDGE DREDD and THE SCARLET LETTER and domestic and certain international home video revenue from DIE HARD WITH A VENGEANCE. Although NIXON was initially released on December 20, 1995, no revenues were recognized until 1996. Feature film revenues in 1995 also included $5,000,000 received in October 1995 from a major studio in exchange for an actor relinquishing an acting commitment to the Company. Feature film revenues for the year ended December 31, 1996 consisted mainly of domestic and international revenues from the theatrical release of NIXON, home video revenues from NIXON and international revenues from the theatrical release of EVITA. Feature film revenues in 1996 also included certain domestic television revenues from TOMBSTONE, certain domestic revenues from THE SCARLET LETTER and AMANDA and continuing domestic and foreign overages from DIE HARD WITH A VENGEANCE.

    Amortization of film costs, residuals and participations decreased from $204,544,000 for the year ended December 31, 1995 to $139,612,000 for the year ended December 31, 1996 primarily due to the decrease in feature film revenue recognized in the year ended December 31, 1996 as compared to the year ended December 31, 1995. The amortization of film costs, residuals and participations for the year ended December 31, 1996 included $10,086,000 of adjustments to reduce the cost of two films (EVITA and THE SHADOW CONSPIRACY) released in 1996 and 1997, respectively, to their net realizable values compared to $32,452,000 of adjustments for the year ended December 31, 1995 to reduce the costs of three films released in 1995 (JUDGE DREDD, THE SCARLET LETTER and NIXON) to their net realizable value. It has been the Company's policy to write-off development costs incurred on projects which do not enter production within three years after development costs are first incurred and to capitalize these costs to motion pictures currently in production. In 1996, development costs of $3,246,000 were written off and were allocated to current motion pictures in production as compared to write-offs of such costs of $668,000 in 1995.

    SG&A expenses (excluding production overhead costs capitalized to film costs) increased from $5,098,000 for the year ended December 31, 1995 to $9,752,000 for the year ended December 31, 1996. The difference is primarily because indirect costs attributable to the Visual Effects Facility were included in general and administrative expense in the year ended December 31, 1996. For the year ended December 31, 1995, substantially all of the indirect costs attributable to the Visual Effects Facility were included in film costs, as the special effects for JUDGE DREDD, which was in production during such period, were primarily created at the facility. The increase in overhead during the year ended December 31, 1996 was also due to approximately $1,461,000 in legal expenses in connection with the Investigation and lawsuits described in Note 10 of Notes to the Company's Consolidated Financial Statements for the year ended December 31, 1996. Production overhead being capitalized to film costs increased from $6,591,000 in the year ended December 31, 1995 to $7,918,000 in the year ended December 31, 1996, and the total of SG&A expenses and production overhead costs capitalized to film costs increased from $11,689,000 for the year ended December 31, 1995 to $17,670,000 for the year ended December 31, 1996, primarily due to the factors described above.

    Interest expense increased from $241,000 for the year ended December 31, 1995 to $448,000 for the year ended December 31, 1996 because certain interest expense paid to a related party was not capitalizable. Interest expense, including interest capitalized to film costs, decreased from $11,106,000 for the year ended December 31, 1995 to $6,836,000 for the year ended December 31, 1996. This decrease was due to the lower average outstanding balance of the Company's production loans in the year ended December 31, 1996 as compared to the year ended December 31, 1995. Four films were in various stages of production during the year ended December 31, 1996 as compared to six films during the year ended December 31, 1995.

    Fee income decreased from $298,000 for the year ended December 31, 1995 to $60,000 for the year ended December 31, 1996. Fee income represents fees earned in connection with an arrangement to collect accounts receivable on behalf of and to distribute motion pictures produced by an unrelated third party.

    As a result of the above, the Company had a net loss for the year ended December 31, 1996 of $15,905,000 as compared to a net loss of $16,062,000 for the year ended December 31, 1995.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Feature film revenues increased from $108,517,000 for the year ended December 31, 1994 to $192,582,000 for the year ended December 31, 1995 primarily because of the higher revenues associated with DIE HARD WITH A VENGEANCE, JUDGE DREDD and THE SCARLET LETTER as compared to the revenues from TOMBSTONE, RENAISSANCE MAN and COLOR OF NIGHT in 1994. Feature film revenues for the year ended December 31, 1994 include domestic and international revenues from the release of TOMBSTONE, RENAISSANCE MAN and COLOR OF NIGHT, the domestic home video revenues from TOMBSTONE and domestic pay television and international television revenues for MEDICINE MAN. Feature film revenues for the year ended December 31, 1995 include principally domestic and international revenues from the theatrical release of DIE HARD WITH A VENGEANCE, JUDGE DREDD and THE SCARLET LETTER and domestic and certain international home video revenue from DIE HARD WITH A VENGEANCE. Although NIXON was initially released on December 20, 1995, no revenues were recognized until 1996. Feature film revenues in 1995 also included $5,000,000 received in October 1995 from a major studio in exchange for an actor relinquishing an acting commitment to the Company.

    Amortization of film costs, residuals and participations increased from $103,422,000 for the year ended December 31, 1994 to $204,544,000 for the year ended December 31, 1995 primarily due to the increase in feature film revenues recognized in the year ended December 31, 1995 as compared to the year ended December 31, 1994. The amortization of film costs, residuals and participations for the year ended December 31, 1995 included $32,452,000 of adjustments to reduce the cost of two films released in 1994 (COLOR OF NIGHT and RENAISSANCE
MAN) and three films released in 1995 (JUDGE DREDD, THE SCARLET LETTER and NIXON) to their net realizable value compared to $6,343,000 of adjustments for the year ended December 31, 1994 to reduce the costs of the two films released in 1994 indicated above to their net realizable value. In addition, in 1995, development costs of $668,000 were written off and were allocated to current motion pictures in production as compared to write-offs of such costs of $1,187,000 in 1994.

    SG&A expenses (excluding production overhead costs capitalized to film costs) increased from $2,694,000 for the year ended December 31, 1994 to $5,098,000 for the year ended December 31, 1995. This difference is primarily due to a substantial portion of the overhead attributable to the Company's Visual Effects Facility, which was acquired in late 1994, not being capitalized into film costs in 1995. Production overhead being capitalized to films decreased from $7,236,000 for year ended December 31, 1994 as compared to $6,591,000 for the year ended December 31, 1995. The total of SG&A expenses and production overhead costs capitalized to film costs increased from $9,930,000 for the year ended December 31, 1994 to $11,689,000 for the year ended December 31, 1995 primarily due to the overhead costs associated with operations of the Visual Effects Facility.

    Interest expense decreased from $281,000 for the year ended December 31, 1994 to $241,000 for the year ended December 31, 1995. This decrease was due primarily to a greater percentage of total interest expense being capitalized to film costs due to the Company's having more films in production in 1995. Interest expense of $5,465,000 was capitalized into film costs in 1994 compared to $10,865,000 in 1995. Interest expense, including interest capitalized into film costs, increased from $5,746,000 for the year ended December 31, 1994 to $11,106,000 for the year ended December 31, 1995. This increase was due to the larger average outstanding balances of the Company's production loans in the year ended December 31, 1995 as compared to the year ended December 31, 1994. Six films were in various stages of production during 1995 as compared to only three films in 1994.

    Fee income decreased from $511,000 for the year ended December 31, 1994 to $298,000 for the year ended December 31, 1995. Fee income represented fees earned in connection with an arrangement to collect accounts receivable on behalf of, and to distribute motion pictures produced by, an unrelated third party. See Note 6 of Notes to the Company's Consolidated Financial Statements for the year ended December 31, 1996.

    Interest income increased from $264,000 for the year ended December 31, 1994 to $941,000 for the year ended December 31, 1995 due to higher cash balances during 1995 resulting from the Company's public offering of Common Stock which was completed in May 1995.

    As a result of the above, the Company had a net loss for the year ended December 31, 1995 of $16,062,000 as compared to net income of $2,895,000 for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had a $50,000,000 revolving credit facility with Chase and a syndicate of lenders, under which the commitment to lend expired August 31, 1997. In light of the Company's intention not to commence production on any additional motion pictures, the Company did not seek to extend the commitment to lend prior to its expiration, nor has the Company sought to obtain a new credit facility either before or after expiration of the commitment to lend under the credit facility. As of September 30, 1997, approximately $7,753,000 in borrowings were outstanding under the credit facility, net of cash retained from the collection of deposits of minimum guarantees. On November 14, 1997, the Company paid off the outstanding balance under the credit facility (approximately $5,639,000 in principal and accrued interest on such date).


    The Company previously entered into term loan agreements with Disney to finance a portion of the costs of COLOR OF NIGHT, THE SCARLET LETTER, NIXON, THE SHADOW CONSPIRACY and EVITA. Each loan must be repaid with accrued interest on or before the earlier of (i) four years after the loan proceeds are first made available to the Company or (ii) three years after the initial domestic theatrical release of the applicable picture. Each of these loans are secured by rights to distribute the respective motion picture in the Americas and, except for the term loan with respect to COLOR OF NIGHT which is personally guaranteed by Vajna, certain other distribution rights related to other motion pictures financed by Disney. The COLOR OF NIGHT term loan with a balance of $4,510,000 at September 30, 1997 was scheduled to mature in May 1997, however, Disney has agreed pursuant to the Library Sale Agreement that no repayment of such loan or any other term loan is required unless the Library Sale Agreement is terminated. None of the remaining currently outstanding term loans with Disney mature in the ordinary course in the next twelve months. At September 30, 1997, the aggregate amount outstanding under all term loans from Disney plus accrued interest was approximately $39,995,000.


    The Company also has an outstanding promissory note in favor of Valdina which is currently due and payable and under which an aggregate of $3,511,000 in principal and accrued interest was outstanding at September 30, 1997.

    The Company and Disney have an arrangement with respect to the motion picture tentatively entitled Deep Rising. See "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Library Sale Agreement." Pursuant to the Library Sale Agreement, upon consummation of the Film Library Sale, the Company (a) will no longer have any interest in the film as it will no longer serve as sales agent with respect to the film, (b) will relinquish its equity participation in the film and sales fee, (c) will remit to Disney all minimum guarantees received by the Company with respect to DEEP RISING while it served as sales agent with respect to the film and which were not previously remitted to Disney, and (d) will no longer be obligated to pay the Cost Amount (the lessor of fifty percent of the cost of the film or $22,500,000). In the event the Film Library Sale is not consummated, the Company currently anticipates that it will have obtained sufficient advances and minimum guarantees with respect to its interest in the film to satisfy the Cost Amount.


    As described under "PROPOSAL NO. 1: SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY--The Library Sale Agreement," the Company had a "first look" arrangement with

Stone. Disney has reimbursed the Company for all amounts payable to Stone through February 10, 1997. In September 1997, the Company entered into the Termination Agreement with Stone in order to terminate the "first look" arrangement. Pursuant to such agreement, the Company (i) transferred to Stone all but one of the Stone Projects and (ii) made certain payments to, or for the benefit of Stone. As a result of the Termination Agreement, the Company was relieved of $961,000 in obligations the Company otherwise would have had with respect to the "first look" arrangement. See "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS--The Stone Projects." In the event the Film Library Sale is not consummated, Disney would be obligated to reimburse the Company for all amounts paid to Stone after February 10, 1997 in connection with the "first look" arrangement (approximately $992,000). See "CERTAIN ARRANGEMENTS CONCERNING OTHER ASSETS."


    In November 1997, pursuant to the Summit Agreements, the Company and Summit concluded the Summit Transactions, a series of transactions including primarily
(i) the purchase by Summit N.V., in exchange for the payment of $400,000 to the Company, of the Company's rights in the International DHWV Overages (other than those relating to exploitation agreements with respect to the territories of Italy and Hungary), (ii) the purchase by Summit N.V., in exchange for the payment of an additional $400,000 to the Company, of the Miscellaneous Receivables, and (iii) the termination of Summit's sales agency relationships with the Company and the settlement of the Company's obligations in connection therewith in exchange for an aggregate payment by the Company to Summit (which, pursuant to an additional agreement with Summit, includes certain amounts payable to Summit with respect to a past Company production) of approximately $827,000.

    On November 19, 1997, the Board approved the acceptance of an offer from Disney to purchase the Soundtrack Rights in exchange for $1,500,000 in cash. The Soundtrack Sale is conditioned upon and is anticipated will be consummated concurrently with consummation of the Film Library Sale.

    At September 30, 1997, the Company had cash on hand of approximately $26,073,000 (exclusive of restricted cash of approximately $5,169,000 consisting primarily of amounts due to Disney from deposits received in connection with the international distribution of DEEP RISING).

    As the Company does not presently intend to commence production on any additional motion pictures, management of the Company has been implementing reductions in personnel to achieve staff size commensurate with the Company's current level of activity. The Company has reduced the number of its full time employees by approximately 63% (to eleven employees) since the beginning of 1997. The Company also reduced the amount of space it leases in its corporate headquarters building by approximately sixty percent beginning October 1, 1997. In addition, in September 1997, the subsidiary of Company which operated the Visual Effects Facility shut down the operations of such facility and, subsequent thereto, transferred the assets thereof and certain liabilities associated therewith to an unaffiliated third party. See "CERTAIN INFORMATION REGARDING THE COMPANY--Business of the Company-- Motion Picture Production and Financing."

    The Company believes that its existing capital, funds from operations and other available sources of capital (including cash on hand), will be sufficient to enable the Company to fund its overhead related expenditures and reduced level of activities pending consummation of the Asset Sales and the Merger. Except for preparing for the Special Meeting and preparing for the potential closings of the Asset Sales and the Merger, the Company does not currently intend to engage in any significant business operations pending consummation of the Asset Sales and the Merger. No determination has been made by the Company as to its course of conduct in the event that the Asset Sales and/or the Merger are not consummated, as the Company would consider all strategic alternatives reasonably available to it at the time. However, the Company anticipates that it is likely that significant consideration would be given at any such time to a dissolution and winding up of the Company pursuant to Delaware law. The Company might need to seek additional sources of capital following the Merger or in the event the Asset Sales and/or the Merger are not consummated, depending on the course of action chosen to be taken, and the business operations, if any, chosen to be conducted by the Company at such time.

    INFLATION. Management believes that neither the Company's operating revenues nor costs have materially increased in the last fiscal year due to inflation or general price changes and, in particular, management believes that no material increases in revenue were attributable to increases in ticket prices for admission to motion picture theatres.

    CERTAIN TAX MATTERS. The Company and each of its domestic subsidiaries were S Corporations from their incorporation through the tax year ended December 31, 1993. Taxable income and the loss of the Company for 1993 and prior years was included in the computation of the taxable income or loss of Vajna, the Company's sole stockholder during those years. The corporate income tax returns of the Company for its 1990, 1991, 1992 and 1993 fiscal years are currently under audit by the Internal Revenue Service ("IRS") and California Franchise Tax Board, and returns for the 1995 and 1996 fiscal years remain open to audit. The Company anticipates no federal tax liability and only minimal, if any, California tax liability as a result of any income tax audits for pre-1994 years because of the S Corporation election in effect for such years. In the absence of the agreement described below, Vajna, the sole stockholder during such period, and not the Company would be responsible for any tax liability assessed as a result of such audits of pre-1994 years.


    The Company received approximately $20,000,000 of advances (the "Advances") during the fiscal year ended December 31, 1993. The Advances were received in connection with motion pictures that were released during the fiscal year ending December 31, 1994. Consistent with its financial accounting for the Advances and prior tax reporting practices, the Company did not include the Advances in its 1993 taxable income, and instead included such amounts--and deducted the related costs--in computing its taxable income for the year in which the underlying motion pictures were released, in this case 1994. It is possible, however, that the IRS will challenge the Company's tax treatment of the Advances, and if the IRS were successful in that challenge, the Company would be required to include the Advances in the computation of its 1993 taxable income without an offsetting deduction in 1993 for costs associated with those motion pictures. As a result of the S Corporation election then in effect, such an adjustment (a "Tax Adjustment") to the Company's 1993 taxable income would cause a corresponding increase in the taxable income of Vajna and, therefore, a significant increase in Vajna's tax liability for 1993. However, if the Company has cumulative taxable income in 1994 through 1997 (exclusive of the Advances), it would obtain a benefit from the Tax Adjustment in the form of a reduction in its 1994 taxable income and related tax liability as it would not be required to include the Advances in its 1994 taxable income.



    In order to alleviate the additional tax burden on Vajna relating solely to the Tax Adjustment for the Advances, the Company and Vajna entered into a Tax Reimbursement Agreement (the "Tax Agreement"), dated as of December 30, 1993. Pursuant to the terms of the Tax Agreement, the Company paid Vajna $10,000,000 (the "Reimbursement Payment") on June 8, 1994. Such amount represents the tax liability which could be imposed on Vajna, exclusive of interest and penalties, if the Advances are included in 1993 taxable income. The tax associated with the increase in taxable income to Vajna resulting from the Tax Adjustment will exceed the potential reduction in taxes realized by the Company due to the difference between personal and corporate tax rates and approximately $1,500,000 of the Reimbursement Payment is intended to reimburse Vajna for such difference. In order to assist the Company in funding the Reimbursement Payment, Vajna loaned $10,000,000 to the Company on May 12, 1994 in exchange for a promissory note (the "Stockholder Note").



    The Tax Agreement provides that Vajna will be required to repay all of the Reimbursement Payment to the Company in the following circumstances: (i) a final determination by the IRS or the courts either that the Company is not required to make a Tax Adjustment or is required to include the Advances in 1993 taxable income but also is permitted to deduct all capitalized costs incurred with respect to the Advances in 1993, (ii) lapse of the applicable statutes of limitation with no Tax Adjustment having been made or (iii) the Company does not have cumulative taxable income for the period 1994 through 1997 taking into account the Advances, even if Vajna is assessed additional taxes with respect to the Tax Adjustment. The Tax Agreement also provides for a pro rata repayment of the Reimbursement Payment by Vajna if the Company earns cumulative taxable income for the 1994 through 1997 period (including the Advances in 1994 income for this purpose) that is greater than zero but less than $20,000,000. If, on the other hand, there is a Tax Adjustment and the Company has earned cumulative taxable income for the 1994 through 1997 period of $20,000,000 or more (treating income relating to the Advances as taxable income in 1994), then Vajna will not be required to repay any portion of the Reimbursement Payment. The Tax Agreement also permits the Company after April 15, 1995 to amend its 1993 tax return with Vajna's concurrence to take into account the Advances in 1993; provided, however, that Vajna will be subject to the obligation to repay the Reimbursement Payment in the same manner as set forth above. For purposes of calculating cumulative taxable income for the period 1994 through 1997, the effect of any post-1997 net operating loss carrybacks will not be taken into account. From January 1, 1994 through December 31, 1996, the Company had a cumulative taxable loss (treating income relating to the Advances as taxable income in 1994) in excess of $20,000,000.


    In the event Vajna repays all or any portion of the Reimbursement Payment to the Company, then, until December 31, 2010, the Company will be obligated to return to Vajna a portion (up to 100%) of the Reimbursement Payment equal to the reduction in taxes thereafter realized by the Company to the extent a net operating loss in 1994 (or carried back to 1994) is subsequently utilized to reduce the Company's tax obligations. Such determination will be made on March 15, 2011 and any amount to be paid by Vajna as a result will be paid at that time.

    Interest and principal under the Stockholder Note will become due and payable on April 30, 1998 unless it has not been finally determined whether Vajna will have to pay some or all of the Reimbursement Payment pursuant to the Tax Agreement, in which case the maturity date will be extended. The Stockholder Note, which bears interest at a floating rate equal to the federal short term rate plus two percent (2%) per annum, is subject to offset against amounts that may be owed to the Company by Vajna pursuant to the Tax Agreement. If at the maturity date of the Stockholder Note it has not been finally determined whether Vajna will have to repay some or all of the Reimbursement Payment, then the maturity date of the Stockholder Note will be extended to coincide with the date the Company receives a tax refund as a result of including the Advances in 1993 taxable income and not in 1994 taxable income.

    For financial reporting purposes, pursuant to the Company's agreement with Vajna described above, should the Company not receive the tax benefit as described above, the Company may offset the $10,000,000 loan payable to Vajna against a receivable from Vajna created to reflect the possibility that the Company will not get such benefit. Pursuant to the legal right of offset, such loan payable and corresponding receivable are netted against one another for financial reporting purposes.

    At December 31, 1996, the Company had a federal net operating loss carryforward of approximately $59,406,000 which expires in 2011. Since the Company has incurred a tax operating loss of approximately $22,000,000 for the nine months ended September 30, 1997 and will incur additional operating losses through the Effective Time of the Merger, the approximately $50,000,000 of tax basis gross income resulting from the Asset Sales will be completely offset by such net operating losses and no federal income tax would be payable thereon. Notwithstanding the carryover of the federal net operating loss to the current year, because of other adjustments in 1997, the Company would be subject to a federal alternative minimum tax of approximately $600,000 assuming the Asset Sales are consummated in 1997. If, however, the Asset Sales were not consummated until 1998, the Company would not be subject to a federal alternative minimum tax in 1997 but would be subject to a federal alternative minimum tax in 1998 substantially larger in size as compared to the alternative minimum tax of approximately $600,000 if the Asset Sales are consummated in 1997. Moreover, because of limitations on the carryover of net operating losses under the California Revenue and Taxation Code, the Company currently estimates that there will be a California income tax liability for 1997 of between approximately $400,000 and $500,000 assuming the Asset Sales are consummated in 1997. If, however, the Asset Sales were not consummated until 1998, the Company would not be subject to a California income tax liability in 1997 but would be subject to a California income tax liability in 1998 substantially larger in size as compared to the California income tax liability of between approximately $400,000 and $500,000 if the Asset Sales are consummated in 1997.

                         INDEX TO FINANCIAL STATEMENTS
                      CINERGI PICTURES ENTERTAINMENT INC.

                                                                                                               PAGE
                                                                                                             ---------
Unaudited Financial Statements:

  Condensed Consolidated Balance Sheets--December 31, 1996 and September 30, 1997..........................        F-2

  Condensed Consolidated Statements of Operations--nine months ended September 30, 1996 and 1997...........        F-4

  Condensed Consolidated Statements of Cash Flow--nine months ended September 30, 1996
    and 1997...............................................................................................        F-5

  Notes to Condensed Consolidated Financial Statements (Unaudited).........................................        F-7

Audited Financial Statements:

  Report of Independent Auditors...........................................................................       F-14

  Consolidated Balance Sheets--December 31, 1995 and 1996..................................................       F-15

  Consolidated Statement of Operations--years ended December 31, 1994, 1995 and 1996.......................       F-16

  Consolidated Statement of Shareholders' Equity--years ended December 31, 1994, 1995 and 1996.............       F-17

  Consolidated Statements of Cash Flows--years ended December 31, 1994, 1995 and 1996......................       F-18

  Notes to Consolidated Financial Statements...............................................................       F-20

                      CINERGI PICTURES ENTERTAINMENT INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                                         1996
                                                                                    --------------  SEPTEMBER 30,
                                                                                                        1997
                                                                                                    -------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Cash and cash equivalents.........................................................  $   27,364,000  $  26,073,000
Restricted cash...................................................................       5,654,000      5,169,000
Accounts receivable...............................................................      10,850,000      7,367,000
Accounts receivable, related parties..............................................         799,000        849,000
Film costs, less accumulated amortization.........................................     103,792,000     53,424,000
Property and equipment, at cost, less accumulated depreciation....................       4,819,000        427,000
Other assets......................................................................       3,270,000      2,849,000
                                                                                    --------------  -------------
    TOTAL ASSETS..................................................................  $  156,548,000  $  96,158,000
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Accounts payable................................................................  $    2,141,000  $   3,156,000
  Accrued interest................................................................          23,000              0
  Accrued residuals & participations..............................................      13,045,000     13,837,000
  Deferred revenue................................................................      46,568,000      2,141,000
  Capital lease obligation........................................................         291,000       --
  Loans payable...................................................................       6,026,000      7,753,000
  Notes and amounts payable to related parties....................................      49,747,000     53,350,000
                                                                                    --------------  -------------
    TOTAL LIABILITIES.............................................................  $  117,841,000  $  80,237,000
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                      CINERGI PICTURES ENTERTAINMENT INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                                                                                   SEPTEMBER 30,
                                                                                                        1997
                                                                                    DECEMBER 31,   --------------
                                                                                        1996
                                                                                   --------------   (UNAUDITED)
Common Stock with certain redemption features, $.01 par value, 744,682 (1996) and
  0 (1997) shares issued and outstanding less notes receivable from related
  parties amounting to $900,000 (1996) and $0 (1997).............................  $    2,100,000  $     --

Commitments & Contingencies (Note 4).............................................        --              --

STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value, 5,000,000 shares authorized, no shares issued
    and outstanding..............................................................        --              --
  Common Stock, $.01 par value, 20,000,000 shares authorized, 13,074,533 (1996)
    and 13,446,874 (1997) shares issued and outstanding..........................         131,000         135,000
  Additional Paid-in Capital.....................................................      65,548,000      68,095,000
  Retained Deficit...............................................................     (29,072,000)    (51,859,000)
                                                                                   --------------  --------------
    TOTAL STOCKHOLDERS' EQUITY...................................................      36,607,000      16,371,000

    Receivable from shareholder..................................................        --              (450,000)
                                                                                   --------------  --------------
                                                                                   $   36,607,000  $   15,921,000
                                                                                   --------------  --------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY.........................................  $  156,548,000  $   96,158,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

NOTE: The balance sheet at December 31, 1996 has been derived from the audited consolidated financial statements at that date but does not include all the information and footnotes required by generally accepted accounting principals for complete financial statements.

           See notes to condensed consolidated financial statements.

                      CINERGI PICTURES ENTERTAINMENT INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                           SEPTEMBER 30,                   SEPTEMBER 30,
                                                   -----------------------------  -------------------------------
                                                       1996            1997            1996            1997
                                                   -------------  --------------  --------------  ---------------
Revenues
  Feature films..................................  $  30,160,000  $   15,649,000  $   89,712,000  $    59,186,000
  Fee income.....................................         29,000               0          60,000           23,000
                                                   -------------  --------------  --------------  ---------------
                                                      30,189,000      15,649,000      89,772,000       59,209,000
Cost and expenses:
  Amortization of film costs, residuals &
    participations...............................     28,543,000      17,785,000      86,954,000       62,198,000
  Selling, general & administrative expenses.....      2,111,000       6,210,000       4,990,000       14,071,000
Provision for impairment of long lived assets....             --              --              --        2,665,000
                                                   -------------  --------------  --------------  ---------------
Operating loss...................................       (465,000)     (8,346,000)     (2,172,000)     (19,725,000)
Interest expense.................................             --      (1,970,000)       (176,000)      (4,362,000)
Interest income..................................        171,000         483,000         701,000        1,300,000
                                                   -------------  --------------  --------------  ---------------
Net loss.........................................  $    (294,000) $   (9,833,000) $   (1,647,000) $   (22,787,000)
                                                   -------------  --------------  --------------  ---------------
                                                   -------------  --------------  --------------  ---------------
Net loss per share...............................  $       (0.02) $        (0.73) $        (0.12) $         (1.69)
                                                   -------------  --------------  --------------  ---------------
                                                   -------------  --------------  --------------  ---------------
Weighted average number of shares outstanding....     14,192,000      13,447,000      14,192,000       13,448,000
                                                   -------------  --------------  --------------  ---------------
                                                   -------------  --------------  --------------  ---------------

           See notes to condensed consolidated financial statements.

                      CINERGI PICTURES ENTERTAINMENT INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                  (UNAUDITED)

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1996            1997
                                                                                    --------------  --------------
OPERATING ACTIVITIES

Net loss..........................................................................  $  ( 1,647,000) $  (22,787,000)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Depreciation....................................................................         901,000       1,821,000
  Provision for impairment of long-lived assets...................................        --             2,665,000
  Amortization of unearned compensation...........................................         938,000        --
  Film cost amortization..........................................................      81,317,000      54,502,000
  Changes in operating assets and liabilities:
  Accounts receivable.............................................................      (3,786,000)      3,483,000
  Accounts receivable, related parties............................................        (357,000)        (50,000)
  Film cost additions.............................................................     (65,245,000)     (4,134,000)
  Other assets....................................................................         (58,000)        421,000
  Accounts payable & accrued expenses and interest................................       1,198,000         992,000
  Accrued residuals and participations payable....................................       1,212,000         792,000
  Deferred revenue................................................................     (21,753,000)    (44,426,000)
                                                                                    --------------  --------------

Net cash used in operating activities.............................................      (7,280,000)     (6,721,000)

INVESTING ACTIVITIES

Purchase of property and equipment................................................        (112,000)       (110,000)
Proceeds from the sale of property and equipment..................................        --                16,000
                                                                                    --------------  --------------
Net cash used in investing activities.............................................        (112,000)        (94,000)

           See notes to condensed consolidated financial statements.

                      CINERGI PICTURES ENTERTAINMENT INC.

                                  (UNAUDITED)

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1996            1997
                                                                                    --------------  --------------
FINANCING ACTIVITIES
Increase in loans payable.........................................................  $   32,196,000  $   20,124,000
Payments on loans payable.........................................................     (42,396,000)    (18,397,000)
Decrease in restricted cash.......................................................        --               485,000
Increase in notes and amounts payable to related parties..........................         615,000       4,089,000
Payments on notes and amounts payable to related parties..........................        (718,000)       (486,000)
Payments on capital lease obligation..............................................      (1,105,000)       (291,000)
                                                                                    --------------  --------------
Net cash (used in) provided by financing activities...............................     (11,408,000)      5,524,000
                                                                                    --------------  --------------
(Decrease) increase in cash.......................................................     (18,800,000)     (1,291,000)
Cash and cash equivalents at beginning of year....................................      29,832,000      27,364,000
                                                                                    --------------  --------------
Cash and cash equivalents at end of period........................................  $   11,032,000  $   26,073,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
  Income taxes....................................................................  $       23,000  $       18,400

NINE MONTHS ENDED SEPTEMBER 30, 1997

    In January 1997, the Company repurchased 372,341 shares of Common Stock of the Company in exchange for the forgiveness of a note amounting to $450,000.

NINE MONTHS ENDED SEPTEMBER 30, 1996

    Visual effects equipment amounting to $1,580,000 was purchased under a capital lease agreement.

    Accrued interest of $575,000 relating to production loans owed to a third party was offset against monies owed to the Company by such third party.

           See notes to condensed consolidated financial statements.

                      CINERGI PICTURES ENTERTAINMENT INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

NOTE 1--PREPARATION OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited condensed consolidated financial statements of Cinergi Pictures Entertainment Inc. (the "Company" or "CPEI") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in CPEI's Annual Report on Form 10-K for the year ended December 31, 1996 ("Annual Report") filed with the Securities and Exchange Commission.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    NET LOSS PER COMMON SHARE. The per share data for the three and nine month periods ended September 30, 1996 and 1997 are based on the weighted average number of common and common share equivalents outstanding during the period. Common Stock with certain redemption features are considered common share equivalents. Stock options and warrants are considered common share equivalents if dilutive.

    RECENT DEVELOPMENTS. In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share, which is effective for annual and interim financial statements issued for periods ending after December 15, 1997 and early adoption is not permitted. When adopted, the statement will require restatement of prior years' earnings per share ("EPS"). SFAS No. 128 was issued to simplify the standards for calculating EPS previously found in APB No. 15, Earnings Per Share. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. The new rules also require dual presentation of basic and diluted EPS on the face of the statement of operations for companies with a complex capital structure. For the Company, basic EPS will exclude the dilutive effects of stock options and warrants. Diluted EPS for the Company will reflect all potential dilutive securities. Under the provisions of SFAS No. 128, basic and diluted EPS would have been the same as the reported amounts.

    In June 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income. The statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The statement applies to all enterprises that provide a full set of general-purpose financial statements. The statement becomes effective for all financial statements for fiscal years beginning after December 15, 1997, with earlier application permitted. Further, in June 1997, FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in inteirm financial reports to shareholders. The proposal supersedes FASB Statement No. 14 on segments and does not apply to nonpublic enterprises or to not-for-profit organizations. The statement becomes effective for all financial statements for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company does not believe the adoption of SFAS No. 130 and SFAS No. 131 will have a material effect on the Company's financial statements.

                      CINERGI PICTURES ENTERTAINMENT INC.

                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

NOTE 3--FILM COSTS

    Film costs consist of the following:

                                                                 DECEMBER 31,   SEPTEMBER 30,
                                                                     1996           1997
                                                                --------------  -------------
Released, less amortization...................................  $   52,077,000  $  36,827,000
Completed, not released.......................................      37,025,000     11,529,000
In production.................................................       9,373,000       --
Development...................................................       5,317,000      5,068,000
                                                                --------------  -------------
                                                                $  103,792,000  $  53,424,000
                                                                --------------  -------------
                                                                --------------  -------------

NOTE 4--COMMITMENTS AND CONTINGENCIES

    In December 1995, the U.S. Attorney for the Central District of California served subpoenas ("Subpoenas") on the Company relating to a grand jury investigation of federal tax aspects of various transactions involving Andrew G. Vajna, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, and certain other persons and entities (the "Investigation"). The Company believes the Investigation is focusing primarily on (i) the 1988 and 1989 personal tax returns of Mr. Vajna and the tax returns of certain other persons and entities, and (ii) the ongoing audits of Mr. Vajna's tax returns since 1990 by the Internal Revenue Service. The Company has not been identified by the U.S. Attorney as being a target of the Investigation; however, there can be no assurance that the Company's status will not change in the future. The Company engaged counsel to represent it in connection with the Investigation and is in the process of responding to the Subpoenas. Given the uncertainty of the Investigation, there is currently no basis upon which to estimate the impact, if any, the Investigation may have on the Company.

    Pursuant to Article Tenth of the Company's Restated Certificate of Incorporation, Article V of the Company's Bylaws, indemnity agreements entered into between the Company and certain of its officers and directors, and the provisions of Section 145 of the Delaware General Corporation Law, the Company is advancing the expenses of certain of its employees, officers and directors other than Mr. Vajna ("Indemnitees") which they may incur in connection with the Investigation. As of November 10, 1997, the Company had advanced an aggregate of $294,000 on behalf of the Indemnitees. The Indemnitees have undertaken to reimburse the Company for their expenses if it is ultimately determined that they are not entitled to be indemnified. In addition, Mr. Vajna has undertaken to reimburse the Company under certain circumstances with respect to the expenses of the Indemnitees. Given the current uncertainty regarding the scope and duration of the Investigation and the amount of expenses which may be incurred by the Indemnitees in connection with the Investigation, there is no basis upon which to estimate the financial impact which the foregoing may have on the Company.

    On August 25, 1997, the Company settled legal proceedings brought by Laurence Fishburne and The LOA Productions, Inc., Mr. Fishburne's loan-out corporation ("LOA"), against the Company, a subsidiary of the Company and Randolph M. Paul, former Senior Vice President, Business Affairs and a former Director of the Company (the "Fishburne Litigation"). The action, for breach of oral contract, fraud and deceit, and civil conspiracy, was originally filed on July 11, 1994. The plaintiffs had claimed that the

                      CINERGI PICTURES ENTERTAINMENT INC.

                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

NOTE 4--COMMITMENTS AND CONTINGENCIES (CONTINUED)
Company entered into an oral contract for Mr. Fishburne to appear in the motion picture, DIE HARD WITH A VENGEANCE, but repudiated the contract the following day. Plaintiffs claimed damages for $1,750,000, representing the fixed compensation to which they allege they were entitled, additional compensatory damages of up to $350,000 and general and punitive damages.

    Pursuant to the terms of the settlement, the Company paid LOA $750,000 and entered into certain agreements with plaintiffs and an entity controlled by Mr. Fishburne which provide the Company with a non-exclusive option (the "Option") to acquire certain rights ("Rights") to a play and related screenplay both written by Mr. Fishburne. The Company also established a letter of credit in the amount of $600,000, the amount which must be paid to the entity controlled by Mr. Fishburne if the Company does not exercise the Option, if the Company does not meet certain other time deadlines, or if the Company fails to match any bona fide third party offers for the Rights. If, during the term of the Option, the Company takes certain actions which will result in the Option becoming exclusive, exercises the Option, or successfully matches any bona fide third party offers for the Rights, then the Company will also incur additional obligations such as those with respect to the financing and developing of the Rights.

    The Company is a party to various other legal proceedings arising in the ordinary course of its business. The Company does not currently believe that any such proceedings will have a material adverse effect on the Company's operations or financial condition.

    On April 3, 1997, the Company entered into a Purchase and Sale Agreement (as it has been amended, the "Library Sale Agreement") with Walt Disney Pictures and Television, a subsidiary of The Walt Disney Company, to sell to Walt Disney Pictures and Television substantially all of the films in the Company's motion picture library and certain other assets (referred to herein as the "Film Library Sale"; "Disney" is used herein to refer to Walt Disney Pictures and Television and/or its affiliates, including The Walt Disney Company, as applicable). In exchange for the assets being sold to Disney, Disney has agreed to relinquish its equity interest in the Company (555,556 shares of the Company's Common Stock and a warrant to purchase 150,000 shares of the Company's Common Stock at an exercise price of $9.00 per share) and cancel its outstanding loans to the Company (approximately $39,995,000 as of September 30, 1997). In addition, Disney has agreed to assume with respect to the films and rights therein being sold to Disney all residuals and participation obligations, as well as all scheduled obligations relating to the Company's existing exploitation agreements. Pursuant to the Library Sale Agreement, Disney will pay $3,725,000 to the Company upon delivery of AN ALAN SMITHEE FILM to Disney (a reduction of $1,275,000 from Disney's original payment obligation pursuant to existing agreements between the Company and Disney). To the extent that the Company receives any fixed cash minimum guarantees with respect to AN ALAN SMITHEE FILM ("Excess Minimum Guarantees") other than those minimum guarantees the Company has scheduled under existing exploitation agreements with parties other than Disney, then the Company, at the closing of the Film Library Sale, must account for and remit such Excess Minimum Guarantees to Disney. The Company does not currently anticipate that there will be any significant Excess Minimum Guarantees.

    The film library being sold to Disney includes primarily all of the Company's rights (except minimum guarantee payments) to the following eleven motion pictures: MEDICINE MAN, TOMBSTONE, RENAISSANCE MAN, COLOR OF NIGHT, JUDGE DREDD, THE SCARLET LETTER, NIXON, EVITA (excluding soundtrack rights), AMANDA, THE SHADOW CONSPIRACY, AND AN ALAN SMITHEE FILM. Disney will also retain overages otherwise payable to the Company by Disney after January 1, 1997 with respect to certain distribution rights to DIE HARD WITH A

                      CINERGI PICTURES ENTERTAINMENT INC.

                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

NOTE 4--COMMITMENTS AND CONTINGENCIES (CONTINUED)
VENGEANCE previously licensed to Disney. In addition, upon consummation of the Film Library Sale, the Company's twenty-five film domestic distribution arrangement with Disney, under which nine films have been delivered, will be terminated.

    The Film Library Sale is subject to numerous conditions, including, among other things, the approval of the Company's stockholders. The Library Sale Agreement and related Film Library Sale may also be terminated by the Company or Disney in certain circumstances, including, among other things, upon failure to consummate the Film Library Sale by December 24, 1997. Members of the Company's Board of Directors who are also stockholders in the Company have agreed to vote their shares in favor of the transaction in accordance with the terms of the Library Sale Agreement.

    On April 3, 1997, the Company also announced that it did not presently intend to commence production on any additional motion pictures (although the Library Sale Agreement does not preclude the Company, pending consummation of the Film Library Sale, from commencing production on films that would not be distributed by Disney) and that it was in the process of considering its alternatives assuming consummation of the Film Library Sale to Disney.

    On July 15, 1997, the Company entered into an Assignment Agreement (as it has been amended, the "Assignment Agreement") with Twentieth Century Fox Film Corporation ("Fox") to sell to Fox, subject to certain conditions, the Company's rights in DIE HARD WITH A VENGEANCE in exchange for $11,250,000 in cash. The Company owns DIE HARD WITH A VENGEANCE with Fox. Fox controls all sequel rights to the film, as well as distribution rights to the film in the United States, Canada and Japan (and certain additional minor territories), and worldwide in certain ancillary media. Pursuant to the Assignment Agreement, the Company will relinquish the right to receive overages from those territories and media for which Fox controls distribution rights.

    Fox will receive the Company's rights in DIE HARD WITH A VENGEANCE subject to the terms of the Company's existing exploitation agreements relating to such rights, including the Company's agreements with Disney. The Company, which controlled distribution rights to DIE HARD WITH A VENGEANCE in international territories other than those for which Fox controls distribution rights, has previously granted Disney distribution rights to the film in a portion of those international territories. Pursuant to the Library Sale Agreement, the Company has agreed, upon consummation of the Film Library Sale, to relinquish overages payable by Disney after January 1, 1997 with respect to DIE HARD WITH A VENGEANCE. Pursuant to the Assignment Agreement, the Company was still entitled to receive any overages under its existing exploitation agreements which relate to DIE HARD WITH A VENGEANCE and are with parties other than Disney and Fox. However, as indicated below, the Company subsequently sold substantially all of such remaining rights to receive DIE HARD WITH A VENGEANCE overages.

    Pursuant to the Assignment Agreement, Fox will continue to be responsible for the payment of residuals relating to distribution of the film in those territories for which Fox currently controls distribution rights, and, as the Company's existing exploitation agreements expire (including the Company's agreements with Disney) and the distribution rights in those territories revert to Fox, Fox will become responsible for the payment of residuals in the applicable territories covered by any exploitation agreements. The Company, however, will continue to be responsible for all participations due to profit participants in the film (other than those associated with distribution of the film in the territories licensed

                      CINERGI PICTURES ENTERTAINMENT INC.

                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

NOTE 4--COMMITMENTS AND CONTINGENCIES (CONTINUED) to Disney, for which Disney is responsible). The Company currently anticipates, subject to, among other things, actual future revenues generated by the film, that the Company's residuals and participation obligations with respect to such film will not exceed approximately $812,000.

    The sale of the Company's rights in DIE HARD WITH A VENGEANCE to Fox is subject to several conditions including, among other things, consummation of the Film Library Sale to Disney and applicable approval of the Company's stockholders. If the Library Sale Agreement terminates, the Assignment Agreement will automatically also terminate.

    In June 1997, the Company instructed its financial advisor, Jefferson Capital Group, Ltd., to solicit cash bids from qualified buyers for the purchase of the Company's slate of twenty-one wholly-owned development projects. The Company received an initial bid for the development projects of $4,750,000 (plus the reimbursement of certain of the Company's costs related to such projects) from Mr. Vajna. Additional qualified bids were required to be at least fifteen percent higher than the initial bid and submitted to the Company by noon, eastern time, on August 19, 1997. As no additional qualified bids were received by the bidding deadline, Mr. Vajna was the prevailing bidder. The sale of such development projects to Mr. Vajna is subject to consummation of the Film Library Sale and the transactions contemplated by the Assignment Agreement. As the parties to the Merger (described below) negotiated the merger consideration on the basis of a value for such development projects equal to Mr. Vajna's bid, such development projects will merely be part of the assets of the Company at the time of the Merger and no separate cash consideration will be paid to the Company for such projects.

    In September 1997, Mr. Vajna, Valdina Corporation N.V. ("Valdina"), CPEI Acquisition, Inc. ("Buyer"), a Delaware corporation wholly owned by Mr. Vajna and Valdina, and the Company entered into an Agreement of Merger (the "Merger Agreement") pursuant to which Buyer will be merged with and into the Company and the Company will become wholly owned by Mr. Vajna and Valdina (the "Merger"). Valdina, a corporation organized under the laws of The Netherlands Antilles is indirectly beneficially owned 99.8% by Mr. Vajna and 0.2% by a trust which benefits certain persons including the son of Mr. Vajna. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share ("Share") of Company Common Stock (other than Shares owned by Mr. Vajna or Valdina, treasury Shares, or Shares as to which statutory dissenters' rights are perfected) will be converted into the right to receive $2.41 in cash (the "Purchase Price"). The Purchase Price has been adjusted upwards from an original price of $2.30 (the "Original Purchase Price") and is subject to potential further upward adjustment as provided in the Merger Agreement. The Merger is subject to the satisfaction or waiver of numerous conditions, and the Merger Agreement may be terminated and the Merger abandoned in certain circumstances.

    The Company had a "first-look" arrangement with Oliver Stone and certain of his affiliated entities ("Stone") pursuant to which Stone submitted the Company all theatrical motion picture projects owned or controlled by Stone for the Company's development and consideration of possible production and, as consideration for Stone's submitting such projects to the Company, the Company paid certain amounts annually to Stone for overhead and development. Disney reimbursed the Company for all amounts payable to Stone through February 10, 1997. In September 1997, the Company entered into a Termination Agreement (the "Termination Agreement") with Stone in order to terminate the "first-look" arrangement between the Company and Stone and their respective obligations thereunder. Pursuant to such agreement,

                      CINERGI PICTURES ENTERTAINMENT INC.

                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

NOTE 4--COMMITMENTS AND CONTINGENCIES (CONTINUED) the Company (i) transferred to Stone all but one of the nineteen development projects funded by the Company under the "first look" arrangement with Stone and
(ii) made certain payments to, or for the benefit of Stone. As a result of the Termination Agreement, the Company was relieved of $961,000 in obligations the Company otherwise would have had with respect to the "first-look" arrangement. In the event the Film Library Sale is not consummated, Disney would be obligated to reimburse the Company for all amounts paid to Stone after February 10, 1997 in connection with the "first-look" arrangement (approximately $992,000).

    In 1996, the Company and Disney entered into a Financing and Distribution Agreement whereby the Company is financially obligated to pay to Disney the lesser of 50% of the cost of the motion picture tentatively entitled "DEEP RISING" or $22,500,000 (the "Cost Amount"), in exchange for (i) a 50% equity participation in such motion picture and (ii) a sales fee for international distribution of such motion picture. Pursuant to the Library Sale Agreement, upon consummation of the Film Library Sale, the Company (a) will no longer have any interest in the film as it will no longer serve as sales agent with respect to the film, (b) will relinquish its equity participation in the film and sales fee, (c) will remit to Disney all minimum guarantees received by the Company with respect to DEEP RISING while it served as sales agent with respect to the film and which were not previously remitted to Disney, and (d) will no longer be obligated to pay the Cost Amount.

    The Company and Summit Entertainment N.V. ("Summit N.V.") and Summit Entertainment L.P. ("Summit L.P.") (collectively with their affiliates, "Summit"), international sales agents unaffiliated with the Company, have entered into agreements dated as of September 10, 1997 (the "Summit Agreements") which primarily provide for (i) the purchase by Summit N.V., in exchange for the payment of $400,000 to the Company, of the Company's rights to receive any overages from international subdistributors (other than Disney and Fox) pursuant to the Company's existing exploitation agreements with respect to DIE HARD WITH A VENGEANCE (other than those overages relating to exploitation agreements with respect to the territories of Italy and Hungary), (ii) the purchase by Summit N.V., in exchange for the payment of an additional $400,000 to the Company, of approximately $760,000 in miscellaneous receivables outstanding as of September 30, 1997 (not including any receivables relating to AN ALAN SMITHEE FILM), and
(iii) the termination of Summit's sales agency relationships with the Company and the settlement of the Company's obligations in connection therewith in exchange for an aggregate payment by the Company to Summit (which, pursuant to an additional agreement with Summit, includes certain amounts payable to Summit with respect to a past Company production) of approximately $827,000. The foregoing transactions with Summit were consummated in November 1997.

    In September 1997, Cinergi Productions Inc. (California) ("CPI"), the wholly owned subsidiary of the Company which operated the Company's visual effects facility, shut down the operations of such facility and, subsequent thereto, transferred the assets thereof to an unaffiliated third party (the "Purchaser") in consideration of the assumption by the Purchaser of approximately $900,000 in obligations and liabilities of CPI, including certain payroll and related obligations, the agreement of the Purchaser to manage, on behalf of CPI, the resolution of certain other CPI liabilities and obligations, and the contribution by the Purchaser of $200,000 thereto. In connection with this transaction, CPI also assigned to the Purchaser all of CPI's rights, duties and obligations under a production services agreement relating to a motion picture for which CPI had been engaged to create visual effects. In consideration of such assignment, the

                      CINERGI PICTURES ENTERTAINMENT INC.

                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

NOTE 4--COMMITMENTS AND CONTINGENCIES (CONTINUED)
Purchaser agreed to indemnify CPI in connection with any claims or actions initiated by any third party with respect to the production services agreement.

NOTE 5--PROVISION FOR IMPAIRMENT OF LONG-LIVED ASSETS

    During 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). In April 1997, the Company announced that (i) the Company had entered into the Library Sale Agreement with Disney to sell to Disney substantially all of the films in the Company's motion picture library and certain other assets, (ii) the Company did not presently intend to commence production of any additional motion pictures, and (iii) the Company was considering its alternatives assuming consummation of the Film Library Sale. The Company's visual effects assets are not included in the Film Library Sale. In light of the foregoing and due to operating losses of the visual effects facility, the Company determined that a write-down to net realizable value of the visual effects assets was required under SFAS No. 121. Accordingly, the Company recognized a non-cash charge of $2,665,000 at June 30, 1997 for the impairment of the visual effects long-lived assets. The provision for impairment was calculated based upon the excess of the carrying amount of the visual effects assets over the estimated fair value of the visual effects assets.

NOTE 6--SUBSEQUENT EVENTS AND OTHER MATTERS

    On November 14, 1997, the Company paid off the outstanding balance under its revolving credit facility (approximately $5,639,000 in principal and accrued interest on such date). The commitment to lend under the credit facility had previously expired in August 1997.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cinergi Pictures Entertainment Inc.

    We have audited the accompanying consolidated balance sheets of Cinergi Pictures Entertainment Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cinergi Pictures Entertainment Inc. and subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
April 11, 1997

                      CINERGI PICTURES ENTERTAINMENT INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1995            1996
                                                                                   --------------  --------------
ASSETS (Note 5)
Cash and cash equivalents........................................................  $   29,832,000  $   27,364,000
Restricted cash (Note 1).........................................................        --             5,654,000
Accounts receivable (including $745,000 (1995) and $3,074,000 (1996) from a
  related party).................................................................       7,494,000      10,850,000
Accounts receivable, related parties (Note 7)....................................         682,000         799,000
Film costs, less accumulated amortization (Note 3)...............................     160,756,000     103,792,000
Property and equipment, at cost, less accumulated depreciation (Note 4)..........       4,381,000       4,819,000
Other assets.....................................................................       3,112,000       3,270,000
                                                                                   --------------  --------------
    Total assets.................................................................  $  206,257,000  $  156,548,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable...............................................................  $    1,785,000  $    2,141,000
  Accrued interest...............................................................          81,000          23,000
  Accrued residuals and participations...........................................       8,781,000      13,045,000
  Deferred revenue (including $44,949,000 (1995) and $29,582,000 (1996) from a
    related party) (Notes 2 and 10)..............................................      68,791,000      46,568,000
  Loans payable (Note 5).........................................................      41,578,000       6,026,000
  Capital lease obligation.......................................................        --               291,000
  Notes and amounts payable to related parties (Note 7)..........................      31,624,000      49,747,000
                                                                                   --------------  --------------
    Total liabilities............................................................     152,640,000     117,841,000

Common Stock, with certain redemption features, $.01 par value, 1,117,023 (1995)
  and 744,692 (1996) shares issued and outstanding, less notes receivable from
  related parties amounting to $1,350,000 (1995) and $900,000 (1996) (Note 9)....       1,900,000       2,100,000
Commitments and contingencies (Note 10)

Stockholders' equity (Notes 1 and 9):
  Preferred Stock, $.01 par value, 5,000,000 shares authorized, no shares
    issued.......................................................................        --              --
  Common Stock, $.01 par value, 20,000,000 shares authorized, 13,075,000 (1995)
    and 13,075,000 (1996) shares issued and outstanding..........................         131,000         131,000
  Additional paid-in capital.....................................................      64,753,000      65,548,000
  Retained deficit...............................................................     (13,167,000)    (29,072,000)
                                                                                   --------------  --------------
Total stockholders' equity.......................................................      51,717,000      36,607,000
                                                                                   --------------  --------------
    Total liabilities and stockholders' equity...................................  $  206,257,000  $  156,548,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                      CINERGI PICTURES ENTERTAINMENT INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------------
                                                                       1994            1995            1996
                                                                  --------------  --------------  --------------
Revenues:
  Feature films (including $43,207,000 (1994), $57,808,000
    (1995) and $43,454,000 (1996) from a related party).........  $  108,517,000  $  192,582,000  $  132,940,000
  Fee income (Note 6)...........................................         511,000         298,000          60,000
                                                                  --------------  --------------  --------------
                                                                     109,028,000     192,880,000     133,000,000

Costs and expenses:
  Amortization of film costs, residuals and participations......     103,422,000     204,544,000     139,612,000
  Selling, general and administrative expense (including
    $102,000 (1994), $93,000 (1995) and $274,000 (1996) from
    related parties) (Notes 7 and 10)...........................       2,694,000       5,098,000       9,752,000
                                                                  --------------  --------------  --------------
Operating income (loss).........................................       2,912,000     (16,762,000)    (16,364,000)

Interest expense (including $91,000 (1994), $61,000 (1995) and
  $323,000 (1996) from related parties) Notes 5 and 7)..........        (281,000)       (241,000)       (448,000)
Interest income (including $81,000 (1994), $85,000 (1995) and
  $98,000 (1996) from a related party) (Note 7).................         264,000         941,000         907,000
                                                                  --------------  --------------  --------------
Net income (loss)...............................................  $    2,895,000  $  (16,062,000) $  (15,905,000)
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Net income (loss) per share.....................................            $.30          $(1.23)         $(1.12)
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Weighted average number of shares outstanding...................       9,494,000      13,025,000      14,169,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                            See accompanying notes.

                      CINERGI PICTURES ENTERTAINMENT INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                               COMMON STOCK          ADDITIONAL       RETAINED
                                         ------------------------     PAID-IN        (DEFICIT)
                                            SHARES       AMOUNT       CAPITAL         EARNINGS         TOTAL
                                         ------------  ----------  --------------  --------------  --------------
Balance at December 31, 1993...........     6,383,000  $   64,000  $   10,256,000  $  (28,826,000) $  (18,506,000)
  Additional capital contribution......       --           --          33,661,000        --            33,661,000
  Distribution.........................       --           --            --            (3,300,000)     (3,300,000)
  Reclassification of Subchapter S
    retained deficit...................       --           --         (32,126,000)     32,126,000        --
  Issuance of Common Stock in initial
    public offering....................     3,692,000      37,000      29,647,000        --            29,684,000
  Net income...........................       --           --            --             2,895,000       2,895,000
                                         ------------  ----------  --------------  --------------  --------------
Balance at December 31, 1994...........    10,075,000     101,000      41,438,000       2,895,000      44,434,000
  Issuance of Common Stock in public
    offering...........................     3,000,000      30,000      23,315,000        --            23,345,000
  Net loss.............................       --           --            --           (16,062,000)    (16,062,000)
                                         ------------  ----------  --------------  --------------  --------------
Balance at December 31, 1995...........    13,075,000     131,000      64,753,000     (13,167,000)     51,717,000
Repurchase of Common Stock, with
  certain redemption features..........       --           --             795,000        --               795,000
  Net loss.............................       --           --            --           (15,905,000)    (15,905,000)
                                         ------------  ----------  --------------  --------------  --------------
Balance at December 31, 1996...........    13,075,000  $  131,000  $   65,548,000  $  (29,072,000) $   36,607,000
                                         ------------  ----------  --------------  --------------  --------------
                                         ------------  ----------  --------------  --------------  --------------

                            See accompanying notes.

                      CINERGI PICTURES ENTERTAINMENT INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------------
                                                                      1994             1995             1996
                                                                 ---------------  ---------------  --------------
OPERATING ACTIVITIES
Net income (loss)..............................................  $     2,895,000  $   (16,062,000) $  (15,905,000)
Adjustments to reconcile net income (loss) to net cash (used
  in) provided by operating activities:
  Depreciation.................................................          402,000          731,000       1,251,000
  Amortization of unearned compensation........................        1,250,000          650,000       1,076,000
  Amortization of film costs...................................       94,246,000      200,591,000     129,843,000
  Changes in operating assets and liabilities:
    Accounts receivable........................................      (20,074,000)      12,939,000      (3,356,000)
    Accounts receivable, related parties.......................         (704,000)         267,000        (198,000)
    Film costs additions.......................................     (202,965,000)    (137,520,000)    (73,454,000)
    Other assets...............................................       (2,577,000)         227,000        (158,000)
    Accounts payable and accrued interest......................        2,223,000       (1,219,000)        298,000
    Accrued residuals and participations.......................        7,925,000          311,000       4,264,000
    Deferred revenue...........................................       10,406,000       15,285,000     (22,223,000)
                                                                 ---------------  ---------------  --------------
Net cash (used in) provided by operating activities............     (106,973,000)      76,200,000      21,438,000

INVESTING ACTIVITIES
Purchase of property and equipment.............................       (1,402,000)      (2,434,000)       (587,000)
                                                                 ---------------  ---------------  --------------
Net cash used in investing activities..........................       (1,402,000)      (2,434,000)       (587,000)

FINANCING ACTIVITIES
Increase in loans payable......................................      140,748,000       77,380,000      37,899,000
Payments on loans payable......................................      (69,622,000)    (146,709,000)    (73,451,000)
Decrease (Increase) in restricted cash.........................          500,000        --             (5,654,000)
Increase in notes and amounts payable to related parties.......       20,496,000       16,291,000      19,493,000
Payments on notes and amounts payable to related parties.......      (12,106,000)     (16,906,000)       (795,000)
Proceeds from public offering..................................       29,684,000       23,345,000        --
Payments on capital lease obligations..........................        --               --               (811,000)
                                                                 ---------------  ---------------  --------------
Net cash provided by (used in) financing activities............      109,700,000      (46,599,000)    (23,319,000)
                                                                 ---------------  ---------------  --------------
Increase (Decrease) in cash....................................        1,325,000       27,167,000      (2,468,000)
Cash and cash equivalents at beginning of year.................        1,340,000        2,665,000      29,832,000
                                                                 ---------------  ---------------  --------------
Cash and cash equivalents at end of year.......................  $     2,665,000  $    29,832,000  $   27,364,000
                                                                 ---------------  ---------------  --------------
                                                                 ---------------  ---------------  --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:

  Interest (net of amount capitalized).........................  $     --         $     --         $      808,000
                                                                 ---------------  ---------------  --------------
                                                                 ---------------  ---------------  --------------
  Income taxes.................................................  $         2,000  $        60,000  $       23,000
                                                                 ---------------  ---------------  --------------
                                                                 ---------------  ---------------  --------------

                      CINERGI PICTURES ENTERTAINMENT INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING AND FINANCING ACTIVITIES

1994:

    Notes and amounts payable to related parties decreased by $33,661,000 and additional paid-in capital increased by $33,661,000 due to a capital contribution by Mr. Vajna, Valdina Corporation N.V. (Valdina) and Valdi Corporation N.V. (Valdi) (See Note 1).

    Notes and amounts payable to related parties increased by $3,300,000 and retained deficit decreased by $3,300,000 due to a distribution to Valdina (see
Note 1).

    Two executive officers and a law firm engaged by the Company purchased an aggregate of 1,117,000 shares of Common Stock of the Company in exchange for three notes totaling $1,350,000 (see Note 9).

1995:

    In 1995, a term loan of $7,500,000 and accrued interest amounting to $585,000 for one motion picture was canceled as consideration for the Company's sale to Buena Vista Pictures Distribution, Inc. (BVPD) of an equity interest in the picture.

    During 1995, the Company and BVPD mutually agreed to reduce a term loan from BVPD relating to one motion picture by $4,655,000 by offsetting the present value of certain funds due to the Company from BVPD.

1996:

    In December 1996, the Company repurchased 372,341 shares of Common Stock of the Company from a former executive officer through the forgiveness of a note and accrued interest due from the former executive officer amounting to $531,000.

    During 1996, the Company and BVPD mutually agreed to reduce a term loan from BVPD relating to one motion picture by $575,000 by offsetting certain funds due to the Company from BVPD.

    During 1996, the Company entered into a capital lease agreement for special effects equipment amounting to approximately $1,102,000 (see Note 10).

                            See accompanying notes.

                      CINERGI PICTURES ENTERTAINMENT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1.  BASIS OF FINANCIAL STATEMENT PRESENTATION AND ORGANIZATION

    The accompanying consolidated financial statements include the accounts of Cinergi Pictures Entertainment Inc. and subsidiaries (the Company). The Company is engaged in the business of developing, financing, producing and licensing feature-length motion pictures worldwide. All significant intercompany balances and transactions have been eliminated.

    In January 1994, Andrew G. Vajna, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, contributed to the Company all of the Common Stock of certain domestic corporations which were previously 100% owned by Mr. Vajna. Further, in January 1994, the Company acquired all the outstanding Common Stock of the foreign corporation from Valdina, a company indirectly beneficially owned 49.9% by Mr. Vajna, in consideration for 18 shares (pre-split) of Company Common Stock and a note in the principal amount of $3,300,000 (of which $600,000 in principal amount was paid) at 6% due January 17, 1995. The maturity date of the note was subsequently extended until July 17, 1996, from which date the promissory note was due on demand until January 17, 1997 and is currently due and payable in its entirety. The note bears interest at the rate of 7% per annum after January 17, 1996. At December 31, 1995 and 1996, accrued interest relating to this obligation amounted to $396,000 and $655,000, respectively.

    Mr. Vajna has entered into an employment agreement with the Company for a five year term commencing January 1, 1994, pursuant to which he will receive base compensation of $1,000,000 per year. In addition, Mr. Vajna may also receive commencement fees and producer's performance fees with respect to motion pictures produced by the Company.

2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company recognizes revenues in accordance with the provisions of Statement of Financial Accounting Standards (FAS) No. 53. Minimum guaranteed amounts from theatrical exhibition and revenues from home video, television and pay television license agreements are recognized when the applicable license period begins for each motion picture and such motion picture is made available to the distributor for exploitation pursuant to the terms of the applicable license agreement. Amounts in excess of the minimum guarantee under such license agreements and other amounts (where no minimum guarantee was given) are recognized when earned. Accounts receivable represent amounts due from domestic and international distributors. Cash collected in advance of the time of availability is recorded as deferred revenue.

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Once completed, a typical theatrical film will generally be made available for licensing as follows:

                                                               MONTHS
                                                            AFTERINITIAL
                                                              DOMESTIC
                                                             THEATRICAL         APPROXIMATE
MARKETPLACE                                                    RELEASE        RELEASE PERIOD
--------------------------------------------------------  -----------------  -----------------
Domestic theatrical.....................................                          4 - 6 months
International theatrical................................                         6 - 12 months
Domestic home video (initial release)...................       4 - 6 months           6 months
Domestic pay-per-view...................................       6 - 9 months           2 months
International video (initial release)...................      6 - 12 months      6 - 12 months
Domestic pay television.................................     12 - 15 months          18 months
International television (pay or free)..................     18 - 24 months     12 - 36 months
Domestic free television*...............................     30 - 33 months        1 - 5 years

------------------------

* Includes network, barter syndication, syndication and basic cable.

FILM COSTS

    Costs incurred in connection with the acquisition of story rights, the development of stories, production, print and advertising costs (which benefit future periods) and allocable interest and production overhead are capitalized as film costs. Film costs are stated at the lower of cost or net realizable value. The individual film forecast method is used to amortize film costs. Costs accumulated in the production of a film are amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received. Estimated liabilities for residuals and participations are accrued as the Company amortizes film cost inventories and expensed in the same manner as film cost inventories. Revenue estimates on a film-by-film basis are reviewed periodically by management and are revised, if warranted, based upon management's appraisal of current market conditions. Unamortized film costs are written down to net realizable value based on this appraisal, where applicable.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost and are depreciated or amortized over their estimated useful lives (which range from 5 to 10 years) using the following methods:

                                                     Double declining
Editing equipment..................................  balance
                                                     Double declining
Office furniture and equipment.....................  balance
                                                     Double declining
Computer equipment.................................  balance
Computer software..................................  Straight-line
Vehicles...........................................  Straight-line
Leasehold improvements.............................  Straight-line
Special effects equipment..........................  Straight-line

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company records its income tax provision in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes." Deferred income taxes are provided on transactions which are reported in the financial statements in different periods than they are for income tax purposes.

NET INCOME (LOSS) PER COMMON SHARE

    The per share data are based on the weighted average number of common and common share equivalents outstanding during the period. Common Stock with certain redemption features are considered common share equivalents. Stock options and warrants are considered common share equivalents if dilutive. Fully diluted amounts for each period do not materially differ from the amounts presented herein.

FOREIGN CURRENCY TRANSLATION

    All of the Company's transactions are expressed in U.S. dollars.

CONCENTRATION OF CREDIT RISKS AND CASH EQUIVALENTS

    The Company licenses various rights in its motion pictures to distributors throughout the world. Generally, upon the Company's delivery of the picture to the distributor, the minimum guarantee is received in full. In most instances, letters of credit secure the payment of minimum guarantees from international distributors prior to delivery.

    The Company places its temporary cash investments with high credit quality financial institutions and mutual funds. Generally, the investments made mature within 30 days and therefore are subject to little risk. The Company has not incurred any losses related to these investments.

    As of December 31, 1995 and 1996, the Company had no significant concentration of credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1996, the carrying value of the Company's financial instruments, which consist primarily of loans payable, approximates the fair value thereof.

RESTRICTED CASH

    At December 31, 1996, restricted cash represents cash collections made by the Company on behalf of BVPD (see Note 10) and cash subject to restrictions relating to film production in connection with the Company's distribution agreement with BVPD.

STOCK BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock Based Compensation", encourages, but does not require companies to recognize expense for stock-based awards based on their fair value on the date of grant. The Company has elected to continue to account for its stock compensation arrangements under the provision of APB 25, "Accounting for Stock Issued to Employees."

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Accordingly, compensation expense for stock compensation arrangements" is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount the recipient of the stock award must pay to acquire the stock. If the Company measured compensation expense using the fair value method prescribed in FAS 123, there would be no material impact on reported net loss or loss per share.

3.  FILM COSTS

    Film costs consist of the following:

                                                                      DECEMBER 31,
                                                            --------------------------------
                                                                  1995              1996
                                                            ----------------    ------------
Released, less amortization...............................  $    101,238,000(1) $ 52,077,000
Completed, not released...................................         --             37,025,000
In production.............................................        53,545,000       9,373,000
Development...............................................         5,973,000       5,317,000
                                                            ----------------    ------------
                                                            $    160,756,000    $103,792,000
                                                            ----------------    ------------
                                                            ----------------    ------------

------------------------

(1) Includes approximately $43 million in connection with the motion picture "Nixon", which was released in December 1995 for which no revenues were recognized in 1995.

    Interest capitalized into film costs during the years ended December 31, 1995 and 1996 totaled $10,865,000 and $6,156,000, respectively. Based on the Company's estimate of future revenues, approximately 92% of unamortized released film costs at December 31, 1996 will be amortized during the three years ending December 31, 1999.

4.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------
Editing equipment.................................................  $    130,000  $    130,000
Office furniture and equipment....................................       765,000       769,000
Computer equipment and software...................................       371,000       433,000
Vehicles..........................................................       260,000       260,000
Leasehold improvements............................................       932,000       932,000
Special effects equipment, including $1,102,000 in equipment under
  capital lease (1996)............................................     3,555,000     5,179,000
                                                                    ------------  ------------
                                                                       6,013,000     7,703,000
Less accumulated depreciation and amortization....................     1,632,000     2,884,000
                                                                    ------------  ------------
                                                                    $  4,381,000  $  4,819,000
                                                                    ------------  ------------
                                                                    ------------  ------------

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

5.  LOANS PAYABLE

    The Company entered into a Credit, Security, Pledge and Guaranty Agreement dated as of August 16, 1994 with Chase Manhattan Bank (Chase) and a syndicate of lenders (collectively, the Lenders) which provides the Company with a revolving credit facility initially in the amount of $150,000,000, but which has been reduced to $50,000,000 on March 31, 1997 (the Credit Facility). Under the Credit Facility, the Lenders have committed to make loans available until August 31, 1997, although the Lenders will continue to make loans to finance any motion picture in which principal photography has commenced or that has otherwise satisfied certain conditions prior to such date. The Credit Facility, which is secured by substantially all of the assets of the Company (including $5,000,000 of "key man" life insurance on Mr. Vajna), matures on February 28, 1999. The amount available under the Credit Facility for borrowing at any time is limited in accordance with a formula based upon the value of collateral in the Company's borrowing base as defined in the agreement. As of December 31, 1995 and 1996, approximately $41,578,000 and $6,026,000, respectively, in borrowings were outstanding under the Credit Facility. The interest rate payable to Lenders on borrowings under the Credit Facility is selected by the Company as either (i) 1.5% above the London Interbank Offering Rate (LIBOR) (5.5% at December 31,
1996) in effect from time to time for one, two, three or six months (if available as determined by Chase) as selected by the Company, or (ii) a rate equal to the greatest of the prime rate (8.25% at December 31, 1996) plus 0.5%, the base CD rate (5.55% at December 31, 1996) plus 1.5% and the federal funds rate (6.26% at December 31, 1996) plus 1%, as such rates are in effect from time to time. Interest is payable quarterly. The commitment fee on the average daily unused portion of the commitment is 3/8 of one percent per annum. The Credit Facility also requires the Company to meet certain financial ratios. At December 31, 1996, the Company is not in compliance with three covenants under the Credit Facility (the minimum consolidated net worth covenant, the limitation on capital expenditures and the limitation on unallocated overhead costs) and is therefore in default under the Credit Facility. The Company intends to seek waivers of such defaults from the lenders under the Credit Facility, however, there can be no assurance that lenders under the Credit Facility will grant such waivers. If the lenders were to accelerate the amounts outstanding under the Credit Facility as a result of such defaults, such acceleration would also constitute a default under the Company's term loan agreements with BVPD described below. The Company, however, believes that it currently has sufficient resources to satisfy the amounts outstanding under the Credit Facility in the event the lenders were to accelerate the amounts outstanding thereunder as a result of such defaults. The Credit Facility restricts the Company's ability to declare and pay dividends.

6.  FEE INCOME

    On November 24, 1992, the Company and The Summit Group (M.E.V.) N.V. (Summit) entered into a sales agency agreement, collection agency agreement and a consulting services agreement (collectively, the Sovereign Agreement) with Sovereign Pictures, Inc. (Sovereign) whereby the Company agreed to perform certain services for Sovereign for a fee. Such services consisted of sale of product, collection of accounts receivable, and resolution of Sovereign liabilities. The Company and Summit agreed to share all fees earned equally. The term of the agreement is for 15 years. The Company earned fees totaling $511,000, $298,000 and $60,000 for the years ended December 31, 1994, 1995 and
1996, respectively, in connection with the Sovereign Agreement.

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

7.  RELATED PARTY TRANSACTIONS

    The Company incurred air charter expenses from Airborne Charter Inc. (ACI), a company owned 100% by Mr. Vajna, amounting to $1,199,000, $747,000 and $229,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Of such amounts, the Company capitalized to film costs $1,199,000 (1994), $580,000
(1995) and $226,000 (1996). A liability in connection with unpaid air charter expenses of $195,000 to ACI was included in notes and amounts payable to related parties at December 31, 1995.

    Mr. Vajna also received financial planning, legal and related services from the Company on terms approved by the Company's Audit Committee.

    The Company had notes payable to Mr. Vajna aggregating $24,126,000 at December 31, 1993. The notes bore interest at 10% and were payable on demand. Such funds were used to fund operations and development of motion picture properties. On January 17, 1994, Mr. Vajna contributed $21,126,000 of such amount to equity which resulted in a balance of $3,000,000 at December 31, 1994. In December 1995, the Company paid Mr. Vajna the full amount of the note and related accrued interest.

    During 1995 and 1996, the Company entered into term loan agreements with BVPD to finance three motion pictures. The maximum amount to be borrowed is based upon a certain percentage of each production budget. Each loan bears interest at the prime rate in effect from time to time (8.25% at December 31, 1996) plus 1.5% and shall be repaid with accrued interest on or before the earlier of (i) four years after the loan proceeds are first made available to the Company or (ii) three years after the initial domestic theatrical release of such picture. The loans are secured by certain distribution rights of the Company and one of the loans is also guaranteed by Mr. Vajna. In 1995, a term loan of $7,500,000 and accrued interest amounting to $585,000 for one motion picture was canceled as consideration for the Company's sale to BVPD of an equity interest in the picture. As additional consideration to BVPD for its purchase of an equity interest in this picture, the Company also assigned to BVPD substantially all of its profit participation in another motion picture. During 1995, the Company and BVPD mutually agreed to reduce a term loan from BVPD relating to one motion picture by $4,655,000 by offsetting the present value of certain funds due to the Company from BVPD. In 1996, the Company and BVPD mutually agreed to reduce a term loan from BVPD relating to one motion picture by $575,000 by offsetting certain funds due to the Company from BVPD. At December 31, 1995 and 1996, the aggregate principal loan balances including accrued interest were $26,314,000 and $36,564,000, respectively. In connection with the Company's decision to produce Evita, the Company became obligated to pay the development costs previously expensed on such project by certain partners, including $3,900,000 by Disney. Such amount will be offset against obligations of Disney to the Company.

    Interest expense incurred by the Company in connection with these obligations amounted to $1,849,000, $2,844,000 and $2,882,000 in 1994, 1995 and
1996, respectively. Of such amounts $1,758,000, $2,783,000 and $2,797,000 were capitalized to film costs, respectively.

    The Company has a nonqualified deferred compensation plan in which one key officer participates. Such obligation at December 31, 1995 and December 31, 1996 was $1,230,000 and $1,475,000, respectively (which includes bonuses or partial bonuses of $150,000 and $75,000 for the years ended December 31, 1995 and 1996, respectively).

    The Company leases office space from Mr. Vajna under an agreement which expired on April 30, 1996 (see Note 10).

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

7.  RELATED PARTY TRANSACTIONS (CONTINUED)
    R. Timothy O'Donnell, a Director of the Company, is the President of Jefferson Capital Group, Ltd. (Jefferson Capital), a privately-held investment banking group, which provided financial advisory services to the Company in connection with the issuance of common stock in the initial public offering (Offering) and the sale of common stock to BVPD. In connection therewith, the Company reimbursed Jefferson Capital's expenses amounting to $20,000, paid Jefferson Capital a $150,000 fee and issued a warrant to purchase 50,000 shares of Common Stock, expiring in June 1999, at an exercise price per share equal to $9.00, the initial public offering price. Jefferson Capital was retained by the Company in 1996 to assist the Company in its strategic review. In connection therewith, the Company paid Jefferson Capital a retainer of $75,000 and reimbursed Jefferson Capital's expenses amounting to $13,000. In the event the Film Library Sale or other dispositions of assets or similar transactions are consummated, Jefferson Capital will also be entitled to additional fees based upon the size of such transactions.

    In 1994, the Company sold a previously written off project to BVPD for the Company's costs in the project of approximately $4,145,000.

    Ziffren, Brittenham & Branca (Ziffren), a law firm of which a director is a partner, received an annual retainer of $250,000 for each of the years ended December 31, 1994 and 1995 in connection with legal services rendered for the Company. For the year ended December 31, 1996, Ziffren was paid $156,000.

    The Company had noninterest bearing receivables of $100,000 and $50,000 from executive officers at December 31, 1995 and December 31, 1996, respectively, and at those respective dates had additional noninterest bearing receivables of $197,000 and $246,000, respectively, from Mr. Vajna and other entities owned or partially owned by Mr. Vajna. In 1994, an additional loan amounting to $250,000 was made to a key officer bearing interest at 7% due December 31, 1996. Such loan and noninterest bearing receivable were paid on January 2, 1997 pursuant to an amendment to such key officer's employment agreement. Interest receivable amounting to $135,000 and $81,000 was outstanding at December 31, 1995 and 1996, respectively, from two executive officers and Ziffren. Further, at December 31, 1996, a noninterest bearing advance of $18,000 was due from a key officer.

    The Company entered into an agreement with Twentieth Century Fox for the production of "Die Hard, With a Vengeance." The Company granted Buena Vista International, Inc. (BVI), an affiliate of BVPD, certain distribution rights in such motion picture in certain foreign territories (including Belgium, France, Germany, the United Kingdom, Spain, Latin America, Scandinavia, Taiwan, Switzerland, Portugal and Greece) for an aggregate of $23,200,000 in advances to be paid upon delivery of such picture to BVI. Such amount was recognized as revenue in 1995.

    In order to assist the Company in obtaining financing for and completion bonds on the pictures "Die Hard, With a Vengeance," "Judge Dredd" and "The Scarlet Letter," Valdi entered into a Reimbursement and Term Loan Agreement (Letter of Credit Facility) dated as of August 16, 1994 whereby Valdi undertook to have letters of credit issued for the benefit of Chase in an amount not to exceed $22,044,000 to provide additional collateral for the Company's Credit Facility with respect to the financing of the pictures listed above. The Letter of Credit Facility and the letter of credit provided thereunder expired on November 15, 1995 without any monies having been drawn thereunder. There is no obligation on the part of any stockholder or affiliate of the Company to guarantee borrowings under the Credit Facility or any other future loan obtained by the Company or to enter into any future arrangements similar to the Letter of Credit Facility.

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

7.  RELATED PARTY TRANSACTIONS (CONTINUED)

    In consideration for providing the Letter of Credit Facility, the Company agreed to pay Valdi a one time facility fee of $110,220 and a utilization fee. As no amounts were drawn under the Letter of Credit Facility prior to its expiration, no utilization fees were paid to Valdi.

    Valdi beneficially owns approximately 84.7% of Intercom KFT ("Intercom"), a distributor of motion pictures in Hungary to which the Company licenses Hungarian distribution rights to its motion pictures in various media. The Company and Intercom have an agreement in principle for an output agreement for the Hungarian distribution of all of the Company's films, beginning with "Nixon." The agreement in principle provides for a distribution fee to Intercom of 17.5% of the gross receipts of Intercom from distribution of such films plus reimbursement of distribution expenses. During the Company's fiscal year ended December 31, 1996, Intercom received distribution fees of approximately $189,000 with respect to this distribution arrangement with the Company. In addition, Intercom has assisted the Company by paying to the Hungarian tax authorities on behalf of the Company value added taxes incurred by the Company in connection with its distribution of films through its Hungarian subsidiary, Cinergi Productions KFT ("CPKFT"). Intercom subsequently files for and receives the refund of such taxes. During 1996, the Company paid Intercom approximately $349,000 representing the aggregate accrued interest on amounts advanced by Intercom to the Hungarian tax authorities from the date of payment of each such advance until receipt by Intercom of the applicable refund and Intercom's out of pocket costs incurred in connection with Intercom's activities on behalf of the Company in 1996 and in prior years.

8.  INCOME TAXES

    The components of pretax income (loss) for the Company are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------
                                                     1994           1995            1996
                                                 ------------  --------------  --------------
Domestic.......................................  $   (394,000) $  (16,062,000) $  (15,905,000)
International..................................     3,289,000        --              --
                                                 ------------  --------------  --------------
                                                 $  2,895,000  $  (16,062,000) $  (15,905,000)
                                                 ------------  --------------  --------------
                                                 ------------  --------------  --------------

    Current and noncurrent deferred income taxes generally reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

8.  INCOME TAXES (CONTINUED)
amounts used for income tax purposes. Significant components of the Company's current and noncurrent deferred tax liabilities and assets are as follows:

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     1995           1996
                                                                 -------------  -------------
Current and noncurrent deferred tax liabilities:
  Film costs...................................................  $   6,904,000  $   6,813,000
  Amortization of film costs...................................     27,075,000     23,457,000
                                                                 -------------  -------------
                                                                    33,979,000     30,270,000
Current and noncurrent deferred tax assets:
  Accruals not currently deductible............................      1,091,000      1,381,000
  Deferred revenues............................................     25,835,000     17,815,000
  Net operating loss carryover.................................     12,915,000     22,574,000
  Other........................................................         38,000         38,000
                                                                 -------------  -------------
                                                                    39,879,000     41,808,000
Valuation allowance............................................     (5,900,000)   (11,538,000)
                                                                 -------------  -------------
                                                                    33,979,000     30,270,000
                                                                 -------------  -------------
Net deferred tax...............................................  $    --        $    --
                                                                 -------------  -------------
                                                                 -------------  -------------

    A reconciliation of income tax computed at the statutory federal income tax rate to income tax expenses for the Company is as follows:

                                                                   YEARS ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                     1995           1996
                                                                 -------------  -------------
Provision assuming federal income tax rate of 35%..............  $  (5,622,000) $  (5,567,000)
Effect of net operating loss for which no benefit was
  received.....................................................      5,622,000      5,567,000
Non-deductible items without tax benefit and other.............       --             --
                                                                 -------------  -------------
                                                                 $    --        $    --
                                                                 -------------  -------------
                                                                 -------------  -------------

    At December 31, 1996, the Company had a federal net operating loss carryover of approximately $59,406,000 which expires in 2011.

9.  STOCKHOLDERS' EQUITY

    On January 1, 1994, two executive officers of the Company and Ziffren each purchased 372,341 shares of Common Stock from the Company. The two executive officers and Ziffren are hereafter referred to as "Purchasers."

    Each Purchaser acquired the Common Stock in exchange for payment of the aggregate par value of such shares (pre-split) in cash and a full recourse promissory note in the amount of $450,000 (approximately $1.21 per share of Common Stock). The principal of each note is payable to the Company on December 31, 1998 or upon the earlier termination of Purchaser's relationship with the Company. Each

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

9.  STOCKHOLDERS' EQUITY (CONTINUED)
promissory note accrues interest at the rate of 6% per annum, payable annually, and is secured by a pledge of all of the Common Stock so purchased by the Purchaser. The Company paid on behalf of each of the executive officers $300,000 in 1994 and $130,000 in 1995, to assist them in discharging federal and state income taxes relating to the stock purchase transaction.

    Each of the Purchasers has granted to Mr. Vajna the right to vote the Common Stock purchased pursuant to an irrevocable proxy which continues during such Purchaser's ownership of the shares for the maximum period permitted by applicable law. Each of the Purchasers also received certain "piggyback" registration rights which, with certain exceptions, require the Company to use its best efforts to include in any of the Company's registration statements any shares requested by such Purchaser to be so included. The Purchaser will pay all expenses directly incurred on its behalf in connection with such registration.

    Until January 1, 1997, the Company was obligated to repurchase the Common Stock purchased by each Purchaser, except for vested shares, at the original purchase price if such Purchaser's relationship with the Company terminated for any reason other than death, disability or discharge without cause. Until such date, such shares could not be transferred to third parties. For one executive officer and Ziffren, one-third of the shares vested free of such restrictions for each full year of continued employment from and after December 31, 1993 (or, in the case of Ziffren, the continued engagement of Ziffren by the Company for each full year from and after December 31, 1993). For the other executive officer (Other Executive Officer), two-thirds of the shares vested as of December 31, 1995, and the remaining balance vested monthly until the Other Executive Officer resigned in August 1996 (see below). Also, in the case of the executive officers, all shares of the Common Stock were to vest upon their death, disability or discharge without cause.

    On December 30, 1996 the Company repurchased the 372,341 shares held by the Other Executive Officer. The 51,714 shares of the Common Stock held by the other executive officer that were not vested at the time of resignation were repurchased at the original purchase price (approximately $1.21 per share) by reducing the aggregate balance due under the Other Executive Officer's promissory note to the Company by approximately $62,500. In consideration for the sale to the Company of the remaining 320,627 shares, the Company canceled the remaining balance of the Other Executive Officer's promissory note of approximately $468,000 (after the $62,500 reduction).

    The aggregate difference between the fair value of the Common Stock purchased on January 1, 1994 and the $1.21 consideration given per share was $3,750,000 and was recognized as expense using the straight-line method over the vesting period of the related shares. The promissory notes amounting to $1,350,000 and $900,000 at December 31, 1995 and 1996, respectively, have been netted against Common Stock with certain redemption features in the balance sheet.

    In January 1997, the shares held by Ziffren were repurchased by the Company and the Company cancelled the promissory note from Ziffren amounting to $450,000.

    The Preferred Stock is issuable in one or more series by the Board of Directors which may fix, among other things, the designation of and number of shares to comprise each series and the relative rights, preferences and privileges of shares of each series, including the dividends payable thereon, voting rights, conversion rights, the price and terms on which shares may be redeemed, the amounts payable upon such shares in the event of voluntary or involuntary liquidation and any sinking fund provisions for redemption of purchases of such shares. The Board of Directors, without stockholder approval, may issue Preferred

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

9.  STOCKHOLDERS' EQUITY (CONTINUED)
Stock with voting and/or conversion rights which could adversely affect the voting power of the holders of the Common Stock, or which could be used as a defensive measure in connection with an attempted hostile takeover of the Company.

    Such shares could be privately placed with purchasers who might align themselves with the Board of Directors in opposing a hostile takeover bid. In addition, the Board could authorize holders of a series of Preferred Stock to vote as a class, either separately or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The Board could also issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock. Although the Company has no present intention to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.

10.  COMMITMENTS AND CONTINGENCIES

    The Company has employment contracts with Mr. Vajna and one of its key officers with the longest term extending through 1999. Collectively, these agreements provide for minimum annual compensation of approximately $1,500,000 that can be increased for incentives based on the Company's achieving specified levels of earnings or the receipt of specific revenues attributable to the commencement of production and distribution of its motion pictures. Pursuant to an amendment to the agreement with the key officer dated January 1, 1997, the key officer received a signing bonus of $600,000, of which $300,000 was used to fully repay two loans previously made by the Company (see Note 7). In addition, Mr. Vajna is entitled to receive additional amounts payable solely out of the revenues of each picture produced after January 1, 1993 after "actual breakeven," as defined in his employment agreement with the Company.

    At December 31, 1995 and 1996, the Company had commitments totaling $1,985,000 and $3,205,000 (excluding amounts to Mr. Stone (see below)), respectively in connection with motion picture projects in development and certain other assets.

    The Company has leases for certain equipment and office space which expire through 1998. The Company leases its office space from Mr. Vajna under an agreement which expired in 1996. Since such expiration, the Company has been leasing its office space from Mr. Vajna on a month-to-month basis. Rent expense paid in connection with this lease amounted to $462,000 for each of the years ended December 31, 1994, 1995 and 1996. Total rent expense for the years ended December 31, 1994, 1995 and 1996 was $581,000, $702,000 and $868,000,
respectively. Of such amounts, the Company capitalized to film costs $508,000
(1994), $497,000 (1995) and $383,000 (1996). Future minimum payments under noncancelable operating leases are as follows:

1997..............................................................  $  82,000
1998..............................................................     30,000
Thereafter........................................................     --
                                                                    ---------
                                                                    $ 112,000
                                                                    ---------
                                                                    ---------

    During 1996, the Company entered into a one year capital lease for certain special effects equipment. Such lease, which expires in March 1997, includes an option to purchase the leased equipment for

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
$153,000. Future minimum lease payments under this capital lease amount to $291,000. Amortization of assets recorded under this lease is included in depreciation expense.

    In 1990, the Company entered into a distribution agreement and certain related agreements with BVPD (collectively, the BVPD Agreement) whereby BVPD agreed to distribute certain motion pictures produced by the Company in the United States and its possessions, Canada and Latin America. At December 31, 1995 and 1996, $44,949,000 and $29,582,000, respectively, in advances had been recorded as deferred revenue in connection with the BVPD Agreement. The advances for each motion picture bear interest at the Bank of America prime rate (8.25% at December 31, 1996) plus 1.5%.

    In connection with an April 1994 amendment of the BVPD Agreement, the Company granted BVPD a warrant to purchase 150,000 shares of the Company's Common Stock at an exercise price equal to $9.00 per share, the initial public offering price, expiring in June 1999. BVPD also purchased concurrently with the Offering at $9.00 per share, the initial public offering price, 555,556 shares of Common Stock for approximately $5,000,000.

    The Company and each of its domestic subsidiaries have been S Corporations from their incorporation through the tax year ended December 31, 1993. As a result, the Company and its domestic subsidiaries were not subject to federal income taxes and were subject to a reduced rate of state income taxes through that date. In addition, due to the S Corporation elections, the Company and its domestic subsidiaries have no net operating loss carryforwards for federal and state tax purposes for years prior to 1994. Rather, taxable income and loss of the Company for 1993 and prior years was included in the computation of the taxable income or loss of Mr. Vajna, the Company's sole stockholder during those years. Effective January 1, 1994, the Company and each of the domestic subsidiaries revoked their S Corporation elections. The Company therefore expects that it will be subject to federal and state corporate income tax in 1994 and future tax years.

    The corporate income tax returns of the Company for its 1990, 1991, 1992 and 1993 fiscal years are currently under audit by the Internal Revenue Service
(IRS) and California Franchise Tax Board, and returns for the 1993 and 1994 fiscal years remain open to audit. The Company anticipates no federal tax liability and only minimal, if any, California tax liability as a result of any income tax audits for pre-1994 years because of the S Corporation election in effect for such years. In the absence of the agreement described below, Mr. Vajna, the sole stockholder of the Company during such period, and not the Company would be responsible for any tax liability assessed as a result of such audits of pre-1994 years.

    The Company received approximately $20,000,000 of advances (the Advances) during the fiscal year ended December 31, 1993. The Advances were received in connection with motion pictures that were released during the fiscal year ending December 31, 1994. Consistent with its financial accounting for the Advances and prior tax reporting practices, the Company did not include Advances in its 1993 taxable income, and instead included such amounts - and deducted the related costs - in computing its taxable income for the year in which the underlying motion pictures were released, in this case 1994. It is possible, however, that the IRS will challenge the Company's tax treatment of the Advances, and if the IRS were successful in that challenge, the Company would be required to include the Advances in the computation of its 1993 taxable income without an offsetting deduction in 1993 for costs associated with those motion pictures. As a result of the S Corporation election then in effect, such an adjustment (an Adjustment) to the Company's 1993 taxable income would cause a corresponding increase in the taxable income of

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
Mr. Vajna and, therefore, a significant increase in Mr. Vajna's tax liability for 1993. However, if the Company has cumulative taxable income in 1994 through 1997 (exclusive of the Advances), it would obtain a benefit from the Adjustment in the form of a reduction in its 1994 taxable income and related tax liability as it would not be required to include the Advances in its 1994 taxable income.

    Therefore, should Mr. Vajna's tax liability for 1993 increase as a result of the Adjustment (i.e., acceleration of 1994 income into 1993) and only if the Company does have cumulative taxable income in 1994 through 1997 (exclusive of the Advances) and thereby obtains a corresponding decrease in its tax liability, the Company has agreed to reimburse Mr. Vajna for the increase in his 1993 income tax liability. For purposes of calculating cumulative taxable income for the period 1994 through 1997, the effect of any post-1997 net operating loss carrybacks will not be taken into account.

    In order to allow the reimbursement, if required, to be paid to Mr. Vajna under tax free provisions of the tax law, the Company paid $10,000,000 to Mr. Vajna in June 1994. Mr. Vajna loaned the Company $10,000,000 to assist in funding the distribution.

    From January 1, 1994 through December 31, 1996, the Company had a cumulative taxable loss (treating income relating to the Advances as taxable income in 1994) in excess of $20,000,000.

    Should the Company not receive the tax benefit as described above, the Company may offset the $10,000,000 loan payable to Mr. Vajna against a receivable from Mr. Vajna created to reflect the possibility that the Company will not get such benefit. Pursuant to the legal right of offset, such loan payable and corresponding receivable will be netted against one another for financial reporting purposes.

    In 1995, the Company completed a transaction structured as a sale-leaseback with respect to its motion picture "Judge Dredd." The Company sold its interest in "Judge Dredd" to British corporation Lloyds Commercial Leasing Ltd. and concurrently leased the film back pursuant to a 12 year lease. The Company retained approximately $3,000,000 of the sale proceeds (after payment of related expenses) and placed the remainder of the sale proceeds (an amount sufficient to satisfy the anticipated aggregate lease payments over the term of the lease assuming certain adjustments do not occur) on deposit with ABN AMRO Bank (the ABN Bank) to be used as security for a guaranty of the lease payments issued by the ABN Bank. The amount retained by the Company reduced unamortized film costs. Under the original terms of such transaction, depending on the level of the UK corporate tax rate over various time periods, the Company could have been liable for additional lease payments or entitled to a return of a portion of the amount on account at the ABN Bank. In October 1996, the parties to such transaction agreed to amend the terms of such transaction to eliminate the adjustments for changes in the UK corporate tax rate. As a result, in October 1996, $1,388,000 (net of related fees) of the funds on account at the ABN Bank were returned to the Company.

    In 1996, the Company also completed a sale-leaseback transaction with respect to its motion picture "Evita." The Company sold its interest in "Evita" to Lloyds General Leasing Limited (Lloyds General) and concurrently leased the film back pursuant to a 15 year lease. The Company retained approximately $5,769,000 of the sale proceeds (after payment of related expenses) and placed the remainder of the sale proceeds (an amount sufficient to satisfy the anticipated aggregate lease payments over the term of the lease assuming certain adjustments do not occur) on deposit with the ABN Bank to be used as security for a guaranty of the lease payments issued by the ABN Bank. The amount retained by the Company reduced unamortized film costs. The sale-leaseback transactions with respect to "Judge Dredd" and "Evita" may be

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) unwound by Lloyds General in certain circumstances relating to British tax treatment of the transactions, and the Company could be liable for certain unwind costs which could be substantial, although based upon Lloyds General's discussion with British taxing authorities prior to the respective transactions, the Company believes it unlikely the transactions will be unwound. Pursuant to the Library Sale Agreement (see Note 12), Disney has agreed, upon consummation of the Film Library Sale, to either acquire the Company's subsidiaries that are the lessees in such sale-leaseback transactions or assume all of such subsidiaries rights and obligations under such leases; however, the Company would remain responsible for any of the foregoing unwind costs.

    In December 1995, the U.S. Attorney for the Central District of California served subpoenas (Subpoenas) on the Company relating to a grand jury investigation of federal tax aspects of various transactions involving Andrew G. Vajna, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, and certain other persons and entities (the Investigation). The Company believes the Investigation is focusing primarily on (i) the 1988 and 1989 personal tax returns of Mr. Vajna and the tax returns of certain other persons and entities, and (ii) the ongoing audits of Mr. Vajna's tax returns since 1990 by the Internal Revenue Service. The Company has not been identified by the U.S. Attorney as being a target of the Investigation; however, there can be no assurance that the Company's status will not change in the future. The Company engaged counsel to represent it in connection with the Investigation and is in the process of responding to the Subpoenas. Given the uncertainty of the Investigation, there is currently no basis upon which to estimate the impact, if any, the Investigation may have on the Company.

    Pursuant to Article Tenth of the Company's Restated Certificate of Incorporation, Article V of the Company's Bylaws, indemnity agreements entered into between the Company and certain of its officers and directors, and the provisions of Section 145 of the Delaware General Corporation Law, the Company is advancing the expenses of certain of its employees, officers and directors other than Mr. Vajna (Indemnitees) which they may incur in connection with the Investigation. The Indemnitees have undertaken to reimburse the Company for their expenses if it is ultimately determined that they are not entitled to be indemnified. In addition, Mr. Vajna has undertaken to reimburse the Company under certain circumstances with respect to the expenses of the Indemnitees. Given the current uncertainty regarding the scope and duration of the Investigation and the amount of expenses which may be incurred by the Indemnitees in connection with the Investigation, there is no basis upon which to estimate the financial impact which the foregoing may have on the Company.

    In connection with the Investigation, the Company has determined to advance the expenses of the Indemnitees which the Indemnitees may incur in connection with the Investigation. As of December 31, 1996, the Company had advanced an aggregate of $154,000 on behalf of the Indemnitees.

    In February 1997, the Company ceased production on one of its motion pictures after commencement of principal photography. The Company is currently in discussions with certain parties involved in the production of "Broadway Brawler" regarding settlement of various obligations in connection therewith including, among other things, debt incurred under the Credit Facility in connection with production of the film (approximately $8.3 million at March 31, 1997) and advances (approximately $3 million at March 31, 1997) received from BVPD as part of funding production (repayment of which is guaranteed in both cases by the completion guarantor for the film), as well as shutdown costs and other commitments made in connection with production of the film (approximately $4.7 million at March 31, 1997). The completion

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) guarantor for "Broadway Brawler" guaranteed completion and delivery of a motion picture containing certain essential elements. As the motion picture could not be completed with such essential elements, the completion guarantor is required to pay an amount equal to the amount loaned by the Lenders and advanced by BVPD to make the motion picture and such additional amounts as were required to complete delivery of the motion picture and which had been committed prior to the shut down. Management of the Company believes, although no assurances can be given, that a settlement of the obligations relating to "Broadway Brawler" will be reached. In the event a settlement is not reached, management believes a substantial portion of any obligations the Company might otherwise have with respect to "Broadway Brawler" will be borne by the completion guarantor.

    The Company had an output agreement in France with Le Film Office ("LFO") (which expired after the delivery of "Evita"). Pursuant to the output agreement with LFO, a $3,071,000 advance was payable to the Company upon delivery of "The Shadow Conspiracy" to LFO. On August 27, 1996, LFO filed for and obtained a temporary restraining order in California Superior Court in Los Angeles, California (the "Court"), restraining the Company, Summit (the international sales company handling the international distribution of "The Shadow Conspiracy") and Chase (one of the lenders under the Company's Credit Facility), from drawing down the letter of credit securing LFO's advance on the basis of LFO's allegations that the Company failed to give proper notice to LFO for extending the delivery date of "The Shadow Conspiracy". On September 20, 1996, the Court issued a preliminary injunction against the Company, Summit and Chase. The parties agreed to stay the Court proceedings and submit the dispute to binding arbitration by the American Film Marketing Association, as required by the output agreement. However, LFO filed a motion with the Court seeking to dismiss the arbitration and proceed with the litigation in Court. On April 10, 1997, such motion was denied by the Court. An arbitration hearing is scheduled for April 17, 1997. The Company believes that LFO's allegations are without merit and intends to defend them vigorously. In light of the disappointing domestic box office performance of "The Shadow Conspiracy" and the adverse publicity generated in France by LFO's refusing to accept delivery of "The Shadow Conspiracy", in the event the Company does not prevail in the arbitration, it believes that it will be difficult to obtain alternative distribution of "The Shadow Conspiracy" in France. In addition, even if an alternative distribution arrangement is obtained, it is unlikely any such arrangement will provide for an advance on delivery or otherwise be on terms as advantageous as those under the Company's output agreement with LFO. Accordingly, if the Company does not prevail in the arbitration, the Company could be required to write down the carrying value of the film by an amount equal to the difference between the amount of LFO advance not received and amounts actually received by the Company pursuant to alternative distribution arrangements, if any.

    Trial is scheduled for August 11, 1997, in Los Angeles Superior Court, in a lawsuit by Laurence Fishburne and the LOA Productions, Inc., Mr. Fishburne's loan-out corporation, against the Company, a subsidiary of the Company and Randolph M. Paul, Senior Vice President, Business Affairs and a Director of the Company. The action, for breach of oral contract, fraud and deceit, and civil conspiracy and declaratory relief, was originally filed on July 11, 1994. The plaintiffs claim that the Company entered into an oral contract for Mr. Fishburne to appear in the motion picture, "Die Hard, with a Vengeance," but repudiated the contract the following day. On September 4, 1994, the Company successfully demurred to all of the plaintiffs' causes of action except the breach of contract claim, and on November 29, 1994, the Company successfully demurred to an amended complaint for bad faith denial of existence of contract. On December 29, 1994, the Company and the other defendants answered the First Amended Complaint for

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) breach of contract, fraud and deceit and civil conspiracy. Summary adjudication has been obtained in favor of Mr. Vajna, who was named as an additional defendant in the original complaint. Plaintiffs are claiming damages of $1,750,000, representing the fixed compensation to which they alleged they are entitled, additional compensatory damages of up to $350,000 and general and punitive damages. The Company believes it has meritorious defenses and is defending the action vigorously.

    The Company has a "first-look" arrangement with Oliver Stone and certain of his affiliated entities pursuant to which Mr. Stone submits to the Company all theatrical motion picture projects owned or controlled by Mr. Stone for the Company's development and consideration of possible production and, as consideration for Mr. Stone's submitting such projects to the Company, the Company pays certain amounts annually to Mr. Stone for overhead and development. Disney has reimbursed the Company for all amounts paid to Mr. Stone ($2,685,000 in 1996); however, pursuant to the Library Sale Agreement, the Company will be responsible for all future payments due to Mr. Stone for the duration of the arrangement, which expires February 10, 1998. The Company currently estimates the payments due under Mr. Stone's agreement during such period will be approximately $1,875,000.

    In 1996, the Company and Hollywood Pictures Company (HPC), as subsidiary of The Walt Disney Company, entered into a Financing and Distribution Agreement whereby the Company is financially obligated to pay to HPC the lesser of 50% of the cost of the motion picture tentatively entitled "Deep Rising" or $22,500,000, in exchange for (i) a 50% equity participation in such motion picture and (ii) a sales fee for international distribution of such motion picture. In connection with the Library Sale Agreement (see Note 12), upon consummation of the Film Library Sale, the Company will no longer be obligated to pay the latter amount, will relinquish the equity participation and sales fee, and will no longer serve as sales agent with respect to such motion picture. At December 31, 1996, the Company had an obligation to BVPD in connection with this arrangement amounting to $3,675,000.

    The Company is a party to various other legal proceedings arising in the ordinary course of its business. The Company does not currently believe that any such proceedings will have a material adverse effect on the Company's operations or financial condition.

11.  STOCK OPTION PLANS

    In 1994, the Company adopted two stock option plans. The Basic Stock Option and Stock Appreciation Rights Plan (the Basic Plan) is for regular full-time employees, directors and consultants. The Special Stock Option and Stock Appreciation Rights Plan (the Special Plan) is for certain key or highly compensated employees and is designed to provide alternative procedures for meeting special requirements imposed by federal income tax law in connection with making grants to certain key or highly compensated employees. Furthermore, grants of options or stock appreciation rights (SARs) under the Special Plan will reduce the maximum amount of options and SARs that can be issued in the aggregate and to the recipient under the Basic Plan. Both the Basic Plan and the Special Plan provide for the grant of "incentive stock options" (ISOs) and "nonqualified stock options" (NSOs) to acquire the Company's Common Stock, as well as SARs entitling the recipient on exercise to receive payment of increases in the market value of the Company's Common Stock from the date of grant to the date of exercise. ISOs may only be issued to employees of the Company and its subsidiaries, whereas NSOs and SARs may be issued to employees and other persons. The maximum number of shares subject to the Basic Plan and the Special

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

11.  STOCK OPTION PLANS (CONTINUED)
Plan are 500,000 and both plans by their terms will expire on December 31, 2003 unless terminated sooner by the Company.

    On October 28, 1994, the Company's compensation committee, which consisted of two outside Directors of the Company adopted a program for the cancellation of certain options granted under the Basic Plan and Special Plan prior to such date (the Reissuance Date) and the reissuance of new options for the same number of shares for which the old options could have been exercised with exercise prices equal to the closing price of the Company's Common Stock on the Reissuance Date.

    A summary of stock option activity under all plans relating to certain employees and other persons who provide services to the Company is as follows:

                                                                              WEIGHTED-AVERAGE
                                                                                  EXERCISE
                                                                    SHARES          PRICE
                                                                   ---------  -----------------
Balance at January 1, 1994.......................................     --          $  --
Granted..........................................................     78,350(1)          7.26
                                                                   ---------          -----
Balance at December 31, 1994.....................................     78,350           7.26

Granted..........................................................    129,000(2)          3.96
Canceled.........................................................     (8,350)          6.73
                                                                   ---------          -----
Balance at December 31, 1995.....................................    199,000      $    5.14

Granted..........................................................     66,000(3)          2.00
Canceled.........................................................    (10,500)          4.17
                                                                   ---------          -----
Balance at December 31, 1996.....................................    254,500      $    4.37
                                                                   ---------          -----
                                                                   ---------          -----

                                                                           DECEMBER 31,
                                                                  -------------------------------
                                                                    1994       1995       1996
                                                                  ---------  ---------  ---------
Exercisable.....................................................     78,350     98,334    128,660
Weighted Average Exercise Price.................................  $    7.26  $    6.43  $    5.45

------------------------

(1) These options fully vested on the date of grant.

(2) Options relating to 1994 service vest one-third on the date of grant, one-third one year after the date of grant, and one-third two years after the date of grant. Options relating to 1995 service vest one-third one year after the date of grant, one-third two years after the date of grant, and one-third three years after the date of grant. Certain options granted under the Special Plan vest in full on the date of grant.

(3) These options vest one-third one year after the date of grant, one-third two years after the date of grant, and one-third three years after the date of grant.

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

11.  STOCK OPTION PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1996:

                                                OPTIONS OUTSTANDING
                                              ------------------------    OPTIONS EXERCISABLE
                                   NUMBER      WEIGHTED-                ------------------------
                                OUTSTANDING     AVERAGE     WEIGHTED-                 WEIGHTED-
                                     AT        REMAINING     AVERAGE                   AVERAGE
                                DECEMBER 31,  CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
EXERCISE PRICE                      1996         LIFE         PRICE     EXERCISABLE     PRICE
------------------------------  ------------  -----------  -----------  -----------  -----------
$2.00.........................       66,000    9.9 years    $    2.00       15,000    $    2.00
 3.88.........................      109,500    9.0 years         3.88       40,540         3.88
 4.88.........................       10,000    8.9 years         4.88       10,000         4.88
 6.63.........................       10,000    7.9 years         6.63       10,000         6.63
 6.88.........................       29,000    7.8 years         6.88       23,120         6.88
 8.00.........................       30,000    2.3 years         8.00       30,000         8.00

    At December 31, 1996, 1995 and 1994, 78,350, 199,000 and 254,500 shares of
Common Stock were reserved for future issuance under the Basic Plan and Special Plan. Options to purchase 421,650 (1994), 301,000 (1995) and 245,000 (1996) were available for grant under the Basic Plan and Special Plan.

12.  SUBSEQUENT EVENTS

    On April 3, 1997, the Company entered into a Purchase and Sale agreement (the "Library Sale Agreement") with Walt Disney Pictures and Television, a subsidiary of The Walt Disney Company, to sell to Walt Disney Pictures and Television substantially all of the films in the Company's motion picture library and certain other assets (referred to herein as the "Film Library Sale"; "Disney" is used herein to refer to Walt Disney Pictures and Television and/or its affiliates, including The Walt Disney Company, as applicable). In exchange for the assets being sold to Disney, Disney has agreed to relinquish its equity interest in the Company (555,556 shares of the Company's Common Stock and a warrant to purchase 150,000 shares of the Company's Common Stock at an exercise price of $9.00 per share) and cancel its outstanding loans and outstanding interest to the Company (approximately $36,654,000 as of December 31, 1996). In addition, Disney has agreed to assume with respect to the films and rights therein being sold to Disney all residuals and participation obligations, as well as all scheduled obligations relating to the Company's existing exploitation agreements. Disney has also agreed to assume the outstanding debt under the Company's credit facility relating to the soon to be completed "An Alan Smithee Film," (one of the films included in the Film Library Sale) up to a maximum amount of $10,000,000 (which the Company anticipates will not be exceeded), and the Company has agreed to transfer to Disney all minimum guarantee payments and any overages paid or to be paid with respect to such film.

    The film library being sold to Disney includes primarily all of the Company's rights (except minimum guarantee payments for films other than "An Alan Smithee Film") to the following eleven motion pictures: "Medicine Man," "Tombstone," "Renaissance Man," "Color of Night," "Judge Dredd," "The Scarlet Letter," "Nixon," "Evita" (excluding soundtrack rights, which will be retained by the Company), "Amanda," "The Shadow Conspiracy," and "An Alan Smithee Film." Disney will also retain overages otherwise payable to the Company by Disney after January 1, 1997 with respect to certain distribution rights to "Die Hard, With a Vengeance" previously licensed to Disney. In addition, upon consummation of

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

12.  SUBSEQUENT EVENTS (CONTINUED)
the Film Library Sale, the Company's twenty-five film domestic distribution arrangement with BVPD, under which nine films have been delivered, will be terminated.

    The Film Library Sale is subject to numerous conditions, including, among other things, completion of certain due diligence by Disney, expiration of any applicable Hart-Scott-Rodino waiting period, and the approval of the Company's stockholders. The Library Sale Agreement and related Film Library Sale may also be terminated by the Company or Disney in certain circumstances, including, among other things, upon failure to consummate the Film Library Sale by September 15, 1997. Management of the Company (including Chairman of the Board and Chief Executive Officer, Andrew G. Vajna), which owns approximately 43.7% of the outstanding Common Stock of the Company, has agreed to vote its shares in favor of the transaction in accordance with the terms of the Library Sale Agreement.

    On April 3, 1997, the Company also announced that it does not presently intend to commence production on any additional motion pictures (although the Library Sale Agreement does not preclude the Company, pending consummation of the Film Library Sale, from commencing production on films that would not be distributed by Disney) and that it is in the process of considering its alternatives assuming consummation of the Film Library Sale to Disney. Such alternatives include disposing of those assets which are not being sold to Disney, in one or a series of transactions.

    Not included in the Film Library Sale to Disney are the Company's slate of approximately forty development projects, the Company's visual effects facility, and Cinergi's rights in "Die Hard, With a Vengeance" (which the company owns with Twentieth Century Fox which controls the sequel rights to the film).

13.  GEOGRAPHICAL INFORMATION

    The Company's operations are principally developing, financing, producing and licensing feature-length motion pictures worldwide. In 1994, the Company earned revenues from one significant customer of approximately $43,207,000 (40%). In 1995, the Company earned revenues from two significant customers of approximately $57,808,000 (30%) and $44,053,000 (23%). In 1996, the Company
earned revenues from two significant customers of approximately $43,454,000 (33%) and $12,937,000 (10%).

    Export revenues by geographic area are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------
                                                    1994            1995           1996
                                               --------------  --------------  -------------
Europe.......................................  $   45,200,000  $   72,648,000  $  41,964,000
Asia.........................................      16,248,000      51,970,000     19,377,000
South America................................       4,058,000       3,813,000      4,428,000
Other........................................       4,373,000       9,897,000      4,927,000
                                               --------------  --------------  -------------
Total export revenue.........................  $  109,028,000  $  192,880,000  $  70,696,000
                                               --------------  --------------  -------------
                                               --------------  --------------  -------------

                      CINERGI PICTURES ENTERTAINMENT INC.

                               DECEMBER 31, 1996

14.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Certain quarterly financial information is presented below:

                                         FIRST         SECOND          THIRD          FOURTH
                                        QUARTER        QUARTER        QUARTER     QUARTER(1)(2)        YEAR
                                     -------------  -------------  -------------  --------------  --------------
1995:
  Revenues.........................  $  12,706,000  $  50,960,000  $  51,528,000  $   77,686,000  $  192,880,000
  Gross profit (loss)..............        905,000     (8,936,000)    (8,162,000)      4,529,000     (11,664,000)
  Operating income (loss)..........        336,000     (9,756,000)    (9,217,000)      1,875,000     (16,762,000)
  Net income (loss)................        233,000     (9,435,000)    (9,059,000)      2,199,000     (16,062,000)
  Net income (loss) per share......            .02           (.76)          (.64)            .15           (1.23)

1996:
  Revenues.........................  $  37,116,000  $  22,467,000  $  30,189,000  $   43,228,000  $  133,000,000
  Gross profit (loss)..............        781,000        391,000      1,646,000      (9,430,000)     (6,612,000)
  Operating income (loss)..........       (695,000)    (1,012,000)      (465,000)    (14,192,000)    (16,364,000)
  Net income (loss)................       (637,000)      (716,000)      (294,000)    (14,258,000)    (15,905,000)
  Net income (loss) per share......           (.04)          (.05)          (.02)          (1.01)          (1.12)

------------------------

(1) In the fourth quarter of 1995, the Company revised its revenue and certain cost estimates related to released films, the effect of which decreased the net income in the quarter ended December 31, 1995, by approximately $3,700,000.

(2) In the fourth quarter of 1996, the Company revised its revenue and certain cost estimates related to released films, the effect of which decreased the net income in the quarter ended December 31, 1996, by approximately $5,964,000.

                                                                      APPENDIX A

    THE FOLLOWING COMPOSITE PURCHASE AND SALE AGREEMENT IS A COMPOSITE OF (I) THE PURCHASE AND SALE AGREEMENT, DATED APRIL 3, 1997, AS ORIGINALLY ENTERED INTO BETWEEN THE COMPANY, A SUBSIDIARY OF THE COMPANY AND DISNEY, AND (II) TWO AMENDMENTS TO SUCH PURCHASE AND SALE AGREEMENT. THE PURCHASE AND SALE AGREEMENT, DATED APRIL 3, 1997, WAS FILED AS EXHIBIT 2.1 TO THE COMPANY'S CURRENT REPORT ON FORM 8-K, DATED APRIL 3, 1997, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1997, THE FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT, DATED AS OF AUGUST 26, 1997, WAS FILED AS EXHIBIT 2.2 TO THE COMPANY'S CURRENT REPORT ON FORM 8-K DATED AUGUST 25, 1997, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1997, AND THE SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT WAS FILED AS EXHIBIT 2.4 TO THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST, A COPY OF THE PURCHASE AND SALE AGREEMENT AND EACH OF THE AMENDMENTS THERETO (NOT INCLUDING ANY EXHIBITS OR SCHEDULES OTHER THAN THOSE INCLUDED HEREIN WITH THE COMPOSITE PURCHASE AND SALE AGREEMENT). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: CINERGI PICTURES ENTERTAINMENT INC., ATTENTION: SECRETARY, 2308 BROADWAY, SANTA MONICA, CALIFORNIA 90404 (TELEPHONE NUMBER: 310-315-6000).

                                   COMPOSITE
                          PURCHASE AND SALE AGREEMENT

    This PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is made and entered into this 3rd day of April, 1997, by and between Cinergi Pictures Entertainment Inc., a Delaware corporation, f/k/a Cinergi Productions, Inc. ("CINERGI") and Cinergi Productions N.V. Inc., a Delaware corporation (collectively, "SELLER"), and Walt Disney Pictures and Television, a California corporation ("BUYER").

                                    RECITALS

    A. WHEREAS, Seller owns or has other rights with respect to the Assets (as such term is defined on Schedule A hereto, together with certain other capitalized terms), including without limitation the Pictures listed on Exhibit A hereto.

    B. WHEREAS, Buyer is willing to purchase all of Seller's right, title and interest in, to and under the Assets, and Seller is willing to sell such right, title and interest, all on the terms and conditions set forth herein.

    NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

    1.  Agreement to Purchase and Sell.

        1.1 Acquisition. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following assets (collectively, the "ASSETS"):

           (a) All of Seller's right, title and interest of every kind and nature whatsoever in, to and under the Film Assets, including, without limitation:

                (i) Subject only to the Existing Third Party Exploitation Rights, the sole and exclusive right, commencing on the Closing Date and continuing in perpetuity, to Exploit the Film Assets, including without limitation the right to exercise all Exploitation rights in and to the Pictures;

                (ii) All Physical Properties;

               (iii) All rights and remedies (including, without limitation, the benefit of all representations, warranties, indemnifications and other covenants) under the Existing Exploitation Agreements and all other agreements with respect to the Assets;

                (iv) All Accounts Receivable;

                (v) All rights pursuant to that certain Letter Agreement dated as of August 1, 1994 by and between Cinergi Productions N.V. Inc. and Buena Vista International, Inc. (the "BVI DIE HARD DISTRIBUTION AGREEMENT") in and to the motion picture entitled "DIE HARD III" in all media and in all territories, during the twenty-five (25) year term of the BVI Die Hard Distribution Agreement, including without limitation, all of Seller's rights to payments thereunder (the "BVI DIE HARD RIGHTS");

           (b) At Buyer's election, either (a) stock of J.D. Distribution Inc. and E.P. Distribution Inc., or (b) an assignment and assumption by Buyer, or an entity or entities designated by Buyer, of J.D. Distribution Inc.'s and E.P. Distribution Inc.'s rights and obligations under the sale/leaseback agreements, provided that Buyer notifies Seller of its election prior to the Closing Date;

           (c) All monies received by Seller for "DEEP RISING" a/k/a "TENTACLES" and all cash held in the "DEEP RISING" a/k/a "TENTACLES" account (the "TENTACLES ACCOUNT"); and

           (d) Rights to fund and acquire rights in and to the motion picture development project presently entitled "SMOKE AND MIRRORS", which rights are subject to Section 2.12 below (the "SMOKE PROJECT").

        1.2  Closing.

           (a) Time and Place. The closing (the "CLOSING") of the Transaction shall take place at the offices of Buyer within five (5) business days after the last consent or approval required for either Seller or Buyer to consummate the Transaction is received by Seller or Buyer, as applicable, or at such other time and place as to which the parties agree (the "CLOSING DATE"); provided, however, that if the Closing has not occurred on or before December 24, 1997, either party may terminate this Agreement and the transactions contemplated by this Agreement unless extended to accommodate an Alternative Transaction pursuant to the terms of Section 5.8.

        1.3 Transfer. At the Closing, Seller shall transfer the Assets to Buyer in accordance with this Agreement.

        1.4 Allocation of Consideration; Sales Tax. (a) Buyer will allocate the Purchase Price among the Assets and provide Seller with a copy of such allocation. The parties agree (i) to report the Transaction for federal, state, local and other tax purposes in accordance with such allocation and
    (ii) not to take any position inconsistent with such allocation on its tax return without the written consent of the other. Buyer shall be responsible for all sales, use, transfer, stamp and similar taxes, if any, incurred as a result of this Agreement and the consummation of the Transaction.

           (b) If Buyer elects to acquire the stock of a subsidiary of Seller pursuant to Section 1.1(b), (i) Seller shall join Buyer in making (x) the elections provided for in Section 338(g) and Section 338(b)(10) of the Code with respect to Seller and (y) such other similar elections as may be necessary to achieve substantially the same results to the parties for state and local income or franchise tax purposes (collectively, the "338 ELECTIONS"); (ii) Seller and Buyer shall comply fully with all filing and other requirements necessary to effectuate the 338 Elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any tax returns required to be filed in connection with the making of the 338 Elections, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules; and (iii) any income, deduction, gain or loss recognized as a result of, and in accordance with, the 338 Elections shall be included in the consolidated federal income tax return of Seller (and the consolidated, combined or unitary state or local income or franchise tax return of Seller) for its taxable period that includes the Closing Date.

    2.  Consideration and General Terms.

        2.1 Consideration. The consideration for the sale of the Assets hereunder shall be the consideration provided for in Sections 2.2, 2.3, 2.4,
    2.5 and 2.6 below.

        2.2 Assumption of Certain Liabilities. Buyer will assume, pay and perform only the following obligations and liabilities of Seller arising in connection with the Film Assets: (a) the outstanding principal and interest as of the Closing Date on the loans made to Seller by Buyer or any Affiliate of Buyer relating to the motion pictures "COLOR OF NIGHT", "SCARLET LETTER", "NIXON", "EVITA" and "SHADOW CONSPIRACY" (the "DISNEY LOANS"); (b) all Guild Obligations (other than Guild Obligations arising from or related to the production of the Pictures ("EXCLUDED GUILD OBLIGATIONS")) arising in connection with the Exploitation of the Pictures arising prior to or after the Closing Date and all Participation Obligations relating to the Pictures arising prior to or after the Closing Date; provided that Buyer's Participation Obligations with respect to the motion picture entitled "DIE HARD III" shall be limited to Buyer's and/or Buyer's Affiliate's Pro Rata Share of the Participation Obligations arising only from Buyer's or Buyer's Affiliate's exercise of Buyer's or Buyer's Affiliate's rights under the BVI Die Hard Distribution Agreement as described in Section 2.13 below, and Buyer's Guild Obligations with respect to the motion picture entitled "DIE HARD III" shall be limited to the Guild Obligations arising from Buyer's or Buyer's Affiliate's exploitation of its rights under the BVI Die Hard Distribution Agreement; and (c) those certain obligations pursuant to Existing Exploitation Agreements that are to be performed in accordance with the terms of such Existing Exploitation Agreements on or after the Closing Date, but only if such obligations are specifically listed on Schedule 2.2 attached hereto. Buyer shall not assume and shall not be liable for any other liabilities or obligations except as expressly set forth in the preceding sentence, including without limitation the following excluded liabilities (collectively, the "EXCLUDED LIABILITIES"): (1) any claims against Seller or any obligations or liabilities of Seller (including, without limitation, all claims, obligations and liabilities relating to the claims described on Schedule 3.14 attached hereto) which arise from facts, circumstances, conditions, actions or failures to take actions existing or occurring prior to the Closing Date regardless of whether any suit, claim or proceeding related thereto was commenced prior to the Closing Date, other than the liabilities assumed in (a), (b) or (c) above (for the avoidance of any doubt, Buyer shall not assume and shall not be liable for any obligation to pay any amounts whatsoever to Laurence Fishburne or The LAO Productions, Inc., or any successor in interest or person or entity claiming through them, in connection with any claims brought by such parties or on their behalf against Seller or any Seller Affiliate, including without limitation the existing lawsuit brought by Laurence Fishburne and The LAO Productions, Inc. against Seller, Andrew Vajna and Randolph Paul in the Superior Court of California, Los Angeles County, Case No. SC 031787, in connection with the motion picture entitled "DIE HARD III"); (2) any claims against Seller or Seller's Affiliates or any obligations or liabilities of Seller or Seller's Affiliates arising from or related to the Evita Warner Bros. Soundtrack Rights or arising under the Evita Warner Bros. Soundtrack Agreement, in either case, whether or not such obligations and liabilities arise before or after the Closing Date; (3) any obligations or liabilities to the shareholders of Seller, in their capacities as shareholders, whether or not such obligations and liabilities arise before or after the Closing Date; (4) any obligation to pay any amounts whatsoever to any licensee/lessee under an Exploitation Agreement, or to repay or refund to any licensee/lessee under an Exploitation Agreement any amounts previously paid to or on behalf of Seller or any Seller's Affiliate or paid to or on behalf of any other licensor/lessor under an Exploitation Agreement, including, without limitation, minimum guarantee payments, except where the obligation to make any such payment to any licensee/lessee constitute damages directly attributable to Buyer's failure to perform an obligation assumed by Buyer pursuant to Section 2.2(c) above; and, notwithstanding the foregoing, Buyer shall be obligated to pay or refund amounts received from licensees/lessees under

    Exploitation Agreements in connection with the motion pictures entitled "UP CLOSE AND PERSONAL" and "DEEP RISING" a/k/a "TENTACLES" if and only to the extent that (i) such amounts were actually received by Buyer and (ii) such repayment obligation arises because the cost of production of such motion picture is less than the amount stated in the relevant Exploitation Agreement as the cost of production for such motion picture; (5) any obligations or liabilities under any so-called "output" distribution agreements with respect to any motion pictures other than obligations under Existing Exploitation Agreements with respect to the Pictures listed on Exhibit A hereto and then only to the extent such obligations are assumed by Buyer pursuant to Section 2.2(c) above; (6) any Excluded Guild Obligations; and (7) any obligations or liabilities for unpaid compensation for services rendered or rights granted and/or any other production costs incurred in connection with the Assets other than obligations or liabilities for unpaid compensation for services rendered or rights granted and/or any other production costs incurred in connection with the motion pictures entitled "UP CLOSE AND PERSONAL" and "DEEP RISING" a/k/a "TENTACLES".

        2.3 Non Disturbance. Buyer will not interfere with the rights of existing licensees under Existing Exploitation Agreements, including without limitation all rights of access in and to the Physical Properties. However, if any such licensees are in default under Existing Exploitation Agreements, Buyer reserves the right to exercise any of Seller's rights and remedies pursuant to such Existing Exploitation Agreements.

        2.4 Termination of Distribution Agreements and Sales Agency Agreements; Audit Rights. Except as expressly set forth in this Agreement, all of Buyer's and Buyer's Affiliates' respective rights, obligations and liabilities and all of Seller's rights, and Seller's obligations and liabilities arising after the Closing Date, under the distribution and sales agency agreements set forth on Schedule 2.4 attached hereto shall terminate on the Closing Date including without limitation (i) all of Seller's audit rights (except with respect to the Smoke Project) or claims for payments thereunder whether arising prior to or following the Closing Date; (ii) all of Buyer's audit rights except with respect to the following motion pictures: "DEEP RISING" a/k/a "TENTACLES", and "UP CLOSE AND PERSONAL"; and
    (iii) all of Seller's and Summit's rights to receive any sales agency or distribution fees or other compensation thereunder. Notwithstanding any termination of the distribution agreements or sales agency agreements listed on Schedule 2.4 hereto, (x) Seller shall remain responsible for the production, completion and delivery of and the payment of all expenses necessary to produce, complete and deliver "AN ALAN SMITHEE FILM" except for such costs and expenses, if any, which Buyer's Affiliate is responsible for pursuant to existing agreements and (y) Buyer and Buyer's Affiliates shall retain all rights and Seller shall remain obligated and liable for any breach of any representation, warranty or covenant by Seller existing on or prior to the Closing Date and any indemnification relating thereto under the distribution agreements set forth on Schedule 2.4. As of the date of this Agreement, Buyer does not have any knowledge of any breach by Seller of any representation, warranty or covenant under the distribution agreements listed on Schedule 2.4; provided, however, this sentence shall not be interpreted as a waiver by either Buyer or Buyer's Affiliates of any rights either Buyer or Buyer's Affiliates may have if in fact Seller has breached or does breach said representations, warranties or covenants.

        2.5 Termination of Loan Agreements and Guarantees. Any and all loan documents, including without limitation that certain Letter Agreement dated July 13, 1990, as amended, between Buena Vista Pictures Distribution, Inc. and Seller or Seller's Affiliates and that certain Letter Agreement dated April 8, 1994, as amended, between Buena Vista Pictures Distribution, Inc. and Seller (collectively, the "MASTER LOAN AGREEMENTS"), guarantees and all security interests related thereto entered into or granted in connection with the Disney Loans shall terminate on the Closing Date and Buyer shall execute and deliver to Seller any and all documents necessary to effectuate such termination.

        2.6 Surrender of Stock. At the Closing, Buyer shall transfer, or shall cause Buyer's Affiliates to transfer, to Seller all shares of, and all warrants with respect to, common stock in Cinergi owned by Buyer or Buyer's Affiliates as of the date hereof (the "CINERGI STOCK").

        2.7 "Eaters of the Dead". Neither Seller nor any of Seller's Affiliates nor any of their respective employees, agents or representatives (including, without limitation, Andrew Vajna) shall be entitled to any compensation or other payment of any kind or nature (including, without limitation, reimbursement of development costs, producer fees or contingent compensation) in connection with the motion picture presently entitled "EATERS OF THE DEAD", and all such amounts shall be retained by Buyer or Buyer's Affiliates. Andrew Vajna shall, however, be entitled to an executive producer credit for the motion picture "EATERS OF THE DEAD", if produced, pursuant to that certain agreement between Buyer and Seller dated as of July 3, 1996. Seller acknowledges that Buyer owns and shall own all rights in and to the motion picture project entitled "EATERS OF THE DEAD" and all derivative works based thereon, including without limitation, any resulting motion picture, and accordingly, any and all payments of any kind that Seller might receive in connection with such motion picture shall be held in trust for Buyer and shall be immediately paid to Buyer. Buyer agrees to indemnify and hold harmless Seller for any Losses it incurs with respect to such motion picture other than Losses for any claims caused by any actions or inactions of Seller, and, if "EATERS OF THE DEAD" is produced, financed and/or distributed by Buyer and/or any Buyer Affiliate, Seller and Andrew Vajna shall be covered as additional insureds on Buyer's or Buyer's Affiliates' errors and omissions insurance policy in effect for the motion picture entitled "EATERS OF THE DEAD". Subsequent to the Closing, except as otherwise set forth in this Agreement, neither party shall have any further obligations to the other party with respect to this motion picture.

        2.8 "Deep Rising" a/k/a "Tentacles". Seller acknowledges that Buyer owns all rights in and to the motion picture entitled "DEEP RISING" a/k/a "TENTACLES", including without limitation any rights that Seller may have to receive payments of any kind, whether in the form of minimum guarantees, license fees, sales agency fees, distribution fees or otherwise, from sub-distributors or any other party with respect to such motion picture, and accordingly, any and all payments of any kind that Seller might receive in connection with such motion picture shall be held in trust for Buyer and shall be immediately paid to Buyer. Buyer agrees to indemnify and hold harmless Seller for any Losses it incurs with respect to such motion picture other than Losses for any claims caused by any actions or inactions of Seller, and Seller shall be covered as an additional insured on Buyer's or Buyer's Affiliates' errors and omissions insurance policy in effect for the motion picture entitled "DEEP RISING" a/k/a "TENTACLES". Subsequent to the Closing, except as otherwise set forth in this Agreement, neither party shall have any further obligations to the other party with respect to this motion picture, including without limitation, pursuant to that unsigned Financing and Distribution Agreement dated as of April 22, 1996.

        2.9 "Up Close and Personal". Seller acknowledges that Buyer owns all rights in and to the motion picture entitled "UP CLOSE AND PERSONAL", including without limitation any rights that Seller may have to receive payments of any kind, whether in the form of minimum guarantees, license fees, sales agency fees, distribution fees or otherwise, from sub-distributors or any other party with respect to such motion picture, and accordingly, any and all payments of any kind that Seller might receive in connection with such motion picture shall be held in trust for Buyer and shall be immediately paid to Buyer. Buyer agrees to indemnify and hold harmless Seller for any Losses it incurs with respect to such motion picture other than Losses for any claims caused by any actions or inactions of Seller, and Seller shall be covered as an additional insured on Buyer's or Buyer's Affiliates' errors and omissions insurance policy in effect for the motion picture entitled "UP CLOSE AND PERSONAL". Subsequent to the Closing, except as otherwise set forth in this Agreement, neither party shall have any further obligations to the other party, and Buyer shall have no further obligations to Summit, with respect to this motion picture, including without limitation, pursuant to that certain letter dated May 19, 1994 from Buyer's Affiliate to Seller.

        2.10 Oliver Stone Reimbursement Obligations. Buyer shall be entitled to recoup all monies advanced by Buyer or Buyer's Affiliates for the "Overhead", the "Producer Advance" and the "Development Fund" referred to in that certain unsigned letter agreement dated as of August 1, 1995, by and between Seller and Buena Vista Pictures Distribution, Inc. (the "BUYER/SELLER STONE AGREEMENT") as set forth in, and in accordance with, the Buyer/Seller Stone Agreement, except as Buyer's or Buyer's Affiliates' recoupment rights are modified by this Section 2.10. Seller shall, prior to the Closing, grant to Buyer first priority security interest(s) and mortgage(s) of copyright in those Oliver Stone projects for which monies from the Development Fund were or are expended, which security interest(s) and mortgage(s) of copyright (a) shall secure Buyer's recoupment rights regarding the "Development Fund" under the Buyer/Seller Stone Agreement and hereunder; and (b) shall be released on a project by project basis by Buyer upon Buyer's recoupment of all monies advanced from the "Development Fund" (plus interest) for the applicable project by Buyer or Buyer's Affiliates. For purposes of this Section 2.10, the terms "Overhead", "Producer Advance" and "Development Fund" shall have the same meaning as set forth in the Buyer/Seller Stone Agreement. Seller shall not terminate or amend the "First Look Deal" defined and referred to in the Buyer/Seller Stone Agreement in any way that would have a material adverse effect on Buyer's or Buyer's Affiliates' rights under this Section 2.10 without the prior written consent of Buyer. Notwithstanding Buyer's or Buyer's Affiliates' recoupment rights under the Buyer/Seller Stone Agreement, for each motion picture, if any, that is produced and/or directed by Oliver Stone and produced, financed and/or distributed by Seller, Seller's Affiliate, any entity owned or controlled by Andrew Vajna or Andrew Vajna individually, Buyer shall be entitled to recoup "Overhead", the "Producer Advance" and the "Development Fund" as follows: (x) Buyer shall be entitled to recoup "Overhead", and the "Producer Advance" to the extent the "Producer Advance" is not recouped pursuant to (y) below, funded or reimbursed by Buyer at a rate of Two Million Dollars ($2,000,000) per picture (up to a total of Six Million Dollars ($6,000,000)); (y) Buyer shall be entitled to recoup the "Producer Advance" pursuant to and in accordance with paragraph 11 of the "First Look Deal" (up to a total of One Million Dollars ($1,000,000)); and (z) Buyer shall be entitled to recoup the "Development Fund" sums (plus interest), if any, that are expended by Buyer pursuant to the Buyer/Seller Stone Agreement to the extent that any such sums were expended in connection with such motion picture. Each such recoupment payment shall be payable upon commencement of principal photography of the applicable motion picture, if any. Buyer acknowledges that notwithstanding the provisions of this Section
    2.10 and the terms of the Buyer/Seller Stone Agreement, neither Buyer nor Buyer's Affiliates are entitled to reimbursement by Seller under paragraph 4 of the Buyer/Seller Stone Agreement of (1) the Five Hundred Thousand Dollars ($500,000) for each motion picture that Oliver Stone directs for a third party unrelated to Seller; or (2) the amount that Oliver Stone is entitled to take as a credit against and reduction of the unrecouped "Overhead". Buyer further acknowledges that Buyer's and Buyer's Affiliates' only recoupment rights are as set forth in the Buyer/Seller Stone Agreement, as modified by and under this Section 2.10, and that neither Buyer nor Buyer's Affiliates shall be entitled to seek reimbursement for monies expended by any of them pursuant to the Buyer/Seller Stone Agreement from Seller, provided that Seller causes any applicable third parties to assume the reimbursement obligation to Buyer as part of any transfer or assignment of rights to the applicable Oliver Stone project. Except for Buyer or Buyer's Affiliates recoupment rights, (i) each of Seller and Buyer acknowledges that neither Buyer or Buyer's Affiliates nor Seller or Seller's Affiliates shall have any further rights or obligations pursuant to the Buyer/Seller Stone Agreement; and (ii) each of Seller and Buyer acknowledges that neither Buyer nor Buyer's Affiliates shall have any other rights in the motion pictures produced pursuant to the Buyer/Seller Stone Agreement.

        2.11 Accounting and Payment of Receivables. At least ten (10) days prior to the Closing Date, Seller shall provide Buyer with an accounting of all worldwide overages and other payments of any kind from Exploitation of the Film Assets that have been paid, credited or otherwise collected by Seller or Seller's agents or representatives on or after January 1, 1997 (the "ACCOUNTING"). The amount reflected in the Accounting, excluding the Excluded Receivables, shall be paid by Seller to Buyer by wire or other transfer of immediately available funds to an account designated by Buyer on or before the Closing Date. After the Closing, Seller agrees that if it receives any other payments which are intended to be included in the Assets purchased by Buyer hereunder, Seller shall promptly remit such amounts to Buyer.

        2.12 Smoke Project. If Seller goes forward with the production of the Smoke Project, or if Seller abandons or sells its interest or part thereof in the Smoke Project, or otherwise transfers or disposes of rights therein or seeks financing and/or distribution of a motion picture based thereon, Buyer shall have a right of first negotiation with respect thereto; provided, however, if Buyer does not enter into an agreement with Seller with respect thereto, Seller can sell all or part of its interest so offered to Buyer in the Smoke Project to a third party on terms no less favorable to Seller than those offered to Buyer. If Seller desires to sell all or part of its interest in the Smoke Project to a third party on terms that are less favorable to Seller than those last offered by Seller to Buyer, Seller must first offer those less favorable terms to Buyer and Buyer shall have ten
    (10) business days to accept such offer. If the Smoke Project is produced by Seller or a third party, unless Buyer agrees otherwise, Buyer shall be entitled to immediate reimbursement in full of all of Buyer's and Buyer's Affiliates' costs and expenses (including interest) on the Smoke Project, which reimbursement obligation will be secured by the security interest described in Section 7.22 below. If the Smoke Project is produced by Seller or a third party with Buyer's involvement, Buyer shall cooperate with Seller or said third party in obtaining production financing for the Smoke Project, including without limitation, the subordination of Buyer's liens subject to customary non-disturbance rights, or if Buyer or Buyer's Affiliates participate in the production financing for the Smoke Project, Buyer or Buyer's Affiliates shall enter into mutually satisfactory inter-creditor agreements with any other participants to such production financing. Seller has notified Buyer that Seller desires to solicit third party offers to acquire a package of development projects owned or controlled by Seller including among such development projects the Smoke Project. Buyer has agreed that notwithstanding Seller's obligations to accord Buyer the rights described above with respect to the Smoke Project on a stand-alone basis, Seller may only solicit offers and sell the Smoke Project in a package with other development projects owned or controlled by Seller (the "PACKAGE") on and subject to the following terms and conditions:

       (1) If a third party other than Buyer acquires the Package, the third party acquirer of the Package (the "PACKAGE BUYER") will agree to accord Buyer a 45-day good faith right of first negotiation (as described above) with respect to the terms and conditions on which
           (i) Buyer and the Package Buyer (or any successor or assign of the Package Buyer) will co-produce and/or co-finance the Smoke Project and (ii) Buyer will acquire distribution rights to the motion picture based on the Smoke Project in agreed upon territories and media;

       (2) Buyer's security interest in the Smoke Project described in Section
           7.22 will secure all of Buyer's rights and Seller's obligations under this Section 2.12 including Buyer's reimbursement rights described above and Buyer's rights described in Subsection (1) of this Section
           2.12 and such security interest shall be perfected prior to any sale or transfer of rights in the Smoke Project to the Package Buyer; and

       (3) If the Smoke Project is not sold as part of a package of development projects, Seller shall remain obligated to accord Buyer the rights described above in this Section 2.12 and Seller shall otherwise comply with all of Seller's obligations under this Section 2.12.

        2.13 BVI Die Hard Distribution Agreement. After the Closing, the BVI Die Hard Distribution Agreement shall be modified as follows: (a) except as provided in (e) below, neither Buyer nor Buyer's Affiliates shall have any obligations to make further payments of any kind whatsoever to

    Seller pursuant to the BVI Die Hard Distribution Agreement, and all payments that would otherwise be payable to Seller pursuant to the BVI Die Hard Distribution Agreement shall be retained by Buyer for Buyer's own account;
    (b) neither Buyer nor Buyer's Affiliates shall have a right of first negotiation under the BVI Die Hard Distribution Agreement at the end of the term of such agreement; (c) notwithstanding anything to the contrary contained in the BVI Die Hard Distribution Agreement, Buyer and Buyer's Affiliates acknowledge and agree that all Persons, other than Fox, entitled to Participation Obligations with respect to the motion picture entitled "DIE HARD III" shall have the right to directly audit Buyer and/or Buyer's Affiliates pursuant to the provisions relating to and on the same terms as Seller's audit rights in the BVI Die Hard Distribution Agreement; (d) if and to the extent that Fox waives its rights to participate in worldwide revenues from the exploitation of the motion picture entitled "DIE HARD III", Buyer and/or Buyer's Affiliates shall waive its or their right to participate in such revenues; and (e) Buyer and/or Buyer's Affiliates shall pay only Buyer's or Buyer's Affiliates' Pro Rata Share of Participation Obligations for the motion picture entitled "DIE HARD III" arising from Buyer's or Buyer's Affiliates' exercise of Buyer's or Buyer's Affiliates' rights under the BVI Die Hard Distribution Agreement, which Pro Rata Share shall be payable by Buyer or Buyer's Affiliates upon receipt of an invoice from Seller or Seller's designee (the "INVOICING PARTY") stating the amount of Buyer's and/or Buyer's Affiliates' Pro Rata Share of such Participation Obligations. The Invoicing Party shall deliver such invoice contemporaneously with its delivery of statements to participants. Said invoices shall also show the calculation of Buyer's and/or Buyer's Affiliates' Pro Rata Share and shall be accompanied by supporting documentation reasonably satisfactory to Buyer or Buyer's Affiliates. Seller acknowledges and agrees that Buyer and/or Buyer's Affiliates shall have the right to audit the calculation and documentation in support thereof. For purposes of this Section 2.13, the term "PRO RATA SHARE", as of the date of any calculation, shall be defined as a fraction, the numerator of which shall be a number equal to the cumulative amount of minimum guarantees and overages that Seller (v) has received as of the Closing Date and (w) otherwise would be entitled to receive from Buyer or Buyer's Affiliates pursuant to the BVI Die Hard Distribution Agreement as of the date of such calculation, and the denominator of which shall be a number equal to the cumulative amount of worldwide minimum guarantees and overages that Seller
    (x) has received as of the Closing Date, (y) receives after the Closing Date and (z) otherwise would be entitled to receive from the worldwide exploitation of the motion picture entitled "DIE HARD III" as of the date of such calculation. Any and all audit rights of Buyer and/or Buyer's Affiliates in connection with revenues from the territories covered by the BVI Die Hard Distribution Agreement may only be asserted against the Invoicing Party. Except as modified by this Section 2.13, the BVI Die Hard Distribution Agreement shall remain in full force and effect and Buyer and/or Buyer's Affiliates shall retain all of its or their rights contained therein. Upon the expiration of the BVI Die Hard Rights, Buyer or Buyer's Affiliates shall terminate all of Buyer's or Buyer's Affiliates' liens, encumbrances or claims on the BVI Die Hard Rights.

        2.14  Delivery of Missing Schedules; Due Diligence Period.

           (a) In the event that Schedules 2.2, 2.4, 3.2, 3.4, 3.10, 3.11, 3.13,
       3.14, 3.16 or 7.11 (the "SELLER PREPARED SCHEDULES"), or any of them, have not been delivered to Buyer on or prior to the date of this Agreement (the "MISSING SCHEDULES"), the Missing Schedules shall be delivered to Buyer on or before April 15, 1997 (the "SCHEDULE DELIVERY DATE").

           (b) Provided that Seller fully complies with Sections 3.4 and 5.3 below, Buyer shall have until May 15, 1997 (the "DUE DILIGENCE PERIOD") to review all contracts, accounting books and records and documents relevant to the Assets or the Transaction. If Seller does not fully comply with its obligations to provide access and/or deliver documents under Sections 3.4 and 5.3 (as reasonably and in good faith determined by Buyer), the Due Diligence Period shall be extended by the number of days that Buyer is denied the access or documents to which it is entitled pursuant to Sections 3.4 and 5.3. Buyer agrees that it shall give Seller prompt written notice of such denial of access and the number of days in which the Due Diligence Period is being extended. On or prior to the expiration of the Due Diligence Period, Buyer shall provide Seller with written notice of whether Buyer elects to terminate this Agreement or proceed with the Closing of the Transaction (the "DUE DILIGENCE PERIOD NOTICE"); provided, however, if Seller has not received the Due Diligence Period Notice by the expiration of the Due Diligence Period, Seller shall, at any time thereafter, give Buyer written notice of such failure and Buyer shall have five (5) days from its receipt of such notice from Seller to deliver the Due Diligence Period Notice to Seller. If Seller has not received the Due Diligence Period Notice within said five (5) day period, this Agreement shall be deemed to have been approved and remains in full force. Notwithstanding anything to the contrary contained herein, Buyer shall only have the right to terminate this Agreement pursuant to this
       Section 2.14(b) under the following circumstances: (i) if the Seller Prepared Schedules contain a disclosure of an obligation, liability or any other fact that is either different from the information previously delivered or communicated to Buyer with respect to the Assets or the Transaction or previously undisclosed to Buyer, and such obligation, liability or fact has a Material Adverse Effect on the Assets, on Seller or on the Transaction; or (ii) if during Buyer's review of the contracts, accounting books and records and other documents relevant to the Assets or the Transaction, Buyer discovers any fact relating to the Assets or the Transaction that has not previously been disclosed to Buyer by Seller, in the Seller Prepared Schedules or otherwise, that could have a Material Adverse Effect on the Assets or Seller.

        2.15 "An Alan Smithee Film". Seller shall complete the motion picture entitled "AN ALAN SMITHEE FILM" and fully deliver said motion picture prior to Closing to Buyer in accordance with the terms of the Alan Smithee Distribution Agreement and to each of the foreign distributors who have entered into an Exploitation Agreement including, without limitation, Existing Exploitation Agreements with respect to said motion picture. As provided in that certain Amendment to the Alan Smithee Distribution Agreement dated as of September 17, 1997, as the same shall be amended to reflect the provisions of this Section 2.15, upon delivery of "AN ALAN SMITHEE FILM" in compliance with the terms of the Alan Smithee Distribution Agreement, as amended, Buyer shall pay to Seller a sum of Three Million Seven Hundred Twenty Five Thousand Dollars ($3,725,000), which payment (along with other minimum guarantee payments received by Seller with respect to such motion picture) shall be used by Seller to pay off the outstanding principal and interest owing by Seller under the Credit, Security, Pledge and Guaranty Agreement dated as of August 16, 1994, between Cinergi Productions N.V. Inc. and The Chase Manhattan Bank, as Agent ("CHASE") (the "CHASE CREDIT AGREEMENT"). Buyer agrees that Seller may retain (subject to repayment in full of the Chase Credit Agreement) all fixed cash minimum guarantees payable to Seller under Existing Exploitation Agreements only for "AN ALAN SMITHEE FILM" listed on Schedule 2.15 hereof. To the extent that Seller receives any fixed cash minimum guarantees with respect to "AN ALAN SMITHEE FILM" other than those minimum guarantees listed on Schedule 2.15, then Seller shall account for and remit such additional amounts to Buyer on the Closing Date and thereafter in accordance with Section 2.11 of this Agreement. Seller agrees that Seller will not amend any of the terms or provisions of any of such Existing Exploitation Agreements in any way that would decrease, delay or otherwise adversely affect payment of any amounts (other than the minimum guarantees provided for in such Existing Exploitation Agreements as specified in Schedule 2.15 hereof) otherwise payable pursuant to such Existing Exploitation Agreements.

        2.16 Guild Settlement Negotiations. Seller has notified Buyer that Seller is presently in settlement discussions with certain unions and guilds regarding claims asserted by the unions and guilds against Seller. Seller agrees to keep Buyer advised as to the status of all such negotiations and will not object to Buyer's attendance at or other participation in any such negotiations. Seller agrees that it will not enter into any settlement agreement with the unions and guilds without Buyer's prior written approval. If notwithstanding the foregoing, Seller enters into a settlement agreement with the unions and guilds which is not approved by Buyer, Seller's obligations under any such settlement agreement(s) shall be Excluded Guild Obligations for purposes of Section 2.2.

        2.17 Participation Settlement Negotiations. Seller has notified Buyer that Seller is presently in settlement discussions with certain third parties regarding participation claims asserted by the third parties against Seller. Seller agrees to (1) notify Buyer of any participation claims which may be asserted by any third parties against Seller and (2) keep Buyer advised as to the status of all such negotiations, discussions and claims, including any legal proceedings, and will not object to Buyer's attendance at or other participation in any such discussions, negotiations or proceedings. Seller agrees that any payment made by Seller or any agreement entered into by Seller to pay or settle any amounts or claims which could be an assumed liability of Buyer under the terms of Section 2.2 of this Agreement, including without limitation, participation obligations, shall require the prior written consent of the Buyer. If notwithstanding the foregoing, Seller makes any payments, takes, or omits to take, any action with respect to any legal proceedings, or enters into a settlement agreement with respect to any amounts or claims which could be an assumed liability and which is not approved by Buyer, Seller's obligations with respect to such payments or under any such agreement shall be Excluded Liabilities for purposes of Section 2.2.

    3. Representations and Warranties of Seller. As a material inducement for Buyer to enter into this Agreement, Seller represents and warrants that each of the following statements is true and correct as of the date hereof and on the Closing Date:

        3.1 Existence and Rights. Cinergi, and each of its subsidiaries party hereto, (a) is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation and (b) has the corporate power and adequate authority, licenses and rights to own its properties, to carry on its business as now conducted and to make and carry out the Transaction.

        3.2 Agreements Authorized. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party has been duly authorized by all necessary action on the part of Seller, including without limitation the approval by Seller's board of directors, but excluding approval by Seller's stockholders, and, except as set forth on Schedule 3.2, does not require notice to, or the consent or approval of, any governmental or other regulatory authority or any other Person, except where Seller's failure to give such notices or obtain such consents or approvals does not have a Material Adverse Effect on the Assets or Seller. Each of this Agreement and the Related Agreements to which Seller is a party has been or when delivered at Closing will have been duly executed and delivered by Seller and is or will be a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except only to the extent limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.

        3.3 No Conflict. The execution, delivery and, subject to obtaining the consents in Schedule 3.2, performance by Seller of this Agreement and the Related Agreements to which Seller is a party will not (a) breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate, accelerate or cancel any agreement, indenture, undertaking or other instrument to which Seller is a party or by which Seller or any of the Assets may be bound or affected which breach or default would have a Material Adverse Effect on the Assets or Seller; (b) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency or government that would have a Material Adverse Effect on the Assets or Seller; (c) violate any provision of the charter or bylaws of Seller; or (d) result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any of the Assets that would have a Material Adverse Effect on the Assets or Seller, other than as contemplated by the Transaction.

        3.4 Conveyance of All Interests; Existing Exploitation Agreements; Chain-of-Title Documents. On the Closing Date, Seller will convey to Buyer all of Seller's right, title and interest of every kind and nature whatsoever in and to the Assets. Seller's rights to Exploit the Pictures and the Picture

    Rights related thereto are subject only to the Existing Exploitation Agreements and any liens in favor of SAG and DGA on the Pictures securing obligations with respect to the Pictures under the applicable collective bargaining agreement (the "GUILD LIENS"). True, correct and complete copies (including all amendments, if any) of the Existing Exploitation Agreements and other agreements listed on Schedule 3.4 have been provided to Buyer or will be provided to Buyer within thirty (30) days from the date hereof.
    Schedule 3.4 accurately sets forth all of the Existing Exploitation Agreements. Except as otherwise noted on Schedule 3.4, Seller is not in default under any Existing Exploitation Agreement and each Existing Exploitation Agreement remains in full force and effect and shall remain in full force and effect after the Closing Date in accordance with its terms. True, correct and complete copies (including all amendments, if any) of all chain-of-title documents establishing Seller's interest in the Film Assets have been provided to Buyer or will be provided to Buyer prior to commencement of the Due Diligence Period.

        3.5 Rights Unimpaired. Except only for the rights licensed to third parties under the Existing Exploitation Agreements, (a) Seller has not done, nor authorized to be done, any act or thing by which any Exploitation of the Film Assets has been or will be in any way materially adversely affected or impaired and (b) Seller has not conveyed, transferred, licensed, assigned or otherwise disposed of any right, title or interest Seller ever had in the Film Assets.

        3.6 Non-Infringement and Litigation. Neither the Film Assets nor any portion thereof nor the exercise of any rights to Exploit the Film Assets, will violate or infringe upon the trademark, trade name, copyright, patent, or any literary, dramatic, musical, artistic, or personal right or any right of privacy, publicity, property right or any other right of any Person or entity or defame any Person or entity. Seller has not entered into, and will not enter into, any agreement which is inconsistent with any of the provisions of this Agreement, and will not exercise any right or take any action or license or authorize any other Person to exercise any right or take any action or license which could have a Material Adverse Effect on the Assets. Seller has provided Buyer with notice of, and copies of, any and all papers, documents and pleadings served or delivered to Seller or any of its Affiliates regarding any claims, actions or litigations, either threatened, pending or concluded (including, without limitation, those described on Schedule 3.14 attached hereto), which might reasonably be expected to adversely affect any of the Assets or which seek to prevent, restrict or delay the consummation of the Transaction. Except for such matters that would not have a Material Adverse Effect on the Assets or Seller, there are no orders, writs, judgments, injunctions, decrees, determinations or awards against the Assets or Seller, or any of Seller's other assets or properties.

        3.7 Licenses. Seller owns or has proper and effective licenses in perpetuity for each Picture (which ownership and licenses will be transferred by Seller to Buyer at the Closing) for (a) the use of the sound recording systems employed in the production of the Pictures, (b) the use of any copyrighted music or copyrighted sound recordings and (c) the use of any patented processes, methods and inventions employed in the production thereof. Notwithstanding the foregoing, the parties agree that any breach by Seller of this representation and warranty will not constitute a breach of this Agreement if such breach is covered by Seller's applicable errors and omissions insurance policy (which policy must comply with the requirements of Section 5.7 below), and Buyer agrees that it will first attempt to recover for any such breach from such errors and omissions insurance policy before pursuing its other remedies against Seller under this Agreement for Seller's breach of this representation and warranty.

        3.8 Clearance. Seller has obtained proper and effective licenses or grants of authority to use the results of the services of performers and other persons connected with the production of the Pictures to Exploit the Film Assets (which licenses and grants will be transferred by Seller to Buyer on the Closing Date). Notwithstanding the foregoing, the parties agree that any breach by Seller of this representation and warranty will not constitute a breach of this Agreement if such breach is covered by Seller's applicable errors and omissions insurance policy (which policy must comply with the requirements of Section 5.7 below), and Buyer agrees that it will first attempt to recover for any such breach from such errors and omissions insurance policy before pursuing its other remedies against Seller under this Agreement for Seller's breach of this representation and warranty.

        3.9 Copyrights. Good and sufficient copyright notice is affixed to the Pictures. Each Picture has been registered with the United States Copyright Office in Seller's name and Seller's rights in each Picture have been registered with the Copyright Office, provided, however, that with respect to the motion picture presently entitled "AN ALAN SMITHEE FILM", only the screenplay for said motion picture has been registered with the Copyright Office in Seller's name.

        3.10 Bankruptcy; Liens/Encumbrances. Seller has not become subject to voluntary or involuntary bankruptcy proceedings. Except only as specified on
    Schedule 3.10 and the Guild Liens, there are no liens, encumbrances or claims on the Assets or any portion thereof or upon any revenues or receivables from the Exploitation of the Film Assets except for such liens, encumbrances or claims that will not have a Material Adverse Effect on the Assets or Seller.

        3.11 Music. Except as set forth in Schedule 3.11, all non-dramatic music rights (so called "small rights") contained in the Pictures are (a) available by license from American Society for Composers, Authors and Publishers ("ASCAP"), Broadcast Music Inc. ("BMI"), or SESAC, Inc. or (b) in the public domain, or (c) controlled by Seller directly or through licenses (in which event at the Closing Seller will transfer all such licenses to Buyer).

        3.12 Credits. The credits contained in the main and end titles of the Pictures as delivered to Buyer shall comply with all contractual obligations to third parties who rendered services in connection with the Pictures and all applicable Guild agreements.

        3.13 Insurance Claims. Except as set forth on Schedule 3.13, no insurance claims have been made and are currently outstanding and unsettled as of the date of this Agreement on the producer's errors and omissions policies or any other insurance policies that Seller maintains with respect to the Pictures. Except as set forth on Schedule 3.13, no claim with respect to any of the Pictures under any errors and omissions policy has required a payment by the insurance company or Seller and no claim with respect to any of the Pictures that would be covered under any errors and omissions policy has been asserted.

        3.14  Contingencies; Proceedings.  Except as set forth in Schedule 3.14,
    (a) there is no litigation, arbitration, other proceeding, written audit request or, to the knowledge of Seller, investigation, pending against Seller or any of its officers or directors (in their capacities as such) which in any way could have a Material Adverse Effect on the Assets or Seller, and (b) Seller does not know of any threats of any such litigation, arbitration, other proceedings or written audit requests, the results of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets or Seller.

        3.15 Compliance with Law. Seller has conducted and is conducting its business in compliance with all applicable laws and regulations in all material respects and has obtained all necessary licenses, permits and other approvals of any governmental authority, except where Seller's failure to do so could not have a Material Adverse Effect on the Assets or Seller.

        3.16 Commissions. Except as set forth in Schedule 3.16, neither Seller nor any of its officers, directors, agents or employees have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other similar payments with respect to the Transaction. Seller hereby agrees that all such amounts payable to brokers, finders or agents are and shall be the sole obligation of Seller and Seller hereby indemnifies and holds Buyer harmless from any claims arising from such obligations.

        3.17 Accuracy of Information Furnished. No statement or information with respect to the Assets contained in any schedule, certificate or other document or information furnished, or to be furnished, in writing by or on behalf of Seller to Buyer, including without limitation the Accounting, contains or will contain any untrue statement of a material fact.

        3.18 "An Alan Smithee Film". Seller has obtained, or by the time Seller delivers the motion picture presently entitled "AN ALAN SMITHEE FILM" to Buyer, Seller shall have obtained, all written releases or other grants of necessary rights from all applicable Persons with respect to such motion picture and Seller has fully complied in all respects with all requirements of its errors and omissions insurance policy in effect for such motion picture, including without limitation compliance with such policy's clearance procedures. In addition, no third party Exploitation Agreement with respect to this motion picture contains any domestic or other theatrical release requirement except any such requirements to which Buyer has expressly agreed pursuant to the terms of the Alan Smithee Distribution Agreement.

        3.19 Guild Liens. Except for Guild Liens with respect to claims related to "residuals", "reuse", "rerun" or "supplemental market" payments, there are no claims that have been asserted or are assertable by the Guilds against the Pictures. This representation and warranty shall not apply to any claims that may be assertable as the result of actions of Buyer or Buyer's Affiliates.

        3.20 Evita Warner Bros. Soundtrack Rights. All of Seller's agreements with third party participants in connection with the motion picture entitled "EVITA", including without limitation, any agreement with, or for the services of, Andrew Vajna, specifically exclude from the calculation of each such participation any revenues derived from the exploitation of the Evita Warner Bros. Soundtrack Rights, and Seller shall be solely liable for any payments to such third party participants and/or any other party in connection with the "EVITA" soundtrack. Seller acknowledges that Buyer's obligations hereunder to assume and pay Participation Obligations in connection with the motion picture entitled "EVITA" shall not include any Participation Obligations arising in whole or in part from the exploitation of the Evita Warner Bros. Soundtrack Rights.

    4. Representations and Warranties of Buyer. As a material inducement for Seller to enter into this Agreement, Buyer hereby represents and warrants that each of the following statements is true and correct as of the date hereof:

        4.1 Existence and Rights. Buyer (a) is a corporation duly organized and validly existing in good standing under the laws of the State of California and (b) has the corporate power and adequate authority, licenses and rights to own its properties, to carry on its business as now conducted and to make and carry out the Transaction.

        4.2 Agreements Authorized. The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party by Buyer, has been duly authorized by all necessary action on the part of Buyer and, except as set forth on Schedule 4.2, does not require notice to, or the consent or approval of, any governmental or other regulatory authority or any other Person, except where Buyer's failure to give such notices or obtain such consents or approvals does not have a Material Adverse Effect on Buyer. Each of this Agreement and the Related Agreements to which Buyer is a party has been or when delivered at Closing will have been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.

        4.3 No Conflict. The execution, delivery and, subject to obtaining the consents in Schedule 4.2, performance by Buyer of this Agreement and the Related Agreements to which Buyer is a party will not (a) breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate, accelerate or cancel any material agreement, indenture, undertaking or other instrument to which Buyer is a party or by which Buyer may be bound or materially affected; (b) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency or government that could have a Material Adverse Effect on Buyer; or (c) violate any provision of the charter or bylaws of Buyer.

        4.4 Commissions. Neither Buyer nor any of its officers, directors, agents or employees have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other similar payments with respect to the Transaction.

        4.5 Cinergi Stock. Buyer owns all of the Cinergi Stock beneficially and of record and free and clear of any Encumbrance. At the Closing, Buyer will transfer good and marketable title to, and complete ownership of, the Cinergi Stock, free of any Encumbrance.

        4.6 Full Investigation. Upon expiration of the Due Diligence Period, Buyer will confirm that no representation or warranty relating to the Assets has been made by Seller other than as set forth in this Agreement and that Buyer is entering into this Agreement based on (a) Buyer's review of the Seller Prepared Schedules, (b) Buyer's own evaluation of the Assets and Buyer's review of the properties, books, records, contracts and documents relating thereto as provided to Buyer by Seller; and (c) Seller's representations and warranties as set forth in this Agreement.

        4.7 Smoke Project. As of March 1, 1997, Buyer had expended a total of Two Million Four Hundred Eighty-Seven Thousand Six Hundred Ninety-Two Dollars ($2,487,692) in connection with the Smoke Project, consisting of One Million Eight Hundred Sixty-Seven Thousand Seven Hundred Eighty-Seven Dollars ($1,867,787) for costs and expenses and Six Hundred Nineteen Thousand Nine Hundred Five Dollars ($619,905) in interest. For each day after March 1, 1997, additional interest shall accrue at the rate of Five Hundred Twenty-Eight Dollars ($528) per day. Seller acknowledges that Buyer will not make any further payment in connection with the Smoke Project unless Buyer otherwise agrees in writing. Buyer acknowledges that Seller may audit the above figures in connection with the Smoke Project.

    5.  Covenants of Seller.

        5.1 Conduct of Business Prior to Closing. Seller agrees that until the Closing Date, or earlier termination of this Agreement, unless Buyer otherwise consents in writing and except for the Transaction, it will:

           (a) Except as expressly permitted in Section 5.8 below, not offer, license or sell or agree to offer, license or sell any rights or property (tangible or intangible) which are included in the Assets or modify, amend, terminate, rescind or cancel or grant any waiver with respect to any existing agreements (including without limitation any Existing Exploitation Agreements) with respect to the Assets or expand any rights or property (tangible or intangible) with respect to the Assets granted to any Person or accelerate the time for payments of any amounts owing to Seller under any such agreements without first securing the written consent of Buyer; provided, however, that Seller may continue to operate in the ordinary course of its business and enter into transactions that will not have a Material Adverse Effect on the Assets without first securing the written consent of Buyer; in any event, however, Seller shall not offer, license or sell, or agree to offer, license or sell, in the ordinary course of its business or otherwise, any rights or property (tangible or intangible) which are included in the Assets in the territories set forth on Schedule 5.1 without first securing the written consent of Buyer;

           (b) And after the Closing Date it will, promptly notify Buyer with respect to the receipt of any notice of the type described in Section 3.6;

           (c) Not enter into any Exploitation Agreements relating to the Exploitation of any Film Assets without securing the prior written consent of Buyer, and provided further, that if Buyer consents to any such Exploitation Agreements, then any Proceeds of such Exploitation Agreements received by Seller prior to the Closing Date shall be used by Seller only to pay for budgeted production costs of the motion picture entitled "AN ALAN SMITHEE FILM";

           (d) Not transfer or encumber or agree to transfer or encumber any of the Assets in any way, except as specifically permitted herein; Buyer acknowledges and agrees that the sale by Seller of any rights in the motion picture entitled "DIE HARD III" other than the BVI Die Hard Rights shall not constitute a sale of any Assets hereunder, so long as such sale does not have a Material Adverse Effect on any of the BVI Die Hard Rights; Buyer further acknowledges that anything that Buyer has agreed to in this Agreement will not constitute a Material Adverse Effect on the BVI Die Hard Rights;

           (e) Maintain its Books and Records in accordance with past practices and policies, except for such changes of which it will advise Buyer as are required to comply with generally accepted accounting principles or applicable law;

           (f) Deliver to Buyer each month a statement detailing the agreements or other transactions entered into in accordance with this Section 5.1 with respect to the Assets; and

           (g) Agree that (i) no motion picture on which Seller and/or Seller's Affiliates commence pre-production or production will be deemed to be a "Qualified Picture" (as that term is defined in the Disney Distribution Agreement) under the Disney Distribution Agreement and neither Seller or Seller's Affiliates, on the one hand, nor Buyer or Buyer's Affiliates, on the other hand, will have any rights or obligations with respect to such motion picture against the other party; and (ii) if Seller produces any such motion picture, there will not be any cross-collateralization with respect to or against the Assets.

        5.2 Representations True. Seller shall not perform any act to make any of its representations or warranties set forth in this Agreement untrue or incorrect on and as of the Closing Date. Without Buyer waiving any rights it may have, Seller will inform Buyer promptly upon discovery that any of its representations or warranties ceases to be true or correct in any material respect.

        5.3 Access. Seller will (a) upon reasonable prior notice permit Buyer and its authorized representatives and agents to have access during normal business hours and on Saturdays to all contracts, accounting books and records and documents relevant to the Assets or the Transaction, whether in Seller's possession or control or the possession or control of Seller's Representatives, and to make extracts from and copies of such contracts, books and records and documents, subject only to third party confidentiality rights (and Seller shall use all reasonable efforts to obtain as soon as possible waivers by such third parties to permit such access), (b) furnish to Buyer or its authorized representatives and agents such other information with respect to the business or properties of Seller relating to the Assets or the Transaction as Buyer may from time to time reasonably request, (c) otherwise reasonably cooperate in the examination or audit of Seller by Buyer and (d) confer with Buyer to keep it informed with respect to operational matters of a material nature affecting the Assets or the Transaction and to report on the general status of the business of Seller as it relates to the Assets or the Transaction, except to the extent restricted by confidentiality obligations to third parties that are not Affiliates of Seller.

        5.4 Permits. Seller will make all filings with governmental bodies and other regulatory authorities and use reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary for Seller to consummate the Transaction (including without limitation, consents of any guarantor) without being in violation of any law or otherwise materially adversely affecting any of the Assets.

        5.5 Delivery of Books and Records and other Files. As soon as possible after the Closing, to the extent available and to the extent Seller has access during normal business hours and has not theretofore done so, Seller and Seller's attorneys shall deliver to a location specified by Buyer original copies of all Books and Records that relate solely to the Assets or accurate copies of all Books and Records that relate to the Assets in addition to other businesses or properties of Seller unrelated to the Assets.

        5.6 Best Efforts. Seller shall use its best efforts to effect the Closing.

        5.7 Errors and Omissions Insurance. Seller shall obtain errors and omissions insurance for each of the Pictures with a reputable insurance company approved by Buyer and shall maintain such coverage for at least five
    (5) years after the Closing Date with liability limits of not less than $1,000,000 for each occurrence and $3,000,000 in the aggregate with a $25,000 deductible, naming Buyer and each of its Affiliates and their respective directors, officers and employees as beneficiary and named insured thereunder. On the Closing Date, Seller shall deliver to Buyer appropriate certificates of insurance reflecting the foregoing, it being understood and agreed that such policies shall in no way limit Seller's indemnity under Section 10 hereof.

        5.8 No Solicitation. Until the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not permit any of its Affiliates to, nor shall it authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives retained by it or any of its Affiliates ("REPRESENTATIVES") to, solicit any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Alternative Transaction; provided, however, that Seller may, and may permit its Representatives to (a) furnish information to Persons making unsolicited inquiries or proposals related to a possible Alternative Transaction or (b) enter into negotiations or discussions with such Persons. Additionally, prior to Seller's stockholder's approval of the Transaction, Seller may enter into one or more agreements providing for one or more possible Alternative Transactions; provided that (i) within five (5) days of the commencement of any negotiations or discussions with a third party relating to a possible Alternative Transaction, Seller gives Buyer notice in writing of the start of any such negotiations or discussions; (ii) if Seller commences negotiations or discussions with a third party for a possible Alternative Transaction on or after the thirty-first day following the date of this Agreement, Buyer shall have the right, but not the obligation, to terminate this Agreement at any time after receipt of such notice; and (iii) within five (5) business days of the commencement of any negotiations or discussions with a third party relating to a possible Alternative Transaction that consists of a sale of the stock of Seller, but in any event, prior to the execution of a definitive purchase agreement with respect to such possible Alternative Transaction, Seller shall give the stock purchaser in the possible Alternative Transaction written notice that Buyer has informed Seller that Buyer believes that the consummation of the possible Alternative Transaction will give Buyer the right to terminate the Disney Distribution Agreement. If at any point Seller determines that all Alternative Transactions cannot or will not be consummated for any reason, Seller must give Buyer written notice of such fact and, if Buyer has the right to terminate this Agreement pursuant to (ii) above, and has not already exercised such right, Buyer shall have five (5) business days from the date it receives such notice to notify Seller whether Buyer elects to terminate this Agreement or proceed with the consummation of the Transaction in accordance with the terms of this Agreement. In the event that Buyer elects to consummate the Transaction (or does not have the right to terminate this Agreement pursuant to (ii) above), the parties shall proceed to consummate the Transaction in accordance with the terms of this Agreement, provided, however the Closing Date set forth in Section 1.2 above shall be extended by the number of days Seller has spent pursuing said Alternative Transaction. Nothing contained in this Agreement shall prohibit Seller or the members of its Board of Directors from complying with its and their (a) fiduciary duties; and (b) obligations under applicable state and federal law or rules and regulations promulgated thereunder.

        5.9  Stockholders' Meeting; Proxy Statement.

           (a) Meeting of Stockholders of Seller. Seller shall take all action it deems necessary, in accordance with the General Corporation Law of Delaware and its respective Certificate of Incorporation and By-Laws, or as Seller otherwise deems advisable, to convene a meeting of its stockholders as soon as reasonably practicable to consider and vote whether or not to approve the Transaction; provided, that Seller's obligations in this sentence shall be suspended after it receives, and so long as it is pursuing, an offer for a possible Alternative Transaction. Subject to the provisions of Section 5.8 and the following sentence, (i) the Proxy Statement shall contain the recommendation of Seller's Board of Directors in favor of approval of the Transaction and any other transaction for which approval may also be sought by Seller's Board of Directors at the stockholders' meeting; (ii) such Board of Directors shall recommend that the stockholders of Seller vote to approve the Transaction and any other transaction for which approval may also be sought by Seller's Board of Directors at the stockholders' meeting; (iii) members of such Board of Directors who are also stockholders of Seller shall vote their shares to approve the Transaction; and (iv) Seller shall use its reasonable best efforts to solicit from stockholders of Seller proxies in favor of such approval. Nothing contained in this Agreement shall prohibit Seller or the members of its Board of Directors from complying with its and their (a) fiduciary duties; and (b) obligations under applicable state and federal law or rules and regulations promulgated thereunder.

           (b) Proxy Statements; Other Filings. As soon as reasonably practicable, Seller shall prepare, and Seller shall file with the SEC under the Exchange Act, and shall use all reasonable efforts to have cleared by the SEC and promptly thereafter shall mail to its stockholders, a proxy statement and a form of proxy with respect to the meeting of the Seller's stockholders referred to in clause (a) above; provided, that Seller's obligations in this sentence shall be suspended after it receives, and so long as it is pursuing, an offer for a possible Alternative Transaction. The term "PROXY STATEMENT" shall mean each such proxy statement and all related proxy materials including, without limitation, the notice of meeting, letter to stockholders and form of proxy at the time such statement and materials initially are mailed to Seller's stockholders, and all amendments and supplements thereto, if any, similarly filed and mailed. Buyer agrees to cooperate with Seller in the preparation of the Proxy Statement by, among other things, using its best efforts to provide such information to Seller regarding Buyer and the Transaction as may be reasonably requested by Seller. In connection with Seller's preparation of the Proxy Statement, Buyer shall be entitled to review and make recommendations with respect to the description of the Transaction to be contained in the Proxy Statement and Seller shall not unreasonably refuse to comply with such recommendation to the extent that failure to so comply might materially and adversely affect Buyer. As soon as reasonably practicable after the date hereof, Seller shall promptly prepare and file any other filings required to be filed by it under the Exchange Act or any other federal or state law relating to the Transaction; provided, that Seller's obligations in this sentence shall be suspended after it receives, and so long as it is pursuing, an offer for a possible Alternative Transaction. Seller shall notify Buyer promptly of the receipt of any written comments of the SEC, of any request by the SEC for amendments or supplements to the Proxy Statement, and of any request by the SEC with respect to any other filings. Seller shall use its best reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement and any other filings. Seller, after consultation with Buyer, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof. Seller agrees that the information provided and to be provided by it for use in the Proxy Statement and any other filings shall, on the date such Proxy Statement is first mailed to Seller's stockholders, or on the date any other filing is filed with the relevant governmental official and in each case on the date of the meeting of Seller's stockholders referred to in clause (a) above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein in order to make the information set forth therein not false or misleading, and Seller agrees to correct any such information provided by it for use in the Proxy Statement or any other filing which shall have become materially false or misleading; provided, however, that no representation, covenant or agreement is made by Seller under this sentence with respect to information supplied by or on behalf of Buyer expressly for inclusion in the Proxy Statement or other filings. Buyer covenants to Seller that the information supplied by it expressly for inclusion in the Proxy Statement and any other filings shall, on the date such Proxy Statement is first mailed to Seller's stockholders, or on the date any other filing is filed, and in each case on the date of the meeting of Seller's stockholders referred to in clause (a) above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein in order to make the information set forth therein not false or misleading, and Buyer agrees to promptly notify Seller (and provide corrected information to Seller) in the event any such information provided by Buyer expressly for use in the Proxy Statement or any other filing becomes materially false or misleading.

    6.  Covenants of Buyer.

        6.1 Representations True. Buyer shall not perform any act to make any of its representations or warranties set forth in this Agreement untrue or incorrect on and as of the Closing Date. Without Seller waiving any rights it may have, Buyer will inform Seller promptly upon discovery that any of its representations or warranties ceases to be true or correct in any material respect.

        6.2 Permits. Buyer will make all filings with governmental bodies and other regulatory authorities and use reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary for Buyer to consummate the Transaction (including without limitation, consents of any guarantor) without being in violation of any law or otherwise materially adversely affecting any of the Assets.

        6.3 Best Efforts. Buyer shall use its best efforts to effect the Closing.

        6.4 Disney Loans. Other than the Disney Loans, there are no other outstanding loans made by Buyer or Buyer's Affiliates to Seller or Seller's Affiliates. Buyer and Buyer's Affiliates agree that Seller shall have no repayment obligations with respect to the Disney Loans after the date hereof unless this Agreement is terminated; provided that upon such termination, all amounts that would otherwise have been due and payable on or prior to such termination (including interest after any applicable due date) shall be immediately due and payable. Notwithstanding the foregoing, Buyer and Buyer's Affiliates agree that no late payment fees or increased interest charges that might otherwise be payable with respect to the Disney Loans shall apply to the period commencing with the applicable due date for any such loan and ending with the date that is three (3) business days after the termination of this Agreement.

    7. Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate this Agreement and the Transaction are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions, each of which may only be waived by Buyer in writing:

        7.1 Representations and Warranties. The representations and warranties of Seller contained in Section 3 shall be true and correct in all material respects at and as of the Closing Date and Seller shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer, dated the Closing Date, to such effect.

        7.2 Covenants. Seller shall have complied in all material respects with all covenants contained herein to be complied with by it prior to or at the Closing, and Seller shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer, dated the Closing Date, to such effect.

        7.3 No Injunction or Litigation. Buyer shall not be prohibited by any statute, rule, regulation, order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the Transaction. No litigation, claim, action, investigation or proceeding instituted by any governmental body or other regulatory authority or any other Person shall be pending to restrain, delay, challenge or invalidate any part of the Transaction.

        7.4 Consents Obtained. Seller shall have obtained all of the consents and approvals required for the execution, delivery and performance of this Agreement by it, including, without limitation, consents of any guarantor with respect to, and consents required under the terms of, any Existing Exploitation Agreement or any other agreement listed in Schedule 3.4, and any related notices of assignment and acknowledgments, except for such consents and approvals that would not have a Material Adverse Effect on the Assets or Seller.

        7.5 Release of Liens. Chase shall have released all of its liens in the Assets in connection with the Chase Credit Agreement.

        7.6 Participations and Guild Obligations. Seller shall have delivered to Buyer a true and complete statement setting forth all Participation Obligations relating to the Film Assets and all Guild Obligations with respect to the Film Assets with the level of detail reasonably satisfactory to Buyer.

        7.7 Existing Exploitation Agreements. Seller shall have delivered to Buyer true and complete copies of all Existing Exploitation Agreements relating to the Pictures.

        7.8 Assignments of Copyright. Seller shall have executed and delivered to Buyer Assignments of Copyright relating to all copyrights and rights and interests in copyrights domestic and foreign included in the Film Assets substantially in the form of Schedule 7.8.

        7.9 Bill of Sale. Seller shall have executed and delivered to Buyer a Bill of Sale substantially in the form of Schedule 7.9.

        7.10 Physical Properties. Seller shall have transferred legal ownership to Buyer in and to all Physical Properties owned by Seller, subject to lab access letters in favor of third parties pursuant to Existing Exploitation Agreements ("OWNED ELEMENTS"). With respect to the Owned Elements, Seller shall have delivered to Buyer agreements, in form and substance reasonably satisfactory to Buyer, executed by Seller and any Person holding any of the Assets pursuant to which Seller acknowledges that as of the Closing Date, legal ownership and title to the applicable Physical Property has been conveyed to Buyer ("LAB NOTICES"). Seller shall have transferred to Buyer all of Seller's rights of access to and use of all Physical Properties which Seller has in and to Physical Properties not owned by Seller relating to the Film Assets ("ACCESS PICTURE PROPERTIES"). With respect to Access Picture Properties, Seller shall have delivered to Buyer agreements, in form and substance reasonably satisfactory to Buyer, executed by Seller and any Person holding any of the Assets pursuant to which Seller acknowledges that as of the Closing Date, all of Seller's access rights to the applicable Access Picture Properties have been conveyed to Buyer ("ACCESS NOTICES"). Prior to and following the Closing, Seller agrees to assist Buyer, as needed, in obtaining possession of any Physical Properties transferred to Buyer hereunder, including without limitation assisting Buyer in gaining access to and inspecting the Physical Property prior to the Closing Date.

        7.11 Additional Notices. Seller shall have delivered to Buyer fully executed copies of (a) notices to and acknowledgments by all Persons party to the Existing Exploitation Agreements in form and substance reasonably acceptable to Buyer ("NOTICES AND ACKNOWLEDGMENTS OF ASSIGNMENT"); (b) all documentation required to transfer Seller's interests in any sale-leaseback transactions to Buyer; (c) all documentation required by applicable financial institutions to transfer the bank or similar accounts and letters of credit listed on Schedule 7.11 hereto into the name of Buyer; (d) all documentation required to effectuate Buyer's interests in all musical compositions with the applicable performing rights societies; and (e) all documentation required to assign any security interests held by Seller to Buyer.

        7.12 Legal Opinion. Buyer shall have received a legal opinion of Gipson Hoffman Pancione P.C., counsel to Seller, in a form reasonably satisfactory to Buyer and its counsel.

        7.13 Financial Statements. Buyer shall have received the audited balance sheet of Seller as of December 31, 1996 and the related statements of income and cash flows for the fiscal year ended on that date and notes related thereto and any financial statements filed with the SEC prepared after December 31, 1996 by Seller or Seller's accountants.

        7.14 Stockholder Authorization. The Transaction shall have been approved by Seller's stockholders in accordance with Section 5.9.

        7.15 Completion of "AN ALAN SMITHEE FILM". The motion picture presently entitled "AN ALAN SMITHEE FILM" shall have been completed and delivered by Seller.

        7.16 Outstanding Accounts Receivable. Seller shall have delivered to Buyer a list of all Accounts Receivable which shall be true and correct in all material respects.

        7.17 Related Agreements; Closing Documents. Seller shall have executed and delivered each of the Related Agreements and each and every other document required to be delivered at Closing as set forth in this Agreement, each in form and substance reasonably satisfactory to Buyer and Buyer's counsel. Seller shall have executed and delivered any and all documents necessary or appropriate to assign all security interests in favor of Seller with respect to the Assets, any portion thereof or any revenues or Accounts Receivable from the Film Assets.

        7.18 Further Assurances. Seller shall have executed and delivered, and shall have caused all third parties to execute and deliver, any and all documents necessary to transfer title in the Assets to Buyer and to confirm Buyer's ownership rights in and to the Assets.

        7.19 No Adverse Changes. During the period commencing on the date hereof and ending on the Closing Date, there shall not have been any change that could constitute a Material Adverse Effect on the Assets or Seller.

        7.20 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated.

        7.21 Summit Sales Agency Agreement. Buyer shall have received reasonably satisfactory evidence of the termination of any and all sales agency agreements between Seller and Summit relating to the Assets and of the release of Seller's obligations thereunder with respect to the Assets.

        7.22 Smoke Project. Seller shall have executed and delivered to Buyer such security agreements and filed such Uniform Commercial Code financing statements and copyright mortgages required by Buyer in order to grant to Buyer a first priority security interest in all underlying properties in and to the Smoke Project, including without limitation all Literary Property and derivative works based thereon (which derivative works shall include any resulting motion picture). If Buyer does not fund and acquire rights in the Smoke Project, Buyer agrees that it will take such actions as are necessary to release such security interests upon receipt by Buyer of payment in full of all of Buyer's or Buyer's Affiliates' costs and expenses (including interest) in connection with the Smoke Project.

        7.23 Accounting. Buyer shall have approved the accuracy of the Accounting delivered to Buyer pursuant to Section 2.11.

        7.24 Oliver Stone Security Interest. Seller shall have executed and delivered to Buyer such security agreements and filed such Uniform Commercial Code financing statements and copyright mortgages required by Buyer in order to grant to Buyer the first priority security interests described in Section 2.10.

        7.25 Sale/Leaseback Transactions. Buyer shall have received an acknowledgment and consent executed by each of Lloyds Commercial Leasing Limited and Lloyds General Leasing Limited (collectively, "LLOYDS"), in form and substance reasonably satisfactory to Buyer, whereby Lloyds acknowledges that either Buyer or the entity or entities designated by Buyer shall replace the current lessees under the leases with respect to the motion pictures entitled "JUDGE DREDD" and "EVITA." Buyer shall also have received such other amendments and/or modifications to the other agreements that constitute part of the sale/leaseback documentation as Buyer reasonably deems necessary to reflect the assignment and assumption by Buyer or Buyer's designee and to otherwise effectuate said assignment and assumption. In addition, Buyer shall have received an acknowledgment executed by Seller, in form and substance reasonably satisfactory to Buyer, in which Seller acknowledges that it has waived all of its rights of subrogation pursuant to its guaranty of each lessee's obligations under the leases and that notwithstanding said waiver and said assignment/assumption by Buyer or Buyer's designee, each guaranty will remain in full force and effect and enforceable against Seller and Seller's successor(s) in interest for the full term of the applicable lease.

    8. Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate this Agreement and the Transaction are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions, each of which may be waived by Seller in writing:

        8.1 Representations and Warranties. The representations and warranties of Buyer contained in Section 4 shall be true and correct in all material respects at and as of the Closing Date and Buyer shall have delivered to Seller a certificate, in form and substance satisfactory to Seller, dated the Closing Date, to such effect.

        8.2 Covenants. Buyer shall have complied in all material respects with all covenants contained herein to be complied with by it prior to or at the Closing, and Buyer shall have delivered to Seller a certificate in form and substance satisfactory to Seller, dated the Closing Date, to such effect.

        8.3 No Injunction or Litigation. Seller shall not be prohibited by any statute, rule, regulation, order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the Transaction. No litigation, claim, action, investigation or proceeding instituted by any governmental body or other regulatory authority or any other Person shall be pending to restrain, delay, challenge or invalidate any part of the Transaction.

        8.4 Consents Obtained. Buyer shall have obtained all of the consents and approvals required for the execution, delivery and performance of this Agreement by it, except for such consents and approvals that would not have a Material Adverse Effect on Buyer.

        8.5 Assumption of Liabilities. Buyer shall have assumed the liabilities set forth in Section 2.1, other than the Excluded Liabilities and shall have taken all actions necessary to evidence such assumption.

        8.6 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated.

        8.7 Release of Guarantees. Buyer shall have released, or caused Buyer's Affiliate to release, any guarantees or security interests executed or granted in connection with the Disney Loans.

        8.8 Related Agreements; Closing Documents. Buyer shall have executed and delivered each of the Related Agreements to which it is a party and each and every other document required to be delivered at Closing as set forth in this Agreement.

        8.9 Legal Opinion. Seller shall have received a legal opinion of O'Melveny & Myers LLP, counsel to Buyer, in a form reasonably satisfactory to Seller and its counsel.

        8.10 Guild Assumption Agreements. Buyer and Seller shall have entered into agreements with each of SAG, WGA, DGA, AFM, and IATSE pursuant to which Buyer shall have assumed Seller's Guild Obligations (the "GUILD ASSUMPTION AGREEMENTS"). The Guild Assumption Agreements shall be in the form required under the applicable collective bargaining agreement or in such other form acceptable to the Guilds and Buyer.

        8.11 Stockholder Authorization. The Transaction shall have been approved by Seller's stockholders in accordance with Section 5.9.

    9.  Termination.

        9.1  Grounds for Termination.  This Agreement may, under subsections
    (a), (b), (c), (d), (f) or (g), or shall, under subsection (e), be terminated at any time prior to the Closing Date and not thereafter (a) by mutual written consent of Buyer and Seller; (b) by either Buyer or Seller if there has been a material breach of the representations, warranties or covenants of the other party set forth herein, provided if such breach is curable, it is not cured within thirty (30) days after the delivery of written notice of the breach by the non-breaching party; (c) by Buyer if the conditions stated in Section 7 cannot be or have not been satisfied in all material respects by the Closing Date; (d) by Seller if the conditions stated in Section 8 cannot be or have not been satisfied in all material respects by the Closing Date; (e) without any further action by either party if prior to Seller's stockholders approval of the Transaction, Seller's Board of Directors receives an unsolicited offer from a third party to take part in an alternative transaction (the "ALTERNATIVE TRANSACTION") and Seller's Board of Directors determines, in the exercise of its fiduciary duties under applicable law, that the Alternative Transaction would be more beneficial to Seller or Seller's stockholders than the Transaction, such Alternative Transaction and the Transaction cannot both be consummated in accordance with their respective terms and the Alternative Transaction is consummated; (f) by Buyer pursuant to Section 5.8 if negotiations commence for an Alternative Transaction on or after the thirty-first day after the date of this Agreement; or (g) by Buyer pursuant to the terms of Section 2.14.

        9.2 Effect of Termination. (a) If this Agreement is terminated as provided in Section 9.1, all obligations of the parties hereunder will terminate without liability of any party to any other party, except (i) that the obligations set forth in Sections 10, 11.2 and 11.5, and the provisions of Sections 11.3, 11.7, 11.8, 11.10, 11.11, 11.12 and 11.13 will survive any such termination; (ii) that Seller will be liable for Losses incurred by Buyer caused by and resulting from any breach by Seller of the covenants contained in Section 5.1(a), 5.1(c), 5.8 or 5.9, or because Seller intentionally or willfully refuses to proceed with the Closing or intentionally or willfully prevents the Closing from taking place (unless Seller refuses to proceed with the Closing or prevents the Closing from taking place because it is consummating or pursuing an Alternative Transaction in accordance with the terms of Section 5.8); (iii) that Seller will be liable for Losses incurred by Buyer (excluding only those Losses resulting or arising from the continuation of the Disney Distribution Agreement) caused by and resulting from any breach by Seller of the covenants contained in Sections 5.1(b), 5.1(d), 5.1(e), 5.1(f), 5.2, 5.3, 5.4, 5.5, 5.6 or 5.7 or any breach by Seller of the representations and warranties contained in Section 3 (unless Seller refuses to proceed with the Closing or prevents the Closing from taking place because it is consummating or pursuing an Alternative Transaction in accordance with the terms of
    Section 5.8); (iv) that Buyer will be liable for Losses incurred by Seller caused by and resulting from any breach by Buyer of the covenants contained in Section 6; and (v) that if the termination of this Agreement is pursuant to Section 9.1(b), (c) or (d), except as provided in (ii) and (iii) above, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any Person for any breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.

        (b) In addition to any and all other rights of Buyer hereunder, if this Agreement is terminated pursuant to Section 9.1(e) or Section 9.1(f), in each case, Buyer shall have the following rights and remedies only if the Alternative Transaction is consummated, as of the date of such consummation:

            (i) If the Alternative Transaction consists of a sale of any of the Assets, the parties agree that (x) all of Buyer's or Buyer's Affiliates obligations under the Disney Distribution Agreement with respect to motion pictures not yet completed and/or delivered by Seller shall terminate; (y) all rights of Buyer or Buyer's Affiliates and obligations of Seller under the Disney Distribution Agreement and the Alan Smithee Distribution Agreement with respect to the Previously Delivered Motion Pictures shall remain unmodified, and the Disney Distribution Agreement and the Alan Smithee Distribution Agreement with respect to the Previously Delivered Motion Pictures, and any security agreements, mortgages of copyright or other agreements entered into between Buyer or Buyer's Affiliates and Seller or Seller's Affiliates with respect to the Previously Delivered Motion Pictures shall remain unmodified and in full force and effect; and (z) the Master Loan Agreements shall terminate immediately and the Disney Loans shall be immediately due and payable in full by Seller.

            (ii) If the Alternative Transaction consists of a sale of the stock of Seller, the parties agree that Seller shall pay all of the reasonable out-of-pocket expenses incurred by Buyer incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including without limitation due diligence costs and the fees, expenses and disbursements of accountants and counsel.

        9.3 Rights to Proceed. Subject to Sections 9.1 and 9.2, if any of the conditions specified in Article 7 have not been satisfied, Buyer will have the right to proceed with the Transaction without waiving any of its rights hereunder to seek damages for any breach of a representation, warranty or covenant. Subject to Sections 9.1 and 9.2, if any of the conditions specified in Article 8 have not been satisfied, Seller will have the right to proceed with the Transaction without waiving any of its rights hereunder to seek damages for any breach of a representation, warranty or covenant.

        9.4 Specific Performance. The Assets are uniquely suited for the purposes and needs of Buyer. If Seller should breach any of its representations, warranties or covenants under this Agreement, the parties each acknowledge that the remedy at law would be inadequate to compensate Buyer. Accordingly, Buyer, in addition to any other available rights or remedies, may at its sole option sue in equity for specific performance, and Seller expressly waives the defense that a remedy in damages will be adequate. Notwithstanding the foregoing, Buyer shall not be entitled to specific performance hereunder unless and until it has tendered all amounts due pursuant to Section 2, subject to any right of offset which Buyer may have.

        9.5 Survival of Representations and Warranties. The representations and warranties contained herein and any investigation or due diligence conducted by the parties, including without limitation any claims or notices received from third parties shall survive the Closing for eighteen (18) months; provided, however, that (a) Seller's representations and warranties pursuant to Section 3.16 and Buyer's representations and warranties pursuant to Section 4.4 shall survive until the expiration of the applicable statute of limitations relating thereto; and (b) all claims asserted within such eighteen (18) month period shall survive even if such claims are not resolved within such eighteen (18) month period.

    10.  Indemnification.

        10.1 Obligations of Seller. Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates (and directors, officers and employees of such Affiliates), agents and assigns from and against any and all Losses of Buyer arising from, under or related to, or as a result of (a) subject to the limitations set forth in Section 9.2(a)(ii) and (iii), any breach of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement or the Related Agreements, (b) subject to the limitations set forth in Section 9.2(a)(ii) and

    (iii), any other breach by Seller of this Agreement, (c) any claims asserted by any shareholder of Seller (whether or not such claim is asserted directly against Buyer) with respect to the Transaction or the Assets or (d) the Excluded Liabilities.

        10.2 Obligations of Buyer. Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, Affiliates (and directors, officers and employees of such Affiliates), agents and assigns from and against any Losses of Seller arising from, under or related to, or as a result of (a) any breach of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement or the Related Agreements, (b) any other breach by Buyer of this Agreement, (c) the liabilities assumed by Buyer in Section 2.2 above.

        10.3  Procedure.

           (a) Notice. Any party seeking indemnification (an "INDEMNIFIED PARTY") with respect to any Loss shall give written notice thereof to the party required to provide indemnity hereunder (the "INDEMNIFYING PARTY"). Notwithstanding the foregoing, the rights of any Indemnified Party to be indemnified in respect of any Loss resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby).

           (b) Defense. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall be entitled to participate therein and defend any action or proceeding brought against the Indemnified Party in respect of matters embraced by the indemnity, and the Indemnifying Party shall have the right to conduct and control the defense subject to the Indemnified Party's approval in writing of outside counsel selected by the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 10 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any action defended by the Indemnifying Party the Indemnified Party shall have the right to be represented by its own counsel at its own expense unless (1) the employment of such counsel shall have been authorized in writing by the Indemnifying Party or (2) the Indemnifying Party shall not have properly employed counsel reasonably satisfactory to such Indemnified Party to have charge of the defense of such action; in each of such cases such fees and expenses shall be paid by the Indemnifying Party. In addition, if the named parties to any such action, suit or proceeding (including any impleaded parties) shall include both such Indemnified Party and Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from, or additional to, those available to the Indemnifying Party, and if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Indemnified Party, and the Indemnified Party may participate in the defense of such action, suit or proceeding and such fees and expenses shall be paid by the Indemnifying Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel for all such Indemnified Parties). The Indemnifying Party will not, without Indemnified Party's written consent, settle or compromise any indemnifiable claim or consent to the entry of any judgment in respect thereof unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability in respect of such Indemnifiable Claim. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder.

        10.4 Survival. This Section 10 shall survive any termination of this Agreement.

    11.  Miscellaneous.

        11.1 Complete Agreement; Modifications. This Agreement, and any documents referred to herein or executed contemporaneously herewith pursuant hereto, constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

        11.2 Expenses. Subject to Section 9.2, the parties hereto will each pay all of their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and the Transaction, including, without limitation, all fees and expenses of their respective agents, representatives, counsel and accountants.

        11.3 Remedies Not Exclusive; No Termination. Except as expressly stated to the contrary herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

        11.4 Cooperation. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become reasonably necessary or expedient to effectuate and carry out the Transaction (which shall include any obligation to make payments). If at any time after the Closing, Seller receives any payment that is part of the Assets, it will hold such payment in trust and pay it to Buyer within five (5) business days of its receipt by Seller. If at any time after the Closing, Buyer receives any payment that is not part of the Assets, it will hold such payment in trust and pay it to Seller within five (5) business days of its receipt by Buyer.

        11.5 Confidentiality Obligations. From and after the date hereof, each party hereto shall strictly maintain the confidential nature of, and not make any public announcement or disclose to any third party or use for any purpose other than in connection with the Transaction without prior written consent of the other party, (a) any confidential information learned about the other or its Affiliates in the course of the Transaction, or (b) the existence or terms of, or information relating to, this Agreement (including the Purchase Price), the Related Agreements or any other documents signed at the Closing Date, unless and to the extent necessary to carry out the Transaction or as permitted by this Section 11.5. Each party shall be responsible for any breach of this Section 11.5 by its Affiliates, directors, officers, employees, agents or advisors. These restrictions on use and obligations of confidentiality will not apply to any information (i) to the extent the receiving party is required to disclose such information by law or applicable regulation, including any securities laws and regulations and the regulations of any securities exchange, or under court or government order (in which case no public announcement shall be made without prior consultation with the other party), (ii) then in the public domain by acts not attributable to such party, (iii) hereafter received by the receiving party from a third party source on an unrestricted basis, (iv) known to the receiving party prior to the date of disclosure hereunder except to the extent subject to a prior confidentiality agreement, or (v) necessary to enforce this Agreement provided that all reasonable steps are taken to limit the amount of disclosure. If the Closing occurs, Buyer shall be released from any obligations under this Section 11.5 with regard to the Assets and the Transaction. Seller shall not disclose any confidential information about the Assets before or after Closing without the prior written consent of Buyer except as provided in clauses (i), (ii), (iii) or
    (v) of the fourth sentence of this Section 11.5. Upon any termination of this Agreement pursuant to Section 9.1, Buyer and Seller each agree to return or destroy any and all materials containing any confidential information.

        11.6 Notices. All notices under this Agreement will be in writing and will be delivered by personal service, facsimile or certified mail (postage prepaid) to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice delivered by personal service will be deemed delivered when it is actually delivered and received by the relevant party. Any notice sent by facsimile will be deemed delivered when the confirmation of the successful transmission of the facsimile is printed by the facsimile machine and received by the sending party. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

           If to Buyer:

               Walt Disney Pictures and Television
               500 S. Buena Vista Street
               Burbank, CA 91521
               Attn: Business and Legal Affairs
               Fax No.: (818) 843-7109

           With a copy to:

               Walt Disney Pictures and Television
               500 S. Buena Vista Street
               Burbank, CA 91521
               Attn: Corporate Legal
               Fax No.: (818) 563-3366

           If to Seller:

               Cinergi Pictures Entertainment Inc.
               Cinergi Productions N.V. Inc.
               2308 Broadway
               Santa Monica, CA 90404
               Attn: Warren Braverman
               Fax No.: (310) 828-0443

           With a copy to:

               Gipson Hoffman & Pancione
               1901 Avenue of the Stars
               Suite 1100
               Los Angeles, CA 90067-6002
               Attn: Robert H. Steinberg, Esq.
               Fax No.: (310) 556-8945

        11.7 Third Party Benefits. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

        11.8 Governing Law; Jurisdiction; Service of Process. This Agreement has been negotiated and entered into in the State of California, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of law provisions of California or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal or state court located in Los Angeles, California. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts. The parties hereby agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided in Section 11.6, such service being hereby acknowledged by the applicable party to be sufficient for personal jurisdiction in any action against such party in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

        11.9 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

        11.10 Illegality; Severability. Nothing herein contained shall be construed to require the performance by either party of any act contrary to law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (i) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including without limitation, all portions of any section of this Agreement containing such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        11.11 Relationship of Parties. Nothing herein contained shall be deemed to constitute a partnership between or joint venture by the parties, nor shall either party be deemed the agent of the other. Neither party shall hold itself out contrary to the provisions hereof.

        11.12 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding on the parties, and their respective successors and assigns except that Seller may not assign its rights or obligations under this Agreement without the prior written consent of Buyer. Seller may assign its rights and obligations under this Agreement without the prior written consent of Buyer if the assignment is made pursuant to a merger, consolidation or sale of all or substantially all of Seller's assets; provided, however, if said assignment occurs prior to the Closing, Seller's successor/assignee must assume Seller's obligations hereunder and Buyer must be reasonably satisfied that said successor/assignee is at least as able to perform Seller's obligations pursuant to this Agreement as Seller. Any assignment made by Seller pursuant to this Section 11.12 shall not release Seller from any of its obligations or liabilities hereunder and any assignment made in violation of this Section shall be null and void. Buyer may assign its rights and obligations under this Agreement to any Affiliate.

        11.13  Rules of Construction.

           (a) Headings. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

           (b) Tense and Case. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

        11.14 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        11.15 Disclosure Schedule. Disclosure of information in any section of this Agreement or the disclosure schedule shall not be deemed disclosure for purposes of any other Section of this Agreement or the disclosure schedule.

        11.16 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Agreement by its authorized representative as of the date first above written.

                                          CINERGI PICTURES ENTERTAINMENT INC.,
                                          f/k/a CINERGI PRODUCTIONS, INC.

                                          By:        /s/ Warren Braverman

                                             -----------------------------------

                                             Name: Warren Braverman

                                             Title:  EXECUTIVE VICE PRESIDENT

                                          CINERGI PRODUCTIONS N.V. INC.

                                          By:        /s/ Warren Braverman

                                             -----------------------------------

                                             Name: Warren Braverman

                                             Title:  EXECUTIVE VICE PRESIDENT

                                          WALT DISNEY PICTURES AND TELEVISION

                                          By:         /s/ Robert S. Moore

                                             -----------------------------------

                                             Name: Robert S. Moore

                                             Title:  EXECUTIVE VICE PRESIDENT

    Each of the undersigned members of Seller's Board of Directors, in their capacities as shareholders of Seller, hereby acknowledges, and agrees to comply with, the terms of Section 5.9(a)(iii).

                                                     /s/ Andrew Vajna

                                          --------------------------------------
                                                        Andrew Vajna

                                          Dated: April 3, 1997

                                                   /s/ Warren Braverman

                                          --------------------------------------
                                                      Warren Braverman

                                          Dated: April 3, 1997

    To the extent that the rights of either of the undersigned are affected by this Agreement, each of the undersigned acknowledges and consents to any such modifications.

                                          BUENA VISTA INTERNATIONAL, INC.

                                          By:            /s/ L. Kaplan

                                             -----------------------------------

                                             Name: L. Kaplan

                                             Title:  SENIOR VICE
                                          PRESIDENT/GENERAL MANAGER

                                          BUENA VISTA PICTURES DISTRIBUTION,
                                          a division of ABC, INC.

                                          By:        /s/ Phillip L. Barlow

                                             -----------------------------------

                                             Name: Phillip L. Barlow

                                             Title:  PRESIDENT--DISTRIBUTION

                         LIST OF SCHEDULES AND EXHIBITS

Schedule A    Definitions
Schedule 2.2  Assumed Obligations with respect to Existing Exploitation Agreements
Schedule 2.4  Distribution and Sales Agency Agreements
Schedule 3.2  Required Notices and Consents (Seller)
Schedule 3.4  Existing Exploitation Agreements
Schedule
3.10          Permitted Liens
Schedule
3.11          Music Rights
Schedule
3.13          Insurance Claims
Schedule
3.14          Litigation
Schedule
3.16          Commissions
Schedule 4.2  Required Notices and Consents (Buyer)
Schedule 5.1  Territories Requiring Buyer's Prior Written Consent
Schedule 7.8  Form of Assignment of Copyright
Schedule 7.9  Form of Bill of Sale
Schedule
7.11          Bank Accounts

Exhibit A     Pictures

                                   SCHEDULE A
                                  DEFINITIONS

    For all purposes of the Agreement to which this is attached as Schedule A, except as otherwise expressly provided or unless the context otherwise requires,

        (a) the terms defined in this Schedule have the meanings assigned to them in this Schedule and include the plural as well as the singular,

        (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles in the United States,

        (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

        (d) the words "HEREIN," "HEREOF" and "HEREUNDER" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

    As used in the Agreement and the Exhibits and Schedules delivered pursuant to the Agreement, the following definitions shall apply:

        "338 ELECTIONS" is defined in Section 1.4.

        "ACCESS NOTICES" is defined in Section 7.10.

        "ACCESS PICTURE PROPERTIES" is defined in Section 7.10.

        "ACCOUNT" shall have the meaning given to such term in the Uniform Commercial Code.

        "ACCOUNTING" is defined in Section 2.11.

        "ACCOUNTS RECEIVABLE" means all accounts receivable, unpaid advances and guarantees, rights to payment, proceeds, letters of credit, claims (including claims for past due amounts and audit claims whether due or arising prior to or subsequent to the Closing Date), recoveries or consideration of any nature whatsoever under the Existing Exploitation Agreements and all other agreements with respect to the Assets. Without limiting the generality of the foregoing, the term "Accounts Receivable" shall expressly include all domestic and non-domestic overages or other payments or rights to payments paid or payable after January 1, 1997, whether or not paid, credited or otherwise collected, on the Film Assets. Notwithstanding the foregoing, the term "Accounts Receivable" shall expressly exclude (a) with respect to the motion picture entitled "AN ALAN SMITHEE FILM" all contractual minimum guarantees payable pursuant to the Existing Exploitation Agreements in the amounts specified on Schedule 2.15 hereof, and (b) with respect to all other Pictures all contractual minimum guarantees payable pursuant to a contract in existence as of January 1, 1997 (the "EXCLUDED RECEIVABLES"); provided, however, notwithstanding the foregoing, the term "Accounts Receivable" shall include (x) the contractual minimum guarantees due with respect to the motion pictures presently entitled, "UP CLOSE AND PERSONAL", "DEEP RISING" a/k/a "TENTACLES", and (y) the contractual minimum guarantees due with respect to the motion picture entitled "AN ALAN SMITHEE FILM" payable pursuant to any contract other than the Existing Exploitation Agreements listed on Schedule 2.15 hereof.

        "AFFILIATE" means, with regard to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person.

        "AGENCY FILMS" means all motion pictures listed in EXHIBIT A hereto and identified on Exhibit A as "Agency Films".

        "AGREEMENT" is defined in the introductory paragraph and means the Agreement to which this is attached as Schedule A, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference therein.

        "ALAN SMITHEE DISTRIBUTION AGREEMENT" means that certain Distribution Agreement dated as of October 2, 1996 by and between Seller and Buena Vista Pictures Distribution, Inc.

        "ALTERNATIVE TRANSACTION" is defined in Section 9.1(e).

        "ANCILLARY RIGHTS" means all ancillary, subsidiary or allied rights now known and unknown, including without limitation publishing, novelization, music publishing, soundtrack recording, screenplay, publication, sponsorship, commercial tie-up, character, live stage, theme park and merchandising rights of every kind and nature whatsoever derived from, appurtenant to or related to the Pictures, Picture Rights, the Literary Property, the title or titles of the Pictures, or said Literary Property, the characters appearing in the Pictures, Picture Rights or said Literary Property and/or the names or characteristics of said characters.

        "ASCAP" is defined in Section 3.11.

        "ASSETS" is defined in Section 1.1.

        "BILL OF SALE" means the Bill of Sale in the form attached hereto as
    Schedule 7.9.

        "BMI" is defined in Section 3.11.

        "BOOKS AND RECORDS" means all of Seller's files, books and records (including, without limitation, financial books and records), data bases, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Assets or are otherwise necessary or helpful in the Exploitation, ownership or collection thereof or realization thereupon, continuity lists, dialogue lists, spotting lists, synchronization licenses, contracts, correspondence and business affairs and legal files relating to the development, acquisition, production and Exploitation of the Pictures and the Picture Rights, cast lists, artwork, press books, story synopses, credit requirements lists, posters, advertising and publicity materials and all versions thereof and all of Seller's rights of access to the foregoing, contracts, agreements, assignments, documents or other papers, including originally executed copies of such contracts, agreements, assignments, documents or other papers relating to the Pictures and the Picture Rights.

        "BUYER" is defined in the introductory paragraph.

        "BUYER/SELLER STONE AGREEMENT" is defined in Section 2.10.

        "BVI DIE HARD DISTRIBUTION AGREEMENT" is defined in Section 1.1(a)(v).

        "BVI DIE HARD RIGHTS" is defined in Section 1.1(a)(v).

        "CHASE" is defined in Section 2.2.

        "CHASE CREDIT AGREEMENT" is defined in Section 2.15.

        "CHATTEL PAPER" shall have the meaning given to such term in the Uniform Commercial Code.

        "CODE" means the Internal Revenue Code of 1986, as amended and any successor thereto and the Treasury Regulations promulgated thereunder.

        "CINERGI" is defined in the introductory paragraph.

        "CINERGI FILMS" means all motion pictures listed in EXHIBIT A hereto and identified on Exhibit A as "Cinergi Films".

        "CINERGI STOCK" is defined in Section 2.6.

        "CLOSING" means the consummation of the Transaction contemplated by the Agreement.

        "CLOSING DATE" is defined in Section 1.2.

        "DISNEY DISTRIBUTION AGREEMENT" means that certain Distribution Agreement dated as of July 9, 1990, as amended, among Seller, Buyer and Buyer's Affiliates.

        "DISNEY LOANS" is defined in Section 2.2.

        "DOCUMENT" shall have the meaning given to such term in the Uniform Commercial Code.

        "DUE DILIGENCE PERIOD" is defined in Section 2.14(b).

        "DUE DILIGENCE PERIOD NOTICE" is defined in Section 2.14(b).

        "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

        "EVITA WARNER BROS. SOUNDTRACK AGREEMENT" means that unsigned letter agreement dated as of June 12, 1995 by and between Warner Bros. Records Inc. and Cinergi Service, Inc.

        "EVITA WARNER BROS. SOUNDTRACK RIGHTS" means only Seller's or Seller's Affiliates' rights under the Evita Warner Bros. Soundtrack Agreement (or any substitute or replacement agreement or additional similar agreement) regarding the "EVITA" soundtrack.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "EXCLUDED GUILD OBLIGATIONS" is defined in Section 2.2.

        "EXCLUDED LIABILITIES" is defined in Section 2.2.

        "EXCLUDED RECEIVABLES" is defined in the definition of Accounts Receivable.

        "EXISTING EXPLOITATION AGREEMENTS" means the Exploitation Agreements in effect as of the date hereof and are listed on Schedule 3.4 hereto.

        "EXISTING THIRD PARTY EXPLOITATION RIGHTS" means the Exploitation rights sold, licensed or granted to third parties pursuant to Existing Exploitation Agreements.

        "EXPLOITATION" and the correlative "EXPLOIT" means:

           (a) The right, under copyright and otherwise, to release, sell, exhibit, distribute, subdistribute, lease, sublease, market, exploit, license, sublicense, broadcast, transmit, reproduce, advertise, publicize, perform or otherwise exploit and derive revenues from the Pictures and Picture Rights in perpetuity, throughout the universe, in any and all languages and versions, on any and all sizes and gauges of film, videotape or other material and by any and every means and media, now known or which may hereafter be developed (including, without limitation, theatrical, non-theatrical, all forms of television (including free, pay, basic cable and satellite) and video devices, all interactive and computer assisted media; and in connection with any such uses (whether the same be for profit or otherwise) to use and perform all sound and music synchronized therewith.

           (b) The right to manufacture and procure such positive prints and preprint and other materials and to cause the performance of such laboratory work with respect to the Pictures as Buyer may require and to cause trailers of the Pictures to be produced, manufactured, exhibited and distributed by every means, method or device now or hereafter known.

           (c) The right to advertise, publicize and exploit the Pictures and Picture Rights by such means in such media now known and unknown, and to such extent as Buyer may deem desirable. Such rights shall include without limitation, with respect to all Persons appearing in or rendering services in connection with the Pictures, the right to issue and authorize publicity concerning them and the right to use, reproduce, transmit, broadcast, exploit, publicize and exhibit their names, photographs, likenesses, transcriptions, films and other reproductions thereof in connection with the distribution, exhibition, advertising and exploitation of the Pictures.

           (d) The right to exercise Sequel and Remake Rights and other Ancillary Rights.

        "EXPLOITATION AGREEMENT" means any agreement relating to the sale, grant, license or other conferral to any Person of any right to release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise Exploit any Pictures or Picture Rights or any rights in any Pictures or Picture Rights.

        "FILM ASSETS" means all right, title and interest of every kind and nature without limitation in and to the Pictures and Picture Rights, including without limitation all tangible and intangible property and rights relating thereto and all Proceeds (as defined below in this Schedule A) thereof now known and unknown other than the Excluded Receivables. Without limiting the generality of the foregoing, the term "Film Assets" shall include all tangible and intangible rights now known and unknown and property related to the Pictures and Picture Rights, including, without limitation, the following:

           1. All rights of every kind and nature (including, without limitation, copyrights) in and to any literary, trademark, service mark, literary property right, personal right, musical, dramatic or other literary material of any kind or nature upon which, in whole or in part, any Pictures or Picture Rights is or may be based, or from which it is or may be adapted or inspired or which may be or has been used or included in any Pictures or Picture Rights including, without limitation, all scripts, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature in whatever state of completion and all drafts, versions and variations thereof (collectively, the "LITERARY PROPERTY");

           2. All tangible personal property, Goods and other physical properties of every kind or nature of or relating to Pictures or Picture Rights and all versions thereof, including, without limitation, all Physical Properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of any Pictures or Picture Rights, and all versions thereof or any part thereof;

           3. All rights of every kind or nature in and to any and all music and musical compositions created for, used in or to be used in connection with any Pictures or Picture Rights including, without limitation, all copyrights therein and all rights to perform, copy, record, rerecord, produce, publish, reproduce or synchronize any or all of said music and musical compositions as well as all other rights to exploit such music including record, sound track recording, and music publishing rights;

           4.  All Ancillary Rights;

           5. All rights of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and Exploitation of any Pictures, including, without limitation, all agreements for the services of writers, directors, cast, producers, special effects personnel, musicians, animators, cameramen and other creative, artistic and technical staff and agreements for the use of studio space, equipment, facilities, locations, animation services, special effects services and laboratory contracts;

           6. All rights to receive development cost reimbursements plus interest and any other sums relating to development costs of the Pictures;

           7. All insurance and insurance policies heretofore or hereafter placed upon any Pictures, Picture Rights, the Physical Properties or the insurable properties thereof and/or any person or persons engaged in the development, production, completion, delivery or exploitation of any Pictures or Pictures Rights and the proceeds thereof;

           8. All copyrights, rights in copyrights, interests in copyrights, applications for copyrights, and renewals and extensions of copyrights, domestic and foreign, heretofore or hereafter obtained upon any Pictures, Picture Rights or the Literary Property or any part thereof, and the right to make publication thereof for copyright purposes, to register claims under copyright, and the right to renew and extend such copyrights, and the right to sue for past, present and future infringements of copyright;

           9. All rights to produce, acquire, lease, sublease or Exploit any Pictures, Picture Rights, the Literary Property and any and all rights therein in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe by any and all means, methods, processes or devices now known or hereafter conceived, devised or created, including, without limitation, all contract rights, General Intangibles, Accounts, Chattel Paper, Documents, Instruments, letters of credit and other rights of any kind except only the Excluded Receivables (and all Proceeds and products of any of the foregoing) arising out of or in connection with any Existing Exploitation Agreement (the "ASSIGNED EXPLOITATION AGREEMENTS"), including without limitation (a) all rights of the Seller to receive moneys due or to become due pursuant to the Assigned Exploitation Agreements and all audit claims with respect thereto, except only the Excluded Receivables; (b) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Exploitation Agreements; (c) all claims of the Seller for damages arising out of or for breach of or default under the Assigned Exploitation Agreements; (d) all rights of the Seller to terminate, amend, supplement, modify or exercise rights or options under any Assigned Exploitation Agreement, all rights of the Seller to perform thereunder and to compel performance and otherwise exercise any and all rights and remedies under the Assigned Exploitation Agreements; and (e) all rights of the Seller in, to and under all security agreements, leases and other documents (including without limitation all drawing documents relating to any letters of credit) and contracts securing, guaranteeing or otherwise relating to any such Assigned Exploitation Agreements, Accounts, contract rights, Chattel Paper, Documents, Instruments, letters of credit, General Intangibles or other obligations;

           10. Any pledgeholder, laboratory access, or film warehousing agreements relating to any Pictures or Picture Rights and any and all documents, receipts or books and records, including, without limitation, documents or receipts of any kind or nature issued by any pledgeholder, warehouseman or bailee with respect to any Pictures, Picture Rights and any Physical Property relating thereto;

           11. The title or titles of any Pictures or Picture Rights and all rights of Seller to the exclusive use thereof including rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity;

           12. The following collection accounts:

               a. All deposit and other accounts listed on Schedule 7.11 to the Agreement (the "COLLECTION ACCOUNTS") and any extension or renewal of such accounts and all certificates and instruments, if any, from time to time representing or evidencing such accounts with any bank or other financial institution;

               b. All monies on deposit in any Collection Account, all account investments relating thereto from time to time and all certificates and instruments, if any, from time to time representing or evidencing such account investments (the "ACCOUNT INVESTMENTS"); and

               c. All interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the Collection Accounts.

           13. Any and all tangible and intangible personal property including without limitation General Intangibles not elsewhere included in this definition, constituting or relating to any Pictures or Picture Rights which may arise in connection with the creation, production, completion, delivery, financing, ownership, possession or exploitation of any Pictures or Picture Rights;

           14. All proceeds, products, rents and profits of or from any and all of the foregoing Film Assets and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Film Assets excluding only the Excluded Receivables (collectively "PROCEEDS"). For purposes of this Schedule A, the term Proceeds includes whatever is receivable or received when Film Assets or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

        "FOX" shall mean Twentieth Century Fox.

        "GOODS" shall have the meaning given to such term in the Uniform Commercial Code.

        "GENERAL INTANGIBLES" shall have the meaning given to such term in the Uniform Commercial Code, and in any event shall include without limitation, all United States and foreign inventions, processes, formulae, computer software, designs, trade secrets, rights in proprietary information, licenses, patents, patent rights, patent applications, copyrights, copyright rights, copyright applications, trademarks, trademark rights, trademark applications, and all related goodwill, service marks, service mark rights, service mark applications, and all related goodwill, trade names, trade name rights, business names, and other like business property rights, all renewals and extensions thereof and all applications to acquire, renew or extend any such rights on file or for which application may at any time be made in the future, contracts, franchises, licenses, permits, subscriptions and other agreements and all rights thereunder, rights granted by others which permit the Seller to sell or market items of personal property, documents, good will, judgments, causes in action and claims, whether or not inchoate (including without limitation the right to sue for past, present and future infringement), and all other general intangibles and intangible property and all rights thereunder.

        "GUILD" means any guild, craft, union or labor organization having jurisdiction over any Person rendering services or granting any rights in any capacity in connection with the Pictures.

        "GUILD ASSUMPTION AGREEMENTS" is defined in Section 8.10.

        "GUILD LIENS" is defined in Section 3.4.

        "GUILD OBLIGATIONS" means all obligations, liabilities and/or commitments of any kind or nature arising under or in connection with any contract, collective bargaining agreement or other document or instrument with any Guild or the members of any Guild, including, without limitation, any obligation or liability to make any payments pursuant to any such contracts, agreements, documents or instruments arising in connection with or as a result of the development, acquisition, production or Exploitation of any Picture or any Picture Rights, including, without limitation, any so-called "residual", "reuse", "rerun" or "supplemental market" payments.

        "HSR ACT" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and rules and regulations thereunder.

        "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnification under this Agreement.

        "INDEMNIFIED PARTY" is defined in Section 10.3 and means the party entitled to indemnity hereunder.

        "INDEMNIFYING PARTY" is defined in Section 10.3 and means the party obligated to provide indemnification hereunder.

        "INSTRUMENT" shall have the meaning given to such term in the Uniform Commercial Code.

        "INVOICING PARTY" is defined in Section 2.13.

        "LAB NOTICES" is defined in Section 7.10.

        "LICENSED FILMS" means all motion pictures listed in EXHIBIT A hereto and identified on Exhibit A as "Licensed Films".

        "LLOYDS" is defined in Section 7.25.

        "LOSS" or "LOSSES" means any action, cost, damage, obligation, disbursement, expense, liability, loss and settlement payments, including without limitation attorneys', accountants and other professional fees and costs.

        "MASTER LOAN AGREEMENTS" is defined in Section 2.5.

        "MATERIAL ADVERSE EFFECT" with respect to the Assets means any effect which would materially prejudice or derogate from the Assets or otherwise materially alter or diminish the value of the Assets or Buyer's rights and remedies with respect to the Assets or would materially increase the liabilities assumed by Buyer pursuant to this Agreement. "Material Adverse Effect" with respect to any Person means any effect which renders a Person insolvent or which would materially diminish the ability of such Person to perform its obligations under this Agreement or to consummate the Transaction.

        "MISSING SCHEDULES" is defined in Section 2.14(a).

        "NOTICES AND ACKNOWLEDGMENTS OF ASSIGNMENT" is defined in Section 7.11.

        "OWNED ELEMENTS" is defined in Section 7.10.

        "PACKAGE" is defined in Section 2.12.

        "PACKAGE BUYER" is defined in Section 2.12.

        "PARTICIPATION OBLIGATIONS" means all financial obligations for contingent compensation incurred or assumed by Seller in connection with the Exploitation of the Pictures or Picture Rights in the nature of gross participations, net profit or net proceeds participations or so-called deferments based upon the Exploitation of any Picture, any Picture Rights, any Sequel and Remake Rights or Ancillary Rights acquired by Buyer.

        "PERSON" means an association, a corporation, an individual, a partnership, a joint stock company, a joint venture, a limited liability company, a trust or any other entity or organization, or a government or any political subdivision or agency thereof.

        "PHYSICAL PROPERTIES" means all tangible properties of every kind or nature of or relating to the Pictures or Picture Rights, and all versions and copies thereof owned by Seller or to which Seller has a right of access or use including, without limitation, all Books and Records, scripts, the Literary Property, exposed film, developed film, positives, negatives, prints, answer prints, special effects, preprint materials (including interpositives, negatives, videotapes, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, video masters and all other forms of preprint elements which may be used to produce prints or other copies or additional preprint elements, whether now known or hereafter devised), foreign language dubbed and subtitled versions, sound tracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, all contracts, credit lists, music licenses, all promotional materials relating to any Pictures or Picture Rights, including, without limitation, transparencies, posters, press books, publicity kits, still photographs and promotional trailers and any and all other physical properties of every kind and nature relating to any Pictures in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.

        "PICTURE RIGHTS" means: (a) any rights, whether arising under written contracts or otherwise, to sell, produce, acquire, distribute, subdistribute, act as sales agent for, exhibit, lease, sublease, license, sublicense or otherwise Exploit Pictures, including all rights under so-called sales agency, license, "pick up" or "sale-leaseback" arrangements and other contracts and agreements relating to the acquisition of Pictures or any interest therein in any market, territory or media, now known or unknown, by any means, method, process or device, now known or hereafter developed, (b) all rights to sell trailer and advertising accessories relating to Pictures, (c) all Sequel and Remake Rights relating to Pictures, and (d) any rights to Exploit any element or component of Pictures or any Ancillary Rights relating to Pictures, including without limitation music publishing rights relating to any music embodied in or written for Pictures, including the right to grant licenses to print, perform or mechanically reproduce such music. Notwithstanding anything to the contrary contained herein, (i) the term "Picture Rights" with respect to the motion picture entitled "EVITA" shall exclude the Evita Warner Bros. Soundtrack Rights; and
    (ii) the term "Picture Rights" with respect to the motion picture entitled "DIE HARD III" shall be limited to the BVI Die Hard Rights.

        "PICTURES" means the Cinergi Films, the Licensed Films, the Agency Films and the Reimbursement Films; provided, however, (i) the term "Pictures" with respect to the motion picture entitled "EVITA" shall exclude the Evita Warner Bros. Soundtrack Rights; and (ii) the term "Pictures" with respect to the motion picture entitled "DIE HARD III" shall be limited to the BVI Die Hard Rights.

        "PREVIOUSLY DELIVERED MOTION PICTURES" means those motion pictures completed and delivered by Seller to Buyer prior to the Closing Date pursuant to the Disney Distribution Agreement and the Alan Smithee Distribution Agreement.

        "PRO RATA SHARE" is defined in Section 2.13.

        "PROXY STATEMENT" is defined in Section 5.9(b).

        "PURCHASE PRICE" means the value of the assumed obligations under
    Section 2.2 and the value of the stock and warrants surrendered under
    Section 2.6.

        "REIMBURSEMENT FILMS" means all motion pictures listed in Exhibit A hereto and identified on Exhibit A as "Reimbursement Films".

        "RELATED AGREEMENTS" means the Agreement, the Bill of Sale, the Assignments of Copyright, the Guild Assumption Agreements, the Lab Notices, the Access Notices, the Account Notices, the Notices and Acknowledgments of Assignment, letters of credit transfer documents, transfer documents for the Collections Accounts and any documents executed or delivered under Section 7.17.

        "REPRESENTATIVES" is defined in Section 5.8.

        "SCHEDULE DELIVERY DATE" is defined in Section 2.14(a).

        "SEC" means the Securities and Exchange Commission or any similar successor entity.

        "SELLER" is defined in the introductory paragraph.

        "SELLER PREPARED SCHEDULES" is defined in Section 2.14(a).

        "SEQUEL AND REMAKE RIGHTS" means all rights to develop, produce or exploit remakes, sequels, prequels and any other motion picture, television program or series of programs or other production based in whole or in part on a Picture, the title of a Picture, any Picture Rights, any underlying Literary Property or any material included in a Picture.

        "SMOKE PROJECT" is defined in Section 1.1(d).

        "SUMMIT" means Summit Entertainment Ltd.

        "TENTACLES ACCOUNT" is defined in Section 1.1(c).

        "TRANSACTION" means the transactions contemplated by the Agreement and the Related Agreements.

        "UNIFORM COMMERCIAL CODE" means the Uniform Commercial Code in effect in the State of California as of the date hereof.

                                   EXHIBIT A
                                    PICTURES

    "UP CLOSE AND PERSONAL" (the "Agency Films")

    "MEDICINE MAN", "TOMBSTONE", "RENAISSANCE MAN", "COLOR OF NIGHT", "SCARLET LETTER", "NIXON", "DIE HARD III"*, "SHADOW CONSPIRACY", "AMANDA" and "AN ALAN SMITHEE FILM" (collectively, the "Cinergi Films")

    "JUDGE DREDD", "EVITA"** and "DEEP RISING" (a/k/a "TENTACLES") (collectively, the "Licensed Films")

    "EATERS OF THE DEAD" (the "Reimbursement Films")

------------------------

 *Rights with respect to the Picture entitled "DIE HARD III" shall be limited to the BVI Die Hard Rights as set forth in Sections 1.1(a)(v)of this Agreement and in the definitions of Pictures and Picture Rights.

**Rights with respect to the Picture entitled "EVITA" shall not include the Evita Warner Bros. Soundtrack Rights as set forth in the definition of Pictures and Picture Rights.

                                                                      APPENDIX B

                              ASSIGNMENT AGREEMENT

    This Agreement dated as of July 14, 1997 ("ASSIGNMENT AGREEMENT") between TWENTIETH CENTURY FOX FILM CORPORATION, a Delaware corporation ("FOX"), on the one hand, and CINERGI PRODUCTIONS INC. now named CINERGI PICTURES ENTERTAINMENT INC., a Delaware corporation ("CPEI") and CINERGI PRODUCTIONS N.V. INC., a Delaware corporation ("CPNV"), previously known as CINERGI PRODUCTIONS N.V., on the other hand (collectively, "CINERGI"), is made with reference to the following facts:

    A. Fox and Cinergi entered into a One Picture Theatrical Motion Picture License Agreement dated as of April 15, 1994 ("ONE PICTURE LICENSE") with respect to the production of a Theatrical Motion Picture entitled "DIE HARD WITH A VENGEANCE" f/k/a "DIE HARD 3" ("PICTURE"), whereby Fox transferred certain rights to Cinergi and Cinergi assumed all obligations of Fox in connection therewith as such rights related to the Picture.

    B. Fox and Cinergi entered into a Memorandum of Agreement, dated as of September 9, 1992, as amended ("FOX AGREEMENT"), relating to the financing, distribution and exploitation of the Picture. Pursuant to the Fox Agreement, all of the distribution and exploitation rights in and to the Picture were divided into the "FOX RIGHTS" as set forth on Exhibit "A" attached hereto, and the "CINERGI RIGHTS", as set forth on Exhibit "B" attached hereto.

    C. Cinergi and Buena Vista International Inc. ("BVI") entered into that certain agreement dated as of September 10, 1992 ("BVI AGREEMENT"), whereby Cinergi licensed certain of the Cinergi Rights to BVI to distribute and exploit the Picture in certain foreign territories ("BVI RIGHTS") , which rights are set forth and attached hereto as Exhibit "C".

    D. Cinergi engaged Summit Entertainment L.P. and Summit UK Ltd. as sales agents (collectively "SUMMIT") to license certain of the Cinergi Rights in the Picture to subdistributors in certain foreign territories ("SUMMIT RIGHTS") pursuant to the "SUMMIT AGREEMENT(S)". With respect to the Summit Agreements, each subdistributor, and a summary of certain of the respective distribution rights, territories and terms are set forth and attached hereto as Exhibit "D".

    E. Fox and Cinergi now wish to enter into an agreement to transfer to Fox certain rights and obligations of Cinergi in connection with the Picture.

    NOW, THEREFORE, in consideration of the following covenants and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

    1. CONDITIONS PRECEDENT: Except for those obligations which vest upon the signature of this Assignment Agreement or conditions which must be satisfied upon the signature of this Assignment Agreement, as more fully set forth below in Paragraph 16., Fox and Cinergi's obligations under this Assignment Agreement are conditioned upon the following "CONDITIONS PRECEDENTS": (a) a due diligence review by Fox, to be completed to Fox's satisfaction within 5 business days of the date of this Assignment Agreement, of the relevant portions of all documents and agreements (including, but not limited to, agreements with third party distributors, status of residual payments, etc.), to be provided by Cinergi, as required by Fox in connection with the Picture and the Assignment Agreement; (b) the approval of Cinergi's stockholders of the sale of substantially all of the assets of Cinergi; (c) consummation of all of the transactions contemplated by the Purchase and Sale Agreement dated April 3, 1997 between Cinergi and Walt Disney Pictures and Television ("WDPT")(the "LIBRARY AGREEMENT", as such agreement may be amended from time to time by the parties thereto), including without limitation the delivery by Cinergi and WDPT to one another of all consideration to be delivered at the closing under the Library Agreement (the "WDPT CLOSING").

    2. CLOSING: The closing of this Assignment Agreement ("FOX CLOSING") and the assignment of rights hereunder shall take place concurrently with the WDPT Closing of the Library Agreement. Cinergi represents and warrants that the Library Agreement has been signed by the parties thereto. If the Library Agreement terminates or is terminated prior to the Fox Closing, then this Assignment Agreement will automatically terminate. If this Assignment Agreement is terminated pursuant to the provisions of this Paragraph, then all of the obligations of the parties hereto will terminate without liability of either party to the other and neither party shall have any remedies at law or at equity against the other. Except as set forth in the immediately preceding two sentences, neither party shall have the right to terminate this Assignment Agreement and if either party is in breach of this Assignment Agreement, each party's remedies shall be as provided in Paragraph 18.(c).

    3. ASSIGNMENT OF RIGHTS: At the Fox Closing at which payment of the Purchase Price (as hereinafter defined in Paragraph 11.) is required to be made for the Fox Closing to be effective, Cinergi shall irrevocably and perpetually transfer and assign to Fox, its successors, assigns and licensees, in perpetuity and throughout the universe, all of Cinergi's present and future right, title and interest in and to the Picture ("GRANTED RIGHTS"), subject to the license of the BVI Rights during the BVI Term (as hereinafter defined) and the license of the Summit Rights during the Summit Terms (as hereinafter defined) and Cinergi's right to receive certain revenues derived under the Summit Agreements (as more specifically described below), which Granted Rights include without limitation those rights derived as follows:

        (a) DOCUMENTS: The Granted Rights include any and all of the rights either granted to Cinergi or held by Cinergi in connection with the Picture in or under the following documents:

            (i) The Fox Agreement, which rights include, without limitation, (A) the Cinergi Rights; (B) Cinergi's copyright ownership in the Picture and all elements thereof (copyright in the Picture and all elements thereof are currently vested jointly in Fox and Cinergi), including, without limitation, all advertising, promotional and marketing materials in connection with the Picture (e.g., press kits, EPKs, movie posters, web sites, and promotional films); (C) the right to retain or receive any amounts pursuant to Paragraphs 8.(a)(ii), 8.(b)(ii) and 8.(c)(ii) of the Fox Agreement; and (D) any right or interest in connection with any Sequel or Remake of the Picture, including without limitation, any right of first negotiation/last refusal or any right to receive passive payments. The parties hereto acknowledge and agree that (1) Fox shall have no obligation to remit to or share with any party, including Cinergi, any revenue from the exploitation of the Fox Rights, (2) Fox shall have no obligation whatsoever to account to, render accounting statements to, or make payment to any third party participants or to Cinergi, other than to pay the Purchase Price to Cinergi, (3) Cinergi shall have no obligation whatsoever to account to, render accounting statements to, or make payment to Fox, (4) Cinergi shall have no obligation to remit to or share with Fox, any revenue from the exploitation of the Cinergi Rights, including without limitation the BVI Rights and the Summit Rights, or pursuant to Paragraph 9.(b) of the Fox Agreement, and (5) Cinergi shall have no obligation to pay the Fox Rights Fee as set forth in Paragraph 10. of the Fox Agreement and no obligation to remit to or share with any party, including Fox, any revenue from the exploitation of the Cinergi Rights.

            (ii) One Picture License. The parties hereto acknowledge and agree that Fox assumes no obligations in connection with the rights granted to Cinergi pursuant to the One Picture License, and that Cinergi's obligation to indemnify Fox in connection with Cinergi's assumption of obligations under the One Picture License remains in full force and effect, until such time as the Cinergi Rights are fully exploitable by Fox.

           (iii) The BVI Agreement, pursuant to which Cinergi has licensed the BVI Rights to BVI until the termination of the current term (or earlier termination, if applicable) ("BVI TERM") of exploitation of the BVI Rights, to expire on June 1, 2020, following which the BVI Rights will automatically revert to Fox in accordance with this Assignment Agreement. During the BVI Term, Fox will not be entitled to receive any monies in connection with the BVI Rights, including those amounts which would have been Cinergi's share of the overages.

            (iv) The Summit Agreements, pursuant to which Cinergi has licensed the Summit Rights until the termination of the current terms of each license agreement (or earlier termination, if applicable) ("SUMMIT TERM(S)") of exploitation of the Summit Rights, to expire as set forth in the respective license agreements between Summit and each of the licensees ("SUMMIT AGREEMENTS"), as substantially set forth on Exhibit "D" attached hereto, following which the Summit Rights will automatically revert to Fox, as each respective term ends, in accordance with this Assignment Agreement. If a Summit Term terminates early, then Cinergi may relicense the respective Cinergi Rights subject to such early termination, provided that the new license period does not extend beyond the current term of such licensed rights; and, if any of the Cinergi Rights are not licensed as of the date hereof, then Cinergi may license such rights hereafter, provided that the terms for such license(s) shall not extend beyond May 31, 2002. In either of the foregoing instances, Cinergi will provide Fox with a copy of any such new license agreement. During the Summit Term(s), Fox will not be entitled to receive any monies in connection with the Summit Rights.

        (b) COPYRIGHT REVENUES: Without limiting Cinergi's right to receive monies derived directly from the distribution and the exploitation of the Cinergi Rights and BVI's right to receive monies derived directly from the distribution and exploitation of the BVI Rights, Cinergi grants to Fox the exclusive right to collect all royalties, fees and other revenues which Cinergi, or the current registered copyright owner of the Granted Rights, is otherwise entitled to collect by reason of any statute, governmental regulation, operation of law, or in any other manner, for, based upon or in connection with, in whole or in part, or directly or indirectly, any use of the Picture pursuant to any exercise of the Granted Rights ("COPYRIGHT REVENUES"), including the recording and/or retransmission of the signal embodying the Picture, as well as the secondary transmission or retransmission of the Picture, by any means now known or hereafter devised.

        (c) OTHER REVENUES: With the exception of the continuing revenue from the Summit Rights until the end of the Summit Term(s) (which shall be the sole property of Cinergi), all consideration payable to Cinergi by WDPT for the Library Agreement (which shall be the sole property of Cinergi), and BVI's rights to receive revenues from the BVI Agreement pursuant to Paragraph 3.(a)(iii) hereof (which shall be the sole property of BVI), any and all other revenues of any kind or nature, in connection with the Picture, from any and all sources whether or not referred to herein, are expressly assigned to Fox, and Cinergi, or Cinergi's successors in interest, shall immediately upon receipt thereof, transfer such revenues to Fox. Cinergi shall have no rights with respect to the Picture or any revenues therefrom except as expressly set forth in this Assignment Agreement.

    4. PARTICIPANT ACCOUNTING: The parties acknowledge and agree that Fox is not assuming any obligation to pay any "PARTICIPATIONS" in the so-called "back-end" of the Picture (e.g., "net profits", "gross receipts", etc.) at any time, and that Cinergi will remain solely liable for any such participations and for any audit claims by all third party participants in connection with any and all participation statements and payments made by Cinergi. The participation statement rendered by Fox dated November, 1996 is the last statement to be rendered by Fox to Cinergi in connection with the Picture and Cinergi waives any and all rights it may have to audit or challenge any participation statement rendered by Fox to Cinergi with respect to the Picture. Cinergi shall have no obligation to render any further participation statements to Fox and Fox waives any and all rights it may have to audit or challenge any participation statements rendered by Cinergi to Fox in connection with the Picture. Any participations (or settlements or buy-outs in lieu of Cinergi paying such participation) paid by Cinergi to participants in the Picture after Cinergi's receipt of the Purchase Price (as defined below) will take into account the receipt by Cinergi of the Purchase Price. Cinergi and Fox each releases and discharges the other and each of the other's parents, subsidiaries, affiliates, shareholders, directors, officers, employees and agents (the "Fox Parties" and the

"Cinergi Parties", respectively) from and against any and all claims, liabilities, contracts, agreements, causes of action, costs, expenses and obligations of every kind and nature whatsoever, known or unknown, contingent or fixed, liquidated or unliquidated, against any of either the Cinergi Parties or the Fox Parties, respectively, in connection with each party's accounting or obligation to account to any party in connection with the Picture. Each party waives all rights it may have or claim to have under the provisions of California Civil Code section 1542 or under any equivalent statutory or decisional authority or law of any jurisdiction. Section 1542 of the California Civil Code provides as follows:

       A general release does not extend to claims which the creditor does not now know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtors.

Each party understands that the facts with respect to which the foregoing release is given may hereafter turn out to be other than or different from the facts now known to it or believed by it to be true, and it therefore expressly assumes the risk of the facts turning out to be different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

    5. RESIDUAL ACCOUNTING: Cinergi will deliver any additional documents and records as required by Fox as reasonably necessary in connection with residual accounting for the Picture. The parties acknowledge and agree that Fox is assuming no liability for guild and union residuals for the Cinergi Rights and that Fox will have no obligation in connection therewith until such time as Fox commences receiving revenues derived from Fox's exploitation of the former Cinergi Rights. Fox will enter into the appropriate guild and union assumption agreements as required. Prior to such time, Cinergi, or Cinergi's licensees, shall remain obligated for the residual accounting for the Cinergi Rights.

    6. CINERGI'S REPRESENTATIONS: Each of CPEI and CPNV hereby represent and warrant that each of the following statements is true and correct as of the date hereof and as of the payment of the Purchase Price at the Closing:

        (a) EXISTENCE: Each of CPEI and CPNV (i) is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and (ii) has the corporate power and adequate authority to make and carry out the transactions contemplated by this Assignment Agreement.

        (b) AGREEMENT AUTHORIZED: The execution, delivery and performance of this Assignment Agreement has been duly authorized by all necessary corporate action on the part of each of CPEI and CPNV, except for any applicable approval of CPEI's stockholders, which if required by applicable law will be sought by CPEI at the same time it seeks stockholder approval of the transactions contemplated by the Library Agreement. This Assignment Agreement has been duly executed and delivered by each of CPEI and CPNV and is a legally valid and binding obligation of each of CPEI and CPNV, enforceable against each of CPEI and CPNV in accordance with its terms, except as their respective obligations may be affected by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights or remedies generally.

        (c) NO CLAIMS/EXCLUSIVE PROPRIETOR/NO IMPAIRMENT: Subject to the terms and conditions of the BVI Agreement and the Summit Agreement(s): Cinergi is the exclusive proprietor, throughout the universe, of the Granted Rights; Cinergi has not assigned, licensed or in any manner encumbered, materially diminished or impaired the Granted Rights; Cinergi has not committed any act by which the Granted Rights will be materially diminished or impaired or omitted to perform any material or commercially reasonable act necessary to preserve the Granted Rights; and to the best of Cinergi's knowledge, there are no outstanding claims or litigation pending against or involving the Granted Rights and none of the Granted Rights have been granted or assigned by

    Cinergi or any party acting with the authority of or on behalf of Cinergi to any party other than to Fox; upon the assignment to Fox of the Granted Rights, Fox will be the only owner of the Granted Rights, free and clear of all claims, liens (with the exception of customary guild liens with respect to the payment of residuals and BVI's lien), rights and interests of any person or entity.

        (d) ALL REQUIRED DOCUMENTATION HAS BEEN SUPPLIED: All necessary information has already been supplied to Fox regarding payment of residuals, and that the pages from the BVI Agreement provided to Fox are the only materially relevant pages thereof with respect to the Granted Rights, and that there are no other materially relevant documents which would in any manner effect the transfer of the Granted Rights to Fox. Exhibit "D" is a true and accurate representation of (i) all license agreements with respect to the Summit Rights, and (ii) all material information thereon including, without limitation, the "trigger dates" and "expiry dates" of each license agreement listed thereon.

    7. FOX'S REPRESENTATIONS: Fox hereby represents and warrants that each of the following statements is true and correct as of the date hereof and as of the payment of the Purchase Price at the Closing:

        (a) EXISTENCE: Twentieth Century Fox Film Corporation (i) is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and (ii) has the corporate power and adequate authority to make and carry out the transactions contemplated by this Assignment Agreement.

        (b) AGREEMENT AUTHORIZED: The execution, delivery and performance of this Assignment Agreement has been duly authorized by all necessary corporate action on the part of Fox. This Assignment Agreement has been duly executed and delivered by Fox and is a legal, valid and binding obligation of Fox, enforceable against Fox in accordance with its terms, except as Fox's obligations may be affected by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights or remedies generally.

    8. FULL INVESTIGATION: Fox hereby confirms that no representation or warranty relating to the Granted Rights has been made by Cinergi other than as set forth in this Assignment Agreement and that Fox is entering into this Assignment Agreement based on (a) Fox's review of the exhibits and schedules hereto, (b) Fox's own evaluation of the Granted Rights, and (c) Cinergi's representations and warranties as set forth in this Assignment Agreement.

    9. COOPERATION: Cinergi may request that Fox provide certain information to Cinergi regarding Fox and the transactions contemplated by this Assignment Agreement in connection with the preparation by Cinergi of a proxy statement (or similar materials) to be distributed to Cinergi's stockholders, and Fox will use reasonable good faith efforts to supply such information to Cinergi, as is reasonably required by Cinergi. In connection with Cinergi's preparation of such proxy materials, Fox shall be entitled to review and make recommendations with respect to the description of Fox and the description of the transactions contemplated by this Assignment Agreement to be contained in the proxy materials.

    10. PUBLIC ANNOUNCEMENTS: Fox and Cinergi will consult with each other before issuing any press release or any public statement with respect to this Assignment Agreement and, except as may be required by applicable law or stock exchange regulations, will not issue any such press release or make any such public statement prior to such consultation.

    11. CONSIDERATION: As consideration in full for the foregoing assignment of rights and for the representations, warranties and agreements made herein by Cinergi, Fox agrees to pay Cinergi the sum of $11,250,000 ("PURCHASE PRICE"), payable to Cinergi at Closing by wire transfer of immediately available funds to an account designated by Cinergi.

    12.  INDEMNIFICATION:

    (a) Cinergi hereby agrees to indemnify, defend, and hold harmless the Fox Parties against all third party claims, demands, causes of action, losses, liabilities, damages, judgments, deficiencies, costs and expenses, including without limitation reasonable attorneys', accountants' and expert witnesses' fees and the costs and expenses of enforcing this indemnification (whether or not litigation is commenced) incurred, arising out of or resulting from: (i) Cinergi's exploitation of the Cinergi Rights prior to the time that Fox has the right to commence exploitation thereof, respectively; (ii) any breach by Cinergi of any of Cinergi's representations, warranties and/or agreements contained in this Assignment Agreement; (iii) the assertion of any claim or demand, or the commencement or prosecution of any suit, action or other proceeding against any of the Fox Parties based on or arising from any obligation or liability of Cinergi which Fox has not expressly agreed to assume under the terms of this Assignment Agreement; and (iv) the assertion of any claim or demand, or the commencement or prosecution of any suit, action or other proceeding against any of the Fox Parties respecting or relating to this Assignment Agreement or the assignment of the Granted Rights hereunder, by or on behalf of Cinergi, any creditor or shareholder of Cinergi, any representative (including, without limitation, a trustee or receiver) of Cinergi, or any representative of creditors or shareholders of Cinergi, other than an action to enforce this Assignment Agreement.

    (b) Fox hereby agrees to indemnify, defend, and hold harmless the Cinergi Parties against all third party claims, demands, causes of action, losses, liabilities, damages, judgments, deficiencies, costs and expenses, including without limitation reasonable attorneys', accountants' and expert witnesses' fees and the costs and expenses of enforcing this indemnification (whether or not litigation is commenced) incurred, arising out of or resulting from: (i) Fox's exploitation of the Fox Rights; (ii) Fox's exploitation of the Cinergi Rights subsequent to the time that Fox has the right to commence exploitation thereof, respectively; (iii) any breach by Fox of any of Fox's representations, warranties and/or agreements contained in this Assignment Agreement; (iv) the assertion of any claim or demand, or the commencement or prosecution of any suit, action or other proceeding against Cinergi based on or arising from any obligation or liability assumed by Fox pursuant to this Assignment Agreement.

    13. SECURITY FOR CINERGI'S OBLIGATIONS: Cinergi or its successor in interest shall at all times for a period of 5 years from the Fox Closing maintain liquid assets of at least $500,000 to provide additional security to Fox to secure Cinergi's obligations hereunder. If the liquid assets of Cinergi or Cinergi's successor in interest fall below such level during such 5 year period, Cinergi shall grant Fox a security interest in $250,000 worth of collateral, subject to the mutual approval of Fox and Cinergi, or in lieu thereof, at Cinergi's election, either a letter of credit in favor of Fox in the amount of $250,000 from a bank with $200,000,000 or more of assets, or Andy Vajna's personal guarantee in the amount of $250,000.

    14. INSURANCE: Cinergi will continue to maintain for 5 years from the date hereof a policy of errors and omissions insurance for the Picture naming Fox and it's parents, subsidiaries affiliates and licensees as additional insureds. Cinergi will also maintain directors and officers insurance for 4 years from the date hereof, with coverage up to $10,000,000, naming the Fox Parties as additional insureds, and Cinergi will provide Fox with satisfactory certificates of insurance evidencing same.

    15. ADDITIONAL DOCUMENTATION: Both parties agree to perform such other and further acts and to execute, acknowledge and deliver such other and further documents and instruments as may reasonably be deemed necessary or appropriate by the other to carry out the intent of this Assignment Agreement.

    16. OBLIGATIONS VESTING ON SIGNATURE: Notwithstanding anything to the contrary contained in this Assignment Agreement, prior to the Closing, upon signature of this Assignment Agreement the parties shall perform certain obligations in accordance with Paragraphs 1.(a), 9., 10., 12.(a)(iv), 14., and 15.

    17. QUIET ENJOYMENT: Fox shall not take any actions which in any way disturb or interfere with BVI's full and unencumbered exercise of the BVI Rights pursuant to the BVI Agreement or in any way disturb or interfere with Cinergi's sublicensees full and unencumbered exercise of the Summit Rights pursuant to the Summit Agreements. In addition, Cinergi and Cinergi's exclusive licensees may continue to use all marketing materials (in their possession) for the Picture during their respective license terms, notwithstanding the assignment of rights in such materials to Fox pursuant to Paragraph 3.

    18. RETURN OF MATERIALS: Cinergi has give Summit and BVI written notice that upon termination of the current Summit Terms and the BVI Term, respectively, all right, title interest and possession in and to the physical materials delivered to each licensee shall be transferred to Fox, and that Summit and BVI are obligated to return all physical materials to Fox, including without limitation, all internegatives, neutral backgrounds, alternative language tracks and dubbed or subtitled versions, as well as video cassettes or video discs remaining unsold. All physical materials shall be delivered to Twentieth Century Fox Film Corporation, Library Services, 10201 Pico Boulevard, Los Angeles California, 90035.

    19.  MISCELLANEOUS:

        (a) INTERPRETATION: This Assignment Agreement may be amended or modified only by the written agreement of Cinergi and Fox. Nothing contained herein shall require the commission of any act or the payment of any compensation which is contrary to any law, governmental rule or regulation. If there shall exist any conflict between this Assignment Agreement and any such law, governmental rule or regulation, the latter shall prevail, and the provision(s) hereof affected shall be curtailed, limited or eliminated only to the extent necessary to remove such conflict and, as so modified, this Assignment Agreement shall continue in full force and effect. This Assignment Agreement shall be deemed to have been drafted by all the parties hereto, since all parties were assisted by their counsel in reviewing and agreeing thereto, and no ambiguity shall be resolved against any party by virtue of its participation in the drafting of this Assignment Agreement.

        (b) GOVERNING LAW: This Assignment Agreement shall be deemed to have been negotiated and entered into, and shall be construed in accordance with the laws of the State of California (or United States federal law if there is no California law applicable) as to agreements which are fully negotiated, signed and performed within California. All actions, proceedings or litigation arising from this Assignment Agreement shall be instituted and prosecuted solely within the State of California. Fox and Cinergi hereby consent to the jurisdiction of the state courts of California and the federal courts located in the State of California as to any matter arising out of or relating to this Assignment Agreement.

        (c) REMEDIES: Cinergi recognizes and confirms that in the event of a failure or omission by Cinergi constituting a breach of its obligations under this Assignment Agreement, whether or not material, the damages, if any, caused Cinergi are not irreparable or sufficient to entitle Cinergi to injunctive or other equitable relief. Consequently, Cinergi's rights and remedies shall be limited to the right, if any, to obtain damages at law and Cinergi shall not have any right in such event to terminate or rescind this Assignment Agreement or any of the rights granted to Fox hereunder or to enjoin or restrain the advertising, promotion, distribution, exhibition or exploitation of the rights granted hereunder and/or any of Fox's rights pursuant to this Assignment Agreement. Notwithstanding the foregoing the parties hereto acknowledge and agree that (1) the termination of the Assignment Agreement pursuant to Paragraph 2., shall not constitute a breach of this Assignment Agreement; (2) if all of the Conditions Precedent have been satisfied and thereafter Fox fails to pay the Purchase Price, Cinergi can bring an action for specific performance for the Fox Closing to occur and for payment of the Purchase Price, or a remedy at law for damages.

        (d) ASSIGNMENT: This Assignment Agreement is non-assignable by Cinergi, except to another company wholly-owned by Cinergi or the survivors in-interest of Cinergi. This Assignment Agreement may be assigned by Fox, provided that Fox will remain liable for all of the obligation's of

    Fox hereunder, including payment of the Purchase Price if all of the Conditions Precedent have been satisfied.

    20. ENTIRE AGREEMENT: Except as expressly amended by this Assignment Agreement, the Fox Agreement, as amended, and the One Picture License remain in full force and effect and together with this document expresses the binding and entire agreement between Fox and Cinergi and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof.

    The parties have signed this Assignment Agreement as of the day and year written above.

  CINERGI PICTURES ENTERTAINMENT INC.              TWENTIETH CENTURY FOX FILM CORPORATION
                                         ("CPEI")                                          ("Fox")

                     /s/ RANDY PAUL                                /s/ ROBERT B. COHEN
        ----------------------------------------         ----------------------------------------
              Title SENIOR VICE PRESIDENT                            Robert B. Cohen
  By                                               By
                                                           Title EXECUTIVE VICE PRESIDENT LEGAL
                                                                         AFFAIRS

  CINERGI PRODUCTIONS N.V. INC.
                               ("CPNV")

                     /S/ RANDY PAUL
        ----------------------------------------
                    Randolph M. Paul
  BY
              Title SENIOR VICE PRESIDENT

                             SHORT FORM ASSIGNMENT
                          "DIE HARD WITH A VENGEANCE"

    ASSIGNMENT: For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned, CINERGI PRODUCTIONS INC. now named CINERGI PICTURES ENTERTAINMENT INC. and CINERGI PRODUCTIONS N.V. now named CINERGI PRODUCTIONS N.V. INC. (COLLECTIVELY, "CINERGI"), does hereby transfer and assign to TWENTIETH CENTURY FOX FILM CORPORATION ("FOX"), its successors and assigns forever, all of Cinergi's present and future right, title and interest in and to "DIE HARD WITH A VENGEANCE" (the "PICTURE") ("GRANTED RIGHTS"), including (a) the copyright in the Picture and all elements thereof, (b) the copyright in all advertising, promotional and marketing materials in connection with the Picture (e.g., press kits, EPKs, movie posters, web sites, and promotional films), (c) all sequel and remake rights and other analogous and allied rights, and all copyrights in connection therewith, (d) all tangible and intangible properties respecting the Picture whether in existence or known now or in the future, and
(e) all of Cinergi's present and future right, title and interest in and to any of the literary material or underlying properties upon which the Picture was based, including and any and all synopses, treatments, scenarios, screenplays (but excluding the right to license certain international rights of distribution to the Picture, which have limited terms, as well as the right to receive proceeds in connection with such international distribution rights).

    CONTROLLING DOCUMENT: This transfer and assignment is subject to all the terms and conditions of the Assignment Agreement dated as of July 14, 1997 between Cinergi and Fox.

    IN WITNESS WHEREOF, the undersigned has executed this document on
              , 199 , effective as of               , 199 , the date of the
closing of the aforesaid Assignment Agreement between Cinergi and Fox.

CINERGI PICTURES ENTERTAINMENT INC.

By  ______________________________________
    Title

CINERGI PRODUCTIONS N.V. INC.

By  ______________________________________
    Title

                                  EXHIBIT "A"
                                   FOX RIGHTS

    "FOX RIGHTS": All rights not specifically granted to Cinergi are retained by Fox, including:

        (a) Distribution Rights: Fox shall have the sole and exclusive right under copyright to exercise in the Licensed Territory all rights of Theatrical Distribution, Theatricial Exhibition, Non-Theatrical Distribution, Non-Theatrical Exhibition, Free Television Distribution, Free Television Exhibition, Pay Television Distribution, Pay Television Exhibition, and Home Video Distribution and Home Video Exhibition with respect to the Picture and trailers thereof and excerpts and clips therefrom, in any and all languages and versions, including dubbed, subtitled and narrated versions, using any form of Motion Picture Copy.

        (b) Other Rights: Fox shall have the sole and exclusive right to exercise worldwide all other rights in addition to the Fox Distribution Rights with respect to Picture including, without limitation, Commercial Tie-In Rights; Legitimate Stage Rights; Literary Publishing Rights; Live Television Rights; Merchandising Rights; Music Publishing Rights; Radio Rights; Remake Rights; Sequel Motion Picture Rights; and Soundtrack Recording Rights; and the right to license clips from the Picture for other Motion Pictures (collectively, "OTHER RIGHTS", also known as "ANCILLARIES") with respect to the Picture, and any Literary Material or musical material upon which the Picture is based.

        (c) "Licensed Territory": The Licensed Territory shall consist of Japan, the United States and Canada including territories and possessions, Bahamas, Bermuda, Panama Canal Zone and all ships and airlines owned by entities whose principal offices for licensing rights of Non-Theatrical Exhibition are located in the Licensed Territory. With respect to Ancillaries, the Licensed Territory will be the entire world.

    All capitalized words herein are as defined in the Fox Glossary, attached to the Memorandum of Agreement.

                                  EXHIBIT "B"
                                 CINERGI RIGHTS

    "CINERGI RIGHTS": Cinergi shall have the sole and exclusive right under copyright to exercise in all areas of the world other than the Licensed Territory all rights of Theatrical Distribution, Theatrical Exhibition, Non-Theatrical Distribution, Non-Theatrical Exhibition, Free Television Distribution, Free Television Exhibition, Pay Television Distribution, Pay Television Exhibition, and Home Video Distribution and Home Video Exhibition with respect to the Picture and trailers thereof and excerpts and clips therefrom (solely for marketing purposes), in any and all languages and versions, including dubbed, subtitled and narrated versions, using any form of Motion Picture Copy.

    All capitalized words herein are as defined in the Fox Glossary, attached to the Memorandum of Agreement.

                                  EXHIBIT "C"
                                   BVI RIGHTS

                                                            As of August 1, 1994

Cinergi Productions, N.V.
Polarisweg 35. St. 6
Willemstad, Curacao
Netherlands, Antilles

Gentlemen:

    The following sets forth the principal terms of the agreement between Buena Vista International, Inc. ("BVI") and Cinergi Productions, N.V. ("Cinergi") with respect to the acquisition of exclusive distribution and other rights by BVI to the full length theatrical motion picture tenantively entitled "Die Hard III" (the "Picture").

    1.  Intentionally Omitted.

    2.  Distribution.

    a. Cinergi does hereby irrevocably grant, assign and license to BVI the exclusive right, title and interest in and to the Picture and each of its elements and all exclusive rights to distribute, exhibit, market and exploit the Picture in any and all manner and in all media, now known or hereafter devised including, without limitation, theatrical, non-theatrical, all forms of home video cassettes/discs, cartridges, tapes or similar devices now known or hereafter devised to be used in conjunction with a reproduction apparatus which causes the picture to be visible on the screen of a television receiver, television monitor or comparable device now known or hereafter devised in a private residence for viewing at the place of origin of such exhibition ("Home Video Devices") and all forms of television including, without limitation, standard, non-standard, subscription, pay television, cable and basic cable, satellite, etc. (including pay-per-view), fiber optic and digital delivery systems, etc. ("Television"); the right to advertise, publicize and promote the Picture including, without limtiation, the right to excerpt and/or synopsize the Picture and/or screenplay for the Picture [provided, that any such excerpt and/or synopsis shall not exceed Two Thousand Five Hundred (2,500) words in length]; commercial tie-ins (subject to (i) the rights of Fox under the Fox Agreement and (ii) the rights of principal talent under their respective agreements with Cinergi [copies of which Cinergi agrees to deliver pursuant to the delivery provisions of subparagraph 3.a. below]); subject to the prior consent of Cinergi and Fox, the right to change the title of the Picture; the right to finance, produce and distribute a "making of" promotional film (subject to the rights and approvals of all persons who provide services to the Picture [of which Cinergi shall deliver a written account pursuant to the delivery provisions of subparagraph 3.a. below], the applicable rights of Fox [of which Cinergi shall deliver a written account pursuant to the delivery provisions of subparagraph 3.a. below] and applicable guild and union requirements); the right to cut or edit the Picture for legal and censorship reasons, time parameters and standards and practices requirements of airlines, television stations and broadcasters; the right to subtitle and dub the Picture into foreign languages; the right with respect to all persons appearing in the Picture or performing production services therein to issue and authorize publicity concerning such persons and the right to use, reproduce, transmit, broadcast, exploit, publicize and exhibit their names and likenesses (subject to third party agreements with Cinergi, of which Cinergi shall deliver a written account of pertinent points pursuant to the delivery provisions of subparagraph 3.a. below) in transcriptions, advertising, distribution and exploitation of the Picture in the following territories: (i) Benelux (i.e. Belgium, the Netherlands and Luxembourg) (in the French, German, Dutch and Flemish languages); (ii) Scandinavia (i.e. Finland, Sweden, Norway, Iceland and Denmark); (iii) Central and South America (i.e. Antigua, Argentina, Barbuda, Belize, Bolivia, Brazil, Cayman Islands, Chile, Columbia, Costa Rica,

Dominica, Dominican Republic, Ecuador, El Salvador, French Guiana, Grenada, Guadeloupe, Guatemala, Guyana, Haiti, Honduras, Jamaica, Martinique, Mexico, Montserrat, Netherlands Antilles, Nicaragua, Panama (excluding the Canal Zone), Peru, Saint Lucia, St. Kitts & Nevis, St. Vincent/Grenadines, Surinam, Tobago, Trinidad, Turks and Caicos Islands, and Venezuela); (iv) French-speaking Europe and Africa (i.e. Algeria, Andorra, Benin, Bukina Faso, Burundi, Cameroon, Central African Empire, Chad, Congo, Corsica, Dahomey, Djibouti, France, French military forces stationed in West Germany, Gabon, Guinea, Ivory Coast, Mali, Mauritania, Monaco (Monte Carlo), Morocco, Nigeria (English language excluded), Ruanda, Senegal, Togo, Tunisia, Zaire); (v) German-speaking Europe (i.e. Germany, Austria); (vi) the United Kingdom and Eire and (vii) Spain, Switzerland (in the Italian, French and German languages, excluding Italian language Home Video Device rights and Italian language Television rights), Taiwan, Portgual, Greece, and all of the respective territories, protectorates and possessions of all of the aforementioned, including planes and ships owned by entities whose principal offices for licensing rights of planes and ships are located in the respective nations (altogether, the "BVI Territory"). Cinergi shall have the right to distribute the Picture in all media, throughout the world, except for the BVI Territory ("Cinergi Territory"). Each party shall be solely responsible for all distribution costs and expenses in connection with the Picture in its respective territory including, without limitation, advertising costs and costs associated with the manufacture of prints and Home Video Devices.

    b. The terms of this Agreement (the "Term") shall commence as of the date hereof and terminate Twenty Five (25) years from the initial theatrical release of the Picture in any country of the BVI Territory.

                                  EXHIBIT "D"

      DATE: 7 July 1997   Last Contract Log #97-2834   Last Amendment = EE433

   PICTURE              TERRITORY                          DISTRIBUTOR
--------------  --------------------------             --------------------
Die Hard WAV    Africa--East                       AF
Die Hard WAV    Africa--West                       AF
Die Hard WAV    Albania                            EE
Die Hard WAV    Australia/N.Z.                     FE  Village Roadshow
Die Hard WAV    Baltics (LAT, LITH, EST)           EE  Nika-L Ltd.
Die Hard WAV    Bangladesh                         FE  Star TV (PSTV)
Die Hard WAV    Bulgaria                           EE
Die Hard WAV    Burma                              FE  Star TV (PSTV)
Die Hard WAV    China                              FE  Mairim
Die Hard WAV    C.I.S.                             EE  Ekaterinburg Art
Die Hard WAV    Croatia                            EE  Oscar Vision (TH/V)
Die Hard WAV    Czech Republic                     EE  Lumiere (Intersonic)
Die Hard WAV    Hong Kong                          FE  Intercontinental
Die Hard WAV    Hungary                            EE  Intercom
Die Hard WAV    India, Nepal, Bhutan               FE  Distant Horizon Ltd.
Die Hard WAV    India, Nepal, Bhutan               FE  Star TV (PSTV)
Die Hard WAV    Indonesia                          FE  Crystal Corporation
Die Hard WAV    Israel                             EU  A.D. Matalon
Die Hard WAV    Italy                              EU  Cecchi Gori
Die Hard WAV    Malaysia                           FE  Sunny Film
Die Hard WAV    Middle East                        EU  Jaguar
Die Hard WAV    Middle East                        EU  Paramount Pictures
Die Hard WAV    Middle East                        EU  Star TV (PSTV)
Die Hard WAV    Pakistan/Afganistan                FE  Star TV (PSTV)
Die Hard WAV    Philippines                        FE  Solar Films
Die Hard WAV    Poland                             EE  Filmwell Int'l
Die Hard WAV    Romania                            EE  Media Pro
Die Hard WAV    Romania                            EE  CME (FTTV)
                                                       Scenecast
Die Hard WAV    Serbia&Mont Only                   EE  (Tuckvision)
Die Hard WAV    Singapore/Brun.                    FE  Shaw Renters
Die Hard WAV    Singapore/Brun.                    FE  TCS (FTV)
Die Hard WAV    Slovakia                           EE  Lumiere (Intersonic)
Die Hard WAV    Slovakia                           EE  CME (FTTV)
Die Hard WAV    Slovenia & Macedonia               EE  Oscar (TH/V)
Die Hard WAV    Slovenia                           EE  CME (FTTV)
Die Hard WAV    South Africa/Zim                   AF  Ster-Kinekor
Die Hard WAV    South Korea                        FE  Dong-A (Dai-Ichi)
Die Hard WAV    Sri Lanka                          FE  Lakshmi Pictures
Die Hard WAV    Sri Lanka                          FE  Star TV (PSTV)
Die Hard WAV    Switz--Italian                     EU  Cecchi-gori--V.Tv.
Die Hard WAV    Thailand                           FE  Apex International
Die Hard WAV    Turkey                             EU  Ozen Film

                                                                                                                PAY TV
                                                           S                                       ---------------------------------
   TH         NT         PV         CV          A          -          H         HV         PPV        TER        CAB         SAT
---------  ---------  ---------  ---------     ---                ---------  ---------     ---        ---        ---     -----------
                                               NR
                                               NR
                                               NR
    X          X          X          X         NR                     X          X          X          X          X           X
    X          X          X                    NR                     X          X
                                               NR                                                                           STAR*
                                               NR
                                               NR                                                                           STAR*
    X          X          X          X         NR                     X          X          X          X          X
    X          X          X          X         NR                     X          X
   OSC        OSC        OSC        OSC        NR                    OSC        OSC
   LUM        LUM        LUM        LUM        NR                    LUM        LUM
    X          X          X          X         NR                     X          X          X          X          X
    X          X          X          X         NR                     X          X                     X          X           X
   DH         DH         DH         DH         NR                    DH         DH                                          STAR*
   DH         DH         DH         DH         NR                    DH         DH                                          STAR*
    X          X          X          X         NR                     X          X                     X          X           X
    X          X          X          X         NR                     X          X                     X          X
    X          X          X          X         NR                     X          X          X          X          X           X
    X          X          X          X         NR                     X          X                     X          X
   JAG        JAG        JAG        JAG        NR                    JAG        JAG                   JAG        JAG      PPI/STAR*
   JAG        JAG        JAG        JAG        NR                    JAG        JAG                   JAG        JAG         PPI
   JAG        JAG        JAG        JAG        NR                    JAG        JAG                   JAG        JAG        STAR*
                                               NR                                                                           STAR*
    X          X          X          X         NR                     X          X          X          X          X           X
    X          X          X          X         NR                     X          X                     X          X           X
   MP         MP         MP         MP         NR                    MP         MP
   MP         MP         MP         MP         NR                    MP         MP
    X          X          X          X         NR                     X          X
  SHAW       SHAW       SHAW       SHAW        NR                   SHAW       SHAW
  SHAW       SHAW       SHAW       SHAW        NR                   SHAW       SHAW
   LUM        LUM        LUM        LUM        NR                    LUM        LUM
   LUM        LUM        LUM        LUM        NR                    LUM        LUM
   OSC        OSC        OSC        OSC        NR                    OSC        OSC
   OSC        OSC        OSC        OSC        NR                    OSC        OSC
    X          X          X          X         NR                     X          X          X          X          X           X
    X          X          X          X         NR                     X          X                     X          X           X
   LAK        LAK        LAK        LAK        NR                    LAK        LAK                                         STAR*
   LAK        LAK        LAK        LAK        NR                    LAK        LAK                                         STAR*
                                               NR                                X                     X          X           X
    X          X          X          X         NR                     X          X                     X          X
    X          X          X          X         NR          X          X          X          X          X          X           X

                         FTV
           -------------------------------
   TH         TER        CAB        SAT
---------  ---------     ---        ---

    X          X          X          X
    X

    X          X          X          X
    X
   OSC
   LUM
    X          X          X
    X          X          X          X
   DH
   DH
    X          X          X          X
    X          X          X
    X          X          X          X
    X          X          X
   JAG        JAG        JAG
   JAG        JAG        JAG
   JAG        JAG        JAG

    X          X          X          X
    X          X          X          X
   MP        CME*
   MP        CME*
    X
  SHAW        TCS        TCS        TCS
  SHAW        TCS        TCS        TCS
   LUM
   LUM       CME*
   OSC       CME*
   OSC       CME*
    X          X          X          X
    X          X          X          X
   LAK
   LAK
               X          X          X
    X          X          X
    X          X          X          X

                           TERM EXPIRY                                                               TBD = TO BE DETERMINED
                        -----------------               # OF TV                TRIGGER     TRIGGER   ----------------------
        NOTES             TRIGGER EVENT      * YRS       RUNS     (IN DAYS)     DATE        TYPE     EXPIRY DATE  EST/ ACT
----------------------  -----------------  ----------  ---------  ---------  -----------  ---------  -----------  ---------
                        DEL F & T              12                            16-May-95          DEL  16-May-07            A
                        NOD PRINT              5                             18-Aug-95          PAY  18-Aug-00            E
                        START DATE         10 months                         1-Apr-97                1-Feb-98             A
                        START DATE         10 months                         1-Apr-97                1-Feb-98             A
                        DEL PRINT              11                            26-May-95          DEL  26-May-06            A
                        DEL PRINT              5                             20-Feb-97          PAY  20-Feb-02            E
                        NOD PRINT              5                             22-May-95          NOD  22-May-00            A
                        NOD PRINT              5                             19-May-95          NOD  19-May-00            A
                        NOD PRINT              7                             17-May-95          NOD  17-May-02            A
                        NOD PRINT              7                             8-Jun-95           DEL  8-Jun-02             A
                        NOD PRINT              7                             19-May-95          NOD  19-May-02            A
                        START DATE         10 months                         1-Apr-97                1-Feb-98             A
                        NOD PRINT              7                             30-May-95          NOD  30-May-02            A
                        NOD PRINT              7                             22-May-95          NOD  22-May-02            A
                        DEL FS by L/C          25                            9-Jun-95           DEL  9-Jun-20             A
                        DEL PRINT              7                             1-Jun-95           DEL  1-Jun-02             A
                        DEL PRINT              5                             16-Jun-95          DEL  16-Jun-00            A
                        START DATE         15 months                         18-Nov-96               18-Feb-98            A
                        START DATE         10 months                         1-Apr-97                1-Feb-98             A
                        START DATE         10 months                         1-Apr-97                1-Feb-98             A
                        DEL PRINT              7                             30-May-95          DEL  30-May-02            A
                        NOD PRINT              7                             22-May-95          NOD  22-May-02            A
                        NOD PRINT              5                             26-Jul-95          NOD  26-Jul-00            A
                        NOD                    3               2             TBA                NOD  TBA
                        NOD PRINT              5                             19-May-95          NOD  19-May-00            A
                        NOD F & T              5                             18-May-95          NOD  18-May-00            A
                               \\\            \\\            \\\        \\\      \\\         \\\     19-Nov-99            A
                        NOD PRINT              5                             19-May-95          NOD  19-May-00            A
                        NOD                    3               2             TBA                NOD  TBA
                        NOD PRINT              5                             22-May-95          NOD  22-May-00            A
                        NOD                    3               2             TBA                NOD  TBA
                        DEL PRINT              7                             8-Jun-95           DEL  8-Jun-02             A
                        DEL PRINT & D          7                             30-May-95          DEL  30-May-02            A
                        NOD PRINT              5                             15-Jan-97          PAY  15-Jan-02            E
                        NOD PRINT              5                             15-Jan-97          PAY  15-Jan-02            E
                        DEL FS by L/C          25                            9-Jun-95           DEL  9-Jun-20             A
                        NOD PRINT              7                             18-May-95          NOD  18-May-02            A
                        DEL F & T              7                             30-Aug-95          PAY  30-Aug-02            A

        NOTES             NOTES
----------------------  ---------

                                  AMENDMENT TO
                              ASSIGNMENT AGREEMENT

This is an Amendment dated August 26, 1997 ("Amendment") to that certain Assignment Agreement dated as of July 14, 1997 ("Assignment Agreement") between TWENTIETH CENTURY FOX FILM CORPORATION, a Delaware corporation ("Fox"), on the one hand, and CINERGI PRODUCTIONS INC. now named CINERGI PICTURES ENTERTAINMENT INC., a Delaware corporation ("CPEI") and CINERGI PRODUCTIONS N.V. INC., a Delaware corporation ("CPNV"), previously known as CINERGI PRODUCTIONS N.V., on the other hand (collectively, "Cinergi"), with respect to "DIE HARD WITH A VENGEANCE" f/k/a "DIE HARD 3" ("Picture")

    Fox and Cinergi wish to amend the insurance provision of the Assignment Agreement. Therefore, in consideration of the following covenants and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Paragraph 14. of the Assignment Agreement is hereby amended so that the obligation of Cinergi to maintain directors and officers insurance will be reduced to coverage in the amount of $500,000.

2. Except as expressly amended by this Amendment, the Assignment Agreement shall remain in full force and effect. This Amendment shall in all respects be governed by the law of the State of California applicable to agreements executed in and to be wholly performed within the State of California.

The parties have signed this Amendment to the Assignment Agreement as of the day and year first written above.

  CINERGI PICTURES ENTERTAINMENT INC.              TWENTIETH CENTURY FOX FILM CORPORATION
                                         ("CPEI")                                          ("Fox")

                  /s/ WARREN BRAVERMAN                             /s/ ROBERT B. COHEN
        ----------------------------------------         ----------------------------------------
             Title EXECUTIVE VICE PRESIDENT                          Robert B. Cohen
  By                                               By
                                                           Title EXECUTIVE VICE PRESIDENT LEGAL
                                                                         AFFAIRS

  CINERGI PRODUCTIONS N.V. INC.
                           ("CPNV")

                  /s/ RANDOLPH M. PAUL
        ----------------------------------------
                    Randolph M. Paul
  By
              Title SENIOR VICE PRESIDENT

                                                                      APPENDIX C
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AGREEMENT OF MERGER
                                     AMONG
                                ANDREW G. VAJNA,
                           VALDINA CORPORATION N.V.,
                             CPEI ACQUISITION INC.
                                      AND
                      CINERGI PICTURES ENTERTAINMENT INC.
                         DATED AS OF SEPTEMBER 2, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I  THE MERGER......................................................................................           1
  SECTION 1.1.  MERGER.....................................................................................           1
  SECTION 1.2.  EFFECTS OF THE MERGER......................................................................           1
  SECTION 1.3.  CERTIFICATE OF INCORPORATION AND BYLAWS....................................................           1
  SECTION 1.4.  DIRECTORS..................................................................................           1
  SECTION 1.5.  OFFICERS...................................................................................           1
  SECTION 1.6.  CONVERSION OF SHARES.......................................................................           2
  SECTION 1.7.  ADJUSTMENTS TO PURCHASE PRICE..............................................................           2
  SECTION 1.8.  STOCKHOLDERS' MEETING OF THE COMPANY.......................................................           4
  SECTION 1.9.  CONSUMMATION OF THE MERGER.................................................................           5

ARTICLE II  DISSENTING SHARES; PAYMENT FOR SHARES..........................................................           5
  SECTION 2.1.  DISSENTING SHARES..........................................................................           5
  SECTION 2.2.  PAYMENT FOR SHARES.........................................................................           5
  SECTION 2.3.  CLOSING OF THE COMPANY'S TRANSFER BOOKS....................................................           6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................           6
  SECTION 3.1.  CORPORATE ORGANIZATION.....................................................................           6
  SECTION 3.2.  CAPITALIZATION.............................................................................           6
  SECTION 3.3.  AUTHORITY RELATIVE TO THIS AGREEMENT.......................................................           7
  SECTION 3.4.  CONSENTS AND APPROVALS; NO VIOLATIONS......................................................           7
  SECTION 3.5.  COMMISSION FILINGS AND FINANCIAL STATEMENTS................................................           8
  SECTION 3.6.  PROXY STATEMENT; SCHEDULE 13E-3............................................................           8
  SECTION 3.7.  NO BROKER OR FINDER FEES...................................................................           8

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER AND VAJNA..............................................           9
  SECTION 4.1.  CORPORATE ORGANIZATION.....................................................................           9
  SECTION 4.2.  AUTHORITY RELATIVE TO THIS AGREEMENT.......................................................           9
  SECTION 4.3.  CONSENTS AND APPROVALS; NO VIOLATIONS......................................................           9
  SECTION 4.4.  OTHER DOCUMENTS; PROXY STATEMENT; SCHEDULE 13E-3...........................................          10

ARTICLE V  COVENANTS.......................................................................................          10
  SECTION 5.1.  CONDUCT OF BUSINESS OF THE COMPANY.........................................................          10
  SECTION 5.2.  NOTIFICATION OF CERTAIN MATTERS............................................................          10
  SECTION 5.3.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE........................................          11
  SECTION 5.4.  EMPLOYEE PLANS.............................................................................          11
  SECTION 5.5.  WARRANTS...................................................................................          11
  SECTION 5.6.  PUBLICITY..................................................................................          11
  SECTION 5.7.  BEST EFFORTS...............................................................................          11
  SECTION 5.8.  TERMINATION OF VAJNA EMPLOYMENT AGREEMENT; SEVERANCE ARRANGEMENTS..........................          12
  SECTION 5.9.  VAJNA RECEIVABLES..........................................................................          12
  SECTION 5.10. VALDINA PROMISSORY NOTE....................................................................          13

ARTICLE VI  CONDITIONS.....................................................................................          13
  SECTION 6.1.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER................................          13
  SECTION 6.2.  CONDITIONS TO THE OBLIGATIONS OF BUYER, VAJNA AND VALDINA TO EFFECT THE MERGER.............          14
  SECTION 6.3.  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY...............................................          14

                                                                                                                PAGE
                                                                                                                -----
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER.............................................................          14
  SECTION 7.1.  TERMINATION................................................................................          14
  SECTION 7.2.  EFFECT OF TERMINATION......................................................................          14
  SECTION 7.3.  AMENDMENT..................................................................................          15
  SECTION 7.4.  EXTENSION, WAIVER..........................................................................          15

ARTICLE VIII  MISCELLANEOUS................................................................................          15
  SECTION 8.1.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.................................          15
  SECTION 8.2.  FEES AND EXPENSES..........................................................................          15
  SECTION 8.3.  NOTICES....................................................................................          15
  SECTION 8.4.  APPLICABLE LAW.............................................................................          17
  SECTION 8.5.  INTERPRETATION.............................................................................          17
  SECTION 8.6.  ENTIRE AGREEMENT; ASSIGNMENT...............................................................          17
  SECTION 8.7.  SEVERABILITY...............................................................................          17
  SECTION 8.8.  PARTIES IN INTEREST........................................................................          17
  SECTION 8.9.  SPECIFIC PERFORMANCE.......................................................................          17
  SECTION 8.10. COUNTERPARTS...............................................................................          17

                              AGREEMENT OF MERGER

    AGREEMENT OF MERGER (this "Agreement"), dated as of September 2, 1997, by and among Andrew G. Vajna ("Vajna"), Valdina Corporation N.V., a Netherlands Antilles corporation ("Valdina"), CPEI Acquisition Inc., a Delaware corporation ("Buyer"), and Cinergi Pictures Entertainment Inc., a Delaware corporation (the "Company").

    WHEREAS, the Board of Directors of the Company, based in part on the recommendation of a Special Committee of the Board of Directors of the Company (the "Special Committee"), and the Board of Directors and stockholders of Buyer have each approved the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance thereof, the Board of Directors of the Company, based in part on the recommendation of the Special Committee, and the Board of Directors and stockholders of Buyer have each approved the merger (the "Merger") of Buyer with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "GCL"), pursuant to which the shares (the "Shares") of Company common stock, $.01 par value per share ("Common Stock") (other than Shares owned by Vajna, Valdina or the Company and Shares owned by holders of Dissenting Shares (as defined in Section 2.1 hereof)), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6 hereof); and

    WHEREAS, the Board of Directors of the Company, based in part on the recommendation of the Special Committee, has (i) determined that the Merger is fair to and in the best interests of the stockholders of the Company (other than Vajna, Valdina or Buyer), and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and, subject to the terms and conditions set forth herein, to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including without limitation, the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound hereby, Vajna, Valdina, Buyer and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1. MERGER. Upon the terms and subject to the conditions hereof, Buyer will be merged with and into the Company (the "Merger") in accordance with the applicable provisions of the GCL as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VI hereof. Following the Merger, the Company shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and the separate existence of Buyer shall cease. The name of the Surviving Corporation shall be "Cinergi Pictures Entertainment Inc."

    SECTION 1.2. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the GCL. As of the Effective Time (as defined in Section
1.9 hereof), the Company shall be wholly owned by Vajna and Valdina.

    SECTION 1.3. CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, (i) the Certificate of Incorporation of the Company, as amended and restated pursuant to the Restated Certificate of Incorporation attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of the Company shall be the Bylaws of the Surviving Corporation.

    SECTION 1.4. DIRECTORS. The directors of Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

    SECTION 1.5. OFFICERS. The officers of Buyer immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

    SECTION 1.6. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Vajna, Valdina and any Dissenting Shares) shall be converted into and represent the right to receive $2.30 in cash (the "Purchase Price"), subject to adjustment as provided in Section 1.7 hereof (as adjusted, the "Adjusted Purchase Price"); (ii) each Share owned and held in the treasury of the Company immediately prior to the Effective Time, shall be canceled and extinguished, and no payment will be made in respect of those Shares; and (iii) each share of common stock, par value $.01 per share, of Buyer then issued and outstanding shall be canceled. All Shares owned by Vajna and Valdina shall remain outstanding. For purposes of this Agreement, the term "Merger Consideration" shall mean the Purchase Price or Adjusted Purchase Price, as the case may be.

    SECTION 1.7.  ADJUSTMENTS TO PURCHASE PRICE.

    (a) For purposes hereof, "Adjustment Date" shall mean that date which is ten business days before the date of the special meeting (the "Special Meeting") of the Company's stockholders called by the Company to consider and vote upon the approval and adoption of this Agreement, as such date of the Special Meeting is initially set by the Board of Directors of the Company, or as such date may be changed due to the adjournment, delay or other rescheduling of the Special Meeting; provided, however, that if, after the Adjustment Date, the Special Meeting is adjourned, delayed or otherwise rescheduled to a date which is less than ten business days from the date on which it is determined that the Special Meeting will be adjourned, delayed or otherwise rescheduled, then, in such case, the Adjustment Date shall not be changed but shall remain the date which is ten business days before the date the Special Meeting was set to occur prior to such adjournment, delay or other rescheduling of the Special Meeting.

    (b) The Purchase Price payable pursuant to Section 1.6 hereof shall be adjusted upwards:

        (i) In the event the Company enters into an agreement (the "Stone Agreement") prior to the Adjustment Date (A) to sell the development projects listed on Schedule 1.7(b) (i) hereto (the "Stone Projects") or (B) to settle its obligations pursuant to its "first look" arrangement with Oliver Stone and certain of his affiliates. In such event, the Purchase Price shall be adjusted upwards by an amount equal to the sum of (X) the aggregate purchase price, if any, payable to the Company pursuant to the Stone Agreement, and (Y) the aggregate amount of liabilities and other obligations assumed or forgiven by the purchaser (or party or parties with which the Company settles its obligations) pursuant to the Stone Agreement, divided by the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina);

        (ii) In the event the sum of (A) the aggregate amount of all monies received by the Company (as royalties or otherwise) in respect of the soundtrack for EVITA (the "Soundtrack") from the date hereof through the Adjustment Date and (B) the aggregate purchase price payable to the Company pursuant to any agreement for the sale of the Company's rights in the Soundtrack (an "Evita Agreement") entered into by the Company prior to the Adjustment Date, exceeds $1,500,000 (such excess being referred to herein as the "Soundtrack Amount"). In such event, the Purchase Price shall be adjusted upwards by an amount equal to the Soundtrack Amount divided by the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina). Any Evita Agreement shall be approved by the Board of Directors of the Company (with the assent of the Special Committee). In the event the Company does not enter into an Evita Agreement prior to the Adjustment Date, the Special Committee and the Company shall use their best efforts to monetize the Company's rights in the Soundtrack and distribute, subsequent to the Effective Time, the proceeds in connection therewith to the stockholders of the Company immediately prior to the Effective Time; and

       (iii) In the event the aggregate amount of monies collected by the Company in connection with the outstanding accounts receivable listed on
    Schedule 1.7(b)(iii) hereto (the "Non-Alan Smithee Receivables") from July 1, 1997 through the Adjustment Date (the "Measurement Period") is in excess of $1,573,000 (such excess amount being referred to as the "Non-Alan Smithee Receivables Amount"). In such event, the Purchase Price shall be adjusted upwards by an amount equal to the Non-Alan Smithee Receivables Amount divided by the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina).

    (c) The Purchase Price payable pursuant to Section 1.6 hereof shall also be adjusted upwards in accordance with Section 1.7(e) in the event the sum of the possible adjustments (whether positive or negative) set forth in subparagraphs
(i), (ii) and (iii) below result in a positive number.

        (i) There shall be a positive adjustment equal to the amount, if any, by which the Company Expense Amount is less than $6,493,000. If instead, the Company Expense Amount is greater than $6,493,000, there shall be a negative adjustment equal to the amount by which the Company Expense Amount is greater than $6,493,000. For purposes hereof, "Company Expense Amount" shall mean the aggregate Expenses paid or incurred during the Measurement Period by the Company, and "Expenses" shall consist of the following: salaries of Company personnel, severance payments, rent, utilities, accounting and legal fees and expenses, and other expenses which have generally been included as selling, general and administrative expenses in the Company's audited financial statements. "Expenses" will not include, among other things, (A) any expenses incurred by the Company with respect to the Company's development projects, (B) any expenses incurred by the Company with respect to (or funds provided by the Company to) Cinergi Productions Inc. (California), a California corporation and a wholly owned subsidiary of the Company ("CPI"), or the visual effects facility operated by CPI, or (C) any expenses incurred by CPI. The Company Expense Amount shall be computed on a consolidated basis (but excluding for such purpose CPI) and otherwise in a manner generally consistent with preparation of the Company's financial statements for the fiscal year ended December 31, 1996; and

        (ii) There shall be a positive adjustment equal to the amount, if any, by which the aggregate amount of monies collected by the Company during the Measurement Period with respect to the outstanding accounts receivable with respect to AN ALAN SMITHEE FILM listed on Schedule 1.7(c)(ii) hereto (the "Alan Smithee Receivables") is in excess of $8,690,000. If instead, the aggregate amount of monies collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables is less than $8,690,000, there shall be a negative adjustment equal to the amount by which the aggregate amount of monies collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables is less than $8,690,000.

       (iii) There shall be a positive adjustment equal to the amount, if any, by which the MassIllusion Expense Amount is less than $1,300,000. If instead, the MassIllusion Expense Amount is greater than $1,300,000, there shall be a negative adjustment equal to the amount by which the MassIllusion Expense Amount is greater than $1,300,000. For purposes hereof, "MassIllusion Expense Amount" shall mean (a) the aggregate amount of monies provided by the Company, directly or indirectly, to CPI or to any third parties on behalf of CPI during the Measurement Period ("Disbursed Amounts"), plus (b) the aggregate amount of expenses borne by the Company during the Measurement Period with respect to CPI (including with respect to the visual effects facility operated by CPI) ("Borne Expenses"), less (from the sum of (a) and (b)) the recovery by the Company, in any manner whatsoever (including, without limitation, reimbursements by CPI to the Company), of any of the Disbursed Amounts or Borne Expenses.

    (d) The Company's chief financial officer, or other appropriate accounting officer, as the case may be, shall calculate both the Expenses and the MassIllusion Expense Amount for the Measurement Period as contemplated herein and forward such calculation to Vajna and the Special Committee no later than 6:00 p.m., Los Angeles time, on the day after the Adjustment Date. To the extent there is a disagreement between Vajna and the Special Committee with respect to the calculation of Expenses and/or the MassIllusion Expense Amount, the parties shall immediately forward such calculation(s) to the Company's independent accountants, whose determination as to the proper calculation of Expenses and/or the MassIllusion Expense Amount shall be rendered no later than six business days prior to the Special Meeting and shall be final and binding on all the parties hereto.

    (e) To the extent the sum of the adjustments as provided in subparagraphs
(i), (ii) and (iii) of Section 1.7(c) above result in a positive amount (such number being referred to as the "Adjustment Amount"), the Purchase Price shall be adjusted upwards by an amount equal to the Adjustment Amount divided by the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina). To the extent the sum of the adjustments as provided in (i), (ii) and (iii) above results in a negative amount, there shall be no adjustment to the Purchase Price (it being understood that under no circumstances shall any "negative amount" resulting from Section 1.7(c) reduce any positive adjustment resulting from Section 1.7(b)). Except as set forth in Section 1.7(b) and 1.7(c) there shall be no other positive adjustments to the Purchase Price.

    (f) In the event of an adjustment to the Purchase Price resulting from a transaction contemplated by Section 1.7(b)(i) or (ii), the Company and Vajna shall promptly thereafter issue a press release through a nationally recognized news wire service setting forth, among other things, the material terms underlying the particular transaction giving rise to the adjustment and the specific dollar amount of the adjustment to the Purchase Price. In addition, the Company and Vajna shall issue a press release no later than five business days prior to the Special Meeting, setting forth the exact dollar amount of the Merger Consideration.

    SECTION 1.8. STOCKHOLDERS' MEETING OF THE COMPANY. (a) In connection with the Merger, the Company shall, in accordance with applicable law and its Certificate of Incorporation and Bylaws:

        (i) duly call, give notice of, convene and hold the Special Meeting as soon as practicable after the execution of this Agreement, to consider and vote upon the approval and adoption of the Agreement;

        (ii) prepare and file with the Securities and Exchange Commission (the "Commission") a preliminary proxy statement relating to this Agreement and the Merger and use its best efforts (A) after consultation with Buyer, to respond promptly to any comments made by the staff of the Commission with respect to such preliminary proxy statement and cause a definitive proxy (together with any amendments or supplements thereto, the "Proxy Statement") to be mailed to its stockholders at the earliest practicable time, and (B) to obtain the necessary approvals by its stockholders of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have determined in good faith, based on the recommendation of the Special Committee and upon advice of the Company's outside counsel, that obtaining such approvals would violate its fiduciary duties under applicable law; and

       (iii) include in the Proxy Statement the recommendations of the Special Committee and the Company's Board of Directors that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, except to the extent that the Board of Directors of the Company shall have determined in good faith, based on the recommendation of the Special Committee and upon advice of the Company's outside counsel, that such recommendation would violate its fiduciary duties under applicable law.

    (b) Buyer will provide the Company with the information concerning Buyer and its affiliates required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), to be included in the Proxy Statement.

    (c) Each of Vajna and Valdina will vote or cause to be voted at the Special Meeting all Shares owned by such party (and any of their affiliates) in favor of the approval and adoption of this Agreement.

    SECTION 1.9. CONSUMMATION OF THE MERGER. Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VI hereof, the Company (or Buyer, if appropriate) shall execute in the manner required by the GCL and file with the Secretary of State of the State of Delaware a certificate of merger, as required by the GCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 1.9, a closing (the "Closing") will be held at the offices of Gipson Hoffman & Pancione, P.C., Los Angeles, California (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

                                   ARTICLE II
                     DISSENTING SHARES; PAYMENT FOR SHARES

    SECTION 2.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which have not been voted for approval and adoption of this Agreement and the Merger and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the GCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws his or her demand for such appraisal (in accordance with Section 262(k) of the GCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the GCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Buyer (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the GCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

    SECTION 2.2. PAYMENT FOR SHARES. Prior to the Effective Time, Buyer shall authorize the Company's transfer agent or a commercial bank organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $50,000,000 to act as Paying Agent hereunder (the "Paying Agent"). As soon as practicable after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Each holder of a Certificate or Certificates shall be entitled to receive, upon surrender to the Paying Agent of the Certificate or Certificates for cancellation, together with such letter of transmittal duly executed, and subject to any required backup withholding (within the meaning of Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code")), the aggregate amount of cash into which the Shares previously represented by such Certificate or Certificates shall have been converted in the Merger. When and as needed, Buyer shall make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. Until surrendered to the Paying Agent, each Certificate (other than Dissenting Shares, Shares held in the treasury of the Company and Shares owned by Vajna and Valdina) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate amount of cash into which the Shares represented thereby shall have been converted, subject to any required backup withholding (within the meaning of Section 3406 of the Code). No interest shall accrue or be paid on the cash payable upon the surrender of the Certificate or Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Any cash delivered or made available to the Paying Agent pursuant to this Section 2.2 and not exchanged for Certificates representing Shares within six months after the Effective Time pursuant to this Section 2.2 shall be returned by the Paying Agent to the Surviving Corporation, which shall thereafter act as Paying Agent subject to the rights of holders of unsurrendered Certificates representing Shares under this
Article II. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any cash delivered to a public official pursuant to applicable abandoned property laws, or for any interest thereon. If Certificates are not surrendered prior to four years after the Effective Time (or, in any particular case, prior to such earlier date on which the consideration payable in respect of such Shares would otherwise escheat to or become the property of any governmental unit or agency), any consideration payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto.

    SECTION 2.3. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for cash as provided in Section 2.2 hereof, subject to applicable law in the case of Dissenting Shares.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Buyer, Vajna and Valdina as follows:

    SECTION 3.1. CORPORATE ORGANIZATION. Each of the Company and, to the best of its knowledge, its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted. To the best knowledge of the Company, the Company and its subsidiaries are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned or leased or the nature of their activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the financial condition, assets or liabilities of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

    SECTION 3.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. To the best knowledge of the Company, as of September 2, 1997, (i) 13,446,874 Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (ii) pursuant to the Option Plans (as defined in Section 5.4 hereof), there were outstanding Employee Options (as defined in Section 5.4 hereof) to purchase an aggregate of 82,250 Shares, (iii) there were outstanding warrants, calls, rights and other securities to purchase an aggregate of

200,000 Shares, (iv) 744,682 Shares were held in the Company's treasury, and
(iv) no shares of preferred stock were issued or outstanding. To the best knowledge of the Company, since December 31, 1996, the Company has not (x) issued any shares of its capital stock (y) granted any Employee Options, or (z) granted any options, warrants, calls, rights, or other securities convertible or exchangeable into shares of capital stock. Except as set forth in this Section
3.2 and except for this Agreement and the transactions contemplated hereby, to the best knowledge of the Company, there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements, commitments or rights of any character relating to issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, or to make any payments in respect of, shares of capital stock or other securities of the Company.

    (b) To the best knowledge of the Company, Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 sets forth the name and jurisdiction of incorporation of each significant subsidiary of the Company. To the best knowledge of the Company, all of the outstanding shares of capital stock of each subsidiary have been validly issued and are fully paid and non-assessable and free of preemptive rights and are owned, directly or indirectly, by the Company free and clear of all liens, charges, claims or encumbrances. To the best knowledge of the Company, there are not now, and at the Effective Time there will not be, any subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements, commitments or rights of any character relating to issued or unissued capital stock or other securities of any subsidiary, or otherwise obligating the Company or any subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, or to make any payments in respect of, shares of capital stock or other securities of any subsidiary other than as may be required by the Library Sale Agreement (as defined in Section 6.1(g) hereof).

    (c) Except as set forth on Schedule 3.2(c) hereto, to the best knowledge of the Company, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any subsidiary is a party or is bound with respect to the voting of capital stock of the Company or any subsidiary.

    SECTION 3.3. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement and the Merger by the stockholders of the Company, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as its obligations may be affected by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights or remedies generally, and (ii) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

    SECTION 3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except for (i) compliance with applicable federal securities laws, (ii) compliance with any applicable state securities, takeover or "blue sky" laws, (iii) the filing of a certificate of merger and other appropriate merger documents, if any, as required by the GCL, and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), including, without limitation, the filing of a pre-merger notification report thereunder, if applicable, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority, except for notices, filings, authorizations, consents or approvals the failure of which to obtain would not, in the aggregate (x) have a Material Adverse Effect, or (y) materially impair or delay the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

    (b) Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in a breach of any provision of the charter documents or bylaws of the Company or any subsidiary, or (ii) subject to compliance with the statutes and regulations referred to in Section 3.4(a) hereof, to the best knowledge of the Company, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any subsidiary or any of their respective properties or assets, except, in the case of clause (ii) above, for such violations which would not, in the aggregate (x) have a Material Adverse Effect, or (y) materially impair or delay the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

    SECTION 3.5. COMMISSION FILINGS AND FINANCIAL STATEMENTS. To the best knowledge of the Company, the Company has heretofore filed all forms, reports, statements, schedules and other materials with the Commission required to be filed pursuant to the Exchange Act or other federal securities laws since June 17, 1994 (the "SEC Reports"). To the best knowledge of the Company, as of their respective dates, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of the Company, the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries (including the related notes) included or incorporated by reference in the SEC Reports fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated statements of income and cash flows for the respective periods then ended, in each case in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved except as otherwise noted therein and except for normal year-end adjustments and accruals in the case of unaudited financial statements.

    SECTION 3.6. PROXY STATEMENT; SCHEDULE 13E-3. To the best knowledge of the Company, the Proxy Statement and related materials distributed to the Company's stockholders in connection with the Merger will comply in all material respects with the provisions of applicable federal securities laws and will not, at the date of filing with the Commission, at the time of the first mailing and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Buyer, Vajna or Valdina for inclusion in the Proxy Statement or related materials. None of the information supplied by the Company for inclusion in the Rule 13e-3 Transaction Statement on
Schedule 13E-3 with respect to the Merger (the "Schedule 13E-3"), at the time such Schedule 13E-3 or any amendments or supplements thereto are filed with the Commission, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company agrees to correct promptly any information in the Proxy Statement or related materials or any information provided by it for use in the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and further agrees to take all steps necessary to cause the Proxy Statement or related materials as so corrected to be filed with the

Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

    SECTION 3.7. NO BROKER OR FINDER FEES. The Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except (a) the fees and expenses payable by the Company to Jefferson Capital Group, Ltd., and Alice P. Neuhauser and Frank Stewart as specified in the Company's agreements with such persons, and (b) any agents brokers, investment bankers and other firms and persons retained by Buyer, Vajna or Valdina, the fees and expenses of which will be paid by Buyer.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUYER AND VAJNA

    Buyer, Vajna and Valdina hereby jointly and severally represent and warrant to the Company as follows:

    SECTION 4.1. CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    SECTION 4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Buyer and Valdina has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Buyer and Valdina and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors (or comparable governing body with respect to Valdina) and stockholders of Buyer and Valdina, and no other corporate proceedings on the part of Buyer or Valdina are necessary to authorize the execution, delivery and performance of this Agreement by Buyer or Valdina or the consummation by Buyer or Valdina of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer, Vajna and Valdina and constitutes a valid and binding obligation of each of Buyer, Vajna and Valdina, enforceable against each of Buyer, Vajna and Valdina in accordance with its terms except (i) as their respective obligations may be affected by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights or remedies generally, and (ii) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

    SECTION 4.3. CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except for (i) compliance with applicable federal securities laws, (ii) compliance with any applicable state securities, takeover or "blue sky" laws, (iii) the filing of a certificate of merger and other appropriate merger documents, if any, as required by the GCL, and (iv) compliance with the HSR Act, including, without limitation, the filing of a pre-merger notification report thereunder, if applicable, the execution, delivery and performance by Buyer, Vajna and Valdina of this Agreement and the consummation by Buyer, Vajna and Valdina of the transactions contemplated hereby require no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority, except for notices, filings, authorizations, consents or approvals the failure of which to obtain would not, in the aggregate, materially impair or delay the ability of Buyer, Vajna or Valdina to perform their obligations hereunder or to consummate the transactions contemplated hereby.

    (b) Neither the execution, delivery or performance of this Agreement by each of Buyer, Vajna and Valdina, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of any provision of the charter documents or bylaws of Buyer or the comparable organizational and governing documents of Valdina, or (ii) result in a breach or violation of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or amendment of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer, Vajna or Valdina, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer, Vajna or Valdina is a party or to which Buyer, Vajna or Valdina or any of their properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in Section 4.3(a) hereof, to the best knowledge of Buyer, Vajna and Valdina, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, Vajna or Valdina, or any of their properties or assets, except, in the case of each of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, amendments, accelerations or creations of liens, security interests, charges or encumbrances which would not, in the aggregate, materially impair or delay the ability of Buyer, Vajna or Valdina to perform their obligations hereunder or to consummate the transactions contemplated hereby.

    SECTION 4.4. OTHER DOCUMENTS; PROXY STATEMENT; SCHEDULE 13E-3. None of the information supplied by Buyer, Vajna or Valdina for inclusion in the Proxy Statement or related materials or the Schedule 13E-3, at the respective times such Proxy Statement and Schedule 13E-3, or any amendments or supplements thereto, are filed with the Commission and, in the case of the Proxy Statement, at the time of the first mailing and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer, Vajna and Valdina agree to correct promptly any information provided by them for use in the Proxy Statement or related materials or the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and further agree to take all steps necessary to cause the Schedule 13E-3 as so corrected to be filed with the Commission, as and to the extent required by applicable federal securities laws.

                                   ARTICLE V
                                   COVENANTS

    SECTION 5.1. CONDUCT OF BUSINESS OF THE COMPANY. The Company covenants and agrees that prior to the Effective Time, unless Buyer shall otherwise agree in writing or unless such action shall have been approved by a majority of the entire Board of Directors of the Company or except as otherwise expressly contemplated by this Agreement, the Library Sale Agreement or the Fox Assignment Agreement (as defined in Section 6.1(h) hereof), or as set forth on Schedule 5.1 hereto, none of the Company or any of its subsidiaries shall directly or indirectly: (i) declare or pay any dividend or make any distribution with respect to any shares of its capital stock; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding shares of its capital stock; (iii) propose or adopt any amendments to its charter documents or bylaws; (iv) issue, sell, pledge, dispose of or encumber any capital stock of the Company or of any of its subsidiaries (other than pursuant to Employee Options outstanding on the date hereof); (v) except in the ordinary and usual course of business consistent with past practice, sell, pledge, dispose of or encumber any material asset of the Company or of any of its subsidiaries (including, without limitation, any material indebtedness owed to them or any material claims held by them); (vi) incur any long-term indebtedness for borrowed money or issue any debt securities in a material amount or assume, guarantee or endorse any material obligations of any other person except for obligations of any wholly owned subsidiary; (vii) approve, adopt or amend any agreement, plan, program or arrangement which provides any benefits to any employee of the Company; (viii) except in the ordinary and usual course of business consistent with past practice, increase, directly or indirectly, the compensation of any employee of the Company; or (ix) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    SECTION 5.2. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) any material failure of the Company, on the one hand, or Buyer, Vajna or Valdina, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

    SECTION 5.3. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) Buyer and the Company agree that all rights to indemnification now existing in favor of the present or former directors or officers of the Company or any of its subsidiaries as provided in the Company's Certificate of Incorporation and Bylaws, or in the certificate or articles of incorporation, bylaws or similar documents of any of such subsidiaries, in effect as of the date hereof shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect. Vajna, Buyer and the Company further agree that all rights to indemnification now existing in favor of the present or former directors or officers of the Company or any of its subsidiaries in any indemnification agreement between such person and the Company or any such subsidiary, as the case may be, shall also survive the Merger and continue in full force and effect in accordance with the terms of such agreement. Prior to the Closing, the Company shall purchase, to the extent available, a policy of directors' and officers' liability insurance with material terms of coverage as set forth on Schedule 5.3 hereto, which policy shall cover, among other things, matters occurring prior to the Effective Time. Vajna shall cause the Company to maintain such insurance policy for a period of four years from the Effective Time. To the extent the Company purchases insurance which covers matters relating to the activities of the Surviving Corporation following the Effective Time, Vajna or Buyer shall reimburse the Company for the premiums paid in respect thereof.

    SECTION 5.4. EMPLOYEE PLANS. (a) The Company shall terminate, at or prior to the Effective Time (the date of such termination being hereafter referred to as the "Termination Date"), the Company's (i) 1994 Basic Stock Option Plan and Stock Appreciation Rights Plan and (ii) 1994 Special Stock Option and Stock Appreciation Rights Plan (collectively, the "Option Plans"), and any options issued thereunder ("Employee Options") which have not been exercised as of the Termination Date.

    (b) Prior to the Effective Time, the Company shall use its best efforts to terminate all employee benefit plans, programs or arrangements and to take any other action reasonably necessary in connection therewith.

    SECTION 5.5. WARRANTS. Prior to the Effective Time, the Company shall take all action necessary to terminate and cancel all warrants, rights, calls and other securities exchangeable or convertible into Shares ("Warrants") which are issued and outstanding as of the date hereof.

    SECTION 5.6. PUBLICITY. Neither the Company nor Buyer, Vajna or Valdina shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without prior consultation with the other parties, except as may be required by law or any listing agreement with the National Association of Securities Dealers, Inc.

    SECTION 5.7. BEST EFFORTS. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using its best efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts,
(b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, including, without limitation, all filings with the Commission under applicable federal securities laws, and (e) fulfill all conditions to this Agreement. In furtherance of and not in limitation of the foregoing, (X) the Company shall permit Buyer to participate in the defense and settlement of any claim, suit or cause of action relating to the Merger, this Agreement or the other transactions contemplated hereby and the Company shall not settle or compromise any such claim, suit or cause of action without Buyer's prior written consent, and (Y) Vajna shall assist the Company in good faith and using commercially reasonable best efforts to collect the Alan Smithee Receivables and the Non-Alan Smithee Receivables.

    SECTION 5.8. TERMINATION OF VAJNA EMPLOYMENT AGREEMENT; SEVERANCE ARRANGEMENTS. The Company and Vajna are parties to that certain Employment Agreement, dated as of January 1, 1994, between Vajna and the Company (then known as "Cinergi Productions Inc."), as amended by that certain letter agreement, dated as of December 16, 1994, from the Company to Vajna and accepted by Vajna as of January 3, 1995, with a term ending December 31, 1998 (as amended, the "Employment Agreement"). The Company and Vajna mutually agree to terminate the Employment Agreement effective, automatically and without any further action on the part of the parties hereto, as of the Effective Time. Notwithstanding anything in the Employment Agreement to the contrary, all of the terms and provisions of the Employment Agreement (including, without limitation, all provisions regarding termination and compensation upon termination) shall terminate as of the Effective Time and neither the Company nor Vajna will have any further obligation to the other with respect to the Employment Agreement except as hereinafter expressly set forth in this Agreement.

    (b) Upon termination of the Employment Agreement at the Effective Time, Vajna shall be paid an amount, subject to applicable legal wage withholdings and deductions, equal to the sum of (i) one hundred percent of the Fixed Annual Compensation that would otherwise have been payable to Vajna in the ordinary course from the Effective Time through December 31, 1997 had the Employment Agreement not been terminated at the Effective Time, (ii) $500,000 (representing fifty percent of the Fixed Annual Compensation that would otherwise have been payable to Vajna in the ordinary course from January 1, 1998 through December 31, 1998 had the Employment Agreement not been terminated at the Effective
Time), and (iii) producer's performance fees in the amount of $344,666 in connection with DIE HARD WITH A VENGEANCE.

    (c) Prior to consummation of the Merger or earlier termination of this Agreement, (i) Vajna shall continue to receive his Fixed Annual Compensation in accordance with the terms of the Employment Agreement, and (ii) Vajna may enter into a producers agreement, employment agreement, consulting agreement or other similar agreement which provides that Vajna will render services to a third party; provided, however, that, without the prior written consent of the Special Committee, (a) all Vajna's obligations under such an agreement to render services to a third party must be subject to consummation of the Merger, and (b) Vajna's Production Services and all other services shall remain exclusive to the Company to the extent provided by the Employment Agreement. The Employment Agreement shall continue in full force and effect if the Merger is not consummated or this Agreement is otherwise terminated.

    (d) Capitalized terms used in Sections 5.8(a), (b) or (c) and not defined therein shall have the meanings assigned to them in the Employment Agreement.

    (e) On or prior to the Closing, the Company shall make any and all payments, and take any and all actions required pursuant to the terms of any other severance arrangements approved by the Board of Directors of the Company with respect to persons other than Vajna (including, without limitation, the severance arrangements relating to Warren Braverman, Chief Operating Officer, Chief Financial Officer and Executive Vice President of the Company).

    SECTION 5.9. VAJNA RECEIVABLES. On or prior to the Closing, Vajna shall pay to the Company all monies owed to the Company and its subsidiaries by him, and shall cause to be paid to the Company all monies owed to the Company and its subsidiaries by his affiliates and related parties. Vajna acknowledges and agrees that, as of June 30, 1997, the aggregate amount of his obligations to the Company and the obligations of his affiliates and related parties to the Company was $710,000, and that such amount may change after such date if any additional monies become owed by Vajna, his affiliates and/or his related parties or if such parties repay any owed amounts.

    SECTION 5.10. VALDINA PROMISSORY NOTE. On or prior to the Closing, the Company shall pay in full to Valdina the principal amount outstanding (and any accrued interest thereon) under that certain promissory note payable to Valdina, originally dated January 17, 1994, as subsequently amended and extended.

                                   ARTICLE VI
                                   CONDITIONS

    SECTION 6.1.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of Buyer, Vajna, Valdina and the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon;

        (b) The consummation of the Merger shall not be prohibited by any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any government or governmental agency that prohibits or makes illegal consummation of the Merger;

        (c) No court of competent jurisdiction shall have issued (and such issuance shall not be threatened or pending) any injunction, restraining order or other order which prohibits the consummation of the transactions contemplated by this Agreement and which is in effect as of the Closing and no governmental action or proceeding shall have been commenced or threatened seeking an injunction, restraining order or other order which seeks to prohibit the consummation of the transactions contemplated by this Agreement;

        (d) No litigation, proceeding or investigation shall be pending, threatened or in existence which, if adversely determined, could result in:

            (i) the issuance of a preliminary or permanent injunction or other order which would restrain, prevent or require rescission of this Agreement or the transactions contemplated hereby;

            (ii) liability to the Company, Vajna, Valdina, Buyer or any officers, directors, employees or agents of any of them arising from this Agreement or the transactions contemplated hereby; or

           (iii) the consummation of the transactions contemplated hereby being unlawful; and

        (e) The Company shall have obtained, in connection with the Merger, the affirmative vote of a majority of the Shares voted (including abstentions but excluding broker non-votes) at the Special Meeting with respect to the proposal to approve this Agreement, without taking into account those Shares owned by Vajna, Valdina or any affiliate of Vajna or Valdina.

        (f) The percentage of Dissenting Shares to the total number of Shares issued and outstanding immediately prior to the Effective Time shall not exceed 15%.

        (g) The transactions contemplated by that certain Purchase and Sale Agreement between the Company, Cinergi Productions, N.V. Inc. and Walt Disney Pictures and Television, dated April 3, 1997, as amended (the "Library Sale Agreement"), shall have been consummated in all material respects; and

        (h) The transactions contemplated by that certain Assignment Agreement dated as of July 14, 1997 between Twentieth Century Fox Film Corporation, on the one hand, and the Company and Cinergi Productions N.V. Inc., on the other hand, as amended (the "Fox Assignment Agreement"), (including, without limitation, the payment by Twentieth Century Fox Film Corporation to the Company of $11,250,000 in immediately available funds) shall have been consummated in all material respects.

    SECTION 6.2. CONDITIONS TO THE OBLIGATIONS OF BUYER, VAJNA AND VALDINA TO EFFECT THE MERGER. The obligations of Buyer, Vajna and Valdina to consummate the Merger pursuant to this Agreement are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a) The Option Plans, and all Employee Options which have not been exercised as of the Termination Date, shall have been terminated as provided in Section 5.4 hereof; and

        (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time, including without limitation, the cancellation and termination of Warrants as required pursuant to Section 5.5 hereof.

    SECTION 6.3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The Obligations of the Company to consummate the Merger pursuant to this Agreement are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a) Buyer, Vajna and Valdina shall have performed in all material respects their respective obligations under this Agreement required to be performed by them on or prior to the Effective Time;

        (b) All of the representations and warranties of Vajna, Valdina and Buyer in this Agreement shall be true and correct as of the Effective Time as if such representations and warranties were made as of such time; and

        (c) Buyer shall have deposited with the Paying Agent, the cash amount required pursuant to Section 2.2 hereof.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

        (a) by mutual written consent of the Board of Directors of the Company (with the assent of the Special Committee) on behalf of the Company and the Board of Directors of Buyer, on behalf of Buyer, Vajna and Valdina;

        (b) by the Company or Buyer, on behalf of Buyer, Vajna and Valdina, if the Library Sale Agreement terminates or is terminated;

        (c) by the Company acting through the Board of Directors (with the assent of the Special Committee) on the one hand, or Buyer, on behalf of Buyer, Vajna and Valdina, on the other hand, if, without a breach or violation of this Agreement by the terminating party or parties, the Merger shall not have been consummated by December 31, 1997 (the "Expiration Date"); provided, however, that if the date by which the transactions contemplated by the Library Sale Agreement must be consummated as provided in the Library Sale Agreement is extended by the parties to such agreement, then the Expiration Date shall automatically, without any action required on the part of the parties hereto, be extended by the same period of time; or

        (d) by the Company if the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have failed to recommend, or withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or failed to hold the Special Meeting prior to December 31, 1997.

    SECTION 7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1 hereof, except as provided in Section
8.1 hereof, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Buyer, Vajna, Valdina or the Company. Nothing contained in this Section 7.2 shall relieve any party from liability for any willful breach of this Agreement.

    SECTION 7.3. AMENDMENT. This Agreement may not be amended except by action by the Board of Directors of the Company (with the assent of the Special Committee) on behalf of the Company and the Board of Directors of Buyer, on behalf of Buyer, Vajna and Valdina. Any such amendment shall be set forth in a written instrument signed on behalf of each of the parties hereto; provided, however, that after any approval of this Agreement by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which would: (i) decrease the Merger Consideration; or (ii) change any other terms and conditions of this Agreement if any of the changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

    SECTION 7.4. EXTENSION, WAIVER. At any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or
(c) waive compliance with any of the agreements of the other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of the Company, Buyer or Valdina, or with respect to Vajna, only if signed by Vajna individually. Notwithstanding the foregoing, the parties agree that, under no circumstances shall Buyer, Vajna or Valdina (collectively, the "Vajna Parties") be permitted to extend the time for performance of any obligation of, waive any inaccuracy in any representation or warranty of, or waive compliance with any agreement or condition with respect to any Vajna Party. Any extension or waiver granted by the Company pursuant to this Section
7.4 shall be approved by the Board of Directors of the Company (with the assent of the Special Committee).

                                  ARTICLE VIII
                                 MISCELLANEOUS

    SECTION 8.1.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. Subject to the last sentence of Section 7.2 hereof, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1 hereof, as the case may be, except that the agreements set forth in Section 5.3 shall survive the Closing and the agreement set forth in Section 8.2 hereof shall survive the Closing or termination. Notwithstanding the foregoing, this
Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

    SECTION 8.2. FEES AND EXPENSES. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Merger shall be consummated.

    SECTION 8.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested), or by overnight delivery service (capable of verified receipt), to the respective parties at the following addresses or at such other addresses as shall be specified by the parties by like notice and such notice, or communication shall be deemed to have been given or made as of the date so delivered or mailed:

    (a) If to Buyer, Vajna or Valdina:

Cinergi Pictures Entertainment Inc.
2308 Broadway
Santa Monica, California 90404
Attention: Andrew G. Vajna
Telecopy No.: (310) 315-6015

with copies to:

Valdina Corporation N.V.
Castorweg 22-24, Suite 10
P.O. Box 155
Curacao, Netherlands Antilles
Attention: Myron Dania
Telecopy No.: (011) 599-94615948

Ziffren, Brittenham, Branca & Fischer
2121 Avenue of the Stars, 32nd Floor
Los Angeles, California 90067
Attention: Skip Brittenham
Telecopy No.: (310) 553-7068

Blanc Williams Johnston & Kronstadt
1900 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Attention: Ronald L. Blanc
Telecopy No.: (310) 552-1191

    (b) If to the Company:

Cinergi Pictures Entertainment, Inc.
2308 Broadway
Santa Monica, California 90404
Attention: Warren Braverman, Chief Operating Officer
Telecopy No.: (310) 898-3861

Gregory R. Paul
Managing Director
BT Securities Corporation
One Bankers Trust Plaza
130 Liberty Street, 30th Floor
New York, New York 10006
Telecopy No.: (212) 250-7218
with copies to:

Cahill, Gordon & Reindel
80 Pine Street
New York, New York 10005
Attention: John Schuster
Telecopy No.: (212) 269-5420

Gipson Hoffman & Pancione, P.C.
1901 Avenue of the Stars, Suite 1100
Los Angeles, California
Attention: John R. McHale
Telecopy No.: (310) 556-8945

    SECTION 8.4. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.5. INTERPRETATION. When a reference is made in this Agreement to subsidiaries of the Company, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by the Company; provided, however, that for purposes of this Agreement, the Company shall not be deemed to be an affiliate or a subsidiary of Buyer, Vajna or Valdina. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.6. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) contains the entire agreement among Buyer, Vajna, Valdina and the Company with respect to the Merger and the other transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to these matters; and (b) shall not be assigned to any third party by any party hereto.

    SECTION 8.7. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    SECTION 8.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and assigns, and, except for any third party rights conferred by virtue of Section 5.3 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 8.9. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    SECTION 8.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed as of the date first written above.

                                                /s/ ANDREW G. VAJNA
                                     -----------------------------------------
                                                  Andrew G. Vajna

                                VALDINA CORPORATION N.V.

                                By:               /s/ MYRON DANIA
                                     -----------------------------------------
                                                 Name: Myron Dania
                                              Title: MANAGING DIRECTOR

                                CPEI ACQUISITION INC.

                                By:             /s/ ANDREW G. VAJNA
                                     -----------------------------------------
                                               Name: Andrew G. Vajna
                                                  Title: PRESIDENT

                                CINERGI PICTURES ENTERTAINMENT INC.

                                By:             /s/ WARREN BRAVERMAN
                                     -----------------------------------------
                                               Name: Warren Braverman
                                       Title: CHIEF OPERATING OFFICER, CHIEF
                                        FINANCIAL OFFICER AND EXECUTIVE VICE
                                                     PRESIDENT

                         LIST OF SCHEDULES AND EXHIBITS

Exhibit A          Restated Certificate of Incorporation of Cinergi Pictures
                     Entertainment Inc.

Schedule           Stone Projects
1.7(b)(i)

Schedule           Non-Alan Smithee Receivables
1.7(b)(iii)

Schedule           Alan Smithee Receivables
1.7(c)(ii)

Schedule 3.2(c)    Agreements with Respect to the Voting of Capital Stock

Schedule 5.1       Conduct of Business of the Company

Schedule 5.3       Directors' and Officers' Insurance

                                   EXHIBIT A
                              RESTATED CERTIFICATE
                                       OF
                                 INCORPORATION
                                       OF
                      CINERGI PICTURES ENTERTAINMENT INC.
        (Original Certificate of Incorporation Filed November 22, 1989)

                        (Pursuant to Section 245 of the
                       Delaware General Corporation Law)

                            ------------------------

    CINERGI PICTURES ENTERTAINMENT INC., a corporation organized and existing under the Delaware General Corporation Law:

    DOES HEREBY CERTIFY:


    That this Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, and that its original Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on November 22, 1989, and as previously amended and restated on April 14, 1994, is hereby further amended and restated to read in its entirety as follows:


    FIRST: The name of the corporation (hereinafter called the "Corporation") is:

                      Cinergi Pictures Entertainment Inc.

    SECOND: The registered office of the Corporation and place of business in the State of Delaware is to be located at 15 East North Street, in the City of Dover 19903-0899, County of Kent. The name of its registered agent at that address is Paracorp Incorporated.

    THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, including without limitation:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH: The Corporation is authorized to issue one class of stock, designated "Common Stock." The total number of shares of Common Stock which the Corporation is authorized to issue is Seven Million (7,000,000) shares, par value $0.01 per share, itemized as follows:

  CLASS       NUMBER OF SHARES         PAR VALUE PER SHARE
----------  ---------------------  ---------------------------
Common             7,000,000                $    0.01

    FIFTH: In furtherance and not in limitation of the power conferred by the laws of the State of Delaware:

        A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

        B. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

    SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by status, and all rights conferred upon a stockholder herein are granted subject to this reservation.

    SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

    EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditor or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

    NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

    IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate
of Incorporation this     day of            , 1997.

                                CINERGI PICTURES ENTERTAINMENT INC.

                                By:
                                     -----------------------------------------
                                     Name: Andrew G. Vajna
                                     Title: Chief Executive Officer

ATTEST:

------------------------
Name:
Title: Secretary

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                AMENDMENT NO. 1
                                       TO
                              AGREEMENT OF MERGER

                                     AMONG
                                ANDREW G. VAJNA,
                           VALDINA CORPORATION N.V.,
                             CPEI ACQUISITION INC.

                                      AND
                      CINERGI PICTURES ENTERTAINMENT INC.

                               NOVEMBER 23, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     AMENDMENT NO. 1 TO AGREEMENT OF MERGER

    THIS AMENDMENT NO. 1 TO THE AGREEMENT OF MERGER (this "Amendment") is dated as of November 23, 1997, by and among Andrew G. Vajna, Valdina Corporation N.V., a Netherlands Antilles corporation ("Valdina"), CPEI Acquisition Inc., a Delaware corporation ("Buyer"), and Cinergi Pictures Entertainment Inc., a Delaware corporation (the "Company").

    WHEREAS, Vajna, Valdina, Buyer and the Company entered into an Agreement of Merger dated as of September 2, 1997 (the "Merger Agreement"); and

    WHEREAS, the parties to the Merger Agreement desire to amend Section 1.7 thereof as provided herein.

    NOW, THEREFORE, based on the above premises and in consideration of the mutual consents and agreements contained herein, the parties hereto agree as follows:

    1. DEFINITIONS. All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

    2. AMENDMENT TO SECTION 1.7(D). Section 1.7(d) of the Merger Agreement is hereby amended in its entirety to read as follows:

    "The Company's chief financial officer, or other appropriate accounting officer, as the case may be, shall calculate both the Expenses and the MassIllusion Expense Amount for the Measurement Period as contemplated herein and forward such calculation to Vajna and the Special Committee no later than 6:00 p.m., Los Angeles time, on the day after the Adjustment Date. To the extent there is a disagreement between Vajna and the Special Committee with respect to the calculation of Expenses and/or the MassIllusion Expense Amount, the parties shall immediately forward such calculation(s) to an independent accounting firm, retired judge or other party mutually acceptable to the Special Committee and Vajna, whose determination as to the proper calculation of Expenses and/or the MassIllusion Expense Amount shall be rendered no later than six business days prior to the Special Meeting and shall be final and binding on all the parties hereto."

    3. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    4. NO OTHER CHANGES. Except as expressly modified by the provisions of this Amendment, the Merger Agreement shall remain unchanged in all respects and in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                                /s/ ANDREW G. VAJNA
                                     -----------------------------------------
                                                  ANDREW G. VAJNA

                                VALDINA CORPORATION N.V.

                                By:               /s/ MYRON DANIA
                                     -----------------------------------------
                                     Name: Myron Dania
                                     Title: MANAGING DIRECTOR

                                CPEI ACQUISITION INC.

                                By:             /s/ ANDREW G. VAJNA
                                     -----------------------------------------
                                     Name: Andrew G. Vajna
                                     Title: PRESIDENT

                                CINERGI PICTURES ENTERTAINMENT INC.

                                By:             /s/ WARREN BRAVERMAN
                                     -----------------------------------------
                                     Name: Warren Braverman
                                     Title: CHIEF OPERATING OFFICER, CHIEF
                                     FINANCIAL OFFICER AND EXECUTIVE VICE
                                     PRESIDENT

                                                                      APPENDIX D

                             TITLE 8, DELAWARE CODE

Section 262 of the Delaware General Corporation Law. Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection
    (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence to the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             AVAILABLE INFORMATION

    The Company is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other documents and information with the SEC. The Company's officers, directors and principal stockholders are also presently subject to filing requirements, as well as certain restrictions, imposed under the Exchange Act. Such reports, proxy statements and other documents and information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. In addition, copies of such material can be obtained from the SEC's Web Site (http://www.sec.gov).

                     Cinergi Pictures Entertainment Inc.
                      Special Meeting of Stockholders
                             December 23, 1997

THIS REVOCABLE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 23, 1997.

The undersigned stockholder of Cinergi Pictures Entertainment Inc. (the "Company") hereby nominates, constitutes and appoints Warren Braverman and Erick J. Feitshans, and each of them, the agent and proxy of the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at 2308 Broadway, Santa Monica, California on December 23, 1997 at 10:00 a.m. Pacific Standard time, and at any and all postponements or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope or fax both sides of this proxy card to ChaseMellon Shareholder Services at (213) 553-9738.

THE PROXY WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 (THE ASSET SALE PROPOSAL) AND FOR PROPOSAL 2 (THE MERGER PROPOSAL).

                          (CONTINUED ON REVERSE SIDE)

       IMPORTANT:  PLEASE DATE AND SIGN THE PROXY CARD ON REVERSE SIDE

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This revocable proxy will be voted as directed below.  In the absence of any direction, this proxy will be voted FOR (i) the Asset Sale Proposal and (ii) the Merger Proposal.

Please mark your vote as indicated in this example.      [X]


The Board of Directors recommends a vote "FOR" the Asset Sale Proposal.

1. Asset Sale Proposal. The Sale of substantially all of the Company's assets, including substantially all of the Company's Film Library, pursuant to the Library Sale Agreement and the Assignment Agreement.

            For                   Against               Abstain
            [ ]                     [ ]                   [ ]


The Board of Directors recommends a vote "FOR" the Merger Proposal.

2. Merger Proposal. The merger of CPEI Acquisition Inc., a corporation wholly owned by Andrew G. Vajna and Valdina Corporation, N.V., with and into the Company.

            For                   Against               Abstain
            [ ]                     [ ]                   [ ]

3. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF; PROVIDED, HOWEVER, THAT PROXY CARDS VOTED AGAINST THE ASSET SALE PROPOSAL OR THE MERGER PROPOSAL MAY NOT BE USED BY THE PROXIES TO VOTE IN FAVOR OF A POSTPONEMENT OR ADJOURNMENT PURSUANT TO SUCH DISCRETIONARY AUTHORITY.

            Mark this box if you plan to attend the Special Meeting.        [ ]

Signature(s)
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Date
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Note:  Please sign as name appears hereon.  Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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